As filed with the Securities and Exchange Commission on August 22, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RUBICON TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	88-3703651
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 West Main Street Suite #610

Lexington, KY 40507

(844) 479-1507

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Nathaniel Morris

Chief Executive Officer

100 West Main Street Suite #610

Lexington, KY 40507

(844) 479-1507

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Evan M. D’Amico

Stewart L. McDowell

Eric M. Scarazzo

Gibson, Dunn & Crutcher LLP

1050 Connecticut Ave. NW

Washington, D.C. 20036

Tel: (202) 955-8500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION — DATED AUGUST 22, 2022

PRELIMINARY PROSPECTUS

Up to 110,706,010 Shares of Class A Common Stock

Up to 14,204,375 Warrants

This prospectus relates to the resale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), of (a) up to an aggregate of 110,706,010 shares of Class A Common Stock, including (i) 19,612,903 shares of Class A Common Stock issued to an affiliate pursuant to the Merger Agreement (as defined below), (ii) 1,470,968 shares of Class A Common Stock issuable to an affiliate as Earn-Out Class A Shares (as defined below) pursuant to the Merger Agreement, (iii) up to 52,475,827 shares of Class A Common Stock issuable upon exchange of Class B Units (as defined below) held by certain of our directors, officers and affiliates that were issued pursuant to the Merger Agreement, (iv) up to 3,935,687 shares of Class A Common Stock issuable to certain of our directors, officers and affiliates upon exchange of an equivalent number of Class B Units that are issuable as Earn-Out Units (as defined below) pursuant to the Merger Agreement, (v) 12,100,000 shares of Class A Common Stock issued to the PIPE Investors (as defined below), (vi) 160,000 shares of Class A Common Stock issued to the New Equity Holders (as defined below), (vii) up to an aggregate of 14,204,375 shares of Class A Common Stock issuable upon the exercise of 14,204,375 Private Warrants (as defined below), and (viii) up to an aggregate of 6,746,250 shares of Class A Common Stock converted from Founder Class B Shares (as defined below) in connection with the Domestication (as defined below), and (b) up to an aggregate of 14,204,375 Private Warrants.

This prospectus also relates to the issuance by us of up to an aggregate of 14,204,375 shares of Class A Common Stock that may be issued upon exercise of the Private Warrants. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus.

We will receive the proceeds from any exercise of any Warrants for cash. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, New York Stock Exchange (“NYSE”) listing fees and fees and expenses of our counsel and our independent registered public accounting firm. Each Selling Securityholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholder in disposing of its securities.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will offer or sell any of the shares of Class A Common Stock or Warrants. The Selling Securityholders or their permitted transferees may offer, sell or distribute all or a portion of their shares of Class A Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the Class A Common Stock or Warrants in the section entitled “Plan of Distribution.”

You should read this prospectus, any prospectus supplements and the documents filed as exhibits to the registration statement of which this prospectus forms a part carefully before you invest in our securities.

Our Class A Common Stock and our Public Warrants are listed on the New York Stock Exchange, under the symbols “RBT” and “RBT WS,” respectively. On August 19, 2022, the closing price of our Class A Common Stock was $5.52 and the closing price of our Public Warrants was $0.27.

We are an “emerging growth company” and a “smaller reporting company” under federal securities laws and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 12 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2022.

i

INTRODUCTORY NOTE REGARDING THE BUSINESS COMBINATION

On August 15, 2022 (the “Closing” and such date, the “Closing Date”), we consummated the business combination pursuant to that certain Agreement and Plan of Merger, dated December 15, 2021 (the “Merger Agreement”), by and among Founder SPAC, a Cayman Islands exempted company (together with its successors, including after the Domestication (as defined below), “Founder”), Ravenclaw Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Founder (“Merger Sub”), Ravenclaw Merger Sub Corporation 1, a Delaware corporation and wholly owned subsidiary of Founder (“Merger Sub Inc. 1”), Ravenclaw Merger Sub Corporation 2, a Delaware corporation and wholly owned subsidiary of Founder (“Merger Sub Inc. 2”), Ravenclaw Merger Sub Corporation 3, a Delaware corporation and wholly owned subsidiary of Founder (“Merger Sub Inc. 3” and, together with Merger Sub Inc. 1 and Merger Sub Inc. 2, each a “Blocker Merger Sub”), Boom Clover Business Limited, a British Virgin Islands corporation (“Blocker Company 1”), NZSF Frontier Investments Inc., a Delaware corporation (“Blocker Company 2”), PLC Blocker A LLC, a Delaware limited liability company (“Blocker Company 3” and, together with Blocker Company 1 and Blocker Company 2, each a “Blocker Company” and collectively, the “Blocker Companies”), and Rubicon Technologies, LLC, a Delaware limited liability company (“Holdings LLC”).

Pursuant to the Merger Agreement, among other things, (a) Founder deregistered as an exempted company under the Cayman Islands Companies Act (As Revised) and continued and domesticated as a Delaware corporation under Section 388 of the Delaware General Corporation Law (the “Domestication”), and in connection therewith, changed its name from Founder SPAC to Rubicon Technologies, Inc. (“Rubicon”), (b) Merger Sub merged with and into Holdings LLC (the “Merger”), with Holdings LLC surviving the Merger as a wholly owned subsidiary of Rubicon, and (c) in a series of sequential two-step mergers (i) each Blocker Merger Sub merged with and into its corresponding Blocker Company, with each Blocker Company surviving as a wholly owned subsidiary of Rubicon, following which (ii) each surviving Blocker Company merged with and into Rubicon, with Rubicon surviving the merger (collectively the “Blocker Mergers” and, together with the Merger, the “Mergers”). The transactions contemplated by the Merger Agreement, including the Mergers, are collectively referred to in this prospectus as the “Business Combination”.

As a result of and upon the effective time of the Domestication, (a) each then-issued and outstanding Class A ordinary share, par value $0.0001 per share, of Founder (“Founder Class A Shares”) automatically converted into one share of Class A common stock, par value $0.0001 per share, of Rubicon (“Class A Common Stock”), (b) each then-issued and outstanding Class B ordinary share, par value $0.0001 per share, of Founder (“Founder Class B Shares” and, together with Founder Class A Shares, “Founder Ordinary Shares”), converted into one share of Class A Common Stock, pursuant to the Sponsor Agreement, dated December 15, 2021, by and among Founder, Founder SPAC Sponsor LLC (“Sponsor”), Holdings LLC, and certain insiders of Founder (the “Sponsor Agreement”), (c) each then-issued and outstanding public warrant of Founder, each representing a right to acquire one Founder Class A Share for $11.50 (a “Founder Public Warrant”), converted automatically, on a one-for-one basis, into a public warrant of Rubicon (a “Public Warrant”) that represents a right to acquire one share of Class A Common Stock for $11.50 pursuant to Section 4.5 of the Warrant Agreement, dated October 14, 2021, by and between Founder and Continental Stock Transfer and Trust Company (as amended by the Warrant Agreement Amendment (as defined below), the “Warrant Agreement”), (d) each then-issued and outstanding private placement warrant of Founder, each representing a right to acquire one Founder Class A Share for $11.50 (a “Founder Private Placement Warrant”), converted automatically, on a one-for-one basis, into a private placement warrant of Rubicon (the “Private Warrant” and together with the Public Warrants, the “Warrants”) that represents a right to acquire one share of Class A Common Stock for $11.50 pursuant to Section 4.5 of the Warrant Agreement, and (e) each then-issued and outstanding unit of Founder, each representing a Founder Class A Share and one-half of a Founder Public Warrant (a “Founder Unit”), that had not been previously separated into the underlying Founder Class A Share and one-half of one Founder Public Warrant upon the request of the holder thereof, was separated and automatically converted into one share of Class A Common Stock and one-half of one Public Warrant. No fractional Public Warrants were issued upon separation of the Founder Units. In addition, the certificate of incorporation of Rubicon (the “Charter”) authorizes Class V common stock, par value $0.0001 per share (“Class V Common Stock” and together with the Class A Common Stock, “Common Stock”). Class A Common Stock is entitled to economic rights and one vote per share and Class V Common Stock is entitled to one vote per share with no economic rights. In connection with the consummation of the Business Combination, Continental Stock Transfer and Trust Company and Rubicon amended the Warrant Agreement, to among other things, reflect the change in name and the Domestication (the “Warrant Agreement Amendment”).

ii

Following the Merger, among other things, Rubicon was issued Class A Units in Holdings LLC (“Class A Units”) and all preferred units, common units, and incentive units of Holdings LLC (including such convertible instruments, the “Rubicon Interests”) outstanding as of immediately prior to the Merger were automatically recapitalized into Class A Units and Class B Units of Holdings LLC (“Class B Units”), as authorized by the Eighth Amended and Restated Limited Liability Company Agreement of Holdings LLC (“A&R LLCA”) that was adopted at the time of the Merger. Following the Blocker Mergers, (a) holders of Rubicon Interests immediately before the Closing, other than the Blocker Companies (the “Blocked Unitholders”), were issued Class B Units (the “Rubicon Continuing Unitholders”), (b) Rubicon Continuing Unitholders were issued a number of shares of Class V Common Stock equal to the number of Class B Units issued to the Rubicon Continuing Unitholders, (c) Blocked Unitholders were issued shares of Class A Common Stock (as a result of the Blocker Mergers), and (d) following the adoption of the equity incentive award plan of Rubicon adopted at the Closing (the “2022 Plan”) and the effectiveness of a registration statement on Form S-8 to be filed by Rubicon, holders of phantom units of Holdings LLC immediately prior to the Closing (“Rubicon Phantom Unitholders”) and those current and former directors, officers and employees of Holdings LLC entitled to certain cash bonuses (the “Rubicon Management Rollover Holders”) were issued restricted stock units of Rubicon (“RSUs”), and such RSUs will vest into shares of Class A Common Stock on February 11, 2023, the date that is 180 days following the Closing. In addition to the securities issuable at the Closing and pursuant to the 2022 Plan, certain of the Rubicon Management Rollover Holders received one-time cash payments (the “Cash Transaction Bonuses”). In addition, pursuant to the Merger Agreement, (i) Blocked Unitholders immediately before the Closing received a right to receive a pro rata portion of 1,488,519 shares of Class A Common Stock (the “Earn-Out Class A Shares”) and (ii) Rubicon Continuing Unitholders immediately before the Closing received a right to receive a pro rata portion of 8,900,840 Class B Units (“Earn-Out Units”) and an equivalent number of shares of Class V Common Stock (“Earn-Out Class V Shares”, and together with Earn-Out Class A Shares and Earn-Out Units, “Earn-Out Interests”), in each case, depending upon the performance of Class A Common Stock during the five (5) year period after the Closing.

Concurrent with the execution of the Merger Agreement, Founder entered into certain Subscription Agreements, dated as of December 15, 2021, by and between Founder, on the one hand, and certain investors (“PIPE Investors”) on the other hand (collectively, the “Subscription Agreements”), pursuant to which, among other things, concurrent with the Closing, Rubicon issued and sold to the PIPE Investors an aggregate of 11,100,000 shares of Class A Common Stock, at a per share price of $10.00, for an aggregate purchase price of $111,000,000, on the terms and subject to the conditions set forth therein. On August 12, 2022, certain of the current PIPE Investors and new PIPE Investors entered into additional Subscription Agreements to purchase an aggregate of 1,000,000 shares of Class A Common Stock, at a per share price of $10.00, for an aggregate purchase price of $10,000,000 (together with the original Subscription Agreements, the “PIPE Financing” or “PIPE Investment”).

Concurrent with the execution of the Merger Agreement, the Sponsor and certain insiders of Founder (the “Insiders”) entered into the Sponsor Agreement with Founder and Holdings LLC, pursuant to which the Sponsor and the Insiders agreed, among other things, not to transfer any Class A Common Stock or Private Warrants (or any shares of Class A Common Stock issuable upon conversion or exercise thereof) until the earlier of (i) February 11, 2023 (180 days after the Closing Date) and (ii) the date after the Closing Date on which Rubicon completes a liquidation, merger, or similar transaction that results in all of Rubicon’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. In the event that Rubicon waives, releases, or terminates a Lock-Up Agreement (as defined below) with respect to any shares or holders, the Sponsor and the Insiders will be granted a similar waiver, release, or termination with respect to a pro rata portion of the securities held by them and subject to the foregoing restrictions.

Concurrent with the execution of the Merger Agreement, certain holders of Rubicon Interests entered into lock-up agreements with Founder and Holdings LLC (the “Lock-Up Agreements”). Pursuant to the Lock-Up Agreements, each holder agreed to certain transfer restrictions with respect to the securities such holder received as transaction consideration pursuant to the Merger Agreement, until the earlier of (i) February 11, 2023 (180 days after the Closing Date) and (ii) the date after the Closing on which Rubicon completes a liquidation, merger, or similar transaction that results in all of Rubicon’s stockholders having the right to exchange their equity holdings for cash, securities or other property. The holders of Rubicon Interests further agreed pursuant to the Lock-Up Agreements not to exchange Class B Units for Class A Common Stock during this restricted period. In the event that Rubicon waives, releases, or terminates the lock-up provision in any other Lock-Up Agreement, then the other holders subject to the Lock-Up Agreements will be granted a similar waiver, release or termination with respect to a pro rata portion of the securities held thereby and subject to the foregoing restrictions. Between entry into the Merger Agreement and Closing, additional holders of Rubicon Interests entered into Lock-Up Agreements on the same terms.

iii

Pursuant to that certain Rubicon Equity Investment Agreement entered into on May 25, 2022 (the “Rubicon Equity Investment Agreement”), by and among Holdings LLC and certain of its equityholders (the “New Equity Holders”) who are affiliated with Andres Chico (a member of our board of directors) and Jose Miguel Enrich (a beneficial owner of greater than 10% of the issued and outstanding Common Stock). Concurrent with the Closing and in satisfaction of the obligations thereunder, (a) Rubicon caused to be issued to the New Equity Holders 880,000 Class B Units pursuant to the Merger Agreement, (b) Rubicon issued 160,000 shares of Class A Common Stock to the New Equity Holders, and (c) Sponsor forfeited 160,000 Founder Class B Shares.

On August 4, 2022, Founder, Holdings LLC and ACM ARRT F LLC, a Delaware limited liability company (“ACM Seller”, together with such other parties to which obligations of ACM Seller were novated, the “FPA Sellers”), entered into an agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction. The primary purpose of entering into the Forward Purchase Agreement was to help ensure that Founder’s initial listing application with the NYSE was approved, increasing the likelihood that the transaction would close. As of immediately prior to the Closing, ACM Seller had purchased an aggregate of 3,982,616 Founder Class A Shares from certain holders who elected to redeem such shares pursuant to the governing documents of Founder in connection with the consummation of the Business Combination (the “Redeeming Holders”), of which 666,667 shares were Share Consideration (as defined in the Forward Purchase Agreement), at an average purchase price per share of $10.15. As of immediately prior to the Closing, Vellar Opportunity Fund SPV – Series 2, a FPA Seller, had purchased an aggregate of 3,100,000 Founder Class A Shares from Redeeming Holders, of which 333,333 shares were Share Consideration, at an average purchase price per share of $10.15. Pursuant to the Forward Purchase Agreement, each of the FPA Sellers waived its redemption rights under the governing documents of Founder in connection with the Closing. Following the Closing, we are entitled to certain payments from the FPA Sellers upon the sale of Subject Shares (as defined in the Forward Purchase Agreement) and we are obligated to make issuances of shares of Class A Common Stock to the FPA Sellers upon certain of such sales by the FPA Sellers (the “Reissued Shares”).

On August 15, 2022, prior to the Closing, Founder, Sponsor, and Rubicon entered into a forfeiture agreement (the “Sponsor Forfeiture Agreement”), whereby Sponsor forfeited 1,000,000 Founder Class B Shares immediately prior to the Closing.

At the Closing, Rubicon and Holdings LLC entered into a Tax Receivable Agreement (the “Tax Receivable Agreement” or “TRA”) with Rubicon Continuing Unitholders and Blocked Unitholders (the “TRA Holders”). Pursuant to the Tax Receivable Agreement, among other things, Rubicon is required to pay to the TRA Holders 85% of certain of Rubicon’s realized (or in certain cases deemed realized) tax savings as a result of certain tax benefits related to the transactions contemplated by the Merger Agreement and future exchanges of Class B Units for Class A Common Stock or cash.

At the Closing, Founder entered into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”) with the Sponsor, Holdings LLC, and certain holders of Rubicon Interests (the “Rubicon Legacy Holders” and together with the Sponsor and any persons who thereafter become party to the agreement, the “RRA Holders”). Pursuant to the A&R Registration Rights Agreement, within 30 days of the Closing Date, Rubicon was required to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), registering for resale (i) all outstanding shares of Class A Common Stock held by the RRA Holders immediately following the Closing, (ii) all shares of Class A Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security held directly or indirectly by a RRA Holder immediately following the Closing, (iii) any Warrants or shares of Class A Common Stock that may be acquired by the RRA Holders upon the exercise of a Warrant or other right to acquire Class A Common Stock held by a RRA Holder immediately following the Closing, (iv) any shares of Class A Common Stock or Warrants otherwise acquired or owned by a RRA Holder following the date of the A&R Registration Rights Agreement to the extent that such securities are “restricted securities” (as defined in Rule 144 promulgated under the Securities Act (“Rule 144”)) or are otherwise held by an “affiliate” (as defined in Rule 144) of Rubicon, and (v) any other equity security of Rubicon or its subsidiaries issued or issuable with respect to any of the foregoing pursuant to a reorganization, stock split, stock dividend, or like transaction. Rubicon thereafter is required to maintain a registration statement that is continuously effective and to cause the registration statement to regain effectiveness in the event that it ceases to be effective. The RRA Holders have certain “demand” and “piggyback” registration rights under the agreement. Rubicon will bear the expenses incurred in connection with the filing of any registration statements pursuant to the A&R Registration Rights Agreement, including the registration statement of which this prospectus forms a part, which registers all shares of Class A Common Stock and Warrants held by or otherwise issuable to the RRA Holders as of the date hereof.

The descriptions of the agreements set forth above are not complete and are subject to and qualified in their entirety by reference to the full text of the applicable agreement, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part and are incorporated herein by reference. For additional information regarding the transactions and agreements discussed above, see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “Certain Financing Transactions,” “Certain Relationships and Related Party Transactions,” “Description of Securities” and “Securities Eligible for Future Sale.”

iv

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings from time to time through any means described in the section entitled “Plan of Distribution” of this prospectus or any prospectus supplement. More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Common Stock and/or Warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus and any applicable prospectus supplement. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus and any accompanying prospectus supplement. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any applicable prospectus supplement. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

v

MARKET, RANKING AND OTHER INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys, and other data obtained from third-party sources and Rubicon’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this prospectus, we have not independently verified the market and industry data contained in this prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source. These estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

TRADEMARKS

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

vi

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements about the anticipated benefits of the Business Combination and the financial condition, results of operations, earnings outlook, and prospects of Rubicon. Forward-looking statements appear in a number of places in this prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. You should understand that the following important factors, in addition to those factors described elsewhere in this prospectus, could affect the future results of Rubicon and could cause those results or other outcomes to differ materially from those expressed or implied in such forward-looking statements, including Rubicon’s ability to:

●	access, collect and use personal data about consumers;

●	execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

●	anticipate the impact of the coronavirus disease 2019 (“COVID-19”) pandemic and its effect on business and financial conditions;

●	manage risks associated with operational changes in response to the COVID-19 pandemic;

●	realize the benefits expected from the Business Combination;

●	anticipate the uncertainties inherent in the development of new business lines and business strategies;

●	retain and hire necessary employees;

●	increase brand awareness;

●	attract, train and retain effective officers, key employees or directors;

●	upgrade and maintain information technology systems;

●	acquire and protect intellectual property;

●	meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

●	effectively respond to general economic and business conditions;

●	maintain the listing of the Company’s securities on the NYSE or an inability to have its securities listed on another national securities exchange;

●	obtain additional capital, including use of the debt market;

●	enhance future operating and financial results;

●	anticipate rapid technological changes;

vii

●	comply with laws and regulations applicable to its business, including laws and regulations related to data privacy and insurance operations;

●	stay abreast of modified or new laws and regulations applying to its business;

●	anticipate the impact of, and respond to, new accounting standards;

●	anticipate the rise in interest rates and other inflationary pressures which increase the cost of capital;

●	anticipate the significance and timing of contractual obligations;

●	maintain key strategic relationships with partners and distributors;

●	respond to uncertainties associated with product and service development and market acceptance;

●	manage to finance operations on an economically viable basis;

●	anticipate the impact of new U.S. federal income tax law, including the impact on deferred tax assets;

●	successfully defend litigation; and

●	successfully deploy the proceeds from the Business Combination.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. Forward-looking statements are not guarantees of performance and speak only as of the date hereof. The forward-looking statements are based on the current and reasonable expectations of Rubicon’s management but are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statements. There can be no assurance that future developments will be those that have been anticipated or that we will achieve or realize these plans, intentions or expectations.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the beliefs and opinions of the Company on the relevant subject. These statements are based upon information available to the Company as of the date of this prospectus, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

viii

SUMMARY

This summary highlights certain significant aspects of our business and the offering and is a summary of information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the information presented under the sections titled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus before making an investment decision. Unless the context indicates otherwise, references in this prospectus to the “Company,” “we,” “us,” “our” and similar terms prior to the Closing are intended to refer to Founder SPAC, and after the Closing, to Rubicon Technologies, Inc. and its consolidated subsidiaries.

Business Summary

Overview

Founded in 2008, we are a digital marketplace for waste and recycling and a global leader in providing cloud-based waste and recycling solutions to businesses and governments. As a digital challenger to status quo waste companies, we have developed and commercialized proven, cutting-edge solutions that bring transparency and environmental innovation to the waste and recycling industry, enabling customers to make data-driven decisions that can lead to more efficient and effective operations and yield more sustainable outcomes.

Underpinning the digital marketplace for waste and recycling services is a cutting-edge, modular, digital platform that powers a modern, digital experience and delivers data-driven insights and transparency for our customers and hauling and recycling partners. We provide our waste generator customers with a digital marketplace that delivers pricing transparency, self-service capabilities, and a seamless customer experience while helping them achieve their environmental goals. We enhance our hauling and recycling partners’ economic opportunities by democratizing access to large, national accounts that typically engage suppliers at the corporate level. By providing telematics-based and waste-specific solutions as well as access to group purchasing efficiencies, we help large national accounts optimize their businesses. We help governments provide more advanced waste and recycling services that allow them to serve their local communities more effectively by digitizing their routing and back-office operations and using our computer vision technology to combat recycling material contamination at the source.

Over the past decade, this value proposition has allowed us to scale our platform considerably. Our digital marketplace now services over 8,000 customers, including numerous large, blue-chip customers such as Apple, Dollar General, Starbucks, Walmart, Chipotle, and FedEx, and encompasses over 8,000 hauling and recycling partners across North America. We have also deployed our technology in over 70 municipalities within the United States and operate in 20 countries. Furthermore, we have secured a robust portfolio of intellectual property, having been awarded more than 50 patents, with over 70 pending, and 20 trademarks.

Strengths and Competitive Advantages

Our business model provides a transparent marketplace that digitizes the waste and recycling sector for private companies and municipalities. We gain, maintain, and grow our customer relationships by providing what we believe are superior solutions that can help waste generators save money. We believe we have expertise and competitive advantages that will allow us to continue to maintain and grow our market share.

Cloud-Based Model Reduces Costs and Benefits from the Network Effect

Our business model is highly scalable because of our digital, cloud-based nature, which does not depend on owning any physical infrastructure such as trucks or waste facilities. Without any physical infrastructure and the working capital requirements inherent in those operations, we can efficiently and effectively deploy our platform around the world without the capital investment or the exposure that comes along with owning and operating this infrastructure.

Our platform also benefits from significant network effects. As more waste generator customers join our platform, increased waste and recycling volumes improve our ability to negotiate with haulers and recyclers. Increased waste and recycling volumes also create efficiencies within haulers’ and recyclers’ routes and operations, because the marginal cost of servicing additional locations within an existing route is comparatively low, which can improve service and pricing for our customers. Additionally, as the network expands, the amount of data we collect increases, allowing us to learn and further improve our solutions, benefiting all network participants. As our pricing improves with haulers and recyclers and as our expanding data asset improves our ability to deliver new circular solutions, our overall value proposition improves for our waste generator customers.

1

Business Model and Customer Interests are Aligned Benefiting Us and Providing Greater Value to Customers

Our platform provides service and cost transparency to both our customers and partners along with automated business processes, allowing them to make informed decisions based on their priorities, whether it’s business growth, cost savings, or environmental outcomes.

Our incentives are aligned with our customers, both economically and environmentally. Landfill owners and operators often generate revenues through collection volumes and tipping fees, so they are incentivized to collect bins more frequently than necessary even when they are not full. Because we do not own landfills, we are not motivated by maximizing volumes and / or tipping fees. Therefore, we can work with our customers to optimize service levels for their business needs. In practice, we advise our waste generator customers on the implementation of new source separated recycling programs and educate store-level employees on how to safely and efficiently manage such program implementation and execution. Additionally, we will work upstream with our customers to design and effect reverse supply chain programs to aggregate valuable waste stream materials at central locations, or even to design programs that create internalized, circular solutions or reduce waste at the source.

Further, using our proprietary computer vision-based technology and our team of subject matter experts to examine the contents of a waste stream, we can assess the material composition of the waste stream. This information provides multiple benefits, including providing more detailed information about the contents and allowing customers to identify opportunities to divert certain materials from landfills. Using this information, we and our customers can generate better environmental outcomes, and, to the extent we can sell the materials to recycling and processing facilities, we can also create significant economic benefits.

For RUBICONPro, RUBICONPremier, and RUBICONSmartCity, our SaaS offerings, the core of services is about maximizing the use of scarce resources. We do this by optimizing routes and full fleet operations, by providing data for preventative vehicle maintenance, and by focusing on improving driver safety and behavior, which can improve outcomes for all constituents: drivers, supervisors, governments officials, and residents.

Superior Technology

Our user-friendly platform is vertically integrated and gives us control of all critical operations and transaction elements, which facilitates a fast, simple, and consistent user experience. We believe our ground-breaking technology is what the industry has needed for many years.

Our technology can affect all parties within the waste and recycling ecosystem:

●	We service waste generators’ needs through our network of haulers and recyclers and with vendor management, compliance, invoicing, payments, and receipts managed on our digital platform. We service requests through our proprietary customer portal RUBICONConnect or directly from waste generators via FMS / OMS system integrations, with real-time confirmation of service.

●	We equip haulers and recyclers with technology to detect location, load, and capacity. Haulers and recyclers digitally receive dispatched orders to be configured into their existing routes.

●	Municipal fleets are equipped with telematics and AI cameras to collect data for asset optimization. The resultant operational efficiencies can drive taxpayer savings, turning a garbage truck into a “roaming data center” that can deliver critical infrastructure assessments for governments all while performing its primary functions.

●	Our technology also helps implement advanced recycling programs, coordinating multiple vendors, directing the waste feedstock to specific processing facilities, and tracking end-destinations for traceability.

●	We enable data-driven waste management for all our partners, and integrated landfill operators process volumes contracted to us.

2

Depth & Quality of Hauling & Recycling Network Benefits All Constituent Parties

We work with a network of more than 8,000 hauling and recycling partners. The scale of our network means we have access to vastly more hauling and recycling options through our digital platform. Our ability to access this extensive network benefits our customers and enables us to mitigate business risks for our customers associated with sole sourcing, including labor shortages, cost offsets (overages, contamination, etc.), and unaccommodating supplier scheduling.

The stickiness of the supplier side of our marketplace is ensured by the valuable services we provide them. Foremost is that we offer our hauling and recycling partners new business opportunities to service our waste generator customers. Given that many of our customers have a national or even global presence, often the only way a local supplier can get access to these important locations is through us.

We also offer our hauling and recycling partners a digital platform that is simple and efficient and can help them improve their routing, fleet operations, and driver behavior.

Lastly, we offer the benefits of scale to even the smallest hauler/recycler through a buying consortium where haulers and recyclers can save money on items critical to their businesses (fuel, parts, tires, insurance, etc.). We have not yet monetized this buying consortium but have plans to do so in the near term.

Number of Blue-chip Customers Creating Barrier to Entry

Our platform has been validated by a diverse group of over 8,000 customers in businesses and governments, most of which are under long-term contracts. Our typical customer agreement has a term of 3 years, providing confidence in and visibility towards future revenue streams. Our large and national accounts have also attracted many haulers and recyclers to the platform. Some of our blue-chip customers include Apple, Starbucks, Walmart, Dollar General, Chipotle, and FedEx.

Our Growth Strategies

The foundation of our business is our digital marketplace platform where it seamlessly transacts with our customers and hauling and recycling partners. The majority of our revenue is generated via this digital marketplace, which allows us to capture additional revenue streams through solutions designed to modernize hauling and recycling operations. We believe we have multiple proven avenues for future growth, including through increasing our geographic reach and the depth of our customer, hauling, and recycling networks in those markets.

Organic Customer Growth Through New Customer and Contract Wins Based on the Strengths of our Solutions

We have built a first-class sales and marketing organization that has helped build our base of more than 8,000 customers. We combine cutting-edge and sorely needed technology solutions with deep subject matter expertise in a mission-critical sector. Our products are designed to save customers money, provide for a more transparent and seamless customer experience, and help customers achieve positive environmental outcomes. This differentiated proposition creates a strong product-market fit within an industry that is ripe for change.

Additionally, we are uniquely capable of providing a “one-stop-shop” solution for all the waste generator customers’ waste and recycling needs. We offer a tiered solution, beginning with simply auditing and administering an incumbent hauler’s existing program for waste generators, through to the creation and provisioning of a full zero-waste program.

Organic customer growth is expected to continue to be a core driver of growth for us for the foreseeable future as a result of these and other strengths.

Growing Revenues with Existing Customers

We have proven our ability to expand our customer relationships. This is achieved both by expanding our geographic penetration across a customer’s footprint over time as well as by working collaboratively with our customers to identify incremental services that can be offered to further enhance their waste and recycling programs. Our waste generator account managers are empowered and incentivized to expand our existing customer relationships. Underscoring our ability to expand our existing customer relationships, revenue net retention stood at approximately 113% as of June 30, 2022.

3

Adding More Service Capabilities

We have demonstrated our ability to expand our capabilities in the past. We have expanded our waste marketplace service capabilities to over 150 material types and multiple fleet types, and even beyond waste and recycling. We intend to continue to add service capabilities and invest in product development and have the platform, vision, and data to fuel growth.

From a customer perspective, we currently service national and SMB waste generator accounts, predominately within the U.S. market. Through our SaaS-based offerings, we have already expanded our footprint internationally and expect to continue this expansion – first by leading with technology, then by building out digital marketplace offerings in these markets.

As our business expands in its breadth and depth, we will continue to refine how we monetize our products and relationships. Today we earn money from licensing our technology, from waste and recycling services within our digital marketplace, and by participating in recyclable commodity sales transactions. By servicing all the constituents within the waste and recycling ecosystem, we have gathered valuable datasets that we have begun and will continue to offer on their own as data subscriptions. Further, we expect to be a larger player in establishing recycling and recyclable commodity marketplaces.

International Expansion within Existing Markets and into New Markets

We believe we are a global innovator in the waste and recycling industry and have successfully deployed our solutions in 20 countries though we currently generate the vast majority of our revenue within the United States. We intend to continue selling our solutions globally.

Strategic Acquisitions

We intend to grow by acquiring other businesses and the customers they serve. We have proven our ability to identify and execute on attractive acquisition targets. We have acquired and successfully integrated multiple businesses and have established a repeatable process for identifying and integrating complementary companies. Furthermore, we have spent considerable efforts building relationships across the industry, helping to build a large pipeline of additional acquisition opportunities.

4

Organizational Structure

The diagram below depicts a simplified version of our equity ownership and organizational structure immediately following the Business Combination. For more information regarding the Business Combination, see “Introductory Note Regarding the Business Combination.” Percentages set forth below reflect the voting power and implied ownership interest in Rubicon, but do not give effect to the exercise of Warrants or exchange of any Class B Units.

Class B Unitholders
Public Shareholders
71.2%
Class V Shares
28.8%
Class A Shares
Rubicon Technologies, Inc.
100% Class B Units
100% Class A Units
Rubicon Technologies Holdings, LLC
100%
100%
100%
100%
Rubicon Technologies International, Inc.
Rubicon Global, LLC
Cleanco LLC
Charter Waste Management, Inc.
100%
100%
Rubicon Technologies Germany UG
RiverRoad Waste Solutions, Inc.
Notes:
1. Class A Common Stock and Class V Common Stock vote together as a single class, each representing one vote per share. Class V Common Stock does not have any economic interest in Rubicon.
2. Holders of Class B Units hold an equivalent number of shares of Class V Common Stock.
3. Class B Units may be exchanged at the election of the holder for cash and/or shares of Class A Common Stock. Pursuant to the A&R LLCA, Rubicon determines the consideration payable and/or issuable upon and the frequency of each exchange. An equivalent number of Class V Common Stock held by an exchanging holder will be cancelled by Rubicon for no consideration.

5

Summary of Risk Factors

An investment in our securities involves risks and uncertainties. You should carefully consider the following risks as well as the other information included in this prospectus, including “Cautionary Note Regarding Forward-Looking Statements,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before investing in our securities. See “Risk Factors” for a more detailed discussion of the risk factors listed below.

Risk Related to Our Business and Industry

●	We have a history of net losses and project net losses in future periods. We may not appropriately manage our expenses, nor achieve nor maintain profitability in the future.

●	We may be unable to manage our growth effectively.

●

The waste and recycling industry is highly competitive, and if we cannot successfully compete in the marketplace, our business, financial condition and operating results may be materially adversely affected.

●

Our sales cycles can be long and unpredictable, and our sales efforts require considerable investment of time and expense. If our sales cycle lengthens or we invest substantial resources pursuing unsuccessful sales opportunities, our operating results and growth would be harmed.

●

Our customers and the third parties with whom we contract, including waste haulers, are participants in the waste and recycling industry and are therefore subject to a number of unique risks specific to this industry, which directly or indirectly subjects our business to many of the same risks to which their respective operations are subject.

●	Demand for our solutions is subject to volatility in our accounts’ and our haulers’ underlying businesses.

●	Demand for our solutions can be affected by changes in recyclable commodity prices and quantities.

Risks Related to Ownership of Our Securities

●	Certain existing shareholders purchased securities in Rubicon at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in Rubicon may not experience a similar rate of return.

●	The issuances of additional shares of Class A Common Stock under certain of our contracts and arrangements may result in dilution of holders of Class A Common Stock and have a negative impact on the market price of the Class A Common Stock.

●	A significant portion of the total outstanding shares of Class A Common Stock (or shares of Class A Common Stock that may be issued in the future pursuant to an exchange or redemption of Class B Units) are subject to lock-up restrictions, but may be sold into the market in the near future. This could cause the market price of our securities to drop significantly.

●	The Public Warrants may never be in the money and they may expire worthless, and the terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least a majority of the then-outstanding Public Warrants approve of such amendment.

●	There can be no assurance that the Class A Common Stock and Public Warrants will continue to be listed on NYSE and that we will continue to comply with the continued listing standards of NYSE.

●	The market price and trading volume of Class A Common Stock may be volatile and could decline significantly following the Business Combination.

●	Rubicon may be subject to securities litigation, which is expensive and could divert management attention.

6

Risks Related to Operating as a Public Company

●	Our management does not have prior experience in operating a public company.

●	Rubicon will depend on distributions from Holdings LLC to pay any taxes and other expenses, including payments under the Tax Receivable Agreement.

●	Rubicon is required to pay to the TRA Holders most of the tax benefits Rubicon receives from tax basis step-ups (and certain other tax benefits) attributable to its acquisition of Legacy Rubicon Units (as defined below) in connection with the Business Combination and in the future, and the amount of those payments is expected to be substantial.

●	In certain circumstances, Holdings LLC will be required to make distributions to us and the continuing members of Holdings LLC, and the distributions that Holdings LLC will be required to make may be substantial.

7

Corporate Information

We were incorporated on April 26, 2021 as a Cayman Islands exempted company, and on August 15, 2022, in connection with the Domestication and the Business Combination, became a Delaware corporation and changed our name to Rubicon Technologies, Inc. See “Introductory Note Regarding the Business Combination.” Our principal executive office is located at 100 W Main Street, Suite 610, Lexington, Kentucky 40507, and our telephone number is (844) 479-1507. Our website address is www.rubicon.com. The information contained in or accessible from our website does not constitute part of and is not incorporated into this prospectus or the registration statement of which it forms a part, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

8

THE OFFERING

Issuer	Rubicon Technologies, Inc.

Shares of Class A Common Stock offered by us	Up to 14,204,375 shares of Class A Common Stock that may be issued upon exercise of the Private Warrants.

Shares of Class A Common Stock offered by the Selling Securityholders

Up to an aggregate of 110,706,010 shares of Class A Common Stock, including (i) 19,612,903 shares of Class A Common Stock issued to an affiliate pursuant to the Merger Agreement, (ii) 1,470,968 shares of Class A Common Stock issuable to an affiliate as Earn-Out Class A Shares pursuant to the Merger Agreement, (iii) up to 52,475,827 shares of Class A Common Stock issuable upon exchange of Class B Units held by certain of our directors, officers and affiliates that were issued pursuant to the Merger Agreement, (iv) up to 3,935,687 shares of Class A Common Stock issuable to certain of our directors, officers and affiliates upon exchange of an equivalent number of Class B Units that are issuable as Earn-Out Units pursuant to the Merger Agreement, (v) 12,100,000 shares of Class A Common Stock issued to the PIPE Investors, (vi) 160,000 shares of Class A Common Stock issued to the New Equity Holders, (vii) up to an aggregate of 14,204,375 shares of Class A Common Stock issuable upon the exercise of 14,204,375 Private Warrants, and (viii) up to an aggregate of 6,746,250 shares of Class A Common Stock converted from Founder Class B Shares in connection with the Domestication.

Warrants Offered by the Selling Securityholders	Up to 14,204,375 Private Warrants.

Exercise Price of Warrants	$11.50 per share, subject to adjustment as described herein.

Shares of Common Stock outstanding prior to exercise of all Warrants	160,711,911 shares of Common Stock, which represents 46,300,005 shares of Class A Common Stock and 114,411,906 shares of Class V Common Stock (as of August 15, 2022).

Shares of Common Stock outstanding assuming exercise of all Warrants	190,728,762 shares of Common Stock, which represents 76,316,856 shares of Class A Common Stock and 114,411,906 shares of Class V Common Stock (based on total shares outstanding as of August 15, 2022).

Use of Proceeds

We will not receive any proceeds from the sale of shares of Class A Common Stock or Private Warrants by the Selling Securityholders. We will receive up to an aggregate of approximately $163.4 million from the exercise of the Private Warrants, assuming the exercise in full of all of the Private Warrants for cash. We expect to use the net proceeds from the exercise of the Private Warrants for general corporate purposes. See “Use of Proceeds.”

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities — Warrants” for further discussion.

Business Combination - Related Lock-Up Agreements

Certain of our securityholders, including certain Selling Securityholders, are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Eligible for Future Sale—Lock-Up Agreements” for further discussion.

Market for Common Stock and Warrants	Our Class A Common Stock and Public Warrants are currently traded on the NYSE under the symbols “RBT” and “RBT WS,” respectively.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

9

SUMMARY HISTORICAL FINANCIAL INFORMATION OF RUBICON

The following table sets forth selected historical financial information derived from Holdings LLC’s (i) unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2022 and 2021, (ii) unaudited condensed consolidated balance sheets as of June 30, 2022 and 2021, (iii) audited consolidated statements of operations for the years ended December 31, 2021 and 2020, and (iv) audited consolidated balance sheets as of December 31, 2021 and 2020, each of which is included elsewhere in this prospectus. The unaudited condensed consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, include all adjustments of a normal, recurring nature that are necessary for the fair presentation of the financial statements.

The historical results included below and elsewhere in this prospectus are not necessarily indicative of the future performance of Rubicon. The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

Selected Consolidated Statement of Operations Data:

	For the Six Months Ended June 30,		For the Years Ended December 31,
(in thousands, except unit data)	2022 (unaudited)	2021 (unaudited)	2021	2020
Total Revenue	$324,412	$270,554	$583,050	$539,373
Total Costs and Expenses	367,301	301,614	655,657	590,774
Loss from operations	(42,889)	(31,060)	(72,607)	(51,401)
Other Income (Expense)
Gain on forgiveness of debt	-	10,900	10,900	-
Other expense	(687)	(404)	(1,055)	(427)
Interest expense, net	(7,686)	(4,848)	(11,453)	(8,209)
Total Other Income (Expense)	(9,683)	5,648)	(2,214)	(8,636)
Loss Before Income Tax Expense (Benefit)	(52,572	(25,412)	(74,821)	(60,037)
Income Tax Expense (Benefit)	41	(709)	(1,670)	(1,454)
Net Loss	$(52,613)	$(24,703)	$(73,151)	$(58,583)
Net loss per common unit, basic and diluted	$(1.57)	$(0.76)	$(2.21)	$(1.81)
Weighted-average units used in computing net loss per common unit, basic and diluted	33,509,272	270,554	33,048,809	32,426,264

Selected Consolidated Balance Sheet Data:

	As of June 30,		As of December 31,
(in thousands)	2022 (unaudited)	2021 (unaudited)	2021	2020
Cash and cash equivalents	$6,882	$12,899	$10,617	$6,021
Accounts receivable, net	47,598	48,826	42,660	45,019
Total Assets	182,226	171,473	175,641	159,899
Accounts payable	70,844	42,574	47,531	41,915
Line of credit	41,426	25,042	29,916	29,373
Accrued expenses	80,048	46,982	65,538	48,990
Long-term debt, net of debt issuance costs	46,710	53,583	51,000	47,024
Total Liabilities	295,959	186,502	236,945	181,085
Members’ (Deficit) Equity	(113,733)	(15,029)	(61,304)	(21,186)

10

SUMMARY UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data gives effect to the Merger and the other transactions contemplated by the Merger Agreement described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Founder was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Mergers were treated as the equivalent of Holdings LLC issuing stock for the net assets of Founder, accompanied by a recapitalization. The net assets of Founder were stated at their historical value within the pro forma financial statements with no goodwill or other intangible assets recorded.

The summary unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 combines the historical unaudited statement of operations of Founder for the six months ended June 30, 2022 with the historical unaudited condensed consolidated statement of operations of Holdings LLC for the six months ended June 30, 2022.

The summary unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2021 combines the historical audited statement of operations of Founder for the period from April 26, 2021 (inception) through December 31, 2021 with the historical audited consolidated statement of operations of Holdings LLC for the fiscal year ended December 31, 2021. The unaudited pro forma statements of operations give effect to the relevant transactions as if they had been consummated on January 1, 2021.

The summary unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the historical financial statements of Holdings LLC and Founder and the accompanying notes, which are included elsewhere in this prospectus.

Statement of Operations Data for the Six Months Ended June 30, 2022
Revenue	$324,412
Net loss attributable to Rubicon Technologies, Inc.	$(17,329)
Net loss per share attributable to common stockholders - basic and diluted	$(0.37)
Weighted average common shares outstanding - basic and diluted	46,300,005

Statement of Operations Data for the Year Ended December 31, 2021
Revenue	$583,050
Net loss attributable to Rubicon Technologies, Inc.	$(109,062)
Net loss per share attributable to common stockholders - basic and diluted	$(2.36)
Weighted average common shares outstanding - basic and diluted	46,300,005

11

RISK FACTORS

Investing in our securities involves substantial risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed below you should carefully consider the specific risks and other information set forth in this prospectus, including “Cautionary Note Regarding Forward-Looking Statements,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to Our Business and Industry

We have a history of net losses and project net losses in future periods. We may not appropriately manage our expenses, nor achieve nor maintain profitability in the future.

We have experienced net losses in each year since inception, including net losses of $73.2 million and $58.6 million for the fiscal years ended December 31, 2021 and 2020, respectively, and $52.6 million and $24.7 million for the six months ended June 30, 2022 and 2021, respectively, and we may incur net losses in the future. While we project net losses to continue in future periods, it is difficult for us to predict our future results of operations, and we expect our operating expenses to increase significantly over the next several years as we continue to hire additional personnel, expand our operations and infrastructure, integrate completed acquisitions, make and integrate future acquisitions and invest in product development. In addition to the expected costs to grow our business, we also expect to incur significant additional legal, accounting and other expenses as a public company. Our indebtedness also bears interest at rates as high as 15%, which requires us to commit significant amounts to interest expense. If we fail to increase our revenue to offset the increases in our operating expenses, we may not achieve or sustain profitability in the future.

We may be unable to manage our growth effectively.

Our growth strategy places significant demands on our financial, operational and management resources. To continue our growth, we may need to add administrative, managerial and other personnel, and may need to make additional investments in operations and systems and this expansion will require us to increase our spending on working capital. We cannot assure you that we will be able to find and train qualified personnel, or do so on a timely basis, or to expand or otherwise modify our operations and systems to the extent, and in the time, required, or that we will be able to fund this expansion and increased spending on working capital from operating cash flows, debt or equity financing or other sources.

We are eligible to be treated as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as the Sarbanes-Oxley Act or “SOX”, (2) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30 before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our Class A Common Stock less attractive because we may rely on these exemptions. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and our stock price may be more volatile.

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Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date that we are no longer an “emerging growth company” as defined in the JOBS Act. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected, and expect to continue, to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We are an emerging growth company and smaller reporting company and as such are subject to various risks unique only to emerging growth companies and smaller reporting companies, including but not limited to, no requirement to provide an assessment of the effectiveness of internal controls over financial reporting.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an emerging growth company until the earlier of (i) December 31, 2026, the last day of the fiscal year following the fifth anniversary of the date of the first sale of Founder’s initial public offering (the “IPO”); (ii) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules.

We expect that we will remain an emerging growth company for the foreseeable future but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before December 31, 2026. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Additionally, as an emerging growth company and smaller reporting company our status as such carries various unique risks such as the risk that our financial statements may not be comparable to those of other public companies, and the risk that we will not be required to provide an assessment of the effectiveness of our internal controls over financial reporting until our second annual report following our initial public offering.

For as long as we continue to be an emerging growth company, we expect that we will take advantage of the reduced disclosure obligations available to us as a result of that classification. We have taken advantage of certain of those reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

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An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

If we fail to put in place appropriate and effective internal control over financial reporting and disclosure controls and procedures, we may suffer harm to our reputation and investor confidence levels.

Prior to the consummation of the Business Combination, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404. As a public company, we have significant requirements for enhanced financial reporting and internal controls.

The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements, and harm our operating results. In addition, we will be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in our Annual Report on Form 10-K for the fiscal year ending December 31, 2022. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. This assessment will need to include disclosure of any material weaknesses identified by our management in its internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. Beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2022, our auditors will be required to issue an attestation report on the effectiveness of our internal controls on an annual basis.

In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by SOX for compliance with the requirements of Section 404. In addition, we may encounter problems or delays in completing the remediation of any deficiencies identified by our independent registered public accounting firm in connection with the issuance of their attestation report. Our testing, or the subsequent testing (if required) by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the entity’s financial statements will not be prevented or detected on a timely basis. Any material weaknesses could result in a material misstatement of our annual or quarterly consolidated financial statements or disclosures that may not be prevented or detected. The existence of any material weakness would require management to devote significant time and incur significant expense to remediate any such material weakness, and management may not be able to remediate any such material weakness in a timely manner.

If we fail to implement the requirements of Section 404 in the required timeframe once we are no longer an emerging growth company or a smaller reporting company, we may be subject to sanctions or investigations by regulatory authorities, including the SEC and NYSE. Furthermore, if we are unable to conclude that our internal controls over financial reporting are effective, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our securities could decline, and we could be subject to sanctions or investigations by regulatory authorities. Failure to implement or maintain effective internal control over financial reporting and disclosure controls and procedures required of public companies could also restrict our future access to the capital markets.

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The waste and recycling industry is highly competitive, and if we cannot successfully compete in the marketplace, our business, financial condition and operating results may be materially adversely affected.

Our industry is highly competitive. Competition in the waste and recycling industry is typically based on the quality of services, ease of doing business, and price. We encounter intense competition from governmental, quasi-governmental and private sources in all aspects of our operations. We principally compete with large national waste management companies, counties and municipalities that maintain and manage their own waste collection and disposal operations and regional and local companies of varying sizes and financial resources. Our industry also includes companies that specialize in certain discrete areas of waste management, operators of alternative disposal facilities, companies that seek to use parts of the waste stream as feedstock for renewable energy and other by-products, and other waste brokers that rely upon haulers in local markets to address customer needs. Any shortage of haulers or negative impact on our relationship with haulers in local markets may adversely affect our ability to serve our customers and result in a negative impact to our customer relationships, revenue and growth potential. In recent years, the waste and recycling industry has seen some additional consolidation, which has reduced the number of haulers, though the industry remains intensely competitive.

We compete with national waste management companies who may have significantly greater resources than we do and some of whom have and may internally develop services and solutions similar to ours. Counties and municipalities may have financial competitive advantages to us because of their ability to collect tax revenues and issue tax-exempt financing with the associated governmental underwriting bond ratings. In addition, some of our competitors may have lower costs, debt levels or financial expectations than we do, allowing them to reduce their prices to expand their reach or to win competitively-bid contracts, including large national accounts and exclusive franchise arrangements with municipalities. When this happens, we may lose customers and be unable to execute our pricing strategy, resulting in a negative impact to our revenue growth from yield on base business. Any failure to effectively compete would adversely affect our business, financial condition and results of operations.

Weakness in the U.S. economy may expose us to credit risk for amounts due from governmental entities, large national accounts, industrial customers and others.

Weakness in the U.S. economy, including contractions caused by the COVID-19 pandemic, reduces the amount of taxes collected by various governmental entities. We provide services to a number of these entities, including numerous municipalities. These governmental entities may suffer financial difficulties resulting from a decrease in tax revenue and may ultimately be unable or unwilling to pay amounts owed to us. In addition, weakness in the economy may cause other customers, including our large national accounts, or industrial or environmental services clients, to suffer financial difficulties and ultimately to be unable or unwilling to pay amounts owed to us. Purchasers of our recyclable commodities can be particularly vulnerable to financial difficulties in times of commodity price volatility. The inability of our customers to pay us in a timely manner or to pay increased rates, particularly governmental entities and large national accounts, could negatively affect our business, financial condition and results of operations.

The COVID-19 pandemic has adversely affected our business and may continue to do so in the future.

During 2021 and continuing into 2022, federal, state and local governments throughout North America, Europe, Asia and other parts of the world have imposed varying degrees of restriction on social, commercial and economic activity to slow the spread of COVID-19. The pandemic and related measures have had a significant adverse impact on many sectors of the economy, including the waste and recycling industry. The resulting business closures, increases in unemployment and loss of consumer financial stability and confidence resulted in waste and recycling volume declines and reductions in customers’ waste service needs, which adversely affected our business as well as those of our customers and others within the waste and recycling industry.

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Our business and the waste and recycling industry have been adversely, and may be materially adversely affected, by the COVID-19 pandemic and the global response. Primarily due to the impact of COVID-19, a number of our customers either closed operations for a period of time and/or reduced operations or on-site work, particularly those in the restaurant and foodservice industries, resulting in the production of less waste and recyclable materials and, consequently, less demand for waste brokerage services. Several of our customers ultimately declared bankruptcy due to the impact of the pandemic. Additionally, within the waste and recycling industry, during the early stages of the pandemic, there was a decrease in the availability of haulers and other industry participants, primarily due to labor shortages. We also incurred some costs related to health, safety and financial security of our workforce during the COVID-19 pandemic, including increased automation in connection with transitioning our workforce to work-from-home. Costs increased for others within the waste and recycling industry as well, in part due to increased vendor costs particularly with respect to owners and operators of landfills and hauling services, many of which guaranteed full-time hourly employees compensation for a 40-hour work week regardless of any service decreases or reduced work schedules. It could be necessary for us and others within the waste and recycling industry to incur additional such costs in the future related to pandemic conditions or in connection with transitioning back to an in-office work environment.

We received $10.8 million in loans under the U.S. federal government’s Paycheck Protection Program established under the CARES Act. The receipt and any forgiveness of these loans was dependent on us having initially qualified for the loans and qualifying for forgiveness based on the funds being used for certain expenditures such as payroll costs and rent. We initially elected to repay $2.3 million of the loans during the year ended December 31, 2020. However, the full $10.8 million amount of the loans was forgiven in March and June 2021. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Note 5 – Contingencies and uncertainties/COVID-19 pandemic and Note 19 – Subsequent events in the notes to our audited consolidated financial statements included elsewhere in this prospectus.

A broad-based economic slowdown resulting from prolonged negative effects of COVID-19 could have significant adverse consequences for the financial condition of our customers or suppliers. As a result, customers may seek to reduce service levels or terminate contracts, or they may be unable to timely pay outstanding receivables owed to us, each of which would adversely affect our results of operations and cash flows. Additionally, such factors have made it more challenging to negotiate, renew or expand service contracts with acceptable pricing terms. Volume changes can fluctuate dramatically by line of business and decreases in volumes in higher margin businesses, such as what we have seen with COVID-19, can impact key financial metrics. Additionally, as stay-at-home orders and work from home trends continue, the demand for our services from our commercial and public customers could continue to negatively impact us. To the extent the landfills and waste haulers experience a deterioration in financial condition or operational capability as a result of the impacts of COVID-19, we may experience material supply chain disruptions and delays, which could also increase our operating costs. If a large portion of our employee base or our hauler base were to become ill, it could impact our ability to provide timely and reliable service. Additionally, the transition of most of our back-office employees to work-from-home increases various operational risks, including potential exposure to cyber incidents, loss of data, fraud, internal control challenges and other disruptions as a consequence of more employees accessing our systems and information remotely in the course of their ordinary work. Many within the waste and recycling industry were exposed to these same risks as well.

The COVID-19 pandemic has adversely affected many industries as well as the economies and financial markets of many countries, causing a significant deceleration of economic activity. This slowdown reduced production, decreased demand for a broad variety of goods and services, diminished trade levels and led to widespread corporate downsizing, causing a sharp increase in unemployment. Although some of these impacts have lessened, there are still significant global supply chain issues impacting many different industries. We have also seen significant disruption of and extreme volatility in the global capital markets, which could increase the cost of, or entirely restrict access to, capital. The impact of this outbreak on the United States and world economies is uncertain and these adverse impacts could worsen, impacting all segments of the global economy, and could result in a significant recession or worse, any of which could impact our business.

Considerable uncertainty still surrounds the COVID-19 virus and the new strains identified globally as well as the extent and effectiveness of responses taken on a local, national, and global level, including the roll-out and long-term efficacy of vaccines. While we expect the pandemic and related events will have a negative effect on our business and could accelerate or magnify one or more of the risks described in “Risk Factors” or elsewhere in this prospectus, the full extent and scope of the impact on our business and industry as well as on national, regional and global markets and economies is highly uncertain and cannot be predicted. Accordingly, our ability to conduct our business in the manner and on the timelines previously done or presently planned could be adversely affected. Any of the foregoing risks, or other direct or indirect effects of the COVID-19 pandemic that are not currently foreseeable, could materially and adversely affect our business, financial condition and results of operations.

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Our sales cycles can be long and unpredictable, and our sales efforts require considerable investment of time and expense. If our sales cycle lengthens or we invest substantial resources pursuing unsuccessful sales opportunities, our operating results and growth would be harmed.

We have historically incurred significant costs and experienced long sales cycles when selling to customers. The decision to adopt our modules may require the approval of multiple technical and business decision makers, including security, compliance, operations, finance and treasury, marketing, and IT. In addition, before our customers will commit to deploying our modules at scale, they often require extensive education about our modules and significant customer support time or pilot programs, engage in protracted pricing negotiations and seek to secure development resources. In addition, sales cycles for our customers are inherently complex and unpredictable. These complex and resource intensive sales efforts could place additional strain on our development and engineering resources. Further, even after our customers contract to use our platform, they may require extensive integration or deployment resources from us before they become active customers, which has at times extended to multiple quarterly periods following the execution of the agreement. Finally, our customers may choose to develop their own solutions that do not include any or all of our modules. They also may demand reductions in pricing as their usage of our modules increases, which could have an adverse impact on our gross margin. If we are unable to increase the revenue that we derive from these customers, then our business, results of operations and financial condition may be adversely affected.

We may have environmental liabilities that are not covered by our insurance, regardless of whether we are at fault.

We may incur environmental liabilities arising from our operations or third parties with whom we do business. Even if we obtain legally enforceable representations, warranties and indemnities from the parties with whom we do business, these protections may not fully cover the liabilities or these parties may not have sufficient funds to perform their obligations. Some environmental laws and regulations may impose strict, joint and several liability in connection with releases of regulated substances into the environment, and can impose liability on parties who were not to blame. New or increased regulation of substances, such as PFAS or other emerging contaminants, could also lead to increased or previously unauthorized remediation costs or litigation risk. Therefore, in some situations we could be exposed to liability as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, third parties for which we are not at fault. Further, we maintain insurance with respect to these environmental liabilities, but in certain cases we have determined to do so with high deductibles. If we were to incur substantial liability for environmental damage, our insurance coverage may be inadequate to cover such liability. Also, due to the variable condition of the insurance market, we have experienced, and may experience in the future, increased insurance retention levels and increased premiums or unavailability of insurance. As we assume more risk for insurance through higher retention levels, we may experience more variability in our insurance reserves and expense. If we were to incur liability for environmental damage, environmental clean-ups, corrective action or damage not covered by insurance or in excess of the amount of our coverage, our business, financial condition and results of operations could be adversely affected.

Our customers and the third parties with whom we contract, including waste haulers, are participants in the waste and recycling industry and are therefore subject to a number of unique risks specific to this industry, which directly or indirectly subjects our business to many of the same risks to which their respective operations are subject.

We participate within the waste and recycling industry by providing consulting and management services to our customers for waste removal, waste management, logistics, and recycling solutions. Many of our customers and each of the parties with whom we contract on behalf of our customers, including waste haulers, operate within the waste and recycling industry, some of which may also construct, own and operate landfills, recycling facilities and transfer stations, and own or lease and operate collection and transfer trucks and other equipment used for collection, transfer and disposal of waste. As a result, our future financial performance and success is dependent in large part upon the viability of the waste and recycling industry and the success and survival of industry participants. However, waste and recycling industry participants and their operations are subject to a number of unique risks, including:

●	Fluctuations in the cost of fuel and other petrochemicals – Landfill operators and waste haulers need diesel fuel and other petrochemicals to run a significant portion of their operations and prices for these commodities fluctuate significantly based on international, political and economic circumstances, as well as other factors beyond their control, such as supply shortages and actions by the Organization of the Petroleum Exporting Countries and other oil and gas producers, regional production patterns, weather conditions and environmental concerns. As fuel prices increase, these companies’ direct operating costs increase, adversely affecting their business. The war in Ukraine may also adversely affect the commodities markets, including trading prices and volatility.

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●	Fluctuations in commodity prices – Landfill operators and waste haulers purchase or collect and process recyclable materials, including paper, cardboard, plastics, aluminum and other metals for sale to third parties, and prices for these recyclable commodities are volatile and subject to a number of factors outside of their control, including economic conditions and governmental action such as the Chinese government’s 2017 imposition of strict limitations and 2021 ban on the import of recyclable commodities as well as international regulation on the trade of these materials such as the Basel Convention on the Control of Transboundary Movements of Hazardous Wastes and Their Disposal, which imposed new restrictions on the trade of plastic beginning January 1, 2021. The resulting price increase for recycling services in communities and at businesses in the U.S. has resulted in some recyclers and customers reducing or eliminating their recycling service. These and other factors have caused recyclable commodity prices to fall and operating costs of those in the waste and recycling industry to increase, adversely affecting their business.

●	The capital-intensive nature of the industry – The waste and recycling industry is capital intensive and the waste haulers we contract with depend significantly on cash flow from operations and access to capital to operate and grow their respective businesses. Any inability to generate and raise sufficient capital could increase our costs and cause these companies to reduce or cease operations.

●	Accruals closure and post-closure activities – Landfill operators have significant financial obligations for capping and closure activities once a landfill reaches its permitted capacity as well as for environmental remediation and other post-closure activities. Further, these capital requirements may increase above their current estimates due to changes in federal, state or local government requirements and other factors beyond their control. Operators establish accruals and trust funds to cover these costs, but actual obligations may exceed their expectations. Any failure of operators to properly estimate these future capital requirements could adversely affect their financial condition and jeopardize the future viability of their business. Any closures of landfill operators may negatively impact the ability of waste haulers to meet our customers’ demands or may result in increased transportation or other costs associated with disposal of our customers’ waste.

●	Alternatives to landfill disposal – Many state and local governments are developing comprehensive plans to reduce the volume of solid waste deposited in landfills through waste planning, composting, recycling or other programs such as extended producer responsibility regulations, which are designed to make producers fund the post-use life cycle of their products by providing recycling programs or otherwise taking their post-use products back from consumers. Many communities are also mandating waste reduction at the source and prohibiting disposal of waste, such as food and yard waste, at landfills. There is also a trend of voluntarily diverting waste to landfill alternatives, such as recycling and composting, while also working to reduce the amount of waste being generated. Many of the largest U.S. companies have or intend to set zero-waste goals in which they strive to send no waste to landfills. These actions, as well as the actions of our customers to reduce waste or seek disposal alternatives, have reduced and may in the future further reduce the volume of waste going to landfills in certain areas, which may affect operators’ financial condition, and therefore their ability to operate landfills at full capacity and could adversely affect their operating results.

●	Governmental regulations – The waste and recycling industry is highly regulated with a complex array of laws, rules, orders and interpretations governing environmental protection, health, safety, land use, zoning, transportation and related matters. These regulations and related enforcement actions can significantly restrict operations by imposing: limitations on siting and constructing new or expanding existing waste disposal, transfer, recycling or processing facilities; limitations or levies on collection and disposal prices, rates and volumes; limitations or bans on disposal or transportation of out-of-state waste or certain categories of waste; mandates regarding management of solid waste, including requirements to recycle, divert or otherwise process certain waste, recycling and other streams; or limitations or restrictions on the recycling, processing or transformation of waste, recycling and other streams. Additionally, landfill operations emit anthropogenic methane, identified as a greenhouse gas, and vehicle fleets emit, among other things, carbon dioxide, which also is a greenhouse gas, and efforts to curtail the emission of these and other greenhouse gases and to ameliorate the effects of climate change continue to progress. Although passage of comprehensive, federal climate change legislation may not occur in the near term, any such legislation, if enacted, could significantly restrict and impose significant costs on the waste and recycling industry.

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●	The ability to obtain and maintain required permits and approvals – The waste and recycling industry is highly regulated and landfill and hauler owners and operators are required to obtain and maintain permits and approvals to operate their business, including to open or operate new landfills and transfer stations, or to expand the permitted capacity of existing landfills or increase acceptable volume at transfer stations, and these permits and approvals have become more difficult and expensive to obtain and maintain. These permits are also often subject to resistance from citizen or other groups and other political pressures. The inability to obtain or renew required permits and approvals or significant cost increases in doing so would adversely affect the ability of landfill and hauler owners and operators to operate their business.

●	Operational and safety risks, including the risk of personal injury – Operating landfills, transfer stations, large fleets of trucks and other waste-related assets involves the use of dangerous equipment and coming into contact with hazardous substances. These activities involve risks, including risk of accidents, equipment defects, malfunctions and failures, improper use, fire and explosion, any of which could result in environmental liability, personal injury, loss of life, business interruption or property damage or destruction. These types of events have happened in the past and will happen in the future. Any substantial losses of an owner or operator not covered by insurance could have a material adverse effect on the business, results of operations and financial condition of the waste haulers with whom we contract.

●	Labor union activity and work stoppages – Labor unions are very active in the waste and recycling industry, representing a meaningful percentage of the workforce. These unions are continuously recruiting additional employees, and these efforts will likely continue in the future. If unionized workers engage in strikes, work stoppages or other slowdowns, the operations of one or more companies could be significantly disrupted, which could have an adverse effect on their ability to operate their business and results of operations.

●	Multiemployer pension plans – Many companies operating in the waste and recycling industry participate in trustee-managed multiemployer defined benefit pension plans, a number of which are either “critical” or “endangered,” meaning participating employers may be obligated to provide significant amounts of additional funding to these plans. Additionally, upon termination of a multiemployer pension plan, or in the event an employer determines to withdraw from a plan or a mass withdrawal of contributing employers, participating companies would be required to make payments for their proportionate share of the plan’s unfunded vested liabilities. These payments could be substantial and could adversely affect the companies’ financial condition.

If any of the foregoing risks or other risks adversely affects those in the waste and recycling industry, including the waste haulers and landfill operators with whom we contract, it could cause them to raise the prices that they charge us and our customers. Any reduction in the demand for their services could also cause certain haulers and operators to consider offering services and solutions similar to ours, increasing our direct competition. Further, any events that impact the viability of their business as presently conducted or proposed to be conducted in the future or reduce the number of waste and recycling facilities or haulers could have an adverse effect on the demand for certain of our services or increase the cost thereof. Therefore, any of the foregoing risks or others that adversely affect participants in the waste and recycling industry could similarly have an adverse effect on our business, financial condition and results of operations.

Demand for our solutions is subject to volatility in our accounts’ and our haulers’ underlying businesses.

Our sales are based on accounts’ demand for solutions to manage waste and recycling needs. This sector periodically experiences economic declines and may be exacerbated by other economic, environmental and social factors. If participants in this sector reduce spending or allocate future funding in a manner that results in fewer projects, then our accounts’ underlying business may be impacted and demand for our solutions may decrease or our rate of contract renewals may decrease. A prolonged decrease in such spending may harm our results of operations. Our accounts may request discounts or extended payment terms on new arrangements or seek to extend payment terms on existing arrangements due to lower levels of infrastructure spending or for other reasons, all of which may reduce revenue. For example, during the COVID-19 pandemic, a number of our customers in the restaurant and foodservice industries ceased or significantly scaled back operations, adversely affecting our results. We may not be able to adjust our operating expenses to offset such discounts or other arrangements because a substantial portion of our operating expenses relate to personnel, facilities, and marketing programs. The level of personnel and related expenses may not be able to be adjusted quickly and is based, in significant part, on our expectations for future revenues and demand.

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Our sales are also premised on the availability of haulers to transport our accounts’ waste and recyclable materials. If there is volatility within the waste and recycling industry or decreased availability of adequate haulers or other necessary vendors we may not be able to meet our customers’ needs, which would adversely affect our business. Any increase in hauler or vendor costs may also adversely affect our margins or may require us to offset such expenses or to pass these increased expenses on to our customers which may further negatively impact our relationship with our accounts and demand for our solutions.

Demand for our solutions can be affected by changes in recyclable commodity prices and quantities.

Certain of our customers collect and process, purchase or sell recyclable materials such as paper, cardboard, plastics, aluminum and other metals, and utilize our solutions and services in connection with these activities. The sale prices of and the demand for recyclable commodities are frequently volatile and when they decline, demand for our solutions will be affected. The market demand for recyclable commodities is volatile due to changes in economic conditions and numerous other factors beyond our and our customers’ control. The value of plastics are influenced by the volatility of crude oil prices, and in 2020 there was a resulting decline in the value of plastic recyclables associated with the precipitous drop in the value of crude at the onset of the COVID-19 pandemic. The value of paper products is often influenced by quality concerns, which have resulted in the imposition of restrictions by other countries, including China, on the import of certain recyclables. For instance, in 2017 the Chinese government imposed strict limits on the import of recyclable materials, including by restricting the amount of contaminants allowed in imported recycled paper. These limitations significantly decreased the global demand for recyclable commodities and resulted in lower commodity prices. The war in Ukraine may also adversely affect the commodities markets, including trading prices and volatility. Additionally, future regulation, tariffs, international trade policies or initiatives may result in further reduced demand. Any decrease in recyclable commodity prices or other facts which cause the profitability of recycling operations to decline could adversely affect demand for our solutions and have an adverse effect on our business, financial condition and results of operations.

Our charter provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our charter provides that, unless Rubicon selects or consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of the foregoing, “internal corporate claims” means claims, including claims in the right of Rubicon that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which Delaware General Corporation Law (the “DGCL”) confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring any interest in any shares of Class A Common Stock or Class V Common Stock will be deemed to have notice of and consented to the provisions of this provision.

This choice of forum provision may limit a Rubicon stockholder’s ability to bring a claim in a forum that it finds favorable for disputes with us or any of our directors, officers or employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce this provision. If a court ruled the choice of forum provision was inapplicable or unenforceable in an action, Rubicon may incur additional costs to resolve such action in other jurisdictions. The choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, and is intended to require, in each case, to the fullest extent permitted by law, that (i) any claims arising under the Securities Act be brought in the federal district courts of the United States in accordance with clause (b) of the choice of forum provision, and (ii) any derivative actions, including those brought to enforce any duty or liability created by the Exchange Act be brought in the United States District Court for the District of Delaware in accordance with clause (a) of the choice of forum provision. The provision does not apply to any direct claims brought by Rubicon’s stockholders on their own behalf, or on behalf of any class of similarly situated stockholders, under the Exchange Act. Rubicon stockholders will not be deemed, by operation of the choice of forum provision, to have waived Rubicon’s obligation to comply with all applicable federal securities laws and the rules and regulations thereunder.

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Our Cybersecurity and Technology Related Risks

If we fail to continue to improve and enhance the functionality, performance, reliability, design, security, or scalability of our platform in a manner that responds to our customers’ evolving needs, our business may be adversely affected.

The on-demand commerce and digital ordering markets are characterized by rapid technological change, frequent new product and service introductions, and evolving industry standards. Our success has been based on our ability to identify and anticipate the needs of our customers and design and maintain a platform that provides them with the tools they need to operate their businesses in a manner that is productive and meets or exceeds their expectations. Our ability to attract new customers, retain revenue from existing customers, and increase sales to both new and existing customers will depend in large part on our ability to continue to improve and enhance the functionality, performance, reliability, design, security, and scalability of our platform. Additionally, to achieve and maintain market acceptance for our platform, we must effectively integrate with new or existing solutions that meet changing customer demands in a timely manner.

As we expand our platform and services, and as the number of our customers with higher volume sales increases, we expect that we will need to offer increased functionality, scalability and support, including to keep our platform, systems, and services secure, which requires us to devote additional resources to such efforts. To the extent we are not able to enhance our platform’s functionality in order to maintain its utility and security, enhance our platform’s scalability in order to maintain its performance and availability, or improve our support functions in order to meet increased customer service demands, our business, operating results, and financial condition could be adversely affected.

The success of enhancements, new features and services depends on several factors, including the timely completion, introduction and market acceptance of the feature, service or enhancement by customers, as well as our ability to seamlessly integrate all of our product and service offerings and develop adequate selling capabilities in new markets. We may make significant investments in new modules or enhancements that may not achieve expected returns. The continual improvement and enhancement of our platform requires significant investment and we may not have the resources to make such investment. Our improvements and enhancements may not result in our ability to recoup our investments in a timely manner, or at all. The improvement and enhancement of the functionality, performance, reliability, design, security, and scalability of our platform is expensive and complex, and to the extent we are not able to perform it in a manner that responds to our customers’ evolving needs, our business, operating results, and financial condition will be adversely affected.

Quality problems, defects, errors, failures, or vulnerabilities in our solutions or services could harm our reputation and adversely affect our business, financial condition, results of operations, and prospects.

Our solutions are, in some cases, highly complex and incorporate advanced technologies that we attempt to make interoperable with the products of other providers. Despite testing prior to release, our solutions may contain undetected defects or errors. Further, the combined use of our solutions with those of other providers may cause errors or failures, or it may expose undetected defects, errors, or failures in our solutions. These defects, errors, or failures could affect performance of the solutions and damage the businesses of our accounts, as well as delay the development or release of new offerings or new versions of solutions. Allegations of unsatisfactory performance in any of these situations could damage our reputation in the market and our relationships with our accounts, cause us to lose revenue or market share, increase our service costs, cause us to incur substantial costs in analyzing, correcting, or redesigning the solutions, cause us to lose accounts, subject us to liability for damages, and divert our resources from other tasks, any one of which could adversely affect our business, financial condition, results of operations, and prospects. We may also be required to provide full replacements or refunds for such defective product. We cannot assure you that such remediation would not harm our business, financial condition, results of operations, and prospects.

If our security measures or those of our third-party cloud data hosts, cloud computing platform providers, or third-party service partners, are breached and unauthorized access is obtained to an account’s data, our data or our IT systems our services may be perceived as not being secure, accounts may curtail or stop using our services, and we may incur significant legal and financial exposure and liabilities.

As we digitize and use cloud and web-based technologies to leverage account data to deliver a more complete account experience, we are exposed to increased security risks and the potential for unauthorized access to, or improper use of, our and our accounts’ information. Certain of our services involve the storage and transmission of accounts’ proprietary information, and security breaches could expose us to a risk of loss of this information, litigation, and possible liability. Although we devote resources to maintaining our security and integrity, we may not prevent security incidents.

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The risk of a security breach or disruption, particularly through cyber-attack or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has increased as the number, intensity, and sophistication of attempted attacks and intrusions from around the world have increased. These threats, some of which we have experienced, include but are not limited to identity theft, unauthorized access, domain name system attacks, wireless network attacks, viruses and worms, ransomware attacks, advanced persistent threat, application centric attacks, peer-to-peer attacks, phishing, backdoor trojans, and distributed denial of service attacks. Any of the foregoing could attack our accounts’ data (including their employees’ personal data), our data (including colleagues’ personal data), or our IT systems. It is virtually impossible for us to entirely eliminate this risk. Like all solutions, our products are vulnerable to cyber-attacks. For example, in April 2021 we discovered a ransomware event in which an unauthorized third party gained access to our network. Although the April 2021 incident was fully remediated and no incidents to date of which we have knowledge have had a material impact on our business, financial condition or results of operations, the impact of cyber-attacks could disrupt the proper functioning of our solutions or services, cause errors in the output of our accounts’ work, allow unauthorized access to sensitive, proprietary, or confidential information of ours or our accounts, and other destructive outcomes.

Additionally, third parties may attempt to fraudulently induce colleagues or accounts into disclosing sensitive information such as usernames, passwords, or other information in order to gain access to our accounts’ data, our data, or our IT systems. Malicious third parties may also conduct attacks designed to temporarily deny accounts access to our services. Any security breach could result in a loss of confidence in the security of our products and services, damage our reputation, negatively impact our future sales, disrupt our business, and lead to regulatory inquiry and legal liability.

Material portions of our business require the Internet infrastructure to be reliable.

Part of our future success continues to depend on the use of the Internet as a means to perform transactions electronically, including, for example, document digitization. This in part requires ongoing maintenance of the Internet infrastructure, especially to prevent interruptions in service, as well as additional development of that infrastructure. This requires a reliable network backbone with the necessary speed, data capacity, security, and timely development of complementary products for providing reliable Internet access and services. If this infrastructure fails to be sufficiently developed or be adequately maintained, our business would be harmed because users may not be able to access our portals.

Our General Business Risks

The success of our business depends, in part, on our ability to execute on our acquisition strategy.

A portion of our historical growth has occurred through acquisitions, and we anticipate continued growth through acquisitions in the future. We are presently evaluating, and we expect to continue to evaluate on an ongoing basis, a variety of possible acquisition transactions. We cannot predict the timing of any contemplated transactions, and there can be no assurances that we will identify suitable acquisition opportunities or, if we do identify such opportunities, that any transaction can be consummated on terms acceptable to us. A significant change in our business or the economy, an unexpected decrease in our cash flows or any restrictions imposed by our debt may limit our ability to obtain the necessary capital for acquisitions or otherwise impede our ability to complete an acquisition. Certain proposed acquisitions or dispositions may also trigger a review by the U.S. Department of Justice, or “DOJ”, and the U.S. Federal Trade Commission, or “FTC”, under their respective regulatory authority, focusing on the effects on competition, including the size or structure of the relevant markets and the pro-competitive benefits of the transaction. Any delay, prohibition or modification required by regulatory authorities could adversely affect the terms of a proposed acquisition or could require us to modify or abandon an otherwise attractive acquisition opportunity. The failure to identify suitable transaction partners and to consummate transactions on acceptable terms could have a material adverse effect on our business, financial condition and results of operations.

Acquisitions also involve risks that the businesses acquired will not perform as expected, that our judgments concerning the value, strengths and weaknesses of acquired businesses will prove wrong or that we will incur unanticipated costs as a result of a transaction. We may become liable for certain unforeseen pre-acquisition liabilities of an acquired business, including, among others, tax liabilities, environmental liabilities, contingent consideration and liabilities for employment practices. In addition, an acquisition could result in the impairment of client relationships and other acquired assets such as goodwill. We may also incur costs and experience inefficiencies to the extent an acquisition expands the services, markets or geographies in which we operate due to our limited exposure and experience. Acquisitions can also involve post-transaction disputes regarding a number of matters, including a purchase price or working capital adjustment, earn-out or other contingent payments, environmental liabilities, and indemnification or other obligations. Acquisitions also place significant demands on our management’s time, which may divert their attention from our day-to-day business operations, and may lead to significant due diligence and other expenses regardless of whether we pursue or consummate any acquisition. We may also not be able to manage our growth through acquisitions due to the number and the diversity of the businesses we have acquired or for other reasons. Acquisitions may require that we incur additional debt to finance the transaction, which could be substantial and limit our operating flexibility or, alternatively, acquisitions may require that we issue stock as consideration, which could dilute share ownership. If any of these risks were to occur, our business, financial condition and results of operations may be adversely affected.

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Any inability to successfully integrate our recent or future acquisitions, or realize their anticipated benefits, could have a material adverse effect on us.

Acquisitions have required, and in the future will require, that we integrate into our existing operations separate companies that historically operated independently or as part of another, larger organization, and had different systems, processes and cultures. Risks involved with the successful integration of an acquired business include, but are not limited to:

●	assimilating personnel and operating and administrative departments, including finance;

●	integrating operations under differing legal and regulatory regimes and any governmental contracting work;

●	diverting management’s attention and that of the acquired business;

●	merging and updating different accounting and financial reporting systems and policies, including with respect to revenue recognition, and systems of internal controls;

●	merging computer, technology and other information networks and systems;

●	disrupting relationships with or losses of key clients and suppliers of our business or the acquired business;

●	interfering with, or loss of momentum in, our ongoing business or that of the acquired company;

●	failure to retain our key personnel or that of the acquired company; and

●	delays or cost-overruns in the integration process.

We may not be able to successfully integrate any business we have acquired or may acquire, or may not be able to do so in a timely, efficient or cost-effective manner. Our inability to effectively complete the integration of new businesses on schedule and in an orderly manner could increase costs and lower profits. Our inability to manage our growth through acquisitions, including the integration process, and to realize the anticipated benefits of an acquisition could have a material adverse effect on our business, financial condition and results of operations.

A large percentage of our revenue is tied to a small number of customers, such that the loss of any of these customers could materially and adversely affect our business, results of operations and financial condition.

We derive a significant portion of our revenues from two customers. For the years ended December 31, 2021 and 2020, we derived approximately 30% and 28%, respectively, of our total revenues from these customers. For the six months ended June 30, 2022 and 2021, we derived approximately 29% and 28%, respectively, of our total revenues from these customers. We cannot assure you that these customers will continue to contract with us on terms or at rates currently in effect, or will not elect to contract with our competitors or attempt to perform the services we provide themselves. Further, as of June 30, 2022, December 31, 2021 and 2020, approximately 21%, 23% and 23%, respectively, of our aggregate accounts receivable and contract assets were due from these two customers. The contract term with these two customers ranges from 2 to 3 years, but one of the customers has the right to terminate without penalty with 60 days advance written notice. These contracts do not include any minimum purchase requirements for the customers and were made in the ordinary course of business. As a result, these customers could stop purchasing our services, reduce their purchase levels or request reduced pricing structures at any time. We may therefore need to adapt our pricing and marketing strategies in response to a customer who may seek concessions in return for its continued or increased business. In addition, a macroeconomic downturn or any other cause of consolidation in our industry or among our other customers could significantly increase the market share and bargaining power of a limited number of customers and give them significant additional leverage to negotiate more favorable terms and place greater demands on us. The loss of either of these customers, if not offset by revenues from new or other existing customers, or any inability of either customer to pay amounts as and when due, could adversely affect our business, financial condition and results of operations.

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Our business depends on customers using our platform, and any loss of customers or decline in their use of our platform could materially and adversely affect our business, results of operations, and financial condition.

Our ability to grow and generate incremental revenue depends, in part, on our ability to maintain and grow our relationships with existing customers, to have them increase their deployment and use of our platform, and to increase or maintain transaction volume on our platform. Although our customers generally have multi-year contracts with us, they can typically terminate the agreement without penalty by providing as little as 30 days written notice and may elect not to renew the agreement following the expiration date. In addition, if our customers do not increase their use of our platform or adopt and deploy additional modules, then our revenue may decline and our results of operations may be harmed. Customers may not renew their contracts with us or reduce their use of our platform for any number of reasons, including if they are not satisfied with our platform or modules, the value proposition of our platform or our ability to meet their needs and expectations, security or platform reliability issues, or if they decide to build their own solution internally. Additionally, consumers may change their purchasing habits or reduce their orders from our current customers, which could harm their business and reduce their use of our platform. We cannot accurately predict our customers’ usage levels and the loss of customers or their usage levels of our modules may each have a negative impact on our business, results of operations, and financial condition and may cause our expansion rate to decline. If a significant number of customers cease using or reduce their usage of our platform, then we may be required to spend significantly more on sales and marketing than we currently plan to spend in order to maintain or increase revenue from our customers. Such additional sales and marketing expenditures could adversely affect our business, results of operations, and financial condition.

Clients may elect to terminate our contracts and manage operations internally.

It is possible that our clients may elect to not renew contracts for our solutions. Alternatively, clients may elect to drop maintenance on certain modules that they ultimately decide not to use. This could adversely affect our revenues and profits. Additionally, they may inadvertently allow our intellectual property or other information to fall into the hands of third parties, including our competitors, which could adversely affect our business.

Selling products and services into the public sector poses unique challenges.

We derive a portion of our revenue from sales of software-as-a-service and professional services to state, county, and city governments, other federal or municipal agencies, and other public entities. We expect that sales to public sector clients will continue to account for a portion of our revenue in the future. We face many risks and challenges associated with contracting with governmental entities, including:

●	Resource limitations caused by budgetary constraints, which may provide for a termination of executed contracts due to a lack of future funding;

●	Long and complex sales cycles;

●	Contract payments at times being subject to achieving implementation milestones, and we may have differences with clients as to whether milestones have been achieved;

●	Political resistance to the concept of contracting with third parties to provide IT solutions;

●	Legislative changes affecting a local government’s authority to contract with third parties;

●	Varying bid procedures and internal processes for bid acceptance; and

●	Various other political factors, including changes in governmental administrations and personnel.

Each of these risks is outside our control. If we fail to adequately adapt to these risks and uncertainties, our financial performance could be adversely affected.

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If we fail to attract and retain qualified management and skilled technical personnel, our business may be adversely affected.

Our long-term success depends, in significant part, upon the continued service and performance of our senior management and other key personnel. We rely on knowledgeable, experienced and skilled technical personnel, particularly analysts, product developers and service personnel to provide our services, often in a stringent regulatory environment. Certain of our employees, including our senior management and the key employees of the various businesses we have acquired, have exceptionally strong knowledge of our businesses, sectors and clients. Their departure could lead to the loss of know-how and information of value to us, and their departure could pose a risk to key client relationships. Our continued growth will also depend upon our ability to attract and retain additional skilled management and other key employees, including in new markets, whether organically or through acquisitions. For certain of positions, there may be a limited number of qualified people to fulfill the roles, whether limited based on scarcity with respect to the particular skillset, within a given geography or otherwise. The loss of the services of one or more members of our management team or of qualified employees and other key personnel, or the inability to identify, hire and retain the key personnel that may be necessary to grow our business, could have a material adverse effect on our business, financial condition and results of operations.

Our international operations subject us to additional risks that could adversely affect our business.

We have activities outside of the United States and work with some international third-party providers, including product developers in Europe. Our operations, those of the third parties with which we work as well as those of our customers, are therefore subject to regulatory, economic, political and other events and uncertainties in countries where these operations are located. Further, our growth strategy includes expansion into additional international markets. In addition to the risks discussed elsewhere herein that are common to both our domestic and international operations, we face risks specific to our foreign activities, including but not limited to:

●	political, social, economic and financial instability, including wars, civil unrest, acts of terrorism and other conflicts, including the war in Ukraine;

●	difficulties and increased costs in developing, staffing and simultaneously managing a large number of varying foreign operations as a result of distance, language and cultural difference;

●	restrictions and limitations on the transfer or repatriation of funds and fluctuations in currency exchange rates;

●	complying with varying legal and regulatory environments in multiple foreign jurisdictions, including privacy laws such as the E.U. General Data Protection Regulation, export controls and trade and economic sanctions laws and regulations and anti-corruption laws and regulations of the United States and various international jurisdictions, including the Foreign Corrupt Practices Act;

●	laws and business practices that favor local competitors or prohibit foreign ownership of certain businesses;

●	potential for privatization and other confiscatory action; and

●	other dynamics in international jurisdictions, any of which could result in substantial additional legal or compliance costs, liabilities or obligations for us or could require us to significantly modify our current business practices or even exit a given market.

Foreign operations bring increased complexity and the costs of managing or overseeing foreign operations, including adapting and localizing services or systems to specific regions and countries, can be material. Further, international operations carry inherent uncertainties regarding the effect of local or domestic actions, such as the unpredictable impact of the referendum vote in the United Kingdom to leave the European Union (Brexit) and the uncertainty regarding the terms that govern its exit, any of which could be material. These and other risks related to our foreign operations, or the associated costs or liabilities, could have a material adverse effect on our business, financial condition and results of operations.

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We may be unable to protect our proprietary rights.

Many of our product and service offerings incorporate proprietary information, trade secrets, know-how, and other intellectual property rights. We rely on a combination of contracts, patents, copyrights, and trade secret laws to establish and protect our proprietary rights in our technology. We cannot be certain that we have taken all appropriate steps to deter misappropriation of our intellectual property. There has also been an apparent evolution in the legal standards and regulations courts and the U.S. patent office may apply in favorably evaluating software patent rights. We are not currently involved in any material intellectual property litigation; however, we may be a party to such litigation in the future to protect our proprietary information, trade secrets, know-how, and other intellectual property rights. We cannot assure you that third parties will not assert infringement or misappropriation claims against us with respect to current or future products. Any claims or litigation, with or without merit, could be time-consuming, costly, and a diversion to management. Any such claims and litigation could also cause delays or require us to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to us, if at all. Therefore, litigation to defend and enforce our intellectual property rights could have a material adverse effect on our business, regardless of the final outcome of such litigation.

We rely on software licensed from, and services rendered by, third parties in order to provide our modules and run our business.

We rely on software licensed from, and services rendered by, third parties in order to provide our modules and run our business. Third-party software and services may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use, or any failures of, third-party software or services could result in delays in our ability to provide our modules or run our business until equivalent software or services are developed by us or, if available, identified, obtained and integrated, which could be costly and time-consuming and may not result in an equivalent module, any of which could cause an adverse effect on our business and operating results. Further, customers could assert claims against us in connection with such service disruption or cease conducting business with us altogether. Even if not successful, a claim brought against us by any of our customers would likely be time-consuming and costly to defend and could seriously damage our reputation and brand, making it harder for us to sell our modules.

Pending or future litigation or governmental proceedings could result in material adverse consequences, including judgments or settlements.

As a large company with international operations, across the U.S. and Canada in particular, we are, and from time to time become, involved in lawsuits, regulatory inquiries, and governmental and other legal proceedings arising out of the ordinary course of our business, including with respect to alleged infringement of third-party patents and other intellectual property rights, commercial, corporate and securities, labor and employment, wage and hour and other claims. Additionally, our participation in the waste and recycling industry, even though we are only an indirect market participant that does not own or operate any landfill or hauling operations, subjects us to additional claims that many other companies in other industries are not likely to face. Many of these matters raise complicated factual and legal issues and are subject to uncertainties and complexities, all of which make the matters costly and often divert management’s attention from day-to-day operations. For example, we may incur costs to defend against litigation brought by government agencies and private parties who allege we are in violation of our permits and applicable environmental laws and regulations, or who assert claims alleging nuisance, environmental damage, personal injury or property damage. Additionally, in recent years, wage and employment laws have changed regularly and become increasingly complex, which has fostered litigation, including purported class actions. The timing of the final resolutions to lawsuits, regulatory inquiries, and governmental and other legal proceedings is uncertain. We may be required to pay fines or judgments, which could be significant, or to implement corrective measures, or we may have our permits and licenses modified or revoked as a result of these actions. We establish accruals for our estimates of the costs associated with lawsuits, regulatory, governmental and other legal proceedings. We could underestimate such accruals. Such shortfalls could result in significant unanticipated charges to income. A significant judgment against us, the loss of a significant permit or license, or the imposition of a significant fine or other expenses in excess of any accrual or reserve could have a material adverse effect on our business, financial condition and results of operations. See Note 16 – Commitments and contingencies in our audited consolidated financial statements included elsewhere in this prospectus.

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Risks Related to Our Indebtedness

Our substantial levels of indebtedness could adversely affect our business.

As of June 30, 2022, we had approximately $111.7 million of indebtedness, consisting of $70.3 million in borrowings under our term loan (including a subordinated term loan in the amount of $20.0 million) and $41.4 million under our revolving credit facility. As of December 31, 2021, we had approximately $103.6 million of indebtedness, consisting of $73.7 million in borrowings under our term loan (including a subordinated term loan in the amount of $20.0 million) and $29.9 million under our revolving credit facility. Our indebtedness could have important consequences for us and our investors, including, but not limited to:

●	increasing our vulnerability to, and reducing our flexibility to respond to, general adverse economic and industry conditions;

●	requiring the dedication of a substantial portion of cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund operations, working capital, capital expenditures, acquisitions, joint ventures or other future business opportunities;

●	exposing us to the risk of increased interest rates on our borrowings under our credit facility, which is at variable rates of interest;

●	limiting flexibility in planning for, or reacting to, changes in our business, market conditions and the competitive environment, placing us at a competitive disadvantage compared to our competitors who are less highly leveraged; and

●	limiting our ability to borrow additional funds and increasing the cost of any such borrowing.

In addition, as our indebtedness matures, or if we are unable to service our high level of indebtedness, we may need to restructure or refinance all or a portion of our indebtedness, sell material assets or operations or raise additional debt or equity capital. We may not be able to effect any of these actions on a timely basis, on commercially reasonable terms, or at all, and these actions may not be sufficient to meet our capital requirements. Furthermore, we may not be able to invest in our business and as a result, we may not be able to achieve our forecasted results of operations.

The interest rates under our existing indebtedness are significant – LIBOR plus 9.5% for our term loan, 15.0% for our subordinated term loan and SOFR plus 4.6% for our revolving credit facility bears interest. Our ability to make payments on debt (including interest), to repay existing or future indebtedness when due, to fund operations and significant planned capital expenditures and to support our growth strategy will depend on our ability to generate cash in the future. Our ability to produce cash from operations is, and will be, subject to a number of risks, including those described above in “—Risks Related to Our Business and Industry” and elsewhere in this prospectus. Our ability to repay debt will also depend on external factors that are outside of our control, including economic, financial, competitive, legislative, regulatory and other factors. If we are unable to make required interest and principal payments on our indebtedness, it would result in an event of default under the agreements governing such indebtedness, which may result in the acceleration of some or all of our outstanding indebtedness and foreclosure on the assets that secure such indebtedness.

Although our debt agreements contain restrictions on the incurrence of additional indebtedness, the amount of indebtedness that could be incurred in the future in compliance with these restrictions could be substantial, thereby exacerbating the risks associated with our high level of indebtedness. For example, under our credit facility, we may borrow up to $20 million in the form of a term loan and, subject to outstanding letters of credit, up to $60 million under our revolving credit facility.

Any of the foregoing risks could adversely affect our business, financial condition and results of operations. For additional information on our indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Liquidity and Capital Resources” and Note 4 – Debt in our audited consolidated financial statements included elsewhere in this prospectus.

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The terms and covenants in our existing indebtedness restrict our ability to engage in some business and financial transactions, which could adversely affect our business.

Our credit facility has restrictive covenants that limit our and our subsidiaries’ ability to, among other things:

●	pay dividends, redeem capital stock and make other restricted payments and investments;

●	sell assets or merge, consolidate, or transfer all or substantially all of our subsidiaries’ assets;

●	engage in certain transactions with affiliates;

●	amend or otherwise modify our governing documents;

●	incur or guarantee additional debt;

●	impose dividend or other distribution restrictions on our subsidiaries; and

●	create liens on our subsidiaries’ assets.

In addition, our credit facility contains financial maintenance covenants that, among other things, require us to maintain minimum qualified billed and unbilled receivables and to not exceed a specified borrowing base or net leverage ratio tested at the end of each quarter. Among other things, we may not be able to borrow money under our credit facility if we are unable to comply with the financial and other covenants included therein. Our credit facility also contains certain customary representations and warranties, affirmative covenants and events of default with acceleration rights (including, among other things, an event of default upon a material adverse change in our business condition (financial or otherwise), operations, properties or prospects, change of management, or change of control). If an event of default occurs, our lenders will be entitled to take various actions, including the acceleration of amounts due under our credit facility and all actions permitted to be taken by a secured creditor. Our revolving credit facility also includes a lockbox arrangement, which provides for receipts to be swept daily to reduce borrowings outstanding at the discretion of the lender. Our term loan also includes a qualified equity contributions requirement of $50.0 million during the period on or prior to June 30, 2022 and, because the Mergers did not occur prior to this date, we did not satisfy the equity contributions requirement, giving the lender the right to use our available funds under our revolving credit facility as term loan collateral.

Any future debt that we incur may contain additional and more restrictive negative covenants and financial maintenance covenants. These restrictions could limit our ability to obtain debt financing, repurchase stock, pay dividends, refinance or pay principal on our outstanding debt, complete acquisitions for cash or debt or react to changes in our operating environment or the economy.

Our failure to comply with obligations under our credit facility or the agreements governing any future indebtedness may result in an event of default under the applicable agreement. A default, if not cured or waived, may permit acceleration of some or all of our other indebtedness and trigger other termination and similar rights under other contracts. We cannot be certain that we will be able to remedy any defaults and, if our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all, any of which could have a material adverse effect on our business, financial condition and results of operations.

The required interest payments on our indebtedness under the credit facility may be impacted by reforms related to the London Interbank Offered Rate (“LIBOR”). The variable interest rates applicable under the credit facility are linked to LIBOR as the benchmark rate for establishing such rates. Recent national, international, and other regulatory guidance and reform proposals regarding LIBOR are requiring certain LIBOR tenors to be discontinued or become unavailable by the end of 2021 and LIBOR to be fully discontinued or become unavailable as a benchmark rate by June 2023. Although one or more of our credit facilities includes mechanics to facilitate the adoption by us and our lenders of an alternative benchmark rate for use in place of LIBOR, no assurance can be made that such alternative benchmark rate will perform in a manner similar to LIBOR or result in interest rates that are at least as favorable to us as those that would have resulted had LIBOR remained in effect, which could result in an increase in our interest expense and other debt service obligations. In addition, the overall credit market may be disrupted as a result of the replacement of LIBOR or in the anticipation thereof, which could have an adverse impact on our ability to refinance, reprice, or amend our existing indebtedness or incur additional indebtedness on favorable terms or at all.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and Note 4 – Debt in our audited consolidated financial statements included elsewhere in this prospectus.

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Risks Relating to Ownership of Our Securities

Certain existing shareholders purchased Rubicon securities at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in Rubicon may not experience a similar rate of return.

Certain shareholders in Rubicon, including certain Selling Securityholders, acquired shares of Class A Common Stock (or Class B Units) or Private Warrants at prices below the current trading price of our Class A Common Stock and may experience a positive rate of return based on the current trading price. The Selling Securityholders acquired the securities offered for resale in exchange for services, or at effective purchase prices ranging from $0.003 to $11.50 per share. Given the relatively lower purchase prices that some of our shareholders paid to acquire securities and exercise prices that some of our shareholders may pay to exercise Private Warrants to acquire shares of Class A Common Stock compared to the current trading price of our shares of Class A Common Stock, these shareholders, some of whom are our Selling Securityholders, in some instances will earn a positive rate of return on their investment, which may be a significant positive rate of return, depending on the market price of our shares of Class A Common Stock at the time that such shareholders choose to sell their shares of Class A Common Stock. Investors who purchase our common stock on the NYSE following the Business Combination may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price.

Substantial future sales of shares of Class A Common Stock could cause the market price of our shares of common stock to decline.

We have agreed, at our expense, to prepare and file this registration statement with the SEC. The shares of Class A Common Stock being offered for resale in this prospectus represent approximately 61.4% of our total outstanding shares of Common Stock as of the date of this prospectus (after giving effect to the exercise of Warrants and issuance of Earn-Out Interests registered for resale in this prospectus). Additionally, if all the Warrants are exercised, the holders of such Warrants would own an additional 30,016,851 shares of Class A Common Stock, representing approximately 15.7% of our total shares of Common Stock outstanding following such exercise.

After it is effective and until such time that it is no longer effective, the registration statement will permit the resale of these securities. The resale, or expected or potential resale, of a substantial number of our shares of Class A Common Stock in the public market could adversely affect the market price for our shares of Class A Common Stock and make it more difficult for you to sell your shares of Class A Common Stock at times and prices that you feel are appropriate. Furthermore, we expect that, because there will be a large number of shares registered pursuant to this registration statement, Selling Securityholders will continue to offer the securities covered by this registration statement for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to a registration statement may continue for an extended period of time.

In addition, because the current market price of our Class A Common Stock is higher than the price certain Selling Securityholders paid for their securities, there is more likelihood that Selling Securityholders holding shares of Class A Common Stock will sell their shares as soon as this registration statement is declared effective and any applicable lock-up restrictions expire.

The issuances of additional shares of Class A Common Stock under certain of our contracts and arrangements may result in dilution of holders of Class A Common Stock and have a negative impact on the market price of the Class A Common Stock.

Pursuant to the Forward Purchase Agreement, we may issue up to $19.95 million of Reissued Shares for no additional consideration. As a result, the issuance of these shares will be below the current trading price of the Class A Common Stock. The timing and frequency in which we are obligated to issued Reissued Shares is solely dependent on the FPA Sellers and their decision to sell Subject Shares and at what price. Therefore, we cannot reasonably predict the amount and frequency in which Reissued Shares will be issued pursuant to the Forward Purchase Agreement, if any.

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Pursuant to certain deferred fee arrangements entered into with certain of our advisors in connection with the consummation of the Business Combination, we may issue an aggregate of approximately $23.1 million of shares of Class A Common Stock in satisfaction of the outstanding amounts owed thereunder pursuant to the terms therein (the “Deferred Fee Arrangements”). Under these arrangements, at our election, we may pay such amounts in cash and/or equity within four to six months following the Closing. We may not elect to pay such obligations in equity until October 14, 2022 (60 days following Closing), and any shares issued upon such election shall be issued at the ten trading-day VWAP prior to any such election. The timing, frequency, and the price at which we issue shares of Class A Common Stock are subject to market prices and management’s decision to repay such amount in equity, if at all. Any shares of Class A Common Stock issued pursuant to these arrangements will need to be registered for resale on a Form S-1 registration statement.

Assuming (a) that the full amounts with respect to the Forward Purchase Agreement and Deferred Fee Arrangements set forth above are paid in Class A Common Stock and (b) the 10-day VWAP in which we issue shares is $10.00, such additional issuances would represent in the aggregate approximately 4.3 million additional shares of Class A Common Stock or approximately 2.6% of the total number of shares of Common Stock outstanding at Closing, after giving effect to such issuances. If the 10 day VWAP price is $5.00, such additional issuances would represent in the aggregate approximately 8.6 million additional shares of Class A Common Stock or approximately 5.1% of the total number of shares of Common Stock outstanding at Closing, after giving effect to such issuances.

If and when we issue securities, such recipients, upon effectiveness of a Form S-1 registration statement registering such securities for resale, may resell all, some or none of such shares in their discretion and at different prices subject to the terms of the applicable agreement. As a result, investors who purchase shares from such recipients at different times will likely pay different prices for those shares, and so may experience different levels of dilution (and in some cases substantial dilution) and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase as a result of future sales made by Rubicon to such aforementioned parties or others at prices lower than the prices such investors paid for their shares. In addition, if we issue a substantial number of shares to such parties, or if investors expect that we will do so, the actual sales of shares or the mere existence of an arrangement with such parties may adversely affect the price of our securities or make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price, or at all.

The issuance, if any, of Class A Common Stock would not affect the rights or privileges of Rubicon’s existing stockholders, except that the economic and voting interests of existing stockholders would be diluted. Although the number of shares of Class A Common Stock that existing stockholders own would not decrease as a result of these additional issuances, the shares of Class A Common Stock owned by existing stockholders would represent a smaller percentage of the total outstanding shares of Class A Common Stock after any such issuance.

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The Warrants will become exercisable for Class A Common Stock, which may increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Rubicon has an aggregate of 30,016,851 Warrants issued and outstanding, representing the right to purchase an equivalent number of shares of Class A Common Stock, which will become exercisable on September 4, 2022 (30 days after the Closing Date) in accordance with the terms of the Warrant Agreement. The exercise price of the Warrants is $11.50 per share. To the extent such Warrants are exercised, additional shares of Class A Common Stock will be issued, which will result in dilution to Rubicon’s existing holders and, once registered, increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised could adversely affect the market price of Class A Common Stock. However, there is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

The Public Warrants may never be in the money, and they may expire worthless and the terms of such Public Warrants may be amended in a manner adverse to a holder if holders of at least a majority of the then-outstanding Public Warrants approve of such amendment

The Public Warrants were issued in registered form pursuant to the Warrant Agreement. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval of the holders of at least a majority of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least a majority of the then-outstanding Public Warrants approve of such amendment. Notwithstanding the foregoing, any amendment to the terms of the Private Warrants only requires the consent of the Company and the holders of a majority of the Private Warrants.

We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

Rubicon may redeem outstanding Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. Rubicon has the option to redeem not less than all of the outstanding Warrants at any time during the exercise period, at a price of $0.01 per Warrant, upon not less than 30 days’ prior written notice of redemption to each Warrant holder, (i) provided that the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share on each of 20 trading days within a 30 trading day period commencing after the Warrants become exercisable and ending on the third trading day prior to the notice of redemption to Warrant holders, and (ii) provided that there is an effective registration statement with respect to the Class A Common Stock underlying such Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption or Rubicon has elected to require the exercise of the Warrants on a “cashless basis.”

If and when the Warrants become redeemable by Rubicon, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants, or (iii) to accept the nominal redemption price which, at the time that the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants.

The value received upon exercise of the Warrants (1) may be less than the value the holders would have received if they had exercised their Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Warrants.

As of August 19, 2022, the last reported sale of price of the Class A Common Stock was $5.52 per share, which is below the threshold required for redemption.

In the event we elect to redeem the outstanding Warrants, we will mail notice of redemption by first class mail, postage prepaid, not less than thirty days prior to the redemption date to the registered holders of the Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in such manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice. If you do not exercise your Warrants prior to the redemption date, you would only receive the nominal redemption price for your Warrants upon surrender thereof.

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There can be no assurance that we will continue to comply with the continued listing standards of NYSE.

Our Class A Common Stock and Public Warrants are currently listed on NYSE. If NYSE delists Rubicon’s securities for failure to meet the continued listing standards, Rubicon and its stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that Class A Common Stock are a “penny stock” which would require brokers trading in Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since our Class A Common Stock and Public Warrants are listed on the NYSE, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if Rubicon was no longer listed on the NYSE, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

Under certain circumstances, holders of Rubicon Interests will be entitled to Earn-Out Interests, which will increase the number of shares eligible for future resale in the public market and result in dilution of our stockholders.

After the Closing, subject to the terms and conditions set forth in the Merger Agreement, the holders of Rubicon Interests (excluding, for the avoidance of doubt, Rubicon Phantom Unitholders and Rubicon Management Rollover Holders), as applicable, have a right to receive their pro rata portion of a number of Earn-Out Interests (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) as additional consideration based on the performance of the Class A Common Stock during the five (5) year period after the Closing. Blocked Unitholders immediately before the Closing will be entitled to receive a pro rata portion of 1,488,519 Earn-Out Class A Shares and Rubicon Continuing Unitholders immediately before the Closing will be entitled to receive a pro rata portion of 8,900,840 Earn-Out Units and an equivalent number of Earn-Out Class V Shares.

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Certain holders of Rubicon Interests will be entitled to a contingent right to receive Earn-Out Interests that is conditioned on specific circumstances, of which the occurrence is uncertain, and the failure of any of such circumstances to occur could create potential negative effects such as an increased risk of litigation.

Subject to the terms and conditions set forth in the Merger Agreement, the holders of Rubicon Interests (excluding, for the avoidance of doubt, Rubicon Phantom Unitholders and Rubicon Management Rollover Holders), as applicable, will be entitled to receive their pro rata portion of a number of Earn-Out Interests (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) as additional consideration based on the performance of the Class A Common Stock during the five (5) year period after the Closing (the “Earn-Out Period”), as set forth below upon satisfaction of any of the following conditions (each, an “Earn-Out Condition”):

(1) 50% of the Earn-Out Interests if the VWAP of the Class A Common Stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for twenty (20) of thirty (30) consecutive trading days during the Earn-Out Period;

(2) 50% of the Earn-Out Interests if the VWAP of the Class A Common Stock equals or exceeds $16.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for twenty (20) of any thirty (30) consecutive trading days during the Earn-Out Period.

Whether the Earn-Out Conditions will be met is uncertain and depends on factors that may be out of Rubicon’s direct control, such as market conditions and its stock price. The failure of either Earn-Out Condition to occur could give rise to potential litigation and other negative effects because of management’s business decisions, which may negatively impact Rubicon’s stock price.

A significant portion of the total outstanding shares of Class A Common Stock (or shares of Class A Common Stock that may be issued in the future pursuant to an exchange or redemption of Class B Units) are subject to lock-up restrictions, but may be sold into the market in the near future. This could cause the market price of our securities to drop significantly.

Pursuant to the Sponsor Agreement, the Sponsor and each Insider agreed not to transfer any Founder Class B Shares or Founder Private Placement Warrants (or any shares of Class A Common Stock issuable upon conversion or exercise thereof) until the earlier of (i) February 11, 2023 (180 days after the Closing Date) and (ii) the date after the Closing on which Rubicon completes a liquidation, merger, or similar transaction that results in all of Rubicon’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. Sponsor holds 6,746,250 shares of Class A Common Stock (after accounting for the forfeiture of 160,000 Founder Class B Shares pursuant to the Rubicon Equity Investment Agreement and 1,000,000 Founder Class B Shares pursuant to the Sponsor Forfeiture Agreement) and 12,623,125 Private Warrants (exercisable into 12,623,125 shares of Class A Common Stock).

Pursuant to the Lock-Up Agreements, each holder agreed to certain transfer restrictions with respect to its Class A Common Stock and/or Class B Units received as transaction consideration pursuant to the Merger Agreement, until the earlier of (i) February 11, 2023 (180 days after the Closing Date) and (ii) the date after the Closing on which Rubicon completes a liquidation, merger, or similar transaction that results in all of Rubicon’s stockholders having the right to exchange their equity holdings for cash, securities or other property. The holders of Rubicon Interests further agreed pursuant to the Lock-Up Agreements not to exchange Class B Units for Class A Common Stock during this restricted period. As of the Closing Date, there are approximately 138.5 million shares of Class A Common Stock (or Class B Units otherwise exchangeable for shares of Class A Common Stock) subject to these restrictions.

We entered into the following agreements whereby we issued or have agreed to issue unregistered securities that would require an effective registration statement on Form S-1 for the resale thereof:

●	Pursuant to the Subscription Agreements, Rubicon issued 12.1 million shares of Class A Common Stock to the PIPE Investors.

●	Pursuant to the Rubicon Equity Investment Agreement, Rubicon issued 160,000 shares of Class A Common Stock to the New Equity Holders.

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●	Pursuant to the Forward Purchase Agreement, Rubicon may issue up to $19.95 million of shares of Class A Common Stock to the FPA Sellers as Reissued Shares.

●	Pursuant to the Deferred Fee Arrangements, Rubicon may issue up to $23.1 million of shares of Class A Common Stock.

This registration statement of which this prospectus forms a part registers for resale the shares of Class A Common Stock issued to PIPE Investors and the New Equity Holders. Once these shares are registered for resale or in a primary offering, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

The market price and trading volume of Class A Common Stock may be volatile and could decline significantly following the Business Combination.

Stock markets, including the NYSE, the NYSE Amex and the Nasdaq Capital Market, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for Class A Common Stock and Public Warrants, the market price of Class A Common Stock and Public Warrants may be volatile and could decline significantly. In addition, the trading volume in Class A Common Stock and Public Warrants may fluctuate and cause significant price variations to occur. If the market price of Class A Common Stock and Public Warrants declines significantly, you may be unable to resell your shares and warrants at or above the market price of Class A Common Stock and Public Warrants as of the date of the consummation of the Business Combination. Founder cannot assure you that the market price of Class A Common Stock and Public Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	the realization of any of the risk factors presented in this prospectus;

●	actual or anticipated differences in our estimates, or in the estimates of analysts, for the Company’s revenues, results of operations, level of indebtedness, liquidity or financial condition;

●	additions and departures of key personnel;

●	failure to comply with the requirements of NYSE;

●	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

●	future issuances, sales or resales, or anticipated issuances, sales or resales, of Class A Common Stock;

●	perceptions of the investment opportunity associated with Class A Common Stock relative to other investment alternatives;

●	the performance and market valuations of other similar companies;

●	future announcements concerning Rubicon’s business or its competitors’ businesses;

●	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

●	speculation in the press or investment community;

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●	actual, potential or perceived control, accounting or reporting problems;

●	changes in accounting principles, policies and guidelines; and

●	general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism, including the outbreak of war in Ukraine.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and divert Rubicon’s management’s attention and resources, which could have a material adverse effect on Rubicon.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about us, our share price and trading volume could decline significantly.

The market for Class A Common Stock will depend in part on the research and reports that securities or industry analysts publish about Rubicon or its business. Securities and industry analysts do not currently, and may never, publish research on Rubicon. If no securities or industry analysts commence coverage of Rubicon, the market price and liquidity for Class A Common Stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover Rubicon downgrade their opinions about Class A Common Stock, publish inaccurate or unfavorable research about Rubicon, or cease publishing about Rubicon regularly, demand for Class A Common Stock could decrease, which might cause its share price and trading volume to decline significantly.

Future issuances of debt securities and equity securities may adversely affect us, including the market price of Class A Common Stock, and may be dilutive to existing stockholders.

There is no assurance that Rubicon will not incur debt or issue equity ranking senior to Class A Common Stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting Rubicon’s operating flexibility. Additionally, any convertible or exchangeable securities that Rubicon issues in the future may have rights, preferences and privileges more favorable than those of Class A Common Stock. Because Rubicon’s decision to issue debt or equity in the future will depend on market conditions and other factors beyond Rubicon’s control, it cannot predict or estimate the amount, timing, nature or success of Rubicon’s future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Class A Common Stock and be dilutive to existing stockholders.

We do not intend to pay cash dividends for the foreseeable future.

Subject to its obligations under the Tax Receivable Agreement, Rubicon currently intends to retain its future earnings, if any, to finance the further development and expansion of its business (including by re-investing such future earnings in Rubicon) and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be subject to the Tax Receivable Agreement, A&R LLCA, and at the discretion of the board of directors of Rubicon (the “Board”) and will depend on Rubicon’s financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as the Board deems relevant.

Rubicon is a holding company with no material assets other than its interest in Holdings LLC. We intend to cause Holdings LLC to make distributions to holders of Class A Units and Class B Units such that the total cash distribution from Holdings LLC to the holders is sufficient to enable each holder to pay all applicable taxes on taxable income allocable to such holder (the “Tax Distributions”). Rubicon will use the Tax Distributions to pay any taxes it owes and satisfy its obligations under the Tax Receivable Agreement. In addition, Holdings LLC is expected to reimburse Rubicon for corporate and other overhead expenses.

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The A&R LLCA provides that the Tax Distributions will be made to holders of Class A Units and Class B Units (including Rubicon) at the highest combined effective U.S. federal, state, and local marginal rate of tax applicable to an individual resident in the U.S. for the fiscal year. Rubicon anticipates that the Tax Distributions it will receive from Holdings LLC may, in certain periods, exceed Rubicon’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on the Class A Common Stock or to re-invest in Holdings LLC. Rubicon will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding Class A Units pursuant to the A&R LLCA, to maintain one-for-one parity between Class A Units held by Rubicon and shares of Class A Common Stock.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of Class A Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Rubicon may be the target of this type of litigation in the future. Securities litigation against Rubicon could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

Other Risks Related to Operating as a Public Company

Our management does not have prior experience in operating a public company.

Our management does not have prior experience in managing a publicly traded company. As such, the management team may encounter difficulties in successfully or effectively managing Rubicon’s transition to a public company and in complying with its reporting and other obligations under federal securities laws and other regulations and in connection with operating as a public company. Their lack of prior experience in dealing with the reporting and other obligations and laws pertaining to public companies could result in the management of Rubicon being required to devote significant time to these activities which may result in less time being devoted to the management and growth of Rubicon. Additionally, Rubicon will be required to hire additional personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies. Rubicon may be required to incur significant expense in connection with these efforts.

Rubicon will depend on distributions from Holdings LLC to pay any taxes and other expenses, including payments under the Tax Receivable Agreement.

Rubicon is a holding company and its only business is to act as the managing member of Holdings LLC, and its only material assets are Class A Units representing approximately 28.8% of the membership interests of Holdings LLC. Rubicon does not have any independent means of generating revenue. We anticipate that Holdings LLC will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to the members of Holdings LLC. Accordingly, Rubicon will be required to pay income taxes on its allocable share of any net taxable income of Holdings LLC. We intend to cause Holdings LLC to make pro rata distributions to each of its members, including Rubicon, in an amount intended to enable each member to pay all applicable taxes on taxable income allocable to such member and to allow Rubicon to make payments under the Tax Receivable Agreement. In addition, Holdings LLC will reimburse Rubicon for corporate and other overhead expenses. If the amount of tax distributions to be made exceeds the amount of funds available for distribution, Rubicon shall receive a tax distribution payment before the other members of Holdings LLC receive any distribution and the balance, if any, of funds available for distribution shall be distributed to the other members of Holdings LLC pro rata in accordance with their assumed tax liabilities. To the extent that Rubicon needs funds, and Holdings LLC is restricted from making such distributions under applicable laws or regulations, or is otherwise unable to provide such funds, it could materially and adversely affect Rubicon’s ability to pay taxes and other expenses, including payments under the Tax Receivable Agreement, and affect our liquidity and financial condition. Although we do not currently expect to pay dividends, such restrictions could also affect Rubicon’s ability to pay any dividends (if declared) in the future.

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Rubicon is required to pay to the TRA Holders most of the tax benefits Rubicon receives from tax basis step-ups (and certain other tax benefits) attributable to its acquisition of Legacy Rubicon Units in connection with the Business Combination and in the future, and the amount of those payments is expected to be substantial.

Rubicon has entered into the Tax Receivable Agreement with the TRA Holders. The Tax Receivable Agreement provides for payment by Rubicon to the TRA Holders of 85% of the amount of the net cash tax savings, if any, that Rubicon realizes (or, under certain circumstances, is deemed to realize) as a result of (i) increases in tax basis (and utilization of certain other tax benefits) resulting from Rubicon’s acquisition of preferred and common units of Holdings LLC (the “Legacy Rubicon Units”) in connection with the Business Combination and in Class B Unit future exchanges, (ii) certain favorable tax attributes (such as net operating losses attributable to pre-merger tax periods) Rubicon acquired in the Blocker Mergers and (iii) any payments Rubicon makes to the TRA Holders under the Tax Receivable Agreement (including tax benefits related to imputed interest). Rubicon will retain the benefit of the remaining 15% of these net cash tax savings.

The term of the Tax Receivable Agreement commenced upon the completion of the Business Combination and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or have expired, unless we exercise our right to terminate the Tax Receivable Agreement (or it is terminated due to a change in control or our breach of a material obligation thereunder), in which case Rubicon will be required to make the termination payment specified in the Tax Receivable Agreement. In addition, payments we make under the Tax Receivable Agreement will be increased by any interest accrued from the due date (without extensions) of the corresponding tax return.

The actual tax benefit, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, as further set forth in this prospectus. For the sake of illustration, assuming all outstanding Class B Units are exchanged for shares of Class A Common Stock, the estimated tax benefits to Rubicon subject to the Tax Receivable Agreement would be approximately $394.7 million and the related undiscounted payment to the TRA Holders equal to 85% of the benefit would be approximately $335.5 million, assuming (i) exchanges occurred on the same day, (ii) a share price of $10.00 per share of Class A Common Stock, (iii) no material changes in relevant tax law, (iv) a constant combined effective income tax rate of 24.017% and (v) that we have sufficient taxable income in each year to realize on a current basis the increased depreciation, amortization and other tax benefits that are the subject of the Tax Receivable Agreement. The actual future payments to the TRA Holders will vary based on the factors discussed below, and estimating the amount and timing of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, as the calculation of amounts payable depends on a variety of factors and future events. We expect to receive distributions from Holdings LLC in order to make any required payments under the Tax Receivable Agreement. However, we may need to incur debt to finance payments under the Tax Receivable Agreement to the extent such distributions or our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.

The actual tax benefit, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending on a number of factors, including the price of our Class A Common Stock at the time of the exchange; the timing of future exchanges; the extent to which exchanges are taxable; the amount and timing of the utilization of tax attributes; the amount, timing and character of Rubicon’s income; the U.S. federal, state and local tax rates then applicable; the depreciation and amortization periods that apply to the increases in tax basis; the timing and amount of any earlier payments that Rubicon may have made under the Tax Receivable Agreement; and the portion of Rubicon’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. As a result of the increases in the tax basis (including actual and deemed increases) of the tangible and intangible assets of Holdings LLC attributable to the initial acquisitions and exchanged Holdings LLC interests, the Blocker Mergers, and certain other tax benefits, the payments that Rubicon will be required to make to the beneficiaries under the Tax Receivable Agreement will be substantial. There may be a material negative effect on our financial condition and liquidity if, as described below, the payments under the Tax Receivable Agreement exceed the actual benefits Rubicon receives in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to Rubicon by Holdings LLC are not sufficient to permit Rubicon to make payments under the Tax Receivable Agreement.

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In certain circumstances, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual tax benefits, if any, that Rubicon actually realizes.

The Tax Receivable Agreement provides that if (i) Rubicon exercises its right to early termination of the Tax Receivable Agreement in whole (that is, with respect to all benefits due to all beneficiaries under the Tax Receivable Agreement) or in part (that is, with respect to some benefits due to all beneficiaries under the Tax Receivable Agreement), (ii) Rubicon experiences certain changes in control, (iii) the Tax Receivable Agreement is rejected in certain bankruptcy proceedings, (iv) Rubicon fails (subject to certain exceptions) to make a payment under the Tax Receivable Agreement within 180 days after the due date, or (v) Rubicon materially breaches its obligations under the Tax Receivable Agreement, Rubicon will be obligated to make an early termination payment to holders of rights under the Tax Receivable Agreement equal to the present value of all payments that would be required to be paid by Rubicon under the Tax Receivable Agreement. The amount of such payments will be determined on the basis of certain assumptions in the Tax Receivable Agreement, including (i) the assumption that Rubicon would have enough taxable income to fully utilize the tax benefit resulting from the tax assets that are the subject of the Tax Receivable Agreement, (ii) the assumption that any item of loss, deduction, or credit generated by a basis adjustment or imputed interest arising in a taxable year preceding the taxable year that includes an early termination will be used by Rubicon ratably from such taxable year through the earlier of (x) the scheduled expiration of such tax item or (y) 15 years; (iii) the assumption that any non-amortizable assets are deemed to be disposed of in a fully taxable transaction on the fifteenth anniversary of the earlier of the basis adjustment and the early termination date; (iv) the assumption that U.S. federal, state and local tax rates will be the same as in effect on the early termination date, unless scheduled to change; and (v) the assumption that any exchangeable units of Holdings LLC (other than those held by Rubicon) outstanding on the termination date are deemed to be exchanged for an amount equal to the market value of the corresponding number of shares of Class A Common Stock on the termination date. Any early termination payment may be made significantly in advance of the actual realization, if any, of the future tax benefits to which the termination payment relates. The amount of the early termination payment is determined by discounting the present value of all payments that would be required to be paid by Rubicon under the Tax Receivable Agreement at a rate equal to the lesser of (a) 6.5% and (b) LIBOR (as defined in the Tax Receivable Agreement), plus 400 basis points.

Moreover, as a result of an elective early termination, a change in control or Rubicon’s material breach of its obligations under the Tax Receivable Agreement, Rubicon could be required to make payments under the Tax Receivable Agreement that exceed its actual cash savings. Thus, Rubicon’s obligations under the Tax Receivable Agreement could have a substantial negative effect on its financial condition and liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control. We cannot assure you that we will be able to finance any early termination payment. It is also possible that the actual benefits ultimately realized by us may be significantly less than were projected in the computation of the early termination payment. We will not be reimbursed if the actual benefits ultimately realized by us are less than were projected in the computation of the early termination payment.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we will determine and the Internal Revenue Service (“IRS”) or another tax authority may challenge all or part of the tax basis increases, as well as other related tax positions we take, and a court could sustain such challenge. If any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed, Rubicon would be entitled to reduce future amounts otherwise payable to a holder of rights under the Tax Receivable Agreement to the extent the holder has received excess payments. However, the required final and binding determination that a holder of rights under the applicable Tax Receivable Agreement has received excess payments may not be made for a number of years following commencement of any challenge, and Rubicon will not be permitted to reduce its payments under the Tax Receivable Agreement until there has been a final and binding determination, by which time sufficient subsequent payments under such Tax Receivable Agreement may not be available to offset prior payments for disallowed benefits. Rubicon will not be reimbursed for any payments previously made under the Tax Receivable Agreement if the basis increases described above are successfully challenged by the IRS or another taxing authority. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement that are significantly in excess of the benefit that Rubicon actually realizes in respect of the increases in tax basis (and utilization of certain other tax benefits) and Rubicon may not be able to recoup those payments, which could adversely affect Rubicon’s financial condition and liquidity.

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In certain circumstances, Holdings LLC will be required to make distributions to us and the continuing members of Holdings LLC, and the distributions that Holdings LLC will be required to make may be substantial.

Holdings LLC is expected to continue to be treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to U.S. federal income tax. Instead, taxable income will be allocated to its members, including Rubicon. Pursuant to the A&R LLCA, Holdings LLC will make pro rata tax distributions to its members, including Rubicon, which generally will be pro rata based on the ownership of Holdings LLC units, calculated using an assumed tax rate, to enable each of the members to pay taxes on that member’s allocable share of Holdings LLC’s net taxable income. Under applicable tax rules, Holdings LLC is required to allocate net taxable income disproportionately to its members in certain circumstances. Because tax distributions will be determined based on assumptions, including an assumed tax rate that is the highest combined effective marginal tax rate applicable to an individual resident in the U.S. for the taxable year, but will be made pro rata based on ownership of Holdings LLC units, Holdings LLC will be required to make tax distributions that, in the aggregate, will likely exceed the aggregate amount of taxes payable by its members with respect to the allocation of Holdings LLC’s income.

Funds used by Holdings LLC to satisfy its tax distribution obligations will generally not be available for reinvestment in its business and these the tax distributions Holdings LLC will be required to make may be substantial.

As a result of potential differences in the amount of net taxable income allocable to us and to other members of Holdings LLC, as well as the use of an assumed tax rate in calculating Holdings LLC’s Tax Distribution obligations, we may receive distributions significantly in excess of our tax liabilities and obligations to make payments under the Tax Receivable Agreement. We may choose to manage these excess distributions through a number of different approaches, including through the payment of dividends to our holders of Class A Common Stock or by applying them to other corporate purposes.

The IRS might challenge the tax basis step-ups and other tax benefits we receive in connection with the Business Combination and the related transactions and in connection with future acquisitions of Class B Units.

The Rubicon Continuing Unitholders may exchange Class B Units for shares of our Class A Common Stock in the future or, at the election of Rubicon in its sole discretion, for cash. The Blocker Mergers and exchanges by Rubicon Continuing Unitholders in the future may result in increases in the tax basis of the assets of Holdings LLC that otherwise would not have been available. These increases in tax basis are expected to increase, or deemed to increase (for U.S. tax purposes) Rubicon’s depreciation and amortization and, together with other tax benefits, reduce the amount of tax that Rubicon would otherwise be required to pay, although it is possible that the IRS might challenge all or part of these tax basis increases or other tax benefits, and a court might sustain such a challenge. Rubicon’s ability to achieve benefits from any tax basis increases or other tax benefits will depend upon a number of factors, as discussed below, including the timing and amount of our future income. We will not be reimbursed for any payments previously made under the Tax Receivable Agreement if the basis increases or other tax benefits described above are successfully challenged by the IRS or another taxing authority (other than by an off-set against future payments under the Tax Receivable Agreement). As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of our ultimate cash tax savings.

We may incur tax and other liabilities attributable to Blocked Unitholders as a result of certain reorganization transactions.

In connection with the Blocker Mergers, Rubicon will issue Blocked Unitholders shares of Class A Common Stock as merger consideration. As the successor to these merged entities, Rubicon generally will succeed to and be responsible for any outstanding or historical tax or other liabilities of the Blocker Companies, including any liabilities incurred as a result of the Blocker Mergers. Any such liabilities for which Rubicon is responsible could have an adverse effect on our liquidity and financial condition.

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Future changes to tax laws or our effective tax rate could materially and adversely affect our company and reduce net returns to our stockholders.

Our tax treatment is subject to the enactment of, or changes in, tax laws, regulations and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration and the practices of tax authorities in various jurisdictions, all of which could change on a prospective or retroactive basis. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid, or the taxation of partnerships and other passthrough entities. We are unable to predict what tax reform may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices, could affect our financial position and overall or effective tax rates in the future, reduce post-tax returns to our stockholders, and increase the complexity, burden and cost of tax compliance.

Our businesses are subject to income taxation in the United States. Tax rates at the federal, state and local levels in the United States may be subject to significant change. If our effective tax rate increases, our operating results and cash flow could be adversely affected. Our effective income tax rate can vary significantly between periods due to a number of complex factors, including projected levels of taxable income in each jurisdiction, tax audits conducted and settled by various tax authorities, and adjustments to income taxes upon finalization of income tax returns.

We may be required to pay additional taxes because of the U.S. federal partnership audit rules and potentially also state and local tax rules.

Under the U.S. federal partnership audit rules, subject to certain exceptions, audit adjustments to items of income, gain, loss, deduction, or credit of an entity (and any holder’s share thereof) are determined, and taxes, interest, and penalties attributable thereto, are assessed and collected at the entity level. Holdings LLC (or any of its applicable subsidiaries or other entities in which Holdings LLC directly or indirectly invests that are classified as partnerships for U.S. federal income tax purposes) may be required to pay additional taxes, interest and penalties as a result of an audit adjustment, and Rubicon, as a member of Holdings LLC (or such other entities), could be required to indirectly bear the economic burden of those taxes, interest, and penalties even though we may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Audit adjustments for state or local tax purposes similarly could result in Holdings LLC (or any of its applicable subsidiaries or other entities in which Holdings LLC directly or indirectly invests) being required to pay or indirectly bear the economic burden of state or local taxes and associated interest and penalties.

Under certain circumstances, Holdings LLC or an entity in which Holdings LLC directly or indirectly invests may be eligible to make an election to cause members of Holdings LLC (or such other entity) to take into account the amount of any understatement, including any interest and penalties, in accordance with such member’s share in Holdings LLC in the year under audit. We will decide whether or not to cause Holdings LLC to make this election (subject to the terms of the A&R LLCA); however, there are circumstances in which the election may not be available and, in the case of an entity in which Holdings LLC directly or indirectly invests, such decision may be outside of our control. If Holdings LLC or an entity in which Holdings LLC directly or indirectly invests does not make this election, the then-current members of Holdings LLC (including Rubicon) could economically bear the burden of the understatement.

If Holdings LLC were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, Rubicon and Holdings LLC might be subject to potentially significant tax inefficiencies, and Rubicon would not be able to recover payments previously made by it under the Tax Receivable Agreement, even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

We intend to operate such that Holdings LLC does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is an entity that otherwise would be treated as a partnership for U.S. federal income tax purposes, the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. From time to time the U.S. Congress has considered legislation to change the tax treatment of partnerships and there can be no assurance that any such legislation will not be enacted or if enacted will not be adverse to us.

If Holdings LLC were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for Rubicon and Holdings LLC, including as a result of Rubicon’s inability to file a consolidated U.S. federal income tax return with Holdings LLC. In addition, Rubicon may not be able to realize tax benefits covered under the Tax Receivable Agreement and would not be able to recover any payments previously made by it under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of Holdings LLC’s assets) were subsequently determined to have been unavailable.

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USE OF PROCEEDS

All of the Class A Common Stock and Private Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. The Company will not receive any of the proceeds from these sales.

The Company will receive up to an aggregate of approximately $163.4 million from the exercise of the Private Warrants, assuming the exercise in full of all of the Private Warrants for cash. Unless we inform you otherwise in a prospectus supplement, the Company intends to use the net proceeds from the exercise of such Private Warrants for general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. The Company will have broad discretion over the use of proceeds from the exercise of the Private Warrants. There is no assurance that the holders of the Private Warrants will elect to exercise any or all of such Private Warrants.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities covered by this prospectus. Pursuant to the A&R Registration Rights Agreement, we will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm. See “Shares Eligible for Future Sale—Registration Rights” for additional information regarding our obligations under the A&R Registration Rights Agreement.

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DIVIDEND POLICY

We have not paid any cash dividends on Common Stock to date. The Board may from time to time consider whether or not to institute a dividend policy. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Board, subject to restrictions under Delaware law. The Company’s ability to declare dividends will also be limited by restrictive covenants pursuant to existing and any future debt financing.

We are a holding company with no material assets other than our interest in Holdings LLC. We intend to cause Holdings LLC to make distributions to holders of Class A Units and Class B Units in amounts such that the total cash distributions from Holdings LLC to the holders are sufficient to enable each holder to pay all applicable taxes on taxable income allocable to such holder and other obligations under the Tax Receivable Agreement as well as any cash dividends declared by us.

The A&R LLCA generally provides that pro rata cash Tax Distributions will be made to holders of Class A Units and Class B Units (including Rubicon) at certain assumed tax rates. We anticipate that the distributions we will receive from Holdings LLC may, in certain periods, exceed our actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on the Class A Common Stock. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding Class A Units pursuant to the A&R LLCA, to maintain one-for-one parity between Class A Units held by us and shares of Class A Common Stock.

See “Description of Securities—Capital Stock.”

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Capitalized terms used but not defined herein shall have the meanings ascribed to them in this prospectus.

We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Mergers. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 combines the historical unaudited balance sheet of Founder as of June 30, 2022 with the historical unaudited consolidated balance sheet of Holdings LLC as of June 30, 2022, giving effect to the Mergers as if they had been consummated on that date.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 combines the historical unaudited statement of operations of Founder for the six months ended June 30, 2022 with the historical unaudited consolidated statement of operations of Holdings LLC for the six months ended June 30, 2022. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2021 combines the historical audited statement of operations of Founder for the period from April 26, 2021 (inception) through December 31, 2021 with the historical audited consolidated statement of operations of Holdings LLC for the fiscal year ended December 31, 2021. The unaudited pro forma statements of operations give effect to the Mergers as if they had been consummated on January 1, 2021.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in and/or incorporated by reference into the prospectus to which this Unaudited Pro Forma Condensed Combined Financial Information is attached:

●	The historical unaudited financial statements of Founder as of and for the six months ended June 30, 2022, and the historical audited consolidated financial statements of Founder as of and for the period from April 26, 2021 (inception) through December 31, 2021; and

●	The historical unaudited condensed financial statements of Holdings LLC as of and for the six months ended June 30, 2022, and the historical audited condensed financial statements of Holdings LLC as of and for the fiscal year ended December 31, 2021.

The foregoing historical financial statements have been prepared in accordance with GAAP.

The unaudited pro forma condensed combined financial information should also be read together with the audited and unaudited historical condensed financial statements of each of Holdings LLC and Founder and the accompanying notes, as well as the disclosures contained in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information included elsewhere in and/or incorporated by reference into this prospectus.

Description of the Mergers

On December 15, 2021, Founder entered into the Merger Agreement with Merger Sub, Holdings LLC, and the other parties thereto, whereby, among other things, (i) Founder, a Cayman Islands exempted company, redomesticated as a Delaware corporation, and in connection therewith was renamed “Rubicon Technologies, Inc.” and (ii) Merger Sub merged with and into Holdings LLC, with Holdings LLC surviving the merger as a wholly owned subsidiary of Rubicon. Immediately prior to the redomestication, Holdings LLC changed its name to “Rubicon Technologies Holdings, LLC.”

Pursuant to the Merger Agreement, in consideration of the transactions set forth above, Holdings LLC equity holders received Class A Common Stock, Class V Common Stock and/or Class B Units, in each case as set forth in the Merger Agreement and as further described elsewhere in this prospectus. The aggregate merger consideration issued to Holdings LLC equity holders at Closing was 19,846,915 shares of Class A Common Stock at a deemed value of $10.00 per share and 118,677,877 contingently redeemable Class B Units (and an equivalent number of Class V Common Stock) at a deemed value of $10.00 per share, for an aggregate merger consideration of $1,385.3 million. Of these, 4,265,971 contingently redeemable Class B Units (and an equivalent number of Class V Common Stock) are held in reserve by Rubicon to be issued to certain former Holdings LLC equity holders as merger consideration upon completion of the requisite letters of transmittal and related documentation, in each case, as required by the Merger Agreement.

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In connection with Closing, Rubicon issued 160,000 shares of Class A Common Stock to certain investors pursuant to the Rubicon Equity Investment Agreement, and 160,000 Founder Class B Shares were forfeited by Sponsor immediately prior to the Closing. In addition, pursuant to the Sponsor Forfeiture Agreement, Sponsor forfeited an additional 1,000,000 Founder Class B Shares immediately prior to the Closing. After giving effect to this forfeiture and the forfeiture under the Rubicon Equity Investment Agreement, Sponsor held 6,746,250 Founder Class B Shares, which converted to 6,746,250 shares of Class A Common Stock at the time of the Domestication. In connection with the Closing, Rubicon issued to the PIPE Investors an additional 12,100,000 shares of Class A Common Stock (at a price of $10.00 per share), for a total aggregate purchase price of $121.0 million.

Accounting for the Mergers

The Mergers will be accounted for akin to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. The Mergers will not be treated as a change in control of Holdings LLC as RGH, Inc. controlled (x) Holdings LLC through its rights to nominate the majority of the members of the board of managers of Holdings LLC under Holdings LLC’s existing operating agreement and (y) Rubicon through its control of the board of managers of Holdings LLC and, pursuant to Section 8.7(a)(i) of the Merger Agreement, such board’s right prior to Closing to nominate seven of the nine initial directors to be appointed to the Board effective upon the Closing (the “Rubicon Nominees”). Pursuant to Section 8.7(a)(i) of the Merger Agreement, effective at the Closing, one of the Rubicon Nominees serves as the chairman of the Board and all Rubicon Nominees continue to control and serve on the Board until at least the 2023 annual shareholder meeting of Rubicon. Under the guidance in ASC 805 for transactions between entities under common control, the assets, liabilities, and noncontrolling interests of Holdings LLC and Founder are recognized at their carrying amounts on the date of the Mergers.

Under this method of accounting, Founder will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Mergers will be treated as the equivalent of Holdings LLC issuing stock for the net assets of Founder, accompanied by a recapitalization. The net assets of Founder will be stated at their historical value within the pro formas with no goodwill or other intangible assets recorded.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Mergers and the PIPE Financing. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon the Closing.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and does not necessarily reflect what Rubicon’s financial condition or results of operations would have been had the Mergers occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Rubicon. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. Founder and Holdings LLC have not had any historical relationship prior to the Mergers. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

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Unaudited Pro Forma Condensed Balance Sheet

As of June 30, 2022

(In thousands)

	Founder SPAC (as reported)	Rubicon Technologies, LLC (as reported)	Transaction Adjustments		Pro Forma Combined

ASSETS
Current assets
Cash and cash equivalents	9	6,882	(1,124	)(c)	79,039
			321,264	(d)
			121,000	(e)
			(246,032	)(f)
			(25,353	)(g)
			(28,892	)(i)
			(68,715	)(m)
Accounts receivable, net	-	47,598			47,598
Contract assets	-	62,143			62,143
Prepaid expenses	512	5,923			6,435
Other current assets	-	1,909			1,909
Total current assets	521	124,455	72,148		197,124

Property and Equipment, net	-	2,600			2,600

Other Assets
Operating right-of-use assets	-	3,398			3,398
Other noncurrent assets (b)	146	7,151	(4,183	)(g)	3,114
Goodwill	-	32,132			32,132
Intangible assets, net	-	12,490			12,490
Derivative asset	-	-	16,615	(m)	16,615
Marketable securities held in Trust Account	321,264	-	(321,264	)(d)	-

Total assets	321,931	182,226	(236,684)		267,473

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	-	70,844	(1,919	)(g)	68,925
Line of credit	-	41,426			41,426
Accrued expenses and other current liabilities	146	80,048	46,617	(g)	129,811
			3,000	(i)
Deferred compensation	-	12,892	(12,892	)(j)	-
Contract liabilities	-	4,690			4,690
Operating lease liabilities, current	-	1,596			1,596
Warrant liabilities	-	1,890			1,890
Simple agreement for future equity (SAFE)	-	8,800			8,800
Current portion of long-term debt, net of debt issuance costs	-	23,540			23,540
Due to Sponsor	103	-			103
Total current liabilities	249	245,726	34,806		280,781

Long-Term Liabilities
Deferred income taxes	-	218			218
Operating lease liabilities, noncurrent	-	2,838			2,838
Long-term debt, net of issuance costs	-	46,710			46,710
Other long-term liabilities	-	467	45,200	(h)	36,867
			(8,800	)(n)
Deferred underwriting commissions	11,069	-	(11,069	)(g)	-
Total Long-Term Liabilities	11,069	50,233	25,331		86,633
Total Liabilities	11,318	295,959	60,137		367,414

Commitments and Contingencies
Class A common stock; 31,625,000 shares subject to possible redemption at $10.15 per share	320,994	-	(320,994	)(f)	-

Members / Shareholders’ equity:
Class A common stock	-	-	2	(a)	5
			1	(e)
			1	(f)
			1	(l)
Class V Common Stock, $0.0001 par value; 118,593,980 issued and outstanding	-	-	12	(a)	12
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,906,250 shares issued and outstanding	1	-	(1	)(l)	-
Additional Paid-in capital	-	-	(14	)(a)	400,759
			77,524	(c)
			120,999	(e)
			74,961	(f)
			(63,165	)(g)
			15,175	(j)
			88,256	(k)
			8,800	(n)
			78,223	(o)
Accumulated deficit	(10,382)	(113,733)	(77,524	)(c)	(422,494)
			(1,124	)(c)
			(2,283	)(j)
			(45,200	)(h)
			(31,892	)(i)
			(88,256	)(k)
			(52,100	)(m)
Total members / shareholders’ equity attributable to Rubicon Technologies, LLC / Rubicon Technologies, Inc.	(10,381)	(113,733)	102,396		(21,718)
Non-Controlling Interests			(78,223	)(o)	(78,223)
Total members’ / stockholders’ equity	(10,381)	(113,733)	24,173		(99,941)

Total liabilities, preferred units, and shareholders’ equity	321,931	182,226	(236,684)		267,473

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Unaudited Pro Forma Condensed Statement of Operations

For the Six Months Ended June 30, 2022

(In thousands, except share and per share amounts)

	Founder SPAC (as reported)	Rubicon Technologies, LLC (as reported)	Transaction Adjustments		Pro Forma Combined

Revenue
Service	-	274,966			274,966
Recyclable commodity	-	49,446			49,446
Total Revenue	-	324,412	-		324,412

Costs and Expenses
Cost of revenue (exclusive of amortization and depreciation)
Service	-	265,878			265,878
Recyclable commodity	-	45,622			45,622
Total cost of revenue (exclusive of amortization and depreciation)	-	311,500	-		311,500
Sales and marketing	-	8,496			8,496
Product development	-	18,533			18,533
General and administrative	-	25,880	8,036	(jj)	33,916
Amortization and depreciation	-	2,892			2,892
Formation and operating costs	1,059	-			1,059
Total Costs and Expenses	1,059	367,301	8,036		376,396
Loss from operations	(1,059)	(42,889)	(8,036)		(51,984)

Other Income (Expense):
Interest earned	248	-	(248	)(hh)	-
Gain on forgiveness of debt	-	-			-
Change in fair value of warrant liabilities	-	(510)			(510)
Excess fair value over the consideration received for SAFE	-	(800)			(800)
Other expense	-	(687)			(687)
Interest expense	-	(7,686)			(7,686)
Total Other Expense	248	(9,683)	(248)		(9,683)

Income before income taxes	(811)	(52,572)	(8,284)		(61,667)
Income tax expense (benefit)	-	41	41	(bb)	82
Net income (loss)	(811)	(52,613)	(8,325)		(61,749)
Net income (loss) attributable to non-controlling interests, net of tax	-	-	(44,420	)(dd)	(44,420)
Net Income attributable to Rubicon Technologies Inc.	(811)	(52,613)	36,095		(17,329)
Basic and diluted loss per share - Class A redeemable common stock	(0.02)
Weighted average shares outstanding of Class A redeemable common stock	31,625,000
Basic and diluted loss per share - Class B common stock	(0.02)
Weighted average shares outstanding of Class B common stock	7,906,250
Basic and diluted loss per share, non-redeemable Class A common stock		(1.57)			(0.37	)(kk)
Weighted average shares outstanding, Class A common stock		33,509,272			46,300,005	(kk)

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Unaudited Pro Forma Condensed Statement of Operations

For the Year Ended December 31, 2021

(In thousands, except share and per share amounts)

	Founder SPAC	Rubicon Technologies, LLC (as reported)	Transaction Adjustments		Pro Forma Combined

Revenue
Service	-	500,911			500,911
Recyclable commodity	-	82,139			82,139
Total Revenue	-	583,050	-		583,050

Costs and Expenses
Cost of revenue (exclusive of amortization and depreciation)
Service	-	481,642			481,642
Recyclable commodity	-	77,030			77,030
Total cost of revenue (exclusive of amortization and depreciation)	-	558,672	-		558,672
Sales and marketing	-	14,457			14,457
Product development	-	22,485			22,485
General and administrative	-	52,915	2,283	(aa)	315,265
			77,524	(ee)
			1,124	(ee)
			31,892	(ff)
			45,200	(gg)
			88,256	(ii)
			16,071	(jj)
Amortization and depreciation	-	7,128			7,128
Formation and operating costs	938	-			938
Total Costs and Expenses	938	655,657	262,350		918,945
Loss from operations	(938)	(72,607)	(262,350)		(335,895)

Other Income (Expense):
Interest earned	22	2	(22	)(hh)	2
Gain on forgiveness of debt	-	10,900			10,900
Change in fair value of warrants	-	(606)			(606)
Other expense	-	(1,055)	(52,100	)(cc)	(53,155)
Interest expense	-	(11,455)			(11,455)
Total Other Expense	22	(2,214)	(52,122)		(54,314)

Income before income taxes	(916)	(74,821)	(314,472)		(390,209)
Income tax expense (benefit)	-	(1,670)	76	(bb)	(1,594)
Net income (loss)	(916)	(73,151)	(314,548)		(388,615)
Net income (loss) attributable to non-controlling interests, net of tax	-	-	(279,553	)(dd)	(279,553)
Net Income attributable to Rubicon Technologies Inc.	(916)	(73,151)	(34,995)		(109,062)
Basic and diluted loss per share - Class A redeemable common stock	0.02
Weighted average shares outstanding of Class A redeemable common stock	9,271,586
Basic and diluted loss per share - Class B common stock	(0.14)
Weighted average shares outstanding of Class B common stock	7,906,250
Basic and diluted loss per share, non-redeemable Class A common stock		(2.21)			(2.36	)(kk)
Weighted average shares outstanding, Class A common stock		33,048,809			46,300,005	(kk)

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NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Mergers had been consummated on June 30, 2022, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Mergers had been consummated on January 1, 2021, in the case of the unaudited pro forma condensed combined statement of operations, as this is the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

The Mergers will be accounted for as a common control transaction, with no goodwill or other intangible assets recorded, in accordance with GAAP. As the Mergers represent a common control transaction from an accounting perspective, the Mergers will be treated similar to a reverse recapitalization. Holdings LLC has been determined to be the predecessor to the combined entity.

Under this method of accounting, Founder will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Mergers will be treated as the equivalent of Holdings LLC issuing stock for the net assets of Founder, accompanied by a recapitalization. The net assets of Founder will be stated at their historical value within the pro formas with no goodwill or other intangible assets recorded.

The pro forma adjustments represent management’s estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any tax impacts associated with the pro forma adjustments. There is no expectation that the related tax benefit would be realizable, and Holdings LLC currently records a full valuation allowance.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the combined entity’s additional paid-in capital and are assumed to be cash settled.

2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed consolidated combined balance sheet as of June 30, 2022 are as follows:

(a)

Represents issuance of 19.8 million shares of Class A Common Stock and 118.7 million shares of Class V Common Stock to Holdings LLC equity holders as consideration for the Mergers.

An accounting analysis was performed, and it was determined that Class V Common Stock should be classified as permanent equity. This is primarily due to the fact that, in accordance with Article 11 of the A&R LLCA, the holders of Class B Units will have the right, at quarterly exchange dates set by Holdings LLC or prior to certain extraordinary transactions, to cause Holdings LLC to redeem these units, together with an equal number of Class V Common Stock, in exchange for an equal number of shares of Class A Common Stock or cash. Rubicon has the option to satisfy any redemption either through exchanging cash or Class A Common Stock; however, any cash redemption is limited to the cash proceeds to be received from a new permanent equity offering through concurrent issuance of Class A Common Stock.

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(b)

Pursuant to the Merger Agreement, in consideration of the transactions set forth above, Founder acquired various unit interests of Holdings LLC, and will succeed to their aggregate historical tax basis. The total tax benefit from such historical tax basis, including any increases thereto as a result of the transactions and the existing tax attributes, will be amortized over 15 years pursuant to IRC section 197. It is more likely than not that we will not realize the tax benefit of any deferred tax assets resulting from the transactions, and therefore we have recorded a full valuation allowance. As a result, the pro forma consolidated balance sheet does not reflect an adjustment for deferred taxes.

In addition, prior to the completion of this offering, we entered into a Tax Receivable Agreement with certain of our pre-Closing owners that provides for the payment by Rubicon to such pre-Closing owners of 85% of the benefits, if any, that Rubicon actually realizes, or is deemed to realize. Amounts contingently payable under the Tax Receivable Agreement are contingent upon, among other things, generation of sufficient future taxable income during the term of the Tax Receivable Agreement. As such, we determined there is no resulting liability related to the Tax Receivable Agreement arising from the transactions as the associated deferred tax assets are fully offset by a valuation allowance.

However, if all of the pre-Closing owners were to exchange or sell us all of their Class B Units, we would recognize a deferred tax asset of approximately $394.7 million and a liability under the Tax Receivable Agreement of approximately $335.5 million, assuming: (i) all exchanges or purchases occurred on the same day; (ii) a price of $10 per share; (iii) a constant corporate tax rate of 24.017%; (iv) that we will have sufficient taxable income to fully utilize the tax benefits; and (v) no material changes in tax law. These amounts are estimates and have been prepared for illustrative purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price per share of our Class A Common Stock at the time of the exchange, and the tax rates then in effect.

(c)	In connection with the Mergers, those incentive units issued pursuant to the Rubicon Global Holdings, LLC Profits Participation Plan, dated December 11, 2014 prior to the Closing (“Legacy Rubicon Incentive Units”) were amended to permit acceleration. An assessment was performed, and it was determined that this amendment should be treated as a modification under ASC 718 for accounting purposes and that the award should be equity classified. As such, the modification resulted in the recognition of additional paid in capital and compensation expense, presented herein as an impact to accumulated deficit, related to the modification of the Legacy Rubicon Incentive Units in the amount of $78.2 million. The related nonrecurring expense incurred from grant date to Closing for these awards was recorded via adjustment (ee).

The pro forma adjustment of $1.1 million represents the employer portion of payroll taxes of the vested Legacy Rubicon Incentive Units incurred in connection with the consummation of this offering and the modification of the Legacy Rubicon Incentive Units, discussed above.

(d)	Reflects the reclassification of cash and marketable securities held in short-term investments that became available in conjunction with the Mergers.

(e)	Represents the pro forma adjustment to record the proceeds of $121.0 million from the PIPE Financing and the issuance of 12.1 million shares of Class A Common Stock to the PIPE Investors.

(f)	Reflects the reclassification of Founder Class A Shares subject to possible redemption from temporary equity into permanent equity and issuance of related shares of Class A Common Stock, after reflecting cash redemptions by Founder shareholders in connection with the Closing.

(g)	Represents the pro forma adjustment to record transaction costs of $63.2 million. Holdings LLC had incurred $4.2 million in transaction costs, including legal, accounting and other related costs, which have been recorded in other non-current assets on the balance sheet as of June 30, 2022; of this amount, $1.9 million was unpaid and remained in accounts payable as of June 30, 2022. Founder had incurred and accrued for $11.1 million in deferred underwriting commissions on the balance sheet as of June 30, 2022. Of the total transaction costs, $46.6 million of deferred underwriting fees and other transaction costs will be settled following the Closing in the form of either cash or Class A Common Stock at the option of Rubicon.

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(h)	Represents the pro forma adjustment to record the earnout of Class A Common Stock, as contemplated by the Merger Agreement. An accounting analysis was performed, and it was determined that the earnout should be classified as a liability.

(i)	Represents the pro forma adjustment to record $28.9 million of management incentive compensation related to the transaction, which was paid to employees in cash at the Closing, as well as additional discretionary bonuses in the amount of $3.0 million to be paid to employees following the Closing. Both of these payments were determined to represent compensation expense under ASC 718; however, only management incentive compensation was determined to represent consideration associated with the Mergers.

(j)	In connection with the Mergers, phantom units granted pursuant to the Rubicon Global Holdings, LLC Unit Appreciation Rights Plan, dated December 11, 2014 (“Legacy Rubicon Phantom Units”) were amended to permit acceleration. An assessment was performed, and it was determined that this amendment should be treated as a modification under ASC 718 for accounting purposes and that the awards should be equity classified. As such, the deferred compensation liability previously recorded associated with the awards in the amount of $12.9 million is reclassified to equity. Additionally, the modification resulted in the recognition of additional paid in capital and compensation expense, presented herein as an impact to accumulated deficit, related to the modification of Legacy Rubicon Phantom Units held by current employees in the amount of $2.3 million. These awards vest over the six months following Closing. As the only condition for these awards to vest is the passage of time, they are considered outstanding from an accounting perspective. The related nonrecurring expense incurred from grant date to Closing for these awards was recorded via adjustment (aa).

(k)	In connection with the Mergers, certain Rubicon current and former employees received a future right to new RSU awards to be issued following the filing of an effective Form S-8 registration statement, which will vest over a period of six months following the Closing. As the only condition for these awards to vest is the passage of time, they are considered outstanding from an accounting perspective. The related nonrecurring expense incurred from grant date to Closing for these awards was recorded via adjustment (ii).

(l)	Represents the pro forma adjustment to record the issuance by Rubicon of 6.8 million shares of Class A Common Stock to Sponsor.

(m)	Represents the recognition of a reduction of cash for the Prepayment Amount, a derivative asset preliminarily valued using a Monte Carlo simulation, and related expenses, recorded pursuant to the Forward Purchase Agreement. The difference between the cash paid back to Atalaya and the derivative asset was recorded as a nonrecurring expense via adjustment (cc).

(n)	Represents the reclassification of the amount recorded pursuant to the Rubicon Equity Investment Agreement from liability to equity.

(o)	Immediately following the Mergers, the economic interests held by the noncontrolling interest (comprising the Class B Units issued at Closing) were approximately 71.9% upon Closing. The percentage representing the noncontrolling interest was calculated as 118,677,877 Class B Units issued at Closing divided by 164,977,882, which is the sum of the shares of Class A Common Stock and Class B Units that were outstanding following the Mergers.

Net assets attributable to the contingently redeemable noncontrolling interest were ($78.2) million (i.e., 71.9% of net assets of ($108.7) million).

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3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and for the fiscal year ended December 31, 2021 are related to the Mergers:

(aa)	Reflects the pro forma adjustment to record nonrecurring stock based compensation expense related to Legacy Rubicon Phantom Units that were held by Holdings LLC employees immediately prior to the Mergers and will be exchanged for RSUs following the Closing and will vest over a period of six months following the Closing. Such RSUs are issuable by Rubicon following an effective Form S-8 registration statement.

(bb)	Reflects the adjustment for the income tax provision related to the six months ended June 30, 2022 and for the year ended December 31, 2021 of $0.0 million expense and $0.1 million expense, respectively, for the combined entities on a pro forma basis. The proforma effective tax rate for the same periods of (0.19)% and 0.66%, respectively, differs from the statutory rate due primarily to the full valuation allowance at Rubicon, the allocation of income taxes to the noncontrolling interest, and additional entity level state taxes at the Holdings LLC partnership level. Additionally, for the year ended December 31, 2021, a majority of the proforma adjustments related to additional compensation did not result in a tax benefit due to the limitation under IRC section 162(m).

(cc)	Reflects the nonrecurring expense associated with the forward purchase option recorded pursuant to the Forward Purchase Agreement. The balance sheet impacts related to this agreement are presented as part of adjustment (m).

(dd)

Immediately following the Mergers, the economic interests held by the noncontrolling interest (comprising the Class B Units issued at Closing) were approximately 71.9% upon Closing. The percentage representing the noncontrolling interest was calculated as 118,677,877 Class B Units issued at Closing divided by 164,977,882, which is the sum of the shares of Class A Common Stock and Class B Units that were outstanding following the Mergers.

For the six months ended June 30, 2022, net losses attributable to the contingently redeemable noncontrolling interest were $44.0 million (i.e., 71.9% of net losses of $61.1 million).

For the year ended December 31, 2021, net losses attributable to the contingently redeemable noncontrolling interest were $279.6 million (i.e., 71.9% of net losses of $388.6 million).

(ee)	Reflects the pro forma adjustment to record nonrecurring stock based compensation expense as of Closing related to Legacy Rubicon Incentive Units that are vested as of the Mergers. Compensation related to these awards will be recognized over a period beginning at the grant date and extending through Closing. The equity impact related to the vested amount of these awards is presented at adjustment (c).

(ff)	Reflects the pro forma adjustment to record nonrecurring management incentive compensation expense as of Closing related to the transaction. The equity impact related to this compensation is presented as part of adjustment (i).

(gg)	Reflects the pro forma adjustment to record nonrecurring earnout expense as of Closing related to the transaction. The equity impact related to the earnout is presented as part of adjustment (h).
(hh)	Reflects the elimination of interest income earned on the Founder trust account.

(ii)	Reflects the pro forma adjustment to record nonrecurring stock based compensation expense related to new RSU awards to be granted to both Holdings LLC current and former employees following the Closing, which will vest over a period of six months following the Closing. Such RSUs are issuable by Rubicon following an effective Form S-8 registration statement.

(jj)	Reflects the pro forma adjustment to record recurring stock based compensation expense related to a new award to be granted to the CEO of Rubicon following the Closing upon effectiveness of a Form S-8 registration statement, which will vest over a period of three years following the Closing. This results in stock based compensation expense of $8.0 million and $16.1 million for the six months ended June 30, 2022 and the year ended December 31, 2021, respectively.

(kk)	Pro forma basic earnings per share is computed by dividing the net income (loss) available to holders of Class A Common Stock by the weighted-average shares of Class A Common Stock outstanding during the period. Shares of our Class V Common Stock do not share in the earnings or losses of Rubicon and are therefore not participating securities. As such, separate presentation of basic and diluted earnings per share of Class V Common Stock under the two-class method has not been presented. Potentially dilutive shares have been excluded from the computations of diluted earnings per share of Class A Common Stock because the effect would have been anti-dilutive under the if-converted method.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “Holdings LLC”, “we”, “us” or “our” refer to the business and operations of Rubicon Technologies Holdings, LLC (formerly known as Rubicon Technologies, LLC) and its subsidiaries, including those periods prior to the consummation of the Business Combination. References to “Rubicon” refer to the business and operations of Rubicon Technologies, Inc., following the consummation of the Business Combination. You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and the related notes appearing elsewhere in this prospectus. Certain statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks, uncertainties and assumptions, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a digital marketplace for waste and recycling services. Underpinning this marketplace is a cutting-edge, modular platform that powers a modern, digital experience and delivers data-driven insights and transparency for our customers and hauling and recycling partners. We provide our waste generator customers with a platform that delivers pricing transparency, self-service capabilities, and a seamless customer experience while helping them achieve their environmental goals; we enhance our hauling and recycling partners’ economic opportunities and help them optimize their businesses; and we help governments provide more advanced waste and recycling services that allow them to serve their local communities more effectively.

Over the past decade, this value proposition has allowed us to scale our platform considerably. Our digital marketplace now services over 8,000 customers, including numerous large, blue-chip customers such as Apple, Dollar General, Starbucks, Walmart, Chipotle, and FedEx, and encompasses over 8,000 hauling and recycling partners across North America. We have also deployed our technology in over 70 municipalities within the United States and operate in 20 countries. Furthermore, we have secured a robust portfolio of intellectual property, having been awarded more than 50 patents, with over 70 pending, and 20 trademarks.

We operate as one segment. See Note 1, Nature of operations and summary of significant accounting policies, to our consolidated financial statements included elsewhere in this prospectus for our discussion about segments.

COVID-19 Update

On January 30, 2020, the World Health Organization declared the coronavirus “COVID-19” outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. COVID-19 and actions taken to mitigate it such as travel bans and restrictions, limitations on business activity, quarantines, work-from-home directives and shelter-in-place orders have had and are expected to continue to have an adverse impact on certain businesses and industries and the economies and financial markets regionally and globally, including the geographical areas in which we operate. The COVID-19 pandemic has created significant global economic uncertainty, adversely impacted the business of our customers and partners, impacted our business, results of operations and cash flows and could further impact our business, results of operations and our cash flows in the future.

In response to the COVID-19 pandemic, we have proactively taken steps to put our employees’, customers’ and partners’ needs first to ensure that we can provide our services safely and efficiently. Since the beginning of the outbreak, we took actions in response to the pandemic that focused on maintaining business continuity, supporting our employees, helping our customers and communities and preparing for the future and the long-term success of our business.

As a result of the pandemic, we experienced customer attrition during the second half of 2020 which caused a decline in service revenue during the first half of 2021 as compared to the same prior-year period; however, our revenues subsequently began to recover and for the second half of 2021, our service revenue increased by $21.7 million as compared to the second half of 2020. This trend has continued into 2022 with our service revenue increasing by $36.7 million for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. Additionally, our sales and marketing activities and spend decreased during 2021 and 2020 as a result of pandemic-related cost-saving initiatives. Some sales and marketing activities, including hiring in the sales and marketing teams and team members’ attendance at business development conferences and meetings, resumed beginning in the first quarter of 2022, resulting in a $1.7 million increase in sales and marketing cost for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. In addition, several customers filed for bankruptcy during 2020 which resulted in $3.6 million of bad debt expenses related to these customers in 2020. Furthermore, we received loans under the Paycheck Protection Program (“PPP”), which was established under the CARES Act and is administered by the Small Business Administration (“SBA”), for an amount totaling $10.8 million, the full amount of which, along with associated accumulated interest, was forgiven during 2021.

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The ultimate extent of the impact of the COVID-19 pandemic on our operational and financial performance depends on certain developments, including the duration of the pandemic and any resurgences, the severity of the disease, responsive actions taken by public health officials, the development, efficacy, distribution and public acceptance of treatments and vaccines, and the impacts on our customers, employees, partners, sales cycles and industry, all of which are uncertain and currently cannot be predicted with any degree of certainty. In addition, the global macroeconomic effects of the COVID-19 pandemic and related impacts on our customers’ business operations and their demand for our products and services may persist for an indefinite period, even after the COVID-19 pandemic has subsided. While it is unknown how long pandemic conditions will last and what the complete financial impact will be, we are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business and are unable at this time to predict the impact that COVID-19 will have on our business, financial position, and operating results in future periods due to numerous uncertainties.

Mergers

On August 15, 2022, we consummated the Mergers. Pursuant to the Merger Agreement, Merger Sub merged with and into Holdings LLC, with Holdings LLC surviving as a wholly-owned subsidiary of Rubicon. In connection with the Closing, Founder changed its name to Rubicon Technologies, Inc. and Holdings LLC changed its name to Rubicon Technologies Holdings, LLC.

The Mergers were accounted for akin to a reverse recapitalization. We were deemed the accounting predecessor and Rubicon is the successor SEC registrant to Founder, meaning that our financial statements for previous periods are included in this prospectus and will be disclosed in Rubicon’s future periodic reports and registration statements filed with the SEC. Under this method of accounting, Founder is treated as the acquired company for financial statement reporting purposes. As a result of consummation of the Mergers, the most significant changes in our future reported financial position and results were a net increase in cash (as compared to our consolidated balance sheet at June 30, 2022) of approximately $73.8 million after accounting for transaction costs ($25.4 million), payments under the Forward Purchase Agreement ($68.7 million), the PIPE Investment ($121.0 million), Founder shareholder redemptions in connection with the Merger ($246.0 million), and the Cash Transaction Bonuses ($28.9 million). See “Unaudited Pro Forma Condensed Combined Financial Information”.

As a result of the Mergers, Rubicon became the successor to Founder as a publicly traded company and is listed on NYSE, which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company, particularly as compared to the expenses reflected in our financial statements prior to the Mergers, for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

In connection with the Mergers, we entered into a Tax Receivable Agreement with certain of our legacy investors. We may be required to make significant payments in the future under this agreement depending on the extent of certain tax benefits and other factors and these payments could have a material impact on our results of operations and liquidity. See “—Tax Receivable Agreement” below for additional information.

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Forward Purchase Agreement

On August 4, 2022, Founder, Holdings LLC and ACM Seller entered into the Forward Purchase Agreement (as novated to the FPA Sellers), pursuant to which, prior to the Closing, the FPA Sellers purchased an aggregate of 7,082,616 Founder Class A Shares from Redeeming Holders, and upon such purchase, the FPA Sellers waived their redemption rights with respect to such securities, resulting in additional net proceeds to Rubicon of approximately $4.0 million at Closing. In addition to proceeds received at Closing, Rubicon is entitled to certain additional payments from the FPA Sellers upon certain sales made by the FPA Sellers (if any) with respect to certain of the shares of Class A Common Stock purchased by the FPA Sellers pursuant to the Forward Purchase Agreement. In addition, Rubicon may be obligated to issue certain additional shares of Class A Common Stock to the FPA Sellers upon certain of such sales by the FPA Sellers. See “—Liquidity and Capital Resources—Other Financing Arrangements” below and “Certain Financing Arrangements” for additional information.

Key Factors Affecting Our Performance

Financial results from our operations and the growth and future success of our business are dependent upon many factors. While each of these factors presents significant opportunities for us, these factors also pose challenges that we must successfully address to sustain and grow our business. See also “—Key Metrics and Non-GAAP Financial Measures” below for a discussion of key business and non-GAAP metrics that we use to help manage and evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions.

Industry trends and customers preference

The waste and recycling industry is highly regulated and complex, and public policy is increasingly focused on improving diversion from landfills and reducing emissions. Current policies tend to encourage and reward reductions in carbon dioxide emissions, and many major cities in the United States have promulgated climate action plans committing to achieve emissions reductions in line with the Paris Climate Accords. Additionally, the waste generators’ awareness of benefits achieved by improved diversion from landfills has been increasing which we believe is and will continue driving preference for recycling over landfills. We view these trends as an opportunity to accelerate the growth of our business, including our revenue and profitability.

Commodity nature of our recycling program

Through our recycling program, we market a variety of materials, including fibers such as old corrugated cardboard, old newsprint, aluminum, glass, pallets and other materials. Currently, old corrugated cardboard is the most significant material in our recycling program. Our recyclable commodity revenue is influenced by fluctuations in prices of the recyclable commodities. Periods of increasing prices generally provide the opportunity for higher revenue while periods of declining prices may result in declines in sales. For the reporting periods, the trend of the recyclable commodity prices was generally upward and contributed to higher recyclable commodity revenue in more recent periods. For the six months ended June 30, 2022 and 2021, our recyclable commodity revenue was $49.4 million and $32.3 million, respectively. For the years ended December 31, 2021 and 2020, our recyclable commodity revenue was $82.1 million and $49.3 million, respectively.

See the sections titled “Qualitative and Quantitative Disclosures About Market Risk” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations and “Risk Factors” included elsewhere in this prospectus for further discussion regarding recyclable commodity price risk.

Investment in growth

We are actively investing in our business to support future growth and we expect this investment to continue. We have built a leading cloud-based digital marketplace that provides a transformational customer experience through an easy-to-use interface, where customers can manage services, track invoices, and view environmental outcomes. We believe that our platform is highly differentiated, and we expect to continue to invest in product development to further develop and enhance our platform’s features and functionality to further extend the adoption of our platform. For the six months ended June 30, 2022 and 2021, our product development cost was $18.5 million and $8.5 million, respectively. For the years ended December 31, 2021 and 2020, our product development cost was $22.5 million and $14.9 million, respectively. We expect the product development cost to increase as a percentage of revenue in the next twelve months as we anticipate continued investment in growth.

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We also anticipate that our operating expenses will increase as we continue to build our sales and marketing efforts and expand our employee base. In addition, we intend to continue to grow our platform by using acquisitions and strategic partnerships. From time to time, we acquire and invest in companies with teams and technologies that enable us to strengthen our offerings and expand our growth.

While we continue to make investments to provide capacity for the growth of our business, our strategy may continue to change related to these investments and we may slow the pace of our investments including in response to the known and potential impacts of COVID-19 on our business.

Components of Results of Operations

Revenue

We generate our revenue from waste removal, waste management and consultation services, platform subscriptions, and the purchase and sale of recyclable commodities.

Service revenue:

Service revenues are comprised of waste removal and consultation services provided to customers for waste, recycling and logistics solutions. Services include planning, consolidation of billing and administration, cost savings analyses, vendor procurement and performance management, and a suite of solutions providing insights into the customers’ waste streams.

Recyclable commodity revenue:

We recognize recyclable commodity revenue through the purchase and sale of old corrugated cardboard, old newsprint, aluminum, glass, pallets and other recyclable materials.

Cost of revenue, exclusive of amortization and depreciation

Cost of service revenues primarily consist of expenses related to delivering our service and providing support, including third-party hauler costs, costs of data center capacity, certain fees paid to various third parties for the use of their technology, services and data, and employee-related costs such as salaries and benefits.

Cost of recyclable commodity revenues primarily consist of expenses related to purchase of old corrugated cardboard, old newsprint, aluminum, glass, pallets and other recyclable materials, and any associated transportation fees.

Sales and marketing

Sales and marketing expenses consist primarily of compensation costs, including salaries, bonuses, benefits and other incentives to our sales and marketing personnel, advertising expenses, digital marketing expenses, sales commissions and other promotional expenditures.

Product development

Product development expenses consist primarily of compensation costs, including salaries, bonuses and other benefits to our product development team, contract labor expenses and fees for software licenses, consulting, legal, and other services.

General and administrative

General and administrative expenses consist primarily of compensation and benefits related costs, including equity-based compensation expense for our general corporate functions. General and administrative costs also consist of third-party professional service fees for external legal, accounting, and other consulting services, insurance charges, hosting fees and overhead costs.

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We expect that general and administrative expenses will increase substantially over the next several years as a result of operating as a public company, including expenses to comply with the rules and regulations applicable to companies listed on a national securities exchange and expenses related to compliance and reporting obligations pursuant to the rules and regulations of the SEC. Following the consummation of the Mergers, we also expect to incur significant additional general and administrative expenses related to hiring of additional personnel, equity-based compensation, general and director and officer insurance premiums, investor relations, and professional services (e.g., audit, legal, regulatory and tax-related services).

Equity-based compensation expense in the six months ended June 30, 2022 was approximately $4.8 million, an increase of $2.1 million compared to the six months ended June 30, 2021. This increase was primarily attributable to a $2.3 million increase in value of the liability classified “Legacy Rubicon Phantom Units,” which are those phantom units we granted pursuant to the Holdings LLC Unit Appreciation Rights Plan, dated December 11, 2014. At the consummation of the Mergers, we incurred approximately $77.5 million of equity-based compensation expense due to the modification and vesting of the “Legacy Rubicon Incentive Units,” which are those units we granted pursuant to the Holdings LLC Profits Participation Plan, dated December 11, 2014. This expense will be recognized in our condensed consolidated financial statements for the three and nine-month periods ended September 30, 2022.

Following the Closing and the effectiveness of a Form S-8 registration statement to be filed no sooner than 60 days from August 19, 2022 (the date we filed our Form 10 information on Form 8-K), it is expected that Rubicon will make certain RSU awards pursuant to the Merger Agreement as replacement awards for the Legacy Rubicon Phantom Units and as Management Rollover Consideration. The number of RSUs issuable in exchange for Legacy Rubicon Phantom Units and as Management Rollover Consideration is expected to be approximately 1,510,424 RSUs and 8,325,594 RSUs, respectively. These RSUs would be subject to six-month vesting from the Closing Date and will vest into an equivalent number of shares of Class A Common Stock. The anticipated equity-based compensation expense for RSUs issued in connection with the Legacy Rubicon Phantom Units (as expensed over the vesting period) will be approximately $2.3 million. The anticipated equity-based compensation expense for RSUs issued as Management Rollover Consideration (as expensed over the vesting period) will be approximately $83.3 million.

In addition, following the effectiveness of a Form S-8 registration statement, it is expected that Rubicon will make certain RSU awards pursuant to the Morris Employment Agreement (as defined below). Pursuant to the Morris Employment Agreement, we expect to issue Mr. Morris three one-time RSU awards: (a) 4,821,357 RSUs subject to certain time-based vesting requirements, (b) 2,410,679 RSUs subject to certain performance-based vesting requirements, and (c) RSUs subject to time-based vesting requirements in such an amount equal to $5,000,000 based on the fair market value of shares of Class A Common Stock at the time of the award. While the terms of these awards have not yet been finalized, assuming achievement of the performance based metrics and continued employment, the anticipated aggregate equity-based compensation expense for these RSUs will be approximately $77.3 million (in each case, assuming a $10.00 RSU fair value) and will be recognized over the requisite vesting period.

We expect that equity-based compensation (expensed in a similar manner as set forth above) will continue to be a substantial component of employee compensation practices of Rubicon. It is anticipated that such equity-based compensation expenses will likely increase our general and administrative expenses, dilute existing Rubicon stockholders, and reduce our earnings per share.

Additionally, certain of our employees received one-time Cash Transaction Bonuses at Closing. The aggregate amount of Cash Transaction Bonuses paid by us in connection with the Mergers was approximately $28.9 million, as well as additional discretionary bonuses in the amount of $3.0 million to be paid following the Closing. Historically, we have paid annual cash-based bonuses to our employees. For the years ended December 31, 2021 and 2020, the annual cash-based bonuses we incurred were $6.8 million and $6.0 million, respectively. We expect that annual cash-based bonuses will continue to be a component of our employee compensation practices, with annual cash based-bonuses payable by us expected to increase in the ordinary course of business to accommodate growth of our business and to ensure that we are able to attract and retain employee talent; however, we do not expect that additional cash-based bonuses of a size comparable to the Cash Transaction Bonuses will be awarded or payable in the ordinary course, outside of a change of control or similar significant transaction. Accordingly, our general and administrative expenses will increase by the actual payment amounts of the Cash Transaction Bonuses during the three- and nine-month periods ended September 30, 2022 (the periods in which the Mergers were consummated).

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Amortization and depreciation

Amortization and depreciation consist of all depreciation and amortization expenses associated with our property and equipment, acquired intangible assets and customer acquisition costs.

Interest expense

Interest expense consists primarily of interest expense associated with our outstanding debt, including accretion of debt issuance costs.

Results of Operations

The following tables show our results of operations for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of future results.

Comparison of the three months ended June 30, 2022 and 2021

	Three Months Ended June 30,
	2022	2021	Change $	Change %

	(in thousands, except changes in percentage)
Revenue
Service	$140,268	$118,680	$21,588	18.2%
Recyclable commodity	24,338	18,904	5,434	28.7%
Total revenue	164,606	137,584	27,022	19.6%
Costs and expenses:
Cost of revenue (exclusive of amortization and depreciation)
Service	136,185	114,323	21,862	19.1%
Recyclable commodity	22,386	17,924	4,462	24.9%
Total cost of revenue (exclusive of amortization and depreciation)	158,571	132,247	26,324	19.9%
Sales and marketing	4,546	3,720	826	22.2%
Product development	9,315	4,364	4,951	113.5%
General and administrative	13,253	13,684	(431)	(3.1)%
Amortization and depreciation	1,402	1,989	(587)	(29.5)%
Total costs and expenses	187,087	156,004	31,083	19.9%
Loss from operations	(22,481)	(18,420)	(4,061)	22.0%
Other income (expense):
Gain on forgiveness of debt	-	9,892	(9,892)	(100.00)%
Loss on change in fair value of warrants	(232)	-	(232)	NM %
Excess fair value over the consideration received for SAFE	(800)	-	(800)	NM %
Other expense	(357)	(220)	(137)	62.3%
Interest expense	(3,911)	(2,654)	(1,257)	47.4%
Total other income (expense)	(5,300)	7,018	(12,318)	(175.5)%
Loss before income taxes	(27,781)	(11,402)	(16,379)	143.7%
Income tax expense (benefit)	13	(560)	573	(102.3)%
Net loss	(27,794)	(10,842)	(16,952)	156.4%

NM – not meaningful

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Revenue

Total revenue increased by $27.0 million, or 19.6%, for the three months ended June 30, 2022, compared to the three months ended June 30, 2021.

Service revenue increased by $21.6 million, or 18.2%, primarily due to a combination of sales to new customers in the amount of $13.1 million and changes to service levels for existing customers that contributed to a $8.2 million increase.

Revenues from sales of recyclable commodities increased by $5.4 million, or 28.7%, primarily due to an increase in the sales prices for recyclable commodities which attributed to a $7.6 million revenue increase, especially old corrugated cardboard, whose average price per ton increased by 65%, and pallets, whose average price per unit increased by 43%, in each case as compared to the average price in the prior year quarter. This increase was partially offset by a $1.9 million decrease due to reduced sales volume of recyclable commodities.

Cost of revenue, exclusive of amortization and depreciation

Total cost of revenue increased by $26.3 million, or 19.9%, for the three months ended June 30, 2022, compared to the three months ended June 30, 2021.

Cost of service revenue increased by $21.9 million, or 19.1%, primarily attributable to an increase in hauling-related costs driven by the service level increase to new and existing customers.

Cost of recyclable commodity revenue increased by $4.5 million, or 24.9%, primarily due to a $6.2 million cost increase driven by higher prices of recyclable commodities sold, especially old corrugated cardboard and pallets, partially offset by a $1.6 million decrease in sales volume.

Sales and marketing

Sales and marketing expenses increased by $0.8 million, or 22.2%, for the three months ended June 30, 2022, compared to the three months ended June 30, 2021. The increase was primarily attributable to higher costs of $0.5 million for sales and marketing activities that we recommenced in 2022 following a temporary suspension as a result of the pandemic, including meetings, conferences and other business development activities and higher payroll related costs of $0.3 million due to headcount increases.

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Product development

Product development expenses increased by $5.0 million, or 113.5%, for the three months ended June 30, 2022, compared to the three months ended June 30, 2021. The increase was primarily attributable to higher product development support costs of $4.0 million, which was mainly driven by higher software subscription costs to support our product development team, and higher payroll related costs of $0.5 million, which increased primarily due to the headcount increase in our product development team to support our growth.

We expect the product development cost to continue to be higher for next twelve months. The increase is expected to be driven by the Palantir Technologies, Inc. software services subscription, which provides advanced data analytics capabilities to enhance the data security, visibility, models, and algorithms of our digital platform. See “—Liquidity and Capital Resources” below for further information regarding the Palantir Technologies, Inc. software services subscription.

General and administrative

General and administrative expenses decreased by $0.4 million, or 3.1%, for the three months ended June 30, 2022, compared to the three months ended June 30, 2021. The decrease was primarily attributable to a decrease in bad debt expense in the amount of $2.7 million mainly driven by improved cash collection of amounts for which reserves had previously been established, partially offset by higher employee-related costs that increased by $1.5 million due to headcount increases and higher deferred compensation costs that increased by $0.5 million.

Amortization and depreciation

Amortization and depreciation expenses for the three months ended June 30, 2022 were relatively unchanged compared to the three months ended June 30, 2021.

Other income (expense)

Other expense increased by $12.3 million, or 175.5%, for the three months ended June 30, 2022, compared to the three months ended June 30, 2021. The increase was primarily attributable to a $9.9 million forgiveness of the PPP loans in June 2021 which did not repeat in 2022, a $1.3 million increase in interest expense due to the borrowing under the Subordinated Term Loan Facility (as defined below) entered into in December 2021, and a $0.8 million excess fair value over the consideration received for the SAFE (as defined below) executed in May 2022. See “—Liquidity and Capital Resources—Other Financing Arrangements” below.

Income tax expense (benefit)

Income tax expense for the three months ended June 30, 2022 increased by $0.6 million, or 102.4%, compared to the three months ended June 30, 2021. The increase was primarily attributable to the deferred tax expenses related to book and tax basis difference in intangible assets and the current state tax expenses.

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Comparison of the six months ended June 30, 2022 and 2021

	Six Months Ended June 30,
	2022	2021	Change $	Change %

	(in thousands, except changes in percentage)
Revenue
Service	$274,966	$238,255	$36,711	15.4%
Recyclable commodity	49,446	32,299	17,147	53.1%
Total revenue	324,412	270,554	53,858	19.9%
Costs and expenses:
Cost of revenue (exclusive of amortization and depreciation)
Service	265,878	228,516	37,362	16.3%
Recyclable commodity	45,622	30,758	14,864	48.3%
Total cost of revenue (exclusive of amortization and depreciation)	311,500	259,274	52,226	20.1%
Sales and marketing	8,496	6,796	1,700	25.0%
Product development	18,533	8,523	10,010	117.4%
General and administrative	25,880	23,407	2,473	10.6%
Amortization and depreciation	2,892	3,614	(722)	(20.0)%
Total costs and expenses	367,301	301,614	65,687	21.8%
Loss from operations	(42,889)	(31,060)	(11,829)	38.1%
Other income (expense):
Interest earned	-	2	(2)	(100.0)%
Gain on forgiveness of debt	-	10,900	(10,900)	(100.0)%
Loss on change in fair value of warrants	(510)	-	(510)	NM %
Excess fair value over the consideration received for SAFE	(800)	-	(800)	NM %
Other expense	(687)	(404)	(283)	70.0%
Interest expense	(7,686)	(4,850)	(2,836)	58.5%
Total other income (expense)	(9,683)	5,648	(15,331)	(271.4)%
Loss before income taxes	(52,572)	(25,412)	(27,160)	106.9%
Income tax expense (benefit)	41	(709)	750	(105.8)%
Net loss	(52,613)	(24,703)	(27,910)	113.0%

NM – not meaningful

Revenue

Total revenue increased by $53.9 million, or 19.9%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021.

Service revenue increased by $36.7 million, or 15.4%, primarily due to a combination of sales to new customers in the amount of $22.3 million and changes to service levels for existing customers that contributed to a $14.4 million increase.

Revenues from sales of recyclable commodities increased by $17.1 million, or 53.1%, primarily due to an increase in the sales prices for recyclable commodities, especially old corrugated cardboard, whose average price per ton increased by 72%, and pallet, whose average price per unit increased by 32%, in each case as compared to the average price in the prior year period.

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Cost of revenue, exclusive of amortization and depreciation

Total cost of revenue increased by $52.2 million, or 20.1%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021.

Cost of service revenue increased by $37.4 million, or 16.3%, primarily attributable to an increase in hauling-related costs, $27.0 million of which was driven by the service level increase to new and existing customers and $8.3 million was due to price increase by our hauling and recycling partners. In addition, customer operations cost was higher by $2.2 million primarily driven by headcount increases.

Cost of recyclable commodity revenue increased by $14.9 million, or 48.3%, primarily attributable to a $14.7 million cost increase driven by higher prices of recyclable commodities sold, especially old corrugated cardboard and pallet.

Sales and marketing

Sales and marketing expenses increased by $1.7 million, or 25.0%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021. The increase was primarily attributable to higher costs for sales and marketing activities that we recommenced in 2022 following a temporary suspension as a result of the pandemic, including meetings, conferences and other business development activities in the amount of $0.9 million and higher payroll related costs of $0.6 million due to headcount increases.

Product development

Product development expenses increased by $10.0 million, or 117.4%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021. The increase was primarily attributable to higher product development support costs of $8.5 million, which was mainly driven by higher software subscription costs to support our product development team, and higher payroll related costs of $1.2 million, which increased primarily due to the headcount increase in our product development team to support our growth.

We expect the product development cost to continue to be higher for next twelve months. The increase is expected to be driven by the Palantir Technologies, Inc. software services subscription, which provides advanced data analytics capabilities to enhance the data security, visibility, models, and algorithms of our digital platform. See “—Liquidity and Capital Resources” below for further information regarding the Palantir Technologies, Inc. software services subscription.

General and administrative

General and administrative expenses increased by $2.5 million, or 10.6%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021. The increase was primarily attributable to higher employee-related costs that increased by $3.3 million due to headcount increases, higher deferred compensation costs that increased by $2.1 million, and higher professional services costs that increased by $1.9 million mainly to support our growth and preparation to operate as a publicly traded company. The increase was partially offset by decrease in bad debt expense in the amount of $4.7 million which was primarily attributable to improved cash collections of amounts for which reserves had previously been established.

Amortization and depreciation

Amortization and depreciation expenses for the six months ended June 30, 2022 were relatively unchanged compared to the six months ended June 30, 2021.

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Other income (expense)

Other expense increased by $15.3 million, or 271.4%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021. The increase was primarily attributable to a $10.9 million forgiveness of the PPP loans in June 2021 which did not repeat in 2022, a $2.8 million increase in interest expense due to higher borrowings under the Term Loan Facility (as defined below) since the amendment executed in March 2021 and the Subordinated Term Loan Facility entered into in December 2021, a $0.8 million excess fair value over the consideration received for the SAFE executed in May 2022, and a $0.5 million loss on the change in fair value of warrants during the first half of 2022 for the warrants issued in the fourth quarter of 2021. See “—Liquidity and Capital Resources—Other Financing Arrangements” below.

Income tax expense (benefit)

Income tax expense for the six months ended June 30, 2022 increased by $0.8 million, or 105.8%, compared to the six months ended June 30, 2021. The increase was primarily attributable to the deferred tax expenses related to book and tax basis difference in intangible assets and the current state tax expenses.

Comparison of years ended December 31, 2021 and 2020

	Year Ended December 31,
	2021	2020	Change $	Change %

	(in thousands, except changes in percentage)
Revenue
Service	$500,911	$490,122	$10,789	2.2%
Recyclable commodity	82,139	49,251	32,888	66.8%
Total revenue	583,050	539,373	43,677	8.1%
Costs and expenses:
Cost of revenue (exclusive of amortization and depreciation)
Service	481,642	471,039	10,603	2.3%
Recyclable commodity	77,030	45,892	31,138	67.9%
Total cost of revenue (exclusive of amortization and depreciation)	558,672	516,931	41,741	8.1%
Sales and marketing	14,457	14,782	(325)	(2.2)%
Product development	22,485	14,857	7,628	51.3%
General and administrative	52,915	37,754	15,161	40.2%
Amortization and depreciation	7,128	6,450	678	10.5%
Total costs and expenses	655,657	590,774	64,883	11.0%
Loss from operations	(72,607)	(51,401)	(21,206)	41.3%
Other income (expense):
Interest earned	2	8	(6)	(75.0)%
Gain on forgiveness of debt	10,900	-	10,900	NM %
Loss on change in fair value of warrants	(606)	-	(606)	NM %
Other expense	(1,055)	(427)	(628)	147.1%
Interest expense	(11,455)	(8,217)	(3,238)	39.4%
Total other income (expense)	(2,214)	(8,636)	6,422	(74.4)%
Loss before income taxes	(74,821)	(60,037)	(14,784)	24.6%
Income tax expense (benefit)	(1,670)	(1,454)	(216)	14.9%
Net loss	(73,151)	(58,583)	(14,568)	24.9%

NM – not meaningful

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Revenue

Total revenue increased by $43.7 million, or 8.1%, for the year ended December 31, 2021, compared to the year ended December 31, 2020.

Service revenue increased by $10.8 million, or 2.2%, primarily due to a combination of sales to new customers in the amount of $6.5 million and increased service levels for existing customers in the amount of $4.3 million. During the first half of 2021, the service revenue decreased by $10.9 million as compared to the same prior-year period primarily due to the impact of decreased service levels from customer attrition in the second half of 2020, including in connection with customer bankruptcies. During the second half of 2021, service revenues began to recover and increased by $21.7 million as compared to the same prior-year period.

Revenues from sales of recyclable commodities increased by $32.9 million, or 66.8%, primarily due to an increase in the sales prices for recyclable commodities, especially old corrugated cardboard, whose average price per ton increased by 91.8%.

Cost of revenue, exclusive of amortization and depreciation

Total cost of revenue increased by $41.7 million, or 8.1%, for the year ended December 31, 2021, compared to the year ended December 31, 2020.

Cost of service revenue increased by $10.6 million, or 2.3%, primarily due to an increase in hauling-related costs corresponding to the service revenue increase as a result of service level increases to new and existing customers.

Cost of recyclable commodity revenue increased by $31.1 million, or 67.9%, primarily due to an increase in the cost of recyclable commodities sold mainly driven by the increase in the recyclable commodity prices.

Sales and marketing

Sales and marketing expenses for the year ended December 31, 2021 were relatively unchanged compared to the year ended December 31, 2020.

Product development

Product development expenses increased by $7.6 million, or 51.3%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase was primarily attributable to higher product development support costs of $5.0 million, which was mainly driven by higher software subscription costs to support our product development team, and higher payroll related costs of $2.1 million, which increased primarily due to the headcount increase in our product development team to support our growth.

We expect the product development cost to continue to increase over the next twelve months. The increase is expected to be driven by the Palantir Technologies, Inc. software services subscription, which provides advanced data analytics capabilities to enhance the data security, visibility, models, and algorithms of our digital platform. See “—Liquidity and Capital Resources” below for further information regarding the Palantir Technologies, Inc. software services subscription.

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General and administrative

General and administrative expenses increased by $15.2 million, or 40.2%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase was primarily attributable to higher equity compensation costs by $7.0 million, employee-related costs by $3.3 million, professional services costs by $3.0 million, and software license costs by $1.3 million, mainly to support our growth and preparation to operate as a publicly traded company.

Amortization and depreciation

Amortization and depreciation expenses for the year ended December 31, 2021 were relatively unchanged compared to the year ended December 31, 2020.

Other income (expense)

Other expense decreased by $6.4 million, or 74.4%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. The decrease was primarily attributable to forgiveness of the PPP loans in the amount of $10.9 million during 2021 which was partially offset by an $3.2 million increase in interest expense due to higher borrowings under the Term Loan Facility (as defined in the “Debt” section) as compared to the prior year. In March 2021, Holdings LLC amended the Term Loan Facility (as defined below), increasing the principal amount of the facility from $40.0 million to $60.0 million. See Note 4, Debt, to our consolidated financial statements included elsewhere in this prospectus.

Income tax expense (benefit)

Income tax benefit for the year ended December 31, 2021 was relatively unchanged compared to the year ended December 31, 2020.

Key Metrics and Non-GAAP Financial Measures

In addition to the measures presented in our consolidated financial statements, we use the following key business and non-GAAP metrics to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions.

Revenue net retention

We believe our ability to retain customers is an indicator of the stability of our revenue base and the long-term value of our customer relationships. We calculate revenue net retention as a year-over-year comparison that measures the percentage of revenue recognized in the current quarter from customers retained from the corresponding quarter in the prior year. We believe that our revenue net retention rate is an important metric to measure overall client satisfaction and the general quality of our service offerings as it is a composition of revenue expansion or contraction within our customer accounts.

Our revenue net retention rate was 113.4% and 100.8% as of June 30, 2022 and 2021, respectively, 125.0% and 96.7% as of December 31, 2021 and 2020, respectively.

Adjusted gross profit and adjusted gross profit margin

Adjusted gross profit is a non-GAAP financial measure which is calculated by adding back amortization and depreciation for revenue generating activities and platform support costs to GAAP gross profit, the most comparable GAAP measurement. Adjusted gross profit margin is calculated as adjusted gross profit divided by total GAAP revenue.

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We believe adjusted gross profit and adjusted gross profit margin are important measures and useful to investors because they show the progress in scaling our digital platform by quantifying the markup and margin we charge our customers that are incremental to our marketplace vendor costs. These measures demonstrate this progress because changes in these measures are driven primarily by our ability to optimize services for our customers, improve our hauling and recycling partners’ efficiency and achieve economies of scale on both sides of the marketplace. Our management team uses these non-GAAP measures as one of the means to evaluate the profitability of our customer accounts, exclusive of certain costs that are generally fixed in nature, and to assess how successful we are in achieving our pricing strategies. However, it is important to note that other companies, including companies in our industry, may calculate and use these measures differently or not at all, which may reduce their usefulness as a comparative measure. Further, these measures should not be read in isolation from or without reference to our results prepared in accordance with GAAP.

The following table shows the calculation of GAAP gross profit and a reconciliation of (i) GAAP gross profit to non-GAAP adjusted gross profit and GAAP gross profit margin to non-GAAP adjusted gross profit margin, (ii) amortization and depreciation for revenue generating activities to total amortization and depreciation and (iii) platform support costs to total cost of revenue (exclusive of amortization and depreciation) for each of the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2022	2021	2021	2020

			(in thousands, except percentages)
Total revenue	$164,606	$137,584	$324,412	$270,554	$583,050	$539,373
Less: total cost of revenue (exclusive of amortization and depreciation)	158,571	132,247	311,500	259,274	558,672	516,931
Less: amortization and depreciation for revenue generating activities	579	997	1,229	1,562	2,947	1,826
Gross profit	$5,456	$4,340	$11,683	$9,718	$21,431	$20,616
Gross profit margin	3.3%	3.2%	3.6%	3.6%	3.7%	3.8%

Gross profit	$5,456	$4,340	$11,683	$9,718	$21,431	$20,616
Add: amortization and depreciation for revenue generating activities	579	997	1,229	1,562	2,947	1,826
Add: platform support costs	6,657	5,343	12,877	10,239	22,556	19,844
Adjusted gross profit	$12,692	$10,680	$25,789	$21,519	$46,934	$42,286
Adjusted gross profit margin	7.7%	7.8%	7.9%	8.0%	8.0%	7.8%

Amortization and depreciation for revenue generating activities	$579	$997	$1,229	$1,562	$2,947	$1,826
Amortization and depreciation for sales, marketing, general and administrative activities	823	992	1,663	2,052	4,181	4,624
Total amortization and depreciation	$1,402	$1,989	$2,892	$3,614	$7,128	$6,450

Platform support costs (1)	$6,657	$5,343	$12,877	$10,239	$22,556	$19,844
Marketplace vendor costs (2)	151,914	126,904	298,623	249,035	536,116	497,087
Total cost of revenue (exclusive of amortization and depreciation)	$158,571	$132,247	$311,500	$259,274	$558,672	$516,931

(1)	We define platform support costs as costs to operate our revenue generating platforms that do not directly correlate with volume of sales transactions procured through our digital marketplace. Such costs include employee costs, data costs, platform hosting costs and other overhead costs.
(2)	We define marketplace vendor costs as direct costs charged by our hauling and recycling partners for services procured through our digital marketplace.

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Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure and GAAP net loss is its most comparable GAAP measurement. We define adjusted EBITDA as GAAP net loss adjusted to exclude interest expense and income, income tax benefit, amortization and depreciation, equity-based compensation, phantom unit expense, gain or loss on change in fair value of warrants, excess fair value over the consideration received for SAFE, other non-operating income and expenses, and unique non-recurring income and expenses.

We have included adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Further, we believe it is helpful in highlighting trends in our operating results because it allows for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, as well as items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. It is also often used by analysts, investors and other interested parties in evaluating and comparing our results to other companies within our industry. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of net loss or our other results as reported under GAAP. Some of these limitations are:

●	adjusted EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments;

●	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;

●	although amortization and depreciation are non-cash charges, the assets being amortized and depreciated will often have to be replaced in the future and adjusted EBITDA does not reflect any cash requirements for such replacements;

●	adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments in historical periods; and

●	other companies in our industry may calculate adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

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The following table presents a reconciliation of net loss, the most directly comparable financial measure calculated in accordance with GAAP, to adjusted EBITDA for each of the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2022	2021	2021	2020

Total revenue	$164,606	$137,584	$324,412	$270,554	$583,050	$539,373

Net loss	$(27,794)	$(10,842)	$(52,613)	$(24,703)	$(73,151)	$(58,583)
Adjustments:
Interest expense	3,911	2,654	7,686	4,850	11,455	8,217
Interest earned	-	-	-	(2)	(2)	(8)
Income tax expense (benefit)	13	(560)	41	(709)	(1,670)	(1,454)
Amortization and depreciation	1,402	1,989	2,892	3,614	7,128	6,450
Equity-based compensation	126	224	184	364	543	468
Phantom unit expense	2,021	1,407	4,570	2,266	7,242	271
Loss on change in fair value of warrants	232	-	510	-	606	-
Excess fair value over the consideration received for SAFE	800	-	800	-	-	-
Other expenses(3)	357	220	687	404	1,055	427
Gain on forgiveness of debt	-	(9,892)	-	(10,900)	(10,900)	-
Adjusted EBITDA	$(18,932)	$(14,780)	$(35,243)	$(24,816)	$(57,694)	$(44,212)
Net loss as a percentage of total revenue	(16.9)%	(7.9)%	(16.2)%	(9.13)%	(12.5)%	(10.9)%
Adjusted EBITDA as a percentage of total revenue	(11.5)%	(10.7)%	(10.9)%	(9.17)%	(9.9)%	(8.2)%

(3)	Other expenses primarily consist of foreign currency exchange gains and losses, taxes, penalties, settlements and gains and losses on sale of property and equipment.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows in the short- and long-term to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, other commitments and contractual obligations. We consider liquidity in terms of cash flows from operations and other sources, including availability under our credit facility, and their sufficiency to fund our operating and investing activities. Our principal sources of liquidity have been borrowings under our current and prior credit facilities and other financing arrangements, proceeds from the issuance of equity and warrant exercises and cash generated by operating activities and, more recently, including the cash proceeds from the Mergers, PIPE Investment, and the Forward Purchase Agreement (see “—Liquidity and Capital Resources—Other Financing Arrangements” below). Historically, we have financed our operations and acquisitions from a combination of cash generated from operations and periodic borrowings under senior secured credit facilities and other financing arrangements. Our primary cash needs are for day-to-day operations, to fund working capital requirements, to fund our growth strategy, including acquisitions, and to pay interest and principal on our indebtedness. Our acquisition strategy and our interest expense in particular may require that we seek additional sources of equity or debt financing in future periods. Funding payments under the Tax Receivable Agreement, discussed further below, may also require that we seek additional funding in future periods. Cash flows from operations could continue to be affected by various risks and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic and other risks detailed in the section titled “Risk Factors” included elsewhere in this prospectus.

At June 30, 2022, cash and cash equivalents totaled $6.9 million, accounts receivable totaled $47.6 million and unbilled accounts receivable totaled $62.1 million. Availability under our Revolving Credit Facility (as defined below), which provides the ability to borrow up to $60.0 million, was $18.6 million. Immediately subsequent to the Closing, on August 15, 2022, the balance of cash and cash equivalents was $81.8 million and availability under our Revolving Credit Facility was $9.0 million.

In September 2021, we entered into a software subscription agreement with Palantir Technologies, Inc., including related support and update services. The agreement was subsequently amended in December 2021. The term of the amended agreement is through December 31, 2024. Pursuant to the agreement, as of June 30, 2022, we are to pay $20.3 million in the next 12 months and $22.5 million thereafter through October 2024, with payments scheduled on a quarterly basis. We expect the Palantir services will support, improve, and strengthen our platform, which increases its value to our customers and partners for the continued growth of our business.

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We believe that additional capital will be needed to support our debt and growth, and additional debt, equity or other financing arrangements, including the financings effected in connection with the Mergers, combined with extending Holdings LLC’s revolving line of credit and potential proceeds under the Forward Purchase Agreement (see “—Liquidity and Capital Resources—Other Financing Arrangements” below), will provide sufficient liquidity for Holdings LLC for the next year and beyond. However, it is possible that additional funding, if needed, may have terms that are less favorable to us than our existing terms.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020

	(in thousands)
Net cash used in operating activities	$(16,272)	$(40,200)	$(59,861)	$(31,482)
Net cash used in investing activities	(685)	(541)	(4,002)	(1,506)
Net cash provided by financing activities	13,222	47,619	68,459	21,343
Net increase (decrease) in cash and cash equivalents	$(3,735)	$6,878	$4,596	$(11,645)

Cash flows used in operating activities

Net cash used in operating activities decreased by $23.9 million to $16.3 million for the six months ended June 30, 2022 compared to $40.2 million for the six months ended June 30, 2021. The decrease in cash used in operating activities was driven by:

●	a $41.5 million favorable impact attributable to changes in operating assets and liabilities, primarily driven by an increase in favorable impact from accounts payable by $20.8 million, accrued expenses by $16.4 million and accounts receivable by $3.9 million.

●	a $10.3 million increase in non-cash charges which was primarily attributable to a $10.9 million decrease in gain on forgiveness of the PPP loans, an increase of $2.3 million in phantom unit expense, a $1.0 million increase of amortization of debt issuance costs and a $0.8 million increase of excess fair value over the consideration received for SAFE, partially offset by a $5.0 million decrease in bad debt reserve.

●	partially offset by a $27.9 million increase in net loss.

Net cash used in operating activities increased by $28.4 million to $59.9 million for the year ended December 31, 2021, compared to $31.5 million for the year ended December 31, 2020. The increase in cash used in operating activities was driven by:

●	a $14.6 million increase in net loss.

●	a $11.1 million unfavorable impact attributable to changes in operating assets and liabilities, primarily driven by an increase in unfavorable impact from contract assets by $25.4 million, accounts payable by $9.5 million and prepaid expenses by 3.2 million, partially offset by an increase in favorable impact from accrued expenses by $17.5 million, accounts receivable by $7.7 million and other current assets by $1.7 million.

●	a $2.8 million decrease in non-cash charges which was primarily attributable to a $10.9 million gain on forgiveness of the PPP loans during 2021, offset by a $7.0 million increase in phantom unit expense, a $0.7 million increase in amortization and depreciation and a $0.6 million increase in loss on change in fair value of warrants.

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Cash flows used in investing activities

Cash flows used in investing activities generally include property, equipment and intangible asset purchases.

Net cash used in investing activities was relatively unchanged for the six months ended June 30, 2022 compared to the six months ended June 30, 2021.

Net cash used in investing activities increased by $2.5 million for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase was primarily attributable to purchases of technology assets during 2021.

Cash flows from financing activities

Net cash provided by financing activities was $13.2 million for the six months ended June 30, 2022, compared to $47.6 million for the six months ended June 30, 2021. Net cash provided by financing activities for the six months ended June 30, 2022 resulted primarily from net borrowing on line of credit of $11.5 million and proceeds of $8.0 million from the SAFE, offset in part by $3.0 million repayments of long-term debt, $2.0 million payments of financing costs and $1.3 million payments of deferred offering costs. Net cash provided by financing activities for the six months ended June 30, 2021 resulted primarily from proceeds of $30.5 million from warrants exercised and $22.3 million from long-term debt, offset in part by net payment on line of credit of $4.3 million and $0.8 million payments of financing costs.

Net cash provided by financing activities was $68.5 million for the year ended December 31, 2021 and $21.3 million for the year ended December 31, 2020. Net cash provided by financing activities for the year ended December 31, 2021 resulted primarily from proceeds of $42.3 million from long-term debt and proceeds of $32.5 million from exercise of warrants, offset in part by repayments of $3.0 million of long-term debt and payments of $2.8 million of financing costs and $1.1 million of deferred offering costs. Net cash provided by financing activities for the year ended December 31, 2020 resulted primarily from proceeds of $30.8 million from long-term debt, offset in part by net payments of $6.6 million of borrowings on the line of credit and repayments of $2.3 million of long-term debt.

Tax Receivable Agreement

In connection with the consummation of the Mergers, Rubicon entered into the Tax Receivable Agreement with the TRA Holders, whereby Rubicon is obligated to pay to the TRA Holders 85% of certain of Rubicon’s realized (or in certain cases, deemed realized) tax savings as a result of certain tax benefits related to the transactions contemplated by the Merger Agreement and future exchanges of Class B Units for Class A Common Stock or cash. Rubicon will benefit from the remaining 15% of such tax savings.

The actual future payments to the TRA Holders will vary, and estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events. We cannot reasonably estimate the actual future annual payments under the Tax Receivable Agreement given the difficulty in determining those estimates as they are dependent on a number of factors, including the tax assets or tax attributes (i) arising in connection with any exchange of Class B Units for shares of Class A Common Stock or cash in the future and (ii) the amount, character, and timing of the recognition of income by Rubicon.

A significant portion of any potential future payments under the Tax Receivable Agreement is anticipated to be payable over 15 years, consistent with the period over which the associated tax deductions would be realized by Rubicon, assuming Holdings LLC generates sufficient income to utilize the deductions. If sufficient income is not generated by Holdings LLC, the associated taxable income of Rubicon will be affected and the associated tax benefits to be realized will be limited, thereby similarly reducing the associated Tax Receivable Agreement payments to be made. We may however still need to seek additional sources of financing depending on the given circumstances at the time any payments will be made.

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While many of the factors that will determine the amount of payments that Rubicon will make under the Tax Receivable Agreement are outside of its control, Rubicon expects that the payments it will make under the Tax Receivable Agreement will be substantial. Rubicon generally expects to fund such distributions out of available cash of Holdings LLC, and as a result, such payments will reduce the cash provided by the tax savings generated from the relevant transactions that would otherwise have been available to Rubicon and Holdings LLC for other uses, including repayment of debt, funding day-to-day operations, reinvestment in the business or returning capital to holders of Class A Common Stock in the form of dividends or otherwise.

Rubicon may incur significant costs in addition to the due course obligations arising under the Tax Receivable Agreement described above. In particular, in the event that (a) Rubicon undergoes certain change of control events (e.g., certain mergers, dispositions and other similar transactions), (b) there is a material uncured breach under the Tax Receivable Agreement, or (c) Rubicon elects to terminate the Tax Receivable Agreement early, in each case, Rubicon’s obligations under the Tax Receivable Agreement would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax savings calculated based on certain assumptions, as set forth in the Tax Receivable Agreement. In addition, the interest on the payments made pursuant to the Tax Receivable Agreement may significantly exceed Rubicon’s other costs of capital. In certain situations, including upon the occurrence of the events described above, Rubicon could be required to make payments under the Tax Receivable Agreement that exceed its actual cash savings, requiring it to seek funding from other sources, including incurring additional debt. Thus, Rubicon’s obligations under the Tax Receivable Agreement could have a substantial negative effect on its financial condition and liquidity.

Despite these potential costs, we do not believe that that the Tax Receivable Agreement will be a material detriment to Rubicon’s and Holding LLC’s future results of operations and liquidity, as any payments required under the Tax Receivable Agreement will arise directly from realized (or in certain cases, deemed realized) tax savings of Rubicon as a result of certain tax benefits related to the Mergers and future exchanges of Class B Units for Class A Common Stock or cash and are expected to be made in lieu of income taxes otherwise payable by Rubicon. Additionally, Rubicon will receive the benefit of 15% of any such tax savings.

Debt

On December 14, 2018, we entered into a Revolving Credit Facility, which was subsequently amended (as amended, the “Revolving Credit Facility”), and which provides for borrowings of up to $60.0 million and matures in December 2022. As of June 30, 2022, we had approximately $41.4 million of borrowings under the Revolving Credit Facility, resulting in an unused borrowing capacity of approximately $18.6 million. We may use the proceeds of future borrowings under the Revolving Credit Facility to finance our acquisition strategy and for other general corporate purposes. The Revolving Credit Facility bore interest at LIBOR plus 4.5% until the amended agreement entered on April 26, 2022, and since the amendment, it bears interest at SOFR plus 4.6%. Our Revolving Credit Facility also includes a lockbox arrangement, which provides for receipts to be swept daily to reduce borrowings outstanding at the discretion of the lender.

On March 29, 2019, we entered into a Term Loan agreement, which was subsequently amended, and which provides for $60.0 million of term loan secured by a second lien on all of our assets of at an interest rate of LIBOR plus 9.5% (the “Term Loan Facility”). The Term Loan matures on the earlier of March 2024 or the maturity date under the Revolving Credit Facility. The Term Loan Facility required us to raise $50.0 million of qualified equity contributions during the period after April 26, 2022 and on or prior to June 30, 2022. Failure to raise qualified equity contributions could require the use of available funds under the Revolving Credit Facility as collateral for the Term Loan Facility by an amount up to $20.0 million. Since the Mergers had not consummated on or prior to June 30, 2022, we did not meet the qualified equity contributions requirement. We do not believe that any term loan collateral reduction corresponding to the qualified equity contribution would impact our ability to meet our liquidity requirements over the next twelve months. As of June 30, 2022, we had term loans outstanding under the Term Loan Facility with a total carrying value of $51.0 million.

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On December 22, 2021, we entered into a Subordinated Term Loan agreement which provides for $20.0 million of term loan secured by a third lien on all of our assets at an interest rate of 15.0% (the “Subordinated Term Loan Facility”). The Subordinated Term Loan Facility matures on December 22, 2022. As of June 30, 2022, we had term loans outstanding under the Subordinated Term Loan Facility with a total carrying value of $19.2 million.

In addition, we received PPP loans in an amount totaling $10.8 million. We elected to repay $2.3 million of the PPP loans during the year ended December 31, 2020. The SBA forgave the PPP loans in the full amount of $10.8 million along with associated accumulated interest during the year ended December 31, 2021, resulting in a refund of the $2.3 million of the PPP loans repaid. As of June 30, 2022 and December 31, 2021, we had no outstanding PPP loan balances. The SBA and other government communications have however indicated that all loans in excess of $2.0 million will be subject to audit and that those audits could take up to seven years to complete.

See Note 4, Debt, to our consolidated financial statements included elsewhere in this prospectus for a more detailed description of our indebtedness.

We do not have any special purpose entities and we do not engage in off-balance sheet financing arrangements.

Other Financing Arrangements

On May 25, 2022, we entered into the Rubicon Equity Investment Agreement (“Simple Agreement for Future Equity” or “SAFE”) with Founder and certain investors, whereby the investors advanced us $8,000,000 and, in connection with the consummation of the Mergers and in exchange for the advancements, (a) Holdings LLC issued 880,000 Class B Units to such investors, (b) Rubicon issued 160,000 shares of Class A Common Stock to such investors, and (c) Sponsor forfeited 160,000 shares of Class A Common Stock. All of the obligations thereunder were satisfied upon the Closing and the exchanges for the advancements discussed above.

On August 4, 2022, Founder entered into the Forward Purchase Agreement for an OTC Equity Prepaid Forward Transaction with the FPA Sellers. The Forward Purchase Agreement resulted in an additional $4.0 million of cash at the Closing. Pursuant to the terms therein, we are entitled to receive certain additional payments in the future periods in connection with certain sales of Class A Common Stock by the FPA Sellers, if any. In addition, we may be required to issue additional shares of Class A Common Stock pursuant to the Forward Purchase Agreement. For more information regarding the Forward Purchase Agreement, see the section entitled “Certain Financing Arrangements” and Exhibit 10.18 to this prospectus.

Contractual Obligations

Our principal commitments consist of obligations under debt agreements and leases for office facilities. We have a substantial level of debt. For more information regarding our debt service obligations, see Note 4, Debt, to our consolidated financial statements included elsewhere in this prospectus. For more information regarding our lease obligations, see Note 8, Leases, to our consolidated financial statements included elsewhere in this prospectus. Our agreement with Palantir Technologies, Inc. requires us to pay $42.8 million as of June 30, 2022 through October 2024. We will also be required to make certain significant payments under the Tax Receivable Agreement discussed above.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

We believe that the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of our consolidated financial statements.

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Revenue recognition

We derive our revenue principally from waste removal, waste management and consultation services, platform subscriptions, and the purchase and sale of recyclable commodities. We recognize service revenue over time, consistent with efforts performed and when the customer simultaneously receives and consumes the benefits provided by our services. We recognize recyclable commodity revenue at the point in time when the ownership, risks and rewards are transferred.

Further, judgment is required in evaluating the presentation of revenue on a gross versus net basis based on whether we control the service provided to the end-user and are the principal in the transaction (gross), or we arrange for other parties to provide the service to the end-user and are the agent in the transaction (net). We have concluded that we are the principal in most arrangements as we control the waste removal service and are the primary obligor in the transactions. The assessment of whether we are considered the principal or the agent in a transaction could impact the timing and amount of revenue recognized.

Customer acquisition costs

We make certain expenditures related to acquiring contracts for future services. These expenditures are capitalized as customer acquisition costs and amortized in proportion to the expected future revenue from the customer, which in most cases results in straight-line amortization over the life of the customer. Amortization of these customer acquisition costs is presented within amortization and depreciation on our consolidated statements of operations. Subsequent adjustments to customer acquisition costs estimates are possible because actual results may differ from these estimates if conditions dictate the need to enhance or reduce customer acquisition costs.

Equity-based compensation

We account for equity-based compensation under the fair value recognition and measurement provisions, in accordance with applicable accounting standards, which require compensation expense for the grant-date fair value of equity-based awards to be recognized over the requisite service period.

We have elected to use the Black-Scholes-Merton option pricing model to determine the fair value of incentive units on the grant date. The Black-Scholes-Merton option pricing model requires certain subjective inputs and assumptions, including the fair value of our common units, the expected term, risk-free interest rates, expected volatility of the price of our common units, and expected dividend yield.

These assumptions used in the Black-Scholes-Merton option-pricing model, other than the fair value of our common stock (see the section titled “— Valuation of Common Units” below), are estimated as follows:

●	Expected term. We estimate the expected term based on the estimated time for which the award will be held by the awardee.

●	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

●	Expected volatility. We estimate the volatility based on a comparable market index. We have calculated the historical volatility for the index for a period of time that corresponds to the expected term of the award.

●	Expected dividend yield. Expected dividend yield is zero percent, as we have not paid and do not anticipate paying dividends on our common units.

We continue to use judgment in evaluating the expected volatility and expected term utilized in our equity-based compensation expense calculation on a prospective basis. As we continue to accumulate additional data related to our common units, we may refine our estimates of expected volatility and expected term, which could materially impact our future equity-based compensation expense.

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Valuation of common units

The fair value of the common units underlying our equity-based awards has historically been determined by our board of directors, with input from management and corroboration from contemporaneous third-party valuations. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common units. Given the absence of a public trading market of our common units, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common units at each grant date. These factors include:

●	contemporaneous valuations of our common units performed by independent third-party specialists;

●	the prices of the recent preferred units sales by us to investors in arm’s-length transactions;

●	the price of sales of our common units and preferred units in recent secondary sales by existing unitholders to investors;

●	the rights, preferences, and privileges of our preferred units relative to those of our common units;

●	our capital resources and financial condition;

●	our historical operating and financial performance as well as our estimates of future financial performance;

●	the operational and financial performance and valuations of comparable publicly traded companies;

●	the hiring of key personnel and the experience of our management;

●	the relative lack of marketability inherent in our common units;

●	the general economic conditions and our industry outlook;

●	industry information such as market growth and volume and macro-economic events; and

●	additional objective and subjective factors relating to our business.

In valuing our common units, our board of directors determined the fair value of our common units using both the income and market approach valuation methods. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate based on our weighted-average cost of capital and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of the subject company to comparable guideline public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company.

Following the Closing, it is not necessary to determine the fair value of our common units, as Class A Common Stock received in consideration thereof is traded in the public market.

Warrants

We have issued warrants to purchase shares of our Series E preferred units and common units. Warrants may be accounted for as either liability or equity instruments depending on the terms of the warrant agreements. We determine whether each of the warrants issued require liability or equity classification at their issuance dates. Warrants classified as equity are recorded at fair value as of the date of the issuance on our consolidated balance sheets and no further adjustments to their valuation are made. Warrants classified as liability are recorded at fair value as of the date of the issuance on our consolidated balance sheets and subsequently re-measured at each reporting period with changes being recorded as a component of other income (expense) on our consolidated statements of operations.

Following the Closing, all such warrants were converted into a right to receive merger consideration or voided in accordance with the terms in each of the related agreements and none are outstanding.

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Income taxes

As a limited liability company, Hollings LLC is a non-taxpaying entity for federal income tax purposes. Accordingly, its taxable income or losses are allocated to members based on the provisions of the operating agreement and are included in the members’ income tax returns. Similar provisions apply for state income tax purposes.

The consolidated financial statements include a provision for income taxes related to RiverRoad Waste Solutions, Inc. (“RiverRoad”), one of our subsidiaries and a C-Corporation. RiverRoad is subject to both state and federal income tax, and both the state and federal tax obligations associated with RiverRoad are reflected on the accompanying consolidated balance sheets as a component of accrued expenses.

We account for income taxes using the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not expected to be realized based on the weighting of positive and negative evidence. We regularly review the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute our business plans and tax planning strategies. Should there be a change in the ability to recover deferred tax assets, our income tax provision would increase or decrease in the period in which the assessment is changed.

We recognize the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, based on the technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50 percent likely to be realized upon settlement with the taxing authority. Those tax positions failing to qualify for initial recognition are recognized in the first interim period in which they meet the more likely than not standard, or are resolved through negotiation or litigation with the taxing authority, or upon expiration of the statute of limitations. The tax positions are reviewed on an ongoing basis and are adjusted as additional facts and information become available, including progress on tax audits, changes in interpretation of tax laws, developments in case law and closing of statutes of limitations. At June 30, 2022 or December 31, 2021, we have no tax positions that meet this threshold and, therefore, have not recognized any adjustments. While we believe our tax positions are fully supportable, they may be challenged by various tax authorities. If actual results were to be materially different than estimated, it could result in a material impact on our consolidated financial statements in future periods.

The provision for income taxes includes the impact of reserve provisions and changes to reserves as well as the related net interest and penalties. In addition, we are subject to the continuous examination of our income tax returns by the tax authorities which may assert assessments against us. We regularly assess the likelihood of adverse outcomes resulting from these examinations and assessments to determine the adequacy of our provision for income taxes.

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Loss contingencies

In the ordinary course of business, we are or may be involved in various legal or regulatory proceedings, claims or purported class actions related to alleged infringement of third-party patents and other intellectual property rights, commercial, corporate and securities, labor and employment, wage and hour and other claims. We record a provision for a liability when we believe that it is both probable that a loss has been incurred and the amount can be reasonably estimated. If we determine that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, we disclose the possible loss in the accompanying notes to the consolidated financial statements.

We review the developments in our contingencies that could affect the amount of the provisions that have been previously recorded, and the matters and related reasonably possible losses disclosed. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Significant judgment is required to determine both the probability and the estimated amount of loss. These estimates have been based on our assessment of the facts and circumstances at each balance sheet date and are subject to change based on new information and future events.

The outcomes of litigation and other disputes are inherently uncertain and subject to significant uncertainties. Therefore, if one or more of these matters were resolved against us for amounts in excess of management’s expectations, our results of operations and financial condition, including in a particular reporting period in which any such outcome becomes probable and estimable, could be materially adversely affected.

Leases

Leases with a term greater than one year are recognized on the consolidated balance sheet as right-of-use (“ROU”) assets and lease liabilities. Lease liabilities and their corresponding ROU assets are recorded based on the present value of lease payments over the expected lease term. As the interest rate implicit in lease contracts is typically not readily determinable, we utilize the appropriate incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment.

Recent Accounting Pronouncements

For information regarding recently issued accounting pronouncements and recently adopted accounting pronouncements, please see Note 2, Recent accounting pronouncements, to our consolidated financial statements included elsewhere in this prospectus.

The following are recently issued accounting pronouncements that would apply to us, but have not been adopted as of June 30, 2022:

●	In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans, and available-for-sale debt securities. Rubicon is an emerging growth company that will take advantage of the extended transition period under the JOBS Act for complying with new or revised accounting standards. ASU 2016-13 will be effective for Rubicon for its 2023 fiscal year. ASU 2016-13 is currently in effect for non-emerging growth companies that are public business entities.

●	In October 2021, the FASB issued ASU 2021-08, Business Combination (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, Revenue from Contracts with Customers. Rubicon is an emerging growth company that will take advantage of the extended transition period under the JOBS Act for complying with new or revised accounting standards. ASU 2021-08 will be effective for Rubicon for its 2024 fiscal year. ASU 2021-08 will be effective for non-emerging growth companies that are public business entities with fiscal years beginning after December 15, 2022.

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Qualitative and Quantitative Disclosures About Market Risk

In the normal course of business, we are exposed to market risks, including changes in interest rates, certain commodity prices and foreign currency rates. Information relating to quantitative and qualitative disclosures about these market risks is described below.

Interest rate risk

Our exposures to market risk for changes in interest rates relate primarily to our Term Loan Facility and our Revolving Credit Facility. The Term Loan Facility and Revolving Credit Facility are floating rate loans and bear interest subject to LIBOR or SOFR. Therefore, fluctuations in interest rates will impact our consolidated financial statements. A rising interest rate environment will increase the amount of interest paid on these loans. A hypothetical 100 basis point increase or decrease in interest rates would not have a material effect on the results of our operations.

Recyclable commodity price risk

Through our recycling program, we market a variety of materials, including fibers such as old corrugated cardboard, old newsprint, aluminum, glass, pallets and other recyclable materials. We may use a number of strategies to mitigate impacts from recyclable commodity price fluctuations including, entering into purchase contracts indexed to the recyclable commodity price such that we mitigate the variability in cash flows generated from the sales of recycled materials at floating prices. We do not use financial instruments for trading purposes and are not a party to any leveraged derivatives. As of June 30, 2022, we were not a party to any recyclable commodity hedging agreements. In the event of a decline in recyclable commodity prices, a 10% decrease in average recyclable commodity prices from the average prices in effect would have impacted our revenues by $4.9 million and $3.2 million for the six months ended June 30, 2022 and 2021, respectively, and $8.2 million and $3.4 million for the years ended December 31, 2021 and 2020, respectively. A 10% decrease in average recyclable commodity prices from the average prices in effect would have impacted our operating loss by $0.4 million and $0.2 million for the six months ended June 30, 2022 and 2021, respectively, and $0.5 million and $0.2 million for the years ended December 31, 2021 and 2020, respectively.

Foreign currency risk

To date, foreign currency transaction gains and losses have not been material to our consolidated financial statements as the majority of our revenue has been generated in the United States. As we expand our presence in international markets, to the extent we are required to enter into agreements denominated in a currency other than the US dollar, our results of operations and cash flows may increasingly be subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any hedging arrangements with respect to foreign currency risk. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.

Inflation

To date, the impact of inflation on our business results has been primarily limited to increases of revenue and cost of revenue, such that the net effect has been immaterial to our gross profit, adjusted gross profit and net loss. We expect this trend to continue as most contracts with our waste generator customers allow us to adjust the applicable prices without any significant advanced notice requirement based on the economic environment where fees charged by our hauling and recycling partners are increasing, and recyclable commodity price fluctuations tend to impact both selling and purchasing sides in a similar manner. However, we may not be able to adjust prices quickly enough or sufficiently to offset the effect of certain other cost increases, such as labor costs, without negatively impacting customer demand.

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BUSINESS

Business Overview

Mission

Founded in 2008, we are a digital marketplace for waste and recycling and provide cloud-based waste and recycling solutions to businesses and governments. As a digital challenger to status quo waste companies, we have developed and commercialized a proven, cutting-edge platform that brings transparency and environmental innovation to the waste and recycling industry, enabling customers and hauling and recycling partners to make data-driven decisions that can lead to more efficient and effective operations and yield more sustainable outcomes. Using proprietary technology in Machine Learning, Artificial Intelligence (“AI”), computer vision, and Industrial Internet of Things (“IoT”), for which we have secured more than 50 U.S. and international patents, we have built an innovative digital platform aimed at modernizing the outdated, approximately $2.1 trillion global waste and recycling industry. Fast Company named us to its annual list of the “World’s Most Innovative Enterprise Companies” for 2021.

Through our suite of cutting-edge solutions, we have driven innovation in the waste and recycling industry, reimagined the customer experience, and empowered a wide range of customers, from small businesses to Fortune 500 companies, to municipal and city agencies, to better optimize their waste handling and recycling programs. The implementation of our solutions enables customers to find economic value in their physical waste streams by improving business processes, reducing costs, and saving energy while helping those customers execute their sustainability goals.

Our Company

We are a leading provider of cloud-based waste and recycling solutions for businesses, governments, and organizations worldwide. Our platform brings new transparency to the waste and recycling industry — empowering our customers and hauling and recycling partners to make data-driven decisions that can lead to more efficient and effective operations as well as more sustainable waste outcomes.

We believe we have built one of the world’s largest digital marketplaces for waste and recycling services. Underpinning this marketplace is a cutting-edge, modular platform that powers a modern, digital experience and delivers data-driven insights and transparency for our customers and hauling and recycling partners. We provide our waste generator customers with a digital marketplace that delivers pricing transparency, self-service capabilities, and a seamless customer experience while helping them achieve their environmental goals. We enhance our hauling and recycling partners’ economic opportunities by democratizing access to large, national accounts that typically engage suppliers at the corporate level. By providing telematics-based and waste-specific solutions as well as access to group purchasing efficiencies, we help large national accounts optimize their businesses. We help governments provide more advanced waste and recycling services that allow them to serve their local communities more effectively by digitizing their routing and back-office operations and using our computer vision technology to combat recycling material contamination at the source.

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Over the past decade, this value proposition has allowed us to scale our platform considerably. Our digital marketplace now services over 8,000 customers, including numerous large, blue-chip customers such as Apple, Dollar General, Starbucks, Walmart, Chipotle, and FedEx, which together are representative of our broader customer base, which encompasses over 8,000 hauling and recycling partners across North America. We have also deployed our technology in over 70 municipalities within the United States and operate in 20 countries. Furthermore, we have secured a robust portfolio of intellectual property, having been awarded more than 50 patents, with over 70 pending, and 20 trademarks.

Our revenues have grown from approximately $359 million in 2018 to approximately $583 million in 2021.

Industry Background & Market Opportunity

Massive and fragmented market

The global waste and recycling industry is massive. Every human on the planet generates waste, and proper waste disposal is a key public service across the globe. In 2019, the waste and recycling market represented approximately $2.1 trillion on a global basis and was projected to grow at an approximately 5.3% compound annual growth rate (“CAGR”) between 2020 and 2027 in North America, according to Allied Market Research. The waste and recycling market in North America, our core operating territory, was approximately $208 billion in 2019 according to Allied Market Research.

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(1) Allied Market Research, Statista ‘Waste Management Market Value Worldwide (2019-2027), July 2021; Technavio ‘Global Smart City Market’ report; World Bank Group ‘What a Waste 2.0’; (2) Allied Market Research; (3) FactSet as of 7/19/2022 (4) Waste Management, Republic Services, and Waste Connections

The waste and recycling industry is comprised of multiple segments, and there are many parties with different priorities operating across these segments, which we believe creates friction and inefficiencies for the broader ecosystem. Key segments within the industry include:

●	Collection: Involves collecting and transporting waste and recyclable materials from either commercial / industrial sites or residential communities to transfer stations, material recovery facilities (“MRFs”), or disposal sites.

●	Transfer: The solid waste is then consolidated and compacted to reduce the volume and make the transport to disposal sites more efficient.

●	Landfill: Landfills are municipal solid waste facilities that collect and bury whatever isn’t sent to MRFs and are the main depositories for solid waste in North America.

●	Recycling: Facilities that extract reusable commodities out of waste to be repurposed for future use.

●	Waste & Recycling Brokerage: Third parties that work on behalf of businesses to pair them with suitable waste hauling and recycling services.

The waste and recycling industry in the United States is also highly fragmented. While Waste Management, Republic Services, and Waste Connections (the “Big 3”) are large, publicly traded players with substantial market share in the United States, approximately 85% of the North America waste and recycling market is comprised of non-Big 3 haulers. Furthermore, the Big 3 haulers have historically pursued acquisitions to drive some of their growth, but we believe this strategy will be less viable for them going forward due to increased regulatory scrutiny over large acquisitions.

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Stable and Resilient Industry

In addition to being a massive industry, the waste and recycling services market is also incredibly stable and resilient. The disposal of waste is considered a mission-critical service in communities across the world. The United States has long been one of the largest waste-producing countries per capita. The United States ranks third highest in the world, with each person producing approximately 25.8 tons of waste per year according to the World Bank “What a Waste” global database.

These dynamics have also made the industry resilient against economic downturns. Over the past two U.S. recessions in 2001-2002 and 2008-2009, the contraction of U.S. GDP has been approximately 3.4 times greater than the contraction seen in the waste and recycling industry, based on data from the Bureau of Economic Analysis. Further, the industry has historically been very profitable, as evidenced by the reported EBITDA margins of the Big 3, which ranged from approximately 26-32% between 2002 and 2021 based on data from FactSet.

Industry Trends

While the waste and recycling market is massive and stable, several dynamics are driving significant changes in the industry and are creating opportunities to disintermediate the legacy business model.

The waste and recycling industry is highly regulated and complex, and public policy is increasingly focused on improving diversion from landfills and reducing emissions. Current policies tend to encourage and reward reductions in carbon dioxide emissions, and many major cities in the United States have promulgated climate action plans committing to achieve emissions reductions in line with the Paris Climate Accords.

Concurrently, traditional waste infrastructure is approaching capacity, and we believe large landfill owners are facing more and more hurdles to get regulatory approval to expand their sites or break ground on new sites. Without prospects for expansion, the average remaining life of landfill capacity is declining rapidly. A study conducted by Environmental Research & Education Foundation in 2015 stated at that time that seven states would likely run out of landfill space in the following five years, one state would reach capacity in five to 10 years, and three states had only 11 to 20 years of remaining capacity.

Historically, the United States has mitigated this infrastructure capacity issue in part by sending waste abroad. However, foreign countries that have historically accepted waste or recycling have recently begun to reduce or otherwise restrict their imports. For instance, China, which handled nearly half of the global recyclable waste for the past quarter-century according to Yale Environment360, recently instituted its National Sword policy, which bans the import of most plastics and other materials, making exportation into China extremely difficult.

In addition to the logistical problems associated with handling waste, today’s digital-first world has highlighted the industry’s historical under-investment in technology, which has plagued both customers and operators alike. While the large legacy players have been able to rely on their scale and incumbent position, independent operators have been particularly impacted by their inability to make technology investments that could help them optimize their operations and scale more profitably. Meanwhile, given most operators’ lack of technological infrastructure to collect data, customers have historically lacked visibility into pricing and their waste and recycling outcomes, compounding the antiquated, analog customer experience typical of the industry.

Challenges for Constituents in the Waste Value Chain

Challenges for Waste Generators

The preferences and demands of waste generators, who are the customers of the waste cycle, are shifting. They increasingly expect seamless digital customer experiences that provide ease of use and transparency, like those they are experiencing in many other industries and in their personal lives. Corporate consumers are also increasingly making environmentally conscious purchasing and operating decisions, and more and more are looking for greater information to manage and track their operations and hold their service providers accountable for their environmental impact.

Incumbent service offerings in the waste and recycling industry have long been outdated and misaligned with the needs and shifting preferences of their customers. We do not believe legacy players have embraced technology, limiting their ability to provide modern customer experiences that deliver efficiency, convenience, and transparency. Furthermore, we believe these players have made substantial investments in landfills, transfer stations, and other infrastructure, incentivizing them to fill and monetize landfills rather than to think creatively and identify alternative solutions, such as diverting waste streams elsewhere or creating circular solutions.

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Challenges for Haulers and Recyclers

Independent waste haulers and recyclers face numerous competitive challenges. Given their limited operating footprint, they struggle to win large, enterprise-class hauling contracts. Without these contracts, the smaller independent players struggle to achieve economies of scale with respect to operating costs and cannot generate sufficient capital to make the substantial investments necessary to modernize their businesses, including the technology upgrades to optimize their operations or improve their customer service experience.

Challenges for Governments

Governments have long identified the impact waste disposal and recycling has on the environment, on climate change, and on community quality of life. There has never been a greater focus on eliminating waste as a means of slowing the rapid advance of climate change, and the COVID-19 pandemic has heightened the importance of public health and, consequently, waste management’s crucial supporting role. Sound waste management helps to keep communities healthy while, at the same time, helping to ensure that these communities can thrive, businesses can flourish, and families can live safely. For those communities that are taking tangible steps to make a difference, having credible data is essential for them to take actionable steps to improve the vital service of waste and recycling pick and disposal. With good data, public works departments can better determine where and when to direct human and financial resources to ensure equitable and adequate public services, drive meaningful positive outcomes, and then measure their progress towards limiting waste and achieving the reduction goals promulgated by government leaders.

Outside of waste management, municipalities have also struggled to manage budget constraints while still providing vital adequate public services and maintaining critical infrastructure.

Our Solution

Without owning any hauling, recycling or landfill infrastructure, our digital marketplace allows us to manage the full spectrum of waste and recycling services through an extensive network of more than 8,000 vendor and hauling and recycling partners. Our programs span cardboard (“OCC”), plastic, paper, metal, glass, pallets, electronics recycling, construction, and demolition (“C&D”), organics recycling (including food waste and composting services), grease and oil recycling, and single-stream recycling (“SSR”), among other adjacent services. Our subject matter experts manage recyclable commodity markets, zero-waste programs, and other sustainability offerings across our portfolio.

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Underpinning our digital marketplace is a cutting-edge, modular, digital platform that allows us to deliver value, transparency, and seamless digital experiences to our customers and hauling and recycling partners. We leverage our technology to audit hauler invoices and match to landfill weight tickets or recyclable commodity bills of lading. We provide customers with dashboards and digital tools to manage and monitor their waste services, and we provide our hauling and recycling partners with technology tools that help them optimize their operations.

This platform has been packaged into solutions that we offer to various parties in the waste and recycling value chain. RUBICONSmartCity, an advanced smart city solution, helps municipalities achieve and maintain more efficient, effective, and sustainable waste and recycling operations. RUBICONPremier, an enterprise SaaS solution, allows haulers and recyclers to scale their operations into new geographies more efficiently.

Solutions for Waste Generators

Our cloud-based digital marketplace provides an innovative customer experience through an easy-to-use interface, where customers can order new services and manage existing services, track invoices, and view environmental outcomes. We provide commercial waste generators—such as commercial property owners, the hospitality and restaurant industries, retail services and logistics companies—an all-in-one waste and recycling solution that allows for enhanced visibility into our customers’ waste management services. This means deeper insights into their waste streams, informed decision making, and increasingly efficient action taken across locations. These features are designed to save time and minimize waste throughout the organization by reducing administrative support costs in managing complex waste and recycling programs, identifying waste reduction and landfill diversion opportunities, and designing and implementing solutions to deliver on them. We also empower customers to report on their environmental goals through data visibility and by aggregating waste diversion activities and generating custom reports on carbon emission reductions. These data and reports are then reviewed and substantiated by a third party.

Solutions for Haulers & Recyclers

We work with a network of more than 8,000 hauling and recycling partners. Through our extensive network, we provide our hauling and recycling partners with access to large, often national multi-location accounts that they can service within their local markets or with their narrower service capabilities. We have also developed products that enable haulers and recyclers to better scale their businesses and optimize their operations through several programs.

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RUBICONPro App

The RUBICONPro App sits on the truck dashboard, providing drivers with route details, navigation, and alerts while collecting real-time service information as well as vehicle tracking and safety metrics. Drivers can safely interact with the app to record weight tickets, verify instances of service confirmation, report issues, and more in real time. Without our product, most, if not all, of this work would be done manually and on or through multiple disparate services. Our products can reduce truck repair costs with vehicle maintenance insights, which alert haulers and recyclers regarding everything from routine service needs to severe mechanical issues, creating opportunities to improve performance and operate more efficient fleets.

RUBICONPro Pod

The RUBICONPro Pod plugs into the existing diagnostics port inside the truck’s cab to automate service confirmations, recording the date and time of services and proactively communicating them to the waste generators. Our hardware and digital platform are compatible with virtually any truck with the requisite port, making this a useful solution for residential, commercial, cart, and roll-off services. Once the pod is installed, no further driver interaction is required.

RUBICONSelect

RUBICONSelect is a buying consortium program in which we have negotiated preferred rates with certain third-party customers specifically for the benefit of our partners that provide waste and recycling services on our behalf. The program empowers haulers and recyclers across the country with new business opportunities, savings, and tools they would otherwise not have access to, all through a user-friendly interface. Foremost is that we offer our hauling and recycling partners new business opportunities to service their own waste generator customers. Given that many of our customers have a national presence (if not international), we believe the only way a local supplier can get access to these important locations is often through us.

In addition to helping scale small and medium size business (“SMB”) haulers and recyclers, we leverage the scale of our business to negotiate better, “big-business” pricing and terms for our hauling and recycling partners. Leveraging our scale, which can provide the same buying power as some of the largest waste services companies, the haulers and recyclers in our network are better positioned to successfully compete by reducing their operating costs, thereby freeing up capital that they can invest in their businesses. We have numerous buying program partners, including Commercial Credit Group (CCG), ACE Equipment, Concorde Inc., Wastequip, and more. RUBICONSelect is recruiting new program partners daily to provide a wide breadth of offerings including financing, equipment purchase, rentals, insurance, maintenance, fuel, tires, and more.

We have not yet monetized RUBICONSelect but have plans to do so in the near term.

Solutions for Cities

In addition to working with commercial waste generators and commercial waste and recycling service providers, we have deployed our technology in more than 70 cities to help them manage their waste and recycling infrastructure and reach their sustainability goals. We use our proprietary technology to digitize trash and recycling routes, allowing collection crews to cover routes more effectively and efficiently while automating many reporting processes.

RUBICONSmartCity is a smart city technology suite that helps city governments everywhere run more efficient, effective, and sustainable operations. A software-as-a-service (“SaaS”) offering originally designed for waste and recycling fleets, this full-service solution can be deployed across virtually any fleet to help reduce costs, improve service, and contribute to an enhanced quality of life for citizens.

RUBICONSmartCity can help governments save tax dollars by transforming existing government-owned fleets into roaming data collection centers, delivering insights about specific conditions throughout the community. Waste-specific insights include recycling participation and overflowing containers, as well as insights about material contamination directly at the source. Examples of general city infrastructure assessment insights include identifying and indexing instances of road potholes, broken curbs, vacant homes, and graffiti. Our technology helps improve neighborhood streetscapes by monitoring vehicle health, improving driver behavior, and improving material collection efficiency, which can result in more sustainable, resilient, and equitable neighborhoods.

For the years ended December 31, 2022 and 2021, and the six months ended June 30, 2022 and 2021, our revenue generated from sales to government entities is less than 5% of our total revenue.

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Solutions for Global Fleets

Our various SaaS offerings help waste and recycling companies around the world to digitize their operations while equipping municipalities and businesses of all sizes to initiate or grow their waste collection capabilities with a digital cloud-based model. Our solutions allow companies to replicate our innovative, asset-light model by providing a third-party logistics technology backbone and by allowing services to be provided across a wider geographic coverage area than what may otherwise be covered by a vertically integrated asset footprint. Features within the product enable users to provide an enhanced experience for their own waste generator customers, the opportunity to restructure the cost of their collection operations, and the ability to enter new markets without massive investment.

Strengths and Competitive Advantages

Our business model provides a transparent marketplace that digitizes the waste and recycling sector for private companies and municipalities. We gain, maintain, and grow our customer relationships by providing what we believe are superior solutions that can help waste generators and government entities save money. We believe we have expertise and competitive advantages that will allow us to continue to maintain and grow our market share.

Cloud-Based Model Reduces Costs and Benefits from the Network Effect

Our business model is highly scalable because of its digital, cloud-based nature; it does not depend on owning any physical infrastructure such as trucks or waste facilities. Without any physical infrastructure and the working capital requirements inherent in those operations, we can efficiently and effectively deploy our platform around the world without the capital investment or the exposure that comes along with owning and operating this infrastructure.

Our platform also benefits from significant network effects. As more waste generator customers join our platform, increased waste and recycling volumes improve our ability to negotiate with haulers and recyclers. Increased waste and recycling volumes also create efficiencies within haulers’ and recyclers’ routes and operations, because the marginal cost of servicing additional locations within an existing route is comparatively low, which can improve service and pricing for our customers. Additionally, as the network expands, the amount of data we collect increases, allowing us to learn and further improve our solutions, benefiting all network participants. As our pricing improves with haulers and recyclers and as our expanding data asset improves its ability to deliver new circular solutions, our overall value proposition improves for our waste generator customers.

Business Model and Customer Interests are Aligned Benefiting Us and Providing Greater Value to Customers

Our platform provides service and cost transparency to both our customers and partners along with automated business processes, allowing them to make informed decisions based on their priorities, whether it’s business growth, cost savings, or environmental outcomes.

Our incentives are aligned with our customers, both economically and environmentally. Landfill owners and operators often generate revenues through collection volumes and tipping fees, so they are incentivized to collect bins more frequently than necessary even when they are not full. Because we do not own landfills, we are not motivated by maximizing volumes and / or tipping fees. Therefore, we can work with our customers to optimize service levels for their business needs. In practice, we advise our waste generator customers on the implementation of new source separated recycling programs and educate store-level employees on how to safely and efficiently manage such program implementation and execution. Additionally, we will work upstream with our customers to design and effect reverse supply chain programs to aggregate valuable waste stream materials at central locations, or even to design programs that create internalized, circular solutions or reduce waste at the source.

Further, using our proprietary computer vision-based technology and our team of subject matter experts to examine the contents of a waste stream, we can assess the material composition of the waste stream. This information provides multiple benefits, including providing more detailed information about the contents and allowing customers to identify opportunities to divert certain materials from landfills. Using this information, we and our customers can generate better environmental outcomes, and, to the extent we can sell the materials to recycling and processing facilities, we can also create significant economic benefits.

For RUBICONPro, RUBICONPremier, and RUBICONSmartCity, our SaaS offerings, the core of services is about maximizing the use of scarce resources. We do this by optimizing routes and full fleet operations, by providing data for preventative vehicle maintenance, and by focusing on improving driver safety and behavior, which can improve outcomes for all constituents: drivers, supervisors, governments officials, and residents.

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Superior Technology

Our user-friendly platform is vertically integrated and gives us control of all critical operations and transaction elements, which facilitates a fast, simple, and consistent user experience. We believe our ground-breaking technology is what the industry has needed for many years.

Our technology can affect all parties within the waste and recycling ecosystem:

●	We service waste generators’ needs through our network of haulers and recyclers and with vendor management, compliance, invoicing, payments, and receipts managed on our digital platform. We service requests through our proprietary customer portal RUBICONConnect or directly from waste generators via FMS / OMS system integrations, with real-time confirmation of service.

●	We equip haulers and recyclers with technology to detect location, load, and capacity. Haulers and recyclers digitally receive dispatched orders to be configured into their existing routes.

●	Municipal fleets are equipped with telematics and AI cameras to collect data for asset optimization. The resultant operational efficiencies can drive taxpayer savings, turning a garbage truck into a “roaming data center” that can deliver critical infrastructure assessments for governments all while performing its primary functions.

●	Our technology also helps implement advanced recycling programs, coordinating multiple vendors, directing the waste feedstock to specific processing facilities, and tracking end-destinations for traceability.

●	We enable data-driven waste management for all our partners, and integrated landfill operators process volumes contracted to us.

Depth & Quality of Hauling & Recycling Network Benefits All Constituent Parties

We work with a network of more than 8,000 hauling and recycling partners. The scale of our network means we have access to vastly more hauling and recycling options through our digital platform. Our ability to access this extensive network benefits our customers and enables us to mitigate business risks for our customers associated with sole sourcing, including labor shortages, cost offsets (overages, contamination, etc.), and unaccommodating supplier scheduling.

The stickiness of the supplier side of our marketplace is ensured by the valuable services we provide them. Foremost is that we offer our hauling and recycling partners new business opportunities to service our waste generator customers. Given that many of our customers have a national or even global presence, often the only way a local supplier can get access to these important locations is through us.

We also offer our hauling and recycling partners a digital platform that is simple and efficient and can help them improve their routing, fleet operations, and driver behavior.

Lastly, we offer the benefits of scale to even the smallest hauler/recycler through a buying consortium where haulers and recyclers can save money on items critical to their businesses (fuel, parts, tires, insurance, etc.). We have not yet monetized this buying consortium but have plans to do so in the near term.

Number of Blue-chip Customers Creating Barrier to Entry

Our platform has been validated by a diverse group of over 8,000 customers in businesses and governments, most of which are under long-term contracts. Our typical customer agreement has a term of 3 years, providing confidence in and visibility towards future revenue streams. Our large and national accounts have also attracted many haulers and recyclers to the platform. Some of our blue-chip customers include Apple, Starbucks, Walmart, Dollar General, Chipotle, and FedEx.

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Our Growth Strategies

The foundation of our business is our digital marketplace platform where it seamlessly transacts with our customers and hauling and recycling partners. The majority of our revenue is generated via this digital marketplace, which allows us to capture additional revenue streams through solutions designed to modernize hauling and recycling operations. We believe we have multiple proven avenues for future growth, including through increasing our geographic reach and the depth of our customer, hauling, and recycling networks in those markets.

Organic Customer Growth Through New Customer and Contract Wins Based on the Strengths of our Solutions

We have built a first-class sales and marketing organization that has helped build our base of more than 8,000 customers. We combine cutting-edge and sorely needed technology solutions with deep subject matter expertise in a mission-critical sector. Our products are designed to save customers money, provide for a more transparent and seamless customer experience, and help customers achieve positive environmental outcomes. This differentiated proposition creates a strong product-market fit within an industry that is ripe for change.

Additionally, we are uniquely capable of providing a “one-stop-shop” solution for all the waste generator customers’ waste and recycling needs. We offer a tiered solution, beginning with simply auditing and administering an incumbent hauler’s existing program for waste generators, through to the creation and provisioning of a full zero-waste program.

Organic customer growth is expected to continue to be a core driver of growth for us for the foreseeable future as a result of these and other strengths.

Growing Revenues with Existing Customers

We have proven our ability to expand our customer relationships. This is achieved both by expanding our geographic penetration across a customer’s footprint over time as well as by working collaboratively with our customers to identify incremental services that can be offered to further enhance their waste and recycling programs. Our waste generator account managers are empowered and incentivized to expand our existing customer relationships. Underscoring our ability to expand our existing customer relationships, revenue net retention stood at approximately 113% as of June 30, 2022.

Adding More Service Capabilities

We have demonstrated our ability to expand our capabilities in the past. We have expanded our waste marketplace service capabilities to over 150 material types and multiple fleet types, and even beyond waste and recycling. We intend to continue to add service capabilities and invest in product development and have the platform, vision, and data to fuel growth.

From a customer perspective, we currently service national and SMB waste generator accounts, predominately within the U.S. market. Through our SaaS-based offerings, we have already expanded our footprint internationally and expects to continue this expansion – first by leading with technology, then by building out digital marketplace offerings in these markets.

As our business expands in its breadth and depth, we will continue to refine how we monetize our products and relationships. Today we earn money from licensing our technology, from waste and recycling services within our digital marketplace, and by participating in recyclable commodity sales transactions. By servicing all the constituents within the waste and recycling ecosystem, we have gathered valuable datasets that we have begun and will continue to offer on their own as data subscriptions. Further, we expect to be a larger player in establishing recycling and recyclable commodity marketplaces.

International Expansion within Existing Markets and into New Markets

We believe we are a global innovator in the waste and recycling industry and has successfully deployed our solutions in 20 countries though we currently generate the vast majority of our revenue within the United States. We intend to continue selling our solutions globally.

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Strategic Acquisitions

We intend to grow by acquiring other businesses and the customers they serve. We have proven our ability to identify and execute on attractive acquisition targets. We have acquired and successfully integrated multiple businesses and have established a repeatable process for identifying and integrating complementary companies. Furthermore, we have spent considerable efforts building relationships across the industry, helping to build a large pipeline of additional acquisition opportunities.

Human Capital Resources

Our People and Culture

We are passionate about our people, and work hard to attract, develop, and retain employees who share our core values and are committed to achieving our mission to end waste. As of June 30, 2022, we had 637 employees, 633 of whom were based in the United States. None of our employees is represented by a labor union, and we consider our relations with our employees to be very good. A strong commitment to diversity and inclusion is central to our core values in all that we do. We also support the following employee affinity groups: African American Affinity Group, Latin American and Caribbean Heritage Affinity Group, Asian and Pacific Islander Affinity Group, Veterans Affinity Group, LQBTQ+ Affinity Group, and Women in Leadership Affinity Group. The groups meet routinely to discuss matters important to them, host social events and volunteer opportunities, and make presentations at our All Hands meetings to share topics of interest with all our employees.

Our commitment to our employees and culture is reflected in the fact that we have earned a certification from Great Place to Work for five consecutive years (2018, 2019, 2020, 2021, and 2022). We believe that this certification is one of the most definitive “employer-of-choice” recognitions that companies aspire to achieve. It is the only recognition based entirely on what employees anonymously report about their workplace experience – specifically, how consistently they experience a high-trust workplace.

Benefits, Health, Safety & Wellbeing

We are proud to offer an employee benefits package that aligns with our commitment to being a Great Place to Work. This includes benefits such as 100% employer paid health insurance for the family unit, an employee assistance program for mental wellbeing, paid maternity and paternity leave, and unlimited vacation for exempt employees. We also focus on the financial wellbeing of our employees with competitive compensation, a 401(k) plan with employer match, and financial education programs.

We currently maintain four offices: a headquarters in Lexington, Kentucky; and offices in Atlanta, Georgia, New York, New York and Tinton Falls, New Jersey. In light of the ongoing challenges and risks posed by the COVID-19 pandemic, the remainder of our employees continue to work remotely.

The health and safety of our employees are of the utmost importance. Thus, we are committed to allowing our employees to “work from home” and are committed to providing them with a one-time home office stipend to ensure they have a comfortable and productive remote working environment.

Sales

The Commercial Sales organization is responsible for initiatives to drive growth, retention, and overall client satisfaction through new opportunity development, pipeline execution, account planning, and client service.

The Commercial Sales organization is separated into the below business units:

●	Key Account Sales: Responsible for sales development and closing new customer accounts with annual revenues over certain thresholds

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●	Mid-Market Sales: Responsible for sales development and closing new multi-location customer accounts with annual revenues below certain thresholds

●	SMB Sales: Responsible for leading a highly digitized sales process for primarily single-location new customer accounts for small and medium size businesses

●	Launch and Implementation: Responsible for overseeing new account setup and expansion projects, irrespective of new customer account size

●	Partnerships: Responsible for building an eco-system of referral partners and channel sales

●	Key Account Management: Responsible for managing and growing our existing key account customers

We established a “land and expand” strategy within our existing book of business which we believe has delivered more reliable and substantial revenue growth on a year-over-year basis. This strategy means that we may initially acquire a small footprint of a customer account and over time expand the product offering through the RUBICONConnect platform.

Marketing

In order to market our services effectively, acquire new customers, and build brand awareness in key geographies, we deploy a multi-channel marketing strategy designed to reach prospects and expand our relationships with existing customers – a “land and expand” strategy – by communicating the operational benefits and value of our solutions. Our paid marketing campaigns, discussed in more detail below, are augmented by other unpaid/organic activities including regular social media updates and press/media placements. We also use a range of brand assets to further drive awareness of our products and services in high-value and high-visibility placements.

Digital – Digital advertising, which includes website display ads, geo-targeted mobile advertising, pay-per-click, and paid search advertising such as Google and Bing, is a central component of our marketing strategy. Given this channel’s precise targeting capabilities, we can effectively and efficiently reach our ideal buyers wherever they are.

Social Media – Our social channels are a key part of our marketing efforts. Using both paid and organic programs, we advertise on a number of different social media feeds and channels, including Twitter, LinkedIn, Instagram, and Facebook.

Offline Media – We run offline advertising campaigns in markets where such opportunities are available and of demonstrable value, including billboards/out-of-home placements, and transit advertising.

Events – We participate in many industry and industry-adjacent events identified by our marketing team in close consultation with our Commercial Sales Organization. We also have an enterprise webinar platform which is used to develop and co-host webinars with customers, prospects, thought-leaders, and officials on important waste and recycling industry topics such as food waste and labeling, plastic pollution, and environmental innovation.

Special Projects – Each year, we run special projects intended to further our mission and build our profile in our industry and beyond. Two notable examples are: Trick or Trash – our annual Halloween campaign targeted at schools and small businesses, which is designed to mitigate the waste that builds up over the course of the Halloween season, and Project Clear Constellation – a program devised to confront the growing problem of space waste, in which U.S. colleges and universities are invited to submit design concepts for solutions to help clean up space debris.

Communications Programs – We pursue media placements with industry and non-industry publications and actively pitches stories to journalists and media outlets to garner additional coverage.

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Competition

Our industry is highly competitive, and we encounter intense competition from governmental, quasi-governmental and private sources in all aspects of our operations. Our platform and solutions address the needs of a variety of industry participants, including waste generators, haulers/recyclers, and varying levels of government, meaning we compete in a number of segments with a wide array of competitors, including some of our own customers. We principally compete with large national waste management companies such as Waste Management and Republic Services, counties and municipalities that maintain and manage their own waste collection and disposal operations, and regional and local companies of varying sizes and financial resources. Our industry also includes companies that specialize in certain discrete areas of waste management, operators of alternative disposal facilities, companies that seek to use parts of the waste stream as feedstock for renewable energy and other by-products, and other waste brokers that rely upon haulers in local markets to address customer needs.

We compete on a variety of factors, including quality of services, ease of doing business and price.

Product Development

We continue to make substantial investments in product development because we believe it is essential to improve and optimize our platform and underpins our goal to drive innovation in the waste and recycling industry. Our product development roadmap balances technology advances and new offerings with regular enhancements to existing solutions. We are continuously looking for ways to improve our proprietary platform and solutions, following a roadmap to build and deliver additional functionalities to our customers. Our allocation of product development resources is guided by management-established priorities, input from team members, and user and sales force feedback.

As of June 30, 2022, we had 59 employees focused on our product development activities. For the years ended December 31, 2021 and 2020, our product development spending was $22.5 million and $14.9 million, respectively, and, as a percentage of total revenues, was 3.9% and 2.8%, respectively. For the six months ended June 30, 2022 and 2021, our product development spending was $18.5 million and $8.5 million, respectively, and, as a percentage of total revenues, was 5.7% and 3.2%, respectively. We intend to continue to invest in our product development capabilities to extend our platform.

Intellectual Property

Intellectual property rights are critical to our success. We rely on a combination of patents, copyright, trademark, and trade secrets in the United States and other jurisdictions, as well as confidentiality procedures, non-disclosure agreements with third parties, and other contractual protections, to protect our intellectual property rights, including our proprietary platform, software, know-how, and brand. As of June 30, 2022, we had more than 50 patents granted and over 70 patents pending in the United States and internationally. Among other things, our patents and published patent applications address hauler and vendor facing innovations that enable monitoring and management of waste hauling vehicles including service confirmation, load monitoring, vehicle weight determination, bin overflow detection, route determination, intelligent dispatching, unscheduled stop detection, and remote waste auditing; customer-facing innovations that allow customers to make on-demand service requests, remotely manage waste services, request bulk material removal, and track waste receptacles; innovations related to intelligent dispatching, remote auditing, route generation, and residential waste management systems; and smart cities innovations including systems for monitoring waste service regulation and compliance data, road condition detection, smart bins and sensors offering use-based incentives, and air quality-based waste management. In addition, from time to time we enter into collaboration arrangements and in-bound licensing agreements with third parties, including certain of our competitors, in order to expand the functionality and interoperability of our solutions. We are not substantially dependent upon any one of these arrangements, and we are not obligated to pay any material royalty or license fees with respect to them.

Our names, logos, website names, and addresses are owned by us or licensed by us. We reference herein trademarks, trade names, and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to herein may appear without the ®, TM, or SM symbols, but the lack of those references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names, and service marks. We do not intend our use or display of other parties’ trademarks, trade names, or service marks to imply - and such use or display should not be construed to imply - endorsement or sponsorship of us by these other parties.

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Facilities

While most of our employee base operates remotely, we maintain four facilities for operations: our corporate headquarters are in Lexington, Kentucky and we maintain offices in Atlanta, Georgia, New York, New York, and Tinton Falls, New Jersey. We lease all our facilities. We believe that our current office space and facilities are adequate to meet our current needs.

Legal Proceedings

In the ordinary course of business, we are or may be involved in various legal or regulatory proceedings, claims or purported class actions related to alleged infringement of third-party patents and other intellectual property rights, commercial, corporate and securities, labor and employment, wage and hour and other claims. In management’s opinion, resolution of all current matters is not expected to have a material adverse impact on our consolidated results of operations, cash flows or financial position.

Regulation

The waste and recycling industry is highly regulated with a complex array of laws, rules, orders and interpretations governing environmental protection, health, safety, land use, zoning, transportation and related matters. These regulations and related enforcement actions can significantly restrict operations of landfill operators and haulers by imposing: limitations on siting and constructing new or expanding existing waste disposal, transfer, recycling or processing facilities; limitations or levies on collection and disposal prices, rates and volumes; limitations or bans on disposal or transportation of out-of-state waste or certain categories of waste; mandates regarding management of solid waste, including requirements to recycle, divert or otherwise process certain waste, recycling and other streams; or limitations or restrictions on the recycling, processing or transformation of waste, recycling and other streams. Additionally, landfill operations emit anthropogenic methane, identified as a greenhouse gas, and vehicle fleets emit, among other things, carbon dioxide, which also is a greenhouse gas, and efforts to curtail the emission of these and other greenhouse gases and to ameliorate the effects of climate change continue to progress. Although passage of comprehensive, federal climate change legislation may not occur in the near term, any such legislation, if enacted, could significantly restrict and impose significant costs on the waste industry. Although we do not own or operate landfills or transfer stations nor do we operate as a hauler, many of our customers and third parties with whom we contract are in one or more of these categories, and therefore subject to the foregoing regulations.

MANAGEMENT

The following table sets forth, as of August 15, 2022, certain information regarding our directors and executive officers who are responsible for overseeing the management of our business.

Name	Age	Position
Nate Morris	41	Chairman and Chief Executive Officer
Phil Rodoni	50	Chief Technology Officer
Michael Heller	60	Chief Administrative Officer
Jevan Anderson	53	Chief Financial Officer
Renaud de Viel Castel	44	Chief Operations Officer
Michael Allegretti	43	Chief Strategy Officer
William Meyer	39	General Counsel
David Rachelson	41	Chief Sustainability Officer
Dan Sampson	46	Chief Marketing & Communications Officer
Tom Owston	36	Interim Chief Commercial Officer
Osman Ahmed	36	Director
Jack Selby	48	Director
Ambassador Paula J. Dobriansky	66	Director
Brent Callinicos	56	Director
Barry Caldwell	62	Director
Coddy Johnson	46	Director
Andres Chico	35	Director
Paula Henderson	50	Director

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Executive Officers and Directors

Nate Morris. Mr. Morris is our Executive Chairman and CEO. Mr. Morris founded Holdings LLC in 2008, and previously served as the CEO since 2010 and as the Chairman since December 2016. In 2021, Holdings LLC was recognized as “One of the World’s Most Innovative Enterprise Companies” by Fast Company. Mr. Morris currently serves a member of Business Executives for National Security (BENS.org) since February 2021, the Trilateral Commission since February 2021, and the Council on Foreign Relations since March 2022. Mr. Morris has served on the Deans Advisory Council since October 2012 and as the Entrepreneur in Residence at the Gatton College of Business and Economics at the University of Kentucky since November 2016. Mr. Morris was inducted into the Kentucky Entrepreneur Hall of Fame in November 2019. Mr. Morris was recognized by Fortune Magazine on their “Fortune 40 Under 40” list in October 2014, and he served as a Young Global Leader at the World Economic Forum from February 2014 to February 2019. Mr. Morris graduated from George Washington University, with a Bachelor of Arts in Political Science, as a Scottish Rite Scholar, and was elected Phi Beta Kappa.

Andres Chico. Mr. Chico has served as a member of our Board since August 2022 and previously served as a director of Holdings LLC since 2017. In 2016, Mr. Chico founded Rodina, an investment firm focused on real estate, technology, hotels and resorts, and infrastructure investments, where he serves as its Managing Partner. Mr. Chico is the co-founder of Tortuga Resorts, a diversified hotel platform based in Mexico, and has served as its Chief Executive Officer since 2017. Previous to Rodina and Tortuga Resorts, Mr. Chico worked at Riverwood Capital, a New York based private equity fund focused on investing in growth equity in the technology sector, and started his investment career at Promecap where he acted as an investment professional for over three years. Mr. Chico has been the Co-Chairman of the board of Tortuga Resorts since 2017 and RLH Properties (RLHA:MM) since 2020, and has served on the board of SSA Marine Inc., a marine terminal and rail yard operator in more than 250 strategic locations around the world, since 2019. Mr. Chico holds a BA in Finance from Universidad Iberoamericana in Mexico City, and an MBA from Kellogg Graduate School of Management, Northwestern University.

Coddy Johnson. Mr. Johnson has served as a member of our Board and as chair of the Corporate Citizenship Committee since August 2022. Mr. Johnson also is an advisor to TPG (Nasdaq: TPG), a private equity firm, and Goodwater Capital, a venture capital firm that focuses on consumer technology. From June 2017-June 2020, Mr. Johnson served as President and Chief Operating Officer of Activision Blizzard (Nasdaq: ATVI), a leading technology and entertainment company, where he was responsible for companywide profits and losses and all business units and product lines. From April 2016-June 2017, Mr. Johnson was co-founder and Chief Operating Officer for Altschool, a Silicon Valley education technology company focused on developing personalized, whole-child learning platforms for students and classrooms. Prior to Altschool, Mr. Johnson held numerous roles in executive strategy, operations, and planning at Activision, including Chief Financial Officer and Executive Vice President of Finance and Operations (2012-2016), Chief Operating Officer for Activision Worldwide Studios (2010-2012) and Senior Vice President and Chief of Staff to the CEO (2008-2010). Mr. Johnson serves on the boards of multiple technology companies, including Scopely, an interactive entertainment and mobile game company, and Photomath, an EdTech company, and is a member of the board of the Environmental Defense Action Fund. He received a B.A. in Ethics, Politics, and Economics from Yale University and a MBA from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar.

Paula Henderson. Ms. Henderson has served as a member of our Board since August 2022. Ms. Henderson also serves as Executive Vice President and Chief Sales Officer for the Americas for SAS, a global leader in analytics software, where she is a member of the SAS Executive Leadership Team. Prior to her current role, Ms. Henderson served as Senior Vice President of US Commercial and Public Sector at SAS from January 2019-January 2021 and Vice President of US State & Local Government from May 2002-January 2019. Since joining SAS in 2002, Ms. Henderson has led teams and operations, partnering to create transformational digital solutions for commercial --private and public sector organizations across the life science, financial, manufacturing and consumer industries. Ms. Henderson serves as a board member for the First Flight Venture Center, American Heart Association, Prevent Child Abuse for NC and the Executive Roundtable for the NC Chamber of Commerce. She received a BS in Business Administration from North Carolina State University, where she serves on the National Advisory Board Member for the Institute of Emerging Issues, and an MBA from Meredith College.

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Ambassador Paula J. Dobriansky. Ambassador Dobriansky has served as a member of our Board and as chair of the Compensation Committee since August 2022. Ambassador Dobriansky is a Senior Fellow at Harvard University’s Belfer Center for Science and International Affairs since 2009 and is Vice Chair of the Atlantic Council’s Scowcroft Center for Strategy and Security. She has also served as Vice Chair of the U.S. Water Partnership’s National Executive Committee since 2015 and as an Adjunct Professor at Georgetown University’s School of Foreign Service since 2013. From 2018-2021, Ambassador Dobriansky served as a Strategic Adviser to Global Water 2020, providing strategic advice on international water and health issues, specifically, water, sanitation, and hygiene in health care facilities. From 2014-2017, she was a Senior International Affairs & Energy Policy Advisor to Southern Company (NYSE: SO), where she focused on projects involving cutting-edge energy technologies including improvements in energy efficiency and new combustion methods. Previously, Ambassador Dobriansky served as Under Secretary of State for Global Affairs from 2001-2009, and as the President’s Envoy to Northern Ireland from 2007-2009, for which she received the Distinguished Service Medal (the Secretary of State’s highest honor). Ambassador Dobriansky has served on Holdings LLC’s board of directors since 2020 and also serves on the boards of several non-profits and private institutions, including the Atlantic Council, the Middle East Institute, the Naval War College Foundation, and Georgetown University’s School of Foreign Service. She received a B.S.F.S. in International Politics from Georgetown University’s School of Foreign Service, an M.A. in International Relations from Harvard University, and a Ph.D. in U.S.-Soviet Foreign Policy & Strategic Studies from Harvard University.

Brent Callinicos. Mr. Callincos has served as a member of our Board and as the chair of the Audit Committee since August 2022. Mr. Callinicos served as the chief operating officer and the chief financial officer of Virgin Hyperloop One from January 2017 to January 2018. Prior to that, Mr. Callinicos served as the chief financial officer of Uber Technologies Inc. (NYSE: UBER) from September 2013 to March 2015, and then as an advisor for 18 additional months. Prior to joining Uber, he worked at Google (Nasdaq: GOOG) from January 2007 to September 2013, where he last served as vice president, treasurer and chief accountant. He also led green energy investments and financial services at Google Inc. From 1992 to 2007, he served in a variety of increasingly senior roles at Microsoft Corporation (Nasdaq: MSFT), where he last served as corporate vice-president and divisional chief financial officer of the Platforms and Services Division, and oversaw Microsoft’s Worldwide Licensing and Pricing and Microsoft Financing. He currently serves on the board of directors of Holdings LLC, where he is chairman of the audit committee; Baidu (Nasdaq: BIDU), where he is the chairman of the audit committee; and PVH Corp. (NYSE: PVH), where he is a member of the Corporate Responsibility committee. Mr. Callinicos is on the Board of Trustees of Mayfield Senior School in Pasadena, CA, where he is the Chairman of the Finance Committee. Mr. Callinicos is a certified public accountant. Mr. Callinicos received a bachelor’s degree from the University of North Carolina at Chapel Hill and an M.B.A. degree from the Kenan-Flagler School of Business at Chapel Hill.

Barry H. Caldwell. Mr. Caldwell has served as a member of our Board since August 2022. Mr. Caldwell has been Principal of Wroxton Civic Ventures LLC, an advisory services business, since 2018, through which he provides strategic advice, direction and support to nonprofit organizations in energy and education. Prior to Wroxton, Mr. Caldwell spent 16 years at Waste Management (NYSE: WM), a Fortune 200 company and leading provider of comprehensive waste, recycling, and environmental solutions in North America. From 2017-2018, Mr. Caldwell served as Waste Management’s Senior Vice President of Corporate Affairs and Chief People Officer and had primary responsibility for human resources, state and federal policy, corporate communications and community relations. He previously served as the company’s Senior Vice President of Corporate Affairs and Chief Legal Officer from September 2014-December 2016, and as Senior Vice President of Public Affairs and Communications from September 2002-September 2014. Mr. Caldwell serves as chair of the board of directors of the Discovery Green Conservancy in Houston, TX, and vice chair of the board of directors of KIPP DC Public Schools. He also serves on the boards of the Washington Latin Public Charter School, the DC Public Defender Service, CityBridge Education, and the Electrification Coalition. He previously served on the boards of Keep America Beautiful (2004-2018), the National Waste & Recycling Association (2002-2018), and the National Association of Manufacturers (2005-2018), and on the Dartmouth Alumni Council (2013-2017). Mr. Caldwell received an A.B. in History from Dartmouth College and a J.D. from Georgetown University Law Center.

Osman Ahmed. Mr. Ahmed has served as a member of our Board since August 2022 and previously served as the CEO and as a director of Founder. Mr. Ahmed has significant principal investment experience from origination through exit in B2C and B2B platforms. Mr. Ahmed is currently an investor at KCK Group, a position he has held since 2015. Mr. Ahmed was previously the CFO at Beehive3D, a KCK Group Portfolio company, and has held roles at Volition Capital, Scale Venture Partners, and Stifel Financial (NYSE: SF). Mr. Ahmed currently serves on the Board of Directors of Harvest Sherwood Food Distributors and KCK Frontier Investments Ltd. From 2018 to 2020, Mr. Ahmed served on the Board of Directors of Kaidee and, from 2015 to 2016, was a Board Observer at Hibernia Networks. Previously, Mr. Ahmed was a Board Observer at Yield Engineering Systems and Emerging Markets Property Group. Mr. Ahmed has led and participated in investment rounds for companies such as Axcient (acquired), Hibernia Networks (acquired), RingCentral (NYSE: RNG), TraceLink (active), and Kaidee (acquired). Mr. Ahmed holds a BS in Computer Science from the University of Southern California and an MBA from the University of Chicago Booth School of Business. Mr. Ahmed was selected to serve on the board due to his experience in the technology industry.

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Jack Selby. Mr. Selby has served as a member of our Board since August 2022 and previously served as a director of Founder. Mr. Selby is a technology and finance executive who brings more than 20 years of experience. Currently, Mr. Selby is a Managing Director at Thiel Capital, the family office of Peter Thiel. As a “PayPal Mafia” member, Mr. Selby co-founded Clarium Capital Management after selling PayPal (Nasdaq: PYPL) to eBay (Nasdaq: EBAY) in October 2002 for $1.5 billion. At PayPal, Mr. Selby joined as an early employee and later served as a Senior Vice President, overseeing the company’s international and corporate operations. Mr. Selby is an active technology investor and adviser. He was an early investor in Affirm (Nasdaq: AFRM), Bird (NYSE: BRDS), Myeloid Therapeutics, and SpaceX, and facilitated several investments in Palantir (NYSE: PLTR) over the company’s lifespan. Mr. Selby was also a formal member of the advisory boards of Blend (NYSE: BLND) and Offerpad (NYSE: OPAD). In addition to his responsibilities at Thiel Capital, Mr. Selby is currently a member of the Board of Directors of the Arizona Commerce Authority, a co-host/founder of the Arizona Technology Innovation Summit with Governor Doug Ducey, Chairman of invisionAZ, and Co-founder and member of the Board of Directors for the Wyoming Global Technology Partnership with Governor Mark Gordon. He received a BA in Economics from Hamilton College where he is a member of the Board of Trustees. Mr. Selby was selected to serve on the board due to his experience in managing and investing in companies in the technology industry.

Phil Rodoni. Mr. Rodoni is our Chief Technology Officer and previously served in this role at Holdings LLC since 2015, where he leads all of Rubicon’s technology innovation, product development, business intelligence, and research and development. From 2011 to 2015, Mr. Rodoni served as Vice President of Software Development at Esurance, where he enabled the company to expand its offerings and geographic footprint. From 2010 to 2011, Mr. Rodoni served as Vice President of Software Development at Travelzoo (Nasdaq: TZOO). Prior to that, Mr. Rodoni served as Vice President of eBusiness at Charles Schwab (NYSE: SCHW) from 1997 to 2009 and Senior Consultant at SEER Technologies from 1994 to 1997. Mr. Rodoni received a B.A in Economics from the University of California at Berkeley and an M.B.A. from the Haas School of Business.

Michael Heller. Mr. Heller is our Chief Administrative Officer and previously served in this role at Holdings LLC since 2020, helping to lead strategic acquisitions and partnerships, as well as overseeing Rubicon’s Human Resources department and professional development. Additionally, Mr. Heller advises Rubicon’s management team in key areas, including risk and financing. From 2017 to 2020, Mr. Heller served as Holdings LLC’s Chief Risk & Corporate Development Officer. With more than 25 years of experience, including a background as a certified public accountant (CPA) and corporate and tax attorney, Mr. Heller brings a holistic view to relationships with Rubicon’s business partners. Prior to joining Rubicon, Mr. Heller was Director of Venture Capital Relations at Deloitte, associate attorney at Edwards & Angell, and associate attorney at Holland & Knight. In these roles, Mr. Heller worked in venture financing, buy and sell side transactions (venture/private equity), and strategic business partnership structuring. Mr. Heller earned a Bachelor of Science Management degree in Accounting from Tulane University, a Juris Doctor degree from American University Washington College of Law, and a Master of Laws in Taxation from New York University School of Law.

Jevan Anderson. Mr. Anderson is our Chief Financial Officer and previously served in this role at Holdings LLC since October 2021. Previously, Mr. Anderson was Chief Financial Officer and Treasurer of Finjan Holdings, Inc. (Nasdaq: FNJN), a company that focuses on the licensing of cybersecurity intellectual property, from June 2019-October 2021. At Finjan, Mr. Anderson was responsible for all financial and related operations of the company, including financial reporting, SEC filings, corporate development and investor relations. From May 2017-June 2019, Mr. Anderson was Senior Vice President of Corporate and Venture Relationships at Jones Lang LaSalle (NYSE: JLL), a commercial real estate brokerage, where he was responsible for leading strategic corporate and venture relationship development for the firm’s top commercial real estate brokerage office. Since 2016, Mr. Anderson has served as an advisory board member for HighGear Ventures, a venture capital secondary firm that provides liquidity to entrepreneurs, shareholders, limited partners, and venture capital firms. Mr. Anderson received a BS in Electrical Engineering from Lehigh University and a Masters of Business Administration from New York University’s Stern School of Business.

Renaud de Viel Castel. Mr. de Viel Castel is our Chief Operating Officer and previously served in this role at Holdings LLC since 2020, where his operational responsibilities include leading the Innovations and Vendor Relations department, overseeing the Customer Account department, Business Analytics and the Procurement teams, driving product use and adoption, as well as process automation and digitization of the company. Prior to his appointment as Chief Operating Officer, Mr. de Viel Castel served as Holdings LLC’s Senior Vice President for Global Expansion from 2019 to present, where he is presently also responsible for building international relationships with environmental solutions companies and developing innovative partnerships with commercial and government customers across the globe. Mr. de Viel Castel brings more than fifteen years of experience in leading operational teams. Before joining Rubicon, from 2005 to 2015, Mr. de Viel Castel was General Manager at Transdev North America, a leader in the transportation industry and the largest private sector provider of multiple modes of transportation in North America, and General Manager at Veolia Environment, a leading provider of environmental solutions. Mr. de Viel Castel received his bachelor at EDC Paris Business School with a major in Economics and a Master of Science in global management from Neoma Business School of Rouen.

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Michael Allegretti. Mr. Allegretti is our Chief Strategy Officer and previously served in this role at Holdings LLC since 2019, leading the company’s rapidly-growing RUBICONSmartCity™ and RUBICONPro™ software businesses, while overseeing company-wide strategic initiatives and public affairs. Mr. Allegretti previously served as Holdings LLC’s Senior Vice President of Policy and Strategic Initiatives (from 2017-2019) and Head of Public Policy (from 2016-2017). Prior to joining Rubicon, Mr. Allegretti was a Senior Manager for Public Policy at Uber Technologies Inc. (NYSE: UBER). He has also previously served as a senior advisor to The Climate Group, where he advised the Rt. Honorable Tony Blair; organized the C40 Large Cities Climate Summit in May 2007; and led public policy for the Manhattan Institute for Policy Research, a national think tank focused on solving urban issues with free market solutions. Mr. Allegretti currently serves as an advisor to Citizen, a start-up that alerts citizens in real-time to crimes and other emergencies in their vicinity, and is a member of the Citizen’s Advisory Committee to the Hudson River Park Trust. He previously served as U.S. Chair of the British American Project (from 2016-2018) and was a Board Member of the New York State League of Conservation Voters (from 2016-2019). Mr. Allegretti received a B.A. in History from Boston College, a Master of Public Policy from Harvard University’s Kennedy School of Government, and a Diploma from the Programme International de Sciences Politiques et Sociales from Sciences-Po, le Institut d’Études Politiques de. Paris.

William Meyer. Mr. Meyer is our General Counsel and Corporate Secretary and previously served in this role at Holdings LLC since 2019, providing legal assistance and advice to support all aspects of the business. Prior to this role, Mr. Meyer served as Holdings LLC’s Deputy General Counsel from 2018 to 2019 and Associate Counsel from 2016 to 2018. Mr. Meyer earned a J.D. from the University of Virginia School of Law, where he was a member of the Order of the Coif as well as the Virginia Law Review. He earned a B.A. in Political Science from Vanderbilt University, where he graduated summa cum laude and was a member of Phi Beta Kappa.

David Rachelson. Since 2020, Mr. Rachelson has served as Rubicon’s Chief Sustainability Officer, spearheading the company’s sustainability efforts focused on achieving the company’s mission to end waste through increased landfill diversion and innovative circular economy solutions. Prior to this role, Mr. Rachelson served as Holdings LLC’s Vice President of Sustainability from 2017 to 2020 and Holdings LLC’s Director of Sustainability from 2015 to 2017. Mr. Rachelson serves on the Advisory Board of the Ray C. Anderson Center for Sustainable Business at Georgia Tech’s Scheller College of Business. Mr. Rachelson earned a B.A. from George Washington University and an M.B.A. from Emory University’s Goizueta Business School.

Dan Sampson. Mr. Sampson is our Chief Marketing & Communications Officer and previously served in this role at Holdings LLC, where he manages Rubicon’s enterprise marketing and communications programs, including digital and traditional marketing campaigns, social media, events, press and media, and all other external marketing and communications initiatives. Prior to joining Rubicon, Mr. Sampson was Director of Global Marketing Campaigns at IPSoft Inc. from March 2018 until August 2019, where he supported the sales, engineering and cognitive teams through enterprise and industry-focused marketing programs and led member engagement, event programming and communications for the AI Pioneers Forum, a global gathering of AI practitioners and thought leaders. Prior to IPSoft Inc., Mr. Sampson was Director of Marketing & Communications at the New York Stock Exchange from September 2014 until March 2018, where he devised and managed global integrated marketing programs for NYSE-listed companies and led external communications for the sales, client management and regulatory teams. Mr. Sampson received a B.A. in Communications and Information Technology from the University of East London School of Arts and Digital Industries.

Tom Owston. Mr. Owston is our interim Chief Commercial Officer and previously served in this role at Holdings LLC since June 2021, overseeing all U.S. accounts with a focus on retention, customer satisfaction, and growth. From September 2020-June 2021, Mr. Owston was Holdings LLC’s Vice President of Sales and Customer Relations. He rejoined Holdings LLC in September 2020, after two years at ADP (Nasdaq: ADP), where he served as District Manager for TotalSource and consulted with companies on HR solutions. Prior to ADP, Mr. Owston was Holdings LLC’s Director of Retail Business from 2015-2018. Previously, Mr. Owston worked as an Account Executive at Mercatus, a vertical SaaS platform built specifically for the renewable energy industry, and as a Strategic Account Director at Big Belly Solar, an Internet of Things trashcan hardware/software company. Mr. Owston received a B.S. in History with a minor in Business Administration from Northeastern University and currently serves as a member of the board of directors for Northeastern University’s Rowing Program.

Family Relationships

There are no family relationships between the Board and any of its executive officers.

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Board of Directors

The Board currently has nine (9) directors. Under the terms of the Charter, the Board is divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the 2023 annual meeting of stockholders (the first annual meeting of stockholders following the Closing Date). Class II and Class III directors will initially serve for a term expiring at the 2024 and 2025 annual meeting of stockholders (the second and third annual meeting of stockholders following the Closing Date), respectively. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There is no limit on the number of terms a director may serve on the Board.

Under the Charter, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights.

Director Independence

NYSE listing rules require that a majority of the board of directors of a company listed on NYSE be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The NYSE listing rules also include certain bright line independence requirements. The Board has determined that each of Ms. Henderson, Mr. Johnson, Ambassador Dobriansky, Mr. Caldwell, Mr. Callinicos, Mr. Ahmed, and Mr. Selby is an independent director under NYSE listing rules. In making these determinations, the Board considered the current and prior relationships that each non-employee director had with Holdings LLC and has with Rubicon and all other facts and circumstances the Board deemed relevant in determining independence, including the beneficial ownership of our Common Stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.”

The NYSE and SEC also have certain specific independence requirements applicable to members of committees of a listed company’s board of directors. The NYSE listing rules require that, subject to specified exceptions, a listed company’s audit, compensation and nominating and governance committees be comprised entirely of independent directors. In order to be considered to be independent for purposes of Exchange Act Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Committees of the Board of Directors

The standing committees of the Board consist of an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Corporate Citizenship Committee. The composition of each committee is set forth below.

Audit Committee

Our Audit Committee consists of Brent Callinicos, Osman Ahmed, and Barry Caldwell, each of whom are independent directors under NYSE listing standards and Rule 10A-3 of the Exchange Act and are “financially literate” as defined under NYSE listing standards and interpreted by the Board using its business judgment. Mr. Callinicos serves as chairman of the Audit Committee. Our Board has determined that Mr. Callinicos qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The primary role of the Audit Committee is to exercise primary financial oversight on behalf of the Board. Rubicon’s management team is responsible for preparing financial statements, and Rubicon’s independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee is directly responsible for the selection, engagement, compensation, retention and oversight of Rubicon’s independent registered public accounting firm. The Audit Committee is also responsible for the review of any proposed related persons transactions. The Audit Committee has established a procedure whereby complaints or concerns regarding accounting, internal controls or auditing matters may be submitted anonymously to the Audit Committee by email.

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Compensation Committee

Our Compensation Committee consists of Brent Callinicos, Paula Dobriansky, and Paula Henderson, each of whom is an independent director under NYSE listing standards and SEC rules. Ambassador Dobriansky serves as chairman of the Compensation Committee.

The Compensation Committee is responsible for approving the compensation payable to the executive officers of Rubicon, and administering the 2022 Plan. The Compensation Committee acts on behalf of the Board to establish the compensation of the chief executive officer and works in conjunction with the Board to establish the compensation of executive officers of Rubicon (other than the chief executive officer) and to provide oversight of Rubicon’s overall compensation programs and philosophy.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Paula Dobriansky, Coddy Johnson, and Paula Henderson, each of whom is an independent director under NYSE’s listing standards. Ms. Henderson serves as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the Board by identifying and recommending individuals qualified to become members of the Board. The Nominating and Corporate Governance Committee is responsible for evaluating the composition, size and governance of the Board and its committees and making recommendations regarding future planning and the appointment of directors to the committees; establishing a policy for considering stockholder nominees to the Board; reviewing the corporate governance principles and making recommendations to the Board regarding possible changes; and reviewing and monitoring compliance with Rubicon’s Code of Business Conduct and Ethics.

Corporate Citizenship Committee

Our Corporate Citizenship Committee consists of Coddy Johnson, Barry Caldwell, and Jack Selby, each of whom is an independent director under NYSE’s listing standards. Mr. Johnson serves as the chair of the Corporate Citizenship Committee. The Corporate Citizenship Committee assists the Board in its oversight of Rubicon’s policies, programs and related risks that concern key sustainability initiatives and engagement, and public policy matters, including public issues of significance to Rubicon and its stakeholders that may affect Rubicon’s business, strategy, operations, performance or reputation, including charitable contributions, maintaining safe and secure communities, and corporate social responsibility.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is composed of Brent Callinicos, Paula Dobriansky, and Paula Henderson. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors.

Code of Business Conduct and Ethics

Rubicon has adopted a Code of Business Conduct and Ethics for our directors, officers, employees and certain affiliates in accordance with applicable federal securities laws, a copy of which is available on Rubicon’s website. Rubicon will make a printed copy of the Code of Business Conduct and Ethics available to any stockholder who so requests. Requests for a printed copy may be directed to: Rubicon, 100 W Main Street, Suite 610, Lexington, Kentucky 40507, Attention: Investor Relations.

In the event we make any amendment to, or grants any waiver from, a provision of the Code of Business Conduct and Ethics that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC or NYSE rules, we will disclose such amendment or waiver and the reasons therefor on our website at www.rubicon.com. The information contained in or accessible from our website does not constitute part of and is not incorporated into this prospectus or the registration statement of which it forms a part, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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EXECUTIVE AND DIRECTOR COMPENSATION

Executive and Director Compensation of Founder

None of Founder’s executive officers or directors have received any cash compensation for services rendered to Founder. The Sponsor and Founder’s executive officers and directors, or their respective affiliates, were reimbursed for any out-of-pocket expenses incurred in connection with activities on Founder’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Prior to the Closing, Founder’s audit committee reviewed on a quarterly basis all payments that were made by Founder to the Sponsor and Founder’s executive officers or directors, or their affiliates. Any such payments prior to the Closing were made using funds held outside Founder’s trust account. Other than quarterly audit committee review of such reimbursements, Founder did not have any additional controls in place governing Founder’s reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with activities on Founder’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, was paid by Founder to the Sponsor or Founder officers, or their respective affiliates, prior to the Closing. Founder was not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

Executive and Director Compensation of Rubicon

As an emerging growth company, Rubicon has opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Exchange Act, when detailing the executive compensation of Rubicon’s executives. This section discusses the material elements of compensation awarded to, earned by or paid to the principal executive officer of Rubicon and the two next most highly compensated executive officers of Rubicon for the fiscal year ended December 31, 2021. These individuals are referred to as Rubicon’s “Named Executive Officers” or “NEOs.”

Summary Compensation Table

The compensation reported in this summary compensation table below is not necessarily indicative of how Rubicon will compensate its Named Executive Officers in the future. Rubicon expects that it will continue to review, evaluate and modify its compensation framework as a result of becoming a publicly-traded company and Rubicon’s compensation program could vary significantly from its historical practices.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)		All Other Compensation ($)(2)	Total ($)
Nate Morris	2021	$686,159	$390,332	—		$15,913	$1,092,404
Chief Executive Officer	2020	$545,748	$297,183	—		$11,438	$854,369

Philip Rodoni	2021	$582,495	$305,810	—		$8,930	$897,235
Chief Technology Officer	2020	$490,772	$205,019	$197,880	(3)	$6,846	$900,517

Michael Heller	2021	$471,471	$247,522	—		$21,221	$740,214
Chief Administrative Officer	2020	$440,607	$116,056	$2,517	(3)	$16,268	$575,448

(1)	Amounts in this column include discretionary annual bonuses, as described under “Narrative Disclosure to the Summary Compensation Table—Annual Cash Bonuses” below.
(2)	Amounts in this column include payments of premiums for long-term and short-term disability and additional life insurance and Rubicon matching contributions under its 401(k) plan.
(3)	Represents the grant date fair value of incentive units granted on April 16, 2020 in accordance with FASB Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), which was $4.08 per incentive unit. For more information regarding the incentive units, see “Narrative Disclosure to the Summary Compensation Table—Long-Term Equity Compensation” below.

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Narrative Disclosure to the Summary Compensation Table

The compensation described in the narrative disclosure below is not necessarily indicative of how Rubicon will compensate its Named Executive Officers in the future.

Principal Objectives of Rubicon’s Compensation Program for Named Executive Officers

Historically, Rubicon’s executive compensation program has reflected its growth and development-oriented corporate culture. To support this culture, the following objectives have guided Rubicon’s decisions with respect to the compensation provided to its NEOs:

●	attract, retain and incentivize highly effective executives who share Rubicon’s values and philosophy;

●	align the interests of Rubicon’s NEOs with the interests of Rubicon’s interest holders; and

●	reward Rubicon’s NEOs for creating value for Rubicon’s interest holders in the long-term.

Employment Agreements

Each of Messrs. Morris, Rodoni and Heller entered into employment agreements with Holdings LLC. Mr. Morris entered into an amended and restated employment agreement with Holdings LLC (formerly known as Rubicon Global Holdings, LLC) effective as of February 9, 2021, which was further amended as of April 21, 2022 and August 10, 2022 (as amended from time to time, the “Morris Employment Agreement”). Mr. Rodoni entered into an employment agreement with Holdings LLC, dated as of November 17, 2016 (as amended from time to time, the “Rodoni Employment Agreement”). Mr. Heller entered into an employment agreement with Holdings LLC, dated as of November 17, 2016 (as amended from time to time, the “Heller Employment Agreement” and, together with the Morris Employment Agreement and Rodoni Employment Agreement, the “Employment Agreements”).

In addition to standard terms relating to base salary, annual cash bonus, and benefits eligibility, the Employment Agreements provide for severance in the event of certain terminations of employment, as described under “Additional Narrative Disclosure—Potential Payments Upon Termination or Change in Control—Severance Under Employment Agreements” below. The Employment Agreements also contain special performance bonuses and other benefits in connection with certain sale or other transactions, which are described under “Additional Narrative Disclosure—Potential Payments Upon Termination or Change in Control—Sale and IPO Events under Employment Agreements” below.

Pursuant to the Employment Agreements, each NEO is subject to customary confidentiality, intellectual property, non-competition and non-solicitation covenants. The non-competition and non-solicitation covenants extend for 24 months following the NEO’s termination of employment.

Base Salary

Each NEO receives a base salary to compensate them for the satisfactory performance of services rendered to Rubicon. Pursuant to the Employment Agreements, each NEO is entitled to at least a 15% increase in base salary each year, which may be further adjusted upward by the Compensation Committee from time to time. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries for the NEOs have generally been set at levels deemed necessary to attract and retain individuals with superior talent and were originally established in the Employment Agreements. As of December 31, 2021, the NEO’s base salaries were as follows: (i) Mr. Morris, $686,159, (ii) Mr. Rodoni, $582,495, and (iii) Mr. Heller, $471,471. The base salaries received by each NEO for 2021 are set forth in the “Summary Compensation Table” above.

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Annual Cash Bonuses

Pursuant to the Employment Agreements, the NEOs have the opportunity to earn discretionary annual performance-based cash bonuses, based upon the achievement of key performance indicators, as determined by the Compensation Committee, and other pre-established factors, such as leadership and adherence to Rubicon’s mission and values, capital fundraising, recruiting talent, managing Rubicon’s business, and Rubicon’s achievement of adjusted gross profit goals established by the Compensation Committee. Mr. Morris’s annual target bonus is 100% of his base salary, and each of Messrs. Rodoni and Heller has an annual target bonus of 50% of his base salary.

The Compensation Committee retains ultimate discretion over all bonus payouts, and no annual bonuses are paid unless approved by the Compensation Committee. Annual cash bonus awards for 2021 are set forth in the “Summary Compensation Table” above.

Long-Term Equity Compensation

Prior to Business Combination

Prior to the consummation of the Business Combination, Holdings LLC maintained a Profits Participation Plan (the “Incentive Unit Plan”) and a Unit Appreciation Rights Plan (the “Phantom Unit Plan”). Each of the NEOs, other than Mr. Morris, previously received grants of profits interests (“denominated as “incentive units”) under the Incentive Unit Plan in 2015, 2016, 2017, 2018 and 2020; however, no NEO has received a grant of unit appreciation rights (denominated as “phantom units”) under the Phantom Unit Plan. Information regarding the incentive units granted to the NEOs is set forth in the “Outstanding Equity Awards at 2021 Fiscal Year End Table” below. No incentive units were granted to NEOs during 2021. The incentive units attributable to Mr. Heller in the “Summary Compensation Table” above and the “Outstanding Equity Awards at 2021 Fiscal Year End Table” below were granted to Coachcash Holdings, LLC, but are attributed to Mr. Heller due to his family’s beneficial interest in the ownership of Coachcash Holdings, LLC. As of the consummation of the Business Combination, the Phantom Unit Plan and Incentive Unit Plan were no longer in effect.

The incentive units generally vest over a four-year period, with 25% vesting on the first anniversary of the grant date and the remaining 75% vesting in equal monthly installments over the next 36 months. Any unvested incentive units are forfeited upon the termination of the NEO’s employment. The incentive units were also subject to accelerated vesting in connection with certain events, as described under “Additional Narrative Disclosure—Potential Payments Upon Termination or Change in Control—Incentive Units” below. However, in connection with the consummation of the Business Combination, all outstanding incentive units were fully accelerated and converted into Class B Units and Class V Common Stock issuable pursuant to the Merger Agreement.

Following the Business Combination

In connection with the Business Combination, Rubicon adopted the 2022 Plan to enhance Rubicon’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities.

Under the 2022 amendment to the Morris Employment Agreement, Mr. Morris is entitled to a grant of 4,821,357 RSUs pursuant to the 2022 Plan, which represents 3% of the issued and outstanding shares of Rubicon immediately following the consummation of the Business Combination (the “Time-Based Grant”). The Time-Based Grant vests ratably on the first three anniversaries of the consummation of the Business Combination. Under the 2022 amendment to the Morris Employment Agreement, Mr. Morris is entitled to a grant of 2,410,679 RSUs pursuant to the 2022 Plan, which represents 1.5% of the issued and outstanding shares of Rubicon immediately following the consummation of the Business Combination (the “Performance-Based Grant” and together with the Time-Based Grant, the “Founder RSU Grants”). The Performance-Based Grant will be subject to performance-based vesting established by the Compensation Committee. The Founder RSU Grants are subject to accelerated vesting in connection with certain events, as described under “Additional Narrative Disclosure—Potential Payments Upon Termination or Change in Control—Severance Under Employment Agreements” below. The Founder RSU Grants will be issued as soon as reasonably practicable after the filing and effectiveness of the Form S-8 registration statement for the 2022 Plan.

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Outstanding Equity Awards at 2021 Fiscal Year-End Table

The following table shows all outstanding equity awards held by the NEOs as of December 31, 2021, which consisted solely of incentive units in Holdings LLC.

		Option Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (3)	Option Exercise Price	Option Expiration Date
Nate Morris		0	0	N/A	N/A

Philip Rodoni
Award 1	June 28, 2015	163,841	0	N/A	N/A
Award 2	July 24, 2015	70,217	0	N/A	N/A
Award 3	February 12, 2016	58,515	0	N/A	N/A
Award 4	July 25, 2017	41,725	0	N/A	N/A
Award 5	December 11, 2017	66,520	0	N/A	N/A
Award 6	October 15, 2018	40,082	0	N/A	N/A
Award 7	April 16, 2020	20,205	28,295	N/A	N/A

Michael Heller
Award 1	June 28, 2015	175,544	0	N/A	N/A
Award 2	July 24, 2015	140,435	0	N/A	N/A
Award 3	February 12, 2016	90,000	0	N/A	N/A
Award 4	July 25, 2017	70,574	0	N/A	N/A
Award 5	December 11, 2017	94,826	0	N/A	N/A
Award 6	October 15, 2018	78,849	0	N/A	N/A
Award 7	April 16, 2020	258	359	N/A	N/A

(1)	The incentive units do not require the payment of an exercise price, but are economically similar to options or stock appreciation rights because they have no value for tax purposes as of the grant date and will obtain value only as the value of the underlying value of the security rises above its grant date value (referred to as the “distribution threshold”). The distribution threshold for these incentive units ranges from $54,900,000 to $468,122,000.
(2)	Amounts in this column represent vested incentive units as of December 31, 2021.
(3)	Amounts in this column represent unvested incentive units as of December 31, 2021. These incentive units began vesting as to 25% of the first anniversary of the grant date and in equal monthly installments for the following 36 months.

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Additional Narrative Disclosure

Retirement, Health and Welfare Benefits

Each NEO is eligible to participate in employee benefit plans and programs, including medical and dental benefits, flexible spending accounts, long-term care benefits, and short- and long-term disability and life insurance, to the same extent as Rubicon’s other full-time employees, subject to the terms and eligibility requirements of those plans. The NEOs are also eligible to participate in a 401(k) defined contribution plan, subject to limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”), to the same extent as Rubicon’s other full-time employees. Rubicon matches up to 50% of the first 4% of contributions made by participants in the 401(k).

Potential Payments Upon Termination or Change in Control

Severance Under Employment Agreements

Under the Morris Employment Agreement, if Mr. Morris is terminated without “Cause” or if he resigns with “Good Reason,” he is eligible to receive: (a) a lump sum payment of 18 months of base salary, (b) a pro-rated annual bonus based on a target of 100% of base salary, (c) COBRA continuation coverage for up to 18 months, (d) continued eligibility to receive any special performance bonus upon a subsequent “Sale Event” or “IPO” (described under “—Sale or IPO Events Under Employment Agreements” below), and (e) pursuant to the 2022 amendment to the Morris Employment Agreement, accelerated vesting of his Founder RSU Grants, with the Performance-Based Grant remaining subject to achievement of the applicable performance goals. In addition, pursuant to the 2022 amendment to the Morris Employment Agreement, the Founder RSU Grants will also accelerate upon a change of control (as defined in the 2022 Plan) whereby Mr. Morris ceases to be the Chief Executive Officer of the surviving entity and upon Mr. Morris’s death or disability, with the Performance-Based Grant remaining subject to achievement of the applicable performance goals.

As used in the Morris Employment Agreement:

●	“Cause” generally includes (i) willful engagement in dishonesty, illegal conduct or gross misconduct which is materially injurious to Rubicon or its affiliates, (ii) embezzlement, misappropriation or fraud, (iii) conviction of, or plea of guilty or nolo contendere to, a felony or crime involving dishonesty, (iv) the willful unauthorized disclosure of confidential information, or (v) violation of confidentiality, non-solicit or non-compete provisions.

●	“Good Reason” generally includes (i) a reduction in base salary or annual performance bonus, (ii) a relocation of the principal place of employment, (iii) Rubicon’s material breach of or failure to obtain the assumption of the Morris Employment Agreement, (iv) a failure to nominate Mr. Morris for election to the board of directors, (v) a material, adverse change in position, title, authority, duties or reporting responsibilities or the reporting structure applicable to Mr. Morris, subject to standard notice and cure periods.

Under the Rodoni Employment Agreement and the Heller Employment Agreement, if Mr. Rodoni or Mr. Heller is terminated without “Cause,” if he resigns with “Good Reason” or if his termination is as a result of his disability, he is eligible to receive: (a) 1.5 times the sum of his base salary and target bonus, payable in installments over 18 months, (b) COBRA continuation coverage for up to 18 months, and (c) continued eligibility to receive any special performance bonus upon a subsequent “Sale Event” or “IPO” (described under “—Sale or IPO Events Under Employment Agreements” below). In addition, if Mr. Rodoni’s or Mr. Heller’s termination without Cause or resignation with Good Reason occurs within 24 months following a Sale Event or IPO, he will also receive a lump sum equal to his base salary and his annual performance bonus at 50% of base salary, in each case, for the remainder of the 24-month period.

As used in the Rodoni Employment Agreement and the Heller Employment Agreement:

●	“Cause” generally includes (i) conviction of, or plea of guilty or nolo contendere to, a felony, (ii) willful misconduct or gross negligence in the conduct of his duties that is injurious to Rubicon or its affiliates, following written notice and a 30-day cure period, (iii) willful failure to abide by reasonable and lawful instructions of the board of directors, following written notice and a 30-day cure period or (iv) violation of confidentiality, non-solicit or non-compete provisions.

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●	“Good Reason” generally includes (i) a reduction in base salary, (ii) a material reduction in benefits, (iii) reduction or adverse change of position, title, duties or reporting responsibilities, or (iv) Rubicon’s material breach of the Employment Agreement, subject to standard notice and cure periods.

Sale or IPO Events Under Employment Agreements

Each of the NEOs is eligible to receive certain bonuses under the Employment Agreements in connection with the consummation of a “Sale Event” and/or “IPO” as more fully described below. For purposes of the Employment Agreements:

●	“IPO” generally means a traditional initial public offering of Holdings LLC or its successor.

●	“Sale Event” generally includes (i) the transfer of all or substantially all of Holdings LLC’s assets, (ii) a consolidation, merger, acquisition, or other transaction in which the holders of the voting power of Holdings LLC immediately prior to such transaction hold less than a majority in voting power of Holdings LLC or the surviving company immediately following such transaction, or (iii) a grant of an exclusive license to all or substantially all of the intellectual property that constitutes an effective disposition of such intellectual property. In addition, a Sale Event includes a transaction pursuant to which a special purpose acquisition company merges with or otherwise acquires Holdings LLC or its operating subsidiaries. The Business Combination was considered a Sale Event for purposes of the Employment Agreements.

Morris Employment Agreement

Under the Morris Employment Agreement, Mr. Morris is eligible for two bonuses: (a) a special performance bonus equal to 2% of the transaction value upon a Sale Event or IPO prior to February 9, 2023 that has a transaction value in excess of $1.2 billion (which increases to 4% if the transaction value exceeds $1.5 billion and to 6% if the transaction value exceeds $1.85 billion) and (b) a retention bonus equal to 100% of his base salary upon a Sale Event. In the event of a termination of employment prior to the Sale Event or IPO other than a termination for Cause or a resignation without Good Reason, Mr. Morris remains eligible to receive the special performance bonus. In addition, in the event of Mr. Morris’s death or disability between the notification of the Sale Event and its consummation, Mr. Morris would receive a pro-rata portion of the retention bonus.

In connection with the Business Combination and in satisfaction of the special performance bonus and the retention bonus, in accordance with the August 2022 amendment to the Morris Employment Agreement, Mr. Morris (i) received $20 million in cash and (ii) following effectiveness of a Form S-8 registration statement, will receive (A) 3,561,469 RSUs plus (B) a number of RSUs having a grant date value $5,000,000, in each case, which vest on the date that is six months following the consummation of the Business Combination.

Rodoni Employment Agreement

Under the Rodoni Employment Agreement, Mr. Rodoni is eligible for three bonuses: (a) a special performance bonus of $6,500,000 (or $7,475,000 if paid in equity rather than cash) upon a Sale Event or IPO, grossed up for any state, federal and payroll taxes that may be due as a result of such bonus, (b) a retention bonus of 100% of his base salary as of December 31, 2021 ($582,495) upon a Sale Event, and (c) a post-sale retention bonus of two times his base salary as of December 31, 2021 ($1,164,990) if Mr. Rodoni remains employed following a Sale Event or IPO. In the event of Mr. Rodoni’s death or disability prior to a Sale Event, Mr. Rodoni would receive a pro-rata portion of the retention bonus.

In connection with the Business Combination and in satisfaction of the special performance bonus, the retention bonus and the post-sale retention bonus, Mr. Rodoni (i) received approximately $1.75 million in cash and (ii) following effectiveness of a Form S-8 registration statement, will receive 1,578,669 RSUs which vest on the date that is six months following the consummation of the Business Combination.

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Heller Employment Agreement

Under the Heller Employment Agreement, Mr. Heller is eligible for four bonuses: (a) a special performance bonus of $2,725,000 upon a Sale Event or IPO with an enterprise value of $1 billion (which is increased to $4,725,000 if the enterprise value exceeds $1.5 billion), grossed up for any state, federal and payroll taxes that may be due as a result of such bonus, (b) a retention bonus of 100% of his base salary as of December 31, 2021 ($471,471) upon a Sale Event, (c) a post-sale retention bonus of two times his base salary as of December 31, 2021 ($942,943) if Mr. Heller remains employed following a Sale Event or IPO, and (d) an additional bonus of $1,719,284 upon a Sale Event or IPO, grossed up for any state, federal and payroll taxes that may be due as a result of such bonus. In the event of Mr. Heller’s death or disability prior to a Sale Event, Mr. Heller would receive a pro-rata portion of the retention bonus.

In connection with the Business Combination and in satisfaction of the special performance bonus, the retention bonus, the post-sale retention bonus and the additional bonus, Mr. Heller (i) received approximately $1.41 million in cash and (ii) following effectiveness of a Form S-8 registration statement, will receive 1,173,822 RSUs which vest on the date that is six months following the consummation of the Business Combination.

Incentive Units

The incentive units vest in full upon a “Change of Control.” Under the Incentive Unit Plan, “Change of Control” generally includes (i) a sale of 50% of the equity securities of Holdings LLC to a third party, (ii) a merger or consolidation of Holdings LLC resulting in the existing Holdings LLC owners holding less than 50% of the equity securities of the surviving company, or (iii) a sale of all or substantially all of the assets of Holdings LLC to a third party. Pursuant to a joint written consent of the board of managers of Holdings LLC and a super-majority of the holders of preferred units of Holdings LLC, effective April 26, 2022, “Change of Control” under the Incentive Unit Plan was amended to specifically include the Business Combination.

Director Compensation

The table set forth below details the compensation paid to directors of Holdings LLC for fiscal year 2021.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Brent Callinicos	—	—		—
Andres Chico	—	—		—
Ambassador Paula J. Dobriansky	—	$95,130	(2)	$95,130
Stephen Goldsmith	—	—		—
Steve Koonin	—	—		—
Elizabeth Montoya	—	—		—
Lane Moore	—	—		—
Michael A. Nutter	—	—		—
Oscar Salazar	—	—		—
Nicholas Walrod	—	—		—
Bob Wickham	—	—		—

(1)	Amounts in this column represent the aggregate grant date fair value of options granted during fiscal 2021, calculated in accordance with FASB ASC Topic 718. For additional information regarding the assumptions underlying this calculation, please read Note 10 to our consolidated financial statements for the fiscal year ended December 31, 2021.
(2)	Represents 10,500 incentive units granted on June 10, 2021, all of which remained unvested as of December 31, 2021. 25% vested on June 10, 2022 and the remainder vest in equal monthly installments or the following 36 months. For more information regarding the incentive units, see “Narrative Disclosure to the Summary Compensation Table—Long-Term Equity Compensation—Prior to Business Combination” above.

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Other than an award of 10,500 incentive units made to Ambassador Dobriansky on June 10, 2021, no other compensation was provided by Holdings LLC to its non-employee directors for the year ended December 31, 2021. In connection with the Business Combination, Ambassador Dobriansky’s incentive units were accelerated and converted into the right to receive consideration pursuant to the Merger Agreement.

Holdings LLC has historically reimbursed its non-employee directors’ travel expenses for travel to and from board meetings. Mr. Morris and Ms. Montoya were the only employee directors of Holdings LLC for the year ended December 31, 2021 and received no additional compensation for their service as directors. The compensation received by Mr. Morris as an employee of Holdings LLC is set forth under “Summary Compensation Table” above.

Following the Business Combination, the Board adopted a director compensation policy, pursuant to which Rubicon’s non-employee directors will receive the following:

●	Annual cash retainer of $75,000 for service on the Board;

●	Additional annual cash retainers of $25,000 for service as the chair of the Audit Committee, the Compensation Committee, the Corporate Citizenship Committee or the Nominating and Corporate Governance Committee;

●	Additional annual cash retainers of $25,000 (per committee) for service as a member of the Audit Committee, the Compensation Committee, the Corporate Citizenship Committee or the Nominating and Corporate Governance Committee;

●	Annual equity grant of RSUs under the 2022 Plan with a value of approximately $250,000 in connection with Rubicon’s annual meetings; and

●	Initial equity grant of RSUs under the 2022 Plan with a value of approximately $500,000.

The director compensation policy also provides each director with reimbursement for reasonable travel and miscellaneous expenses incurred in attending meetings and activities of the Board and its committees. In accordance with the director compensation policy, each non-employee director will receive their initial RSU grant in connection with Rubicon’s filing of a Form S-8 registration statement for the 2022 Plan.

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PRINCIPAL SECURITYHOLDERS

The following table sets forth information known to Rubicon regarding beneficial ownership of shares of Common Stock as of August 15, 2022 by:

●	each person who is known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock;

●	each of our named executive officers and directors; and

●	all current executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that the persons and entities identified in the table below possess sole voting and investment power over all securities shown as beneficially owned by them. Shares of Class A Common Stock subject to options, Warrants and other convertible or exchangeable securities (including Class B Units) that are exercisable or may be converted or will be exercisable or convertible within 60 days of August 15, 2022 are considered outstanding and beneficially owned by the person holding those options, Warrants or other securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The beneficial ownership percentages set forth in the table below are based on 46,300,005 shares of Class A Common Stock and 114,411,906 shares of Class V Common Stock issued and outstanding as of August 15, 2022.

Name and Address of Beneficial Owner(1)	Class A Common Stock	Class V Common Stock	Voting Power and Implied Ownership(2)
Directors and Named Executive Officers
Nate Morris(3)	-	22,917,675	14.3%
Michael Heller	-	-	0.0%
Phil Rodoni	-	1,336,769	0.8%
Osman Ahmed	-	-	0.0%
Jack Selby	-	-	0.0%
Ambassador Paula J. Dobriansky	-	24,493	0.0%
Brent Callinicos	-	314,597	0.2%
Barry Caldwell	-	-	0.0%
Coddy Johnson	-	-	0.0%
Andres Chico(4)	-	-	0.0%
Paula Henderson	-	-	0.0%
All Directors and Executive Officers as a Group (18 Individuals)	-	24,878,389	15.5%

Five Percent Holders
Founder SPAC Sponsor LLC(5)	19,369,375	-	11.2%
MBI Holdings LP.(6)	740,000	10,513,171	7.0%
GFAPCH FO, S.C.(7)	-	17,084,267	10.6%
Jose Miguel Enrich(8)	1,180,000	27,597,438	17.9%
Guardians of New Zealand Superannuation(9)	22,912,903	-	14.3%
RGH, Inc.(10)	-	22,917,675	14.3%

(1)	Unless otherwise noted, the business address of each person is 100 West Main Street Suite #610 Lexington, KY 40507.
(2)	Voting Power and Implied Ownership is calculated based on 46,300,005 shares of Class A Common Stock and 114,411,906 shares of Class V Common Stock outstanding as of August 15, 2022.
(3)	Represents securities held by RGH Inc., as described in note 10. Figures do not include the RSUs expected to be issued to such holder pursuant to the Merger Agreement and the Morris Employment Agreement, in each case to be issued to such holder upon the filing and effectiveness of a Form S-8 registration statement following the consummation of the Business Combination. Such filing is expected to occur no sooner than 60 days following the date hereof.

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(4)	Does not include any shares indirectly owned by Mr. Chico as a result of his pecuniary interests in MBI Holdings LP and GFAPCH FO, S.C, as described in notes 6 and 7, respectively.
(5)	Represents (a) 6,746,250 shares of Class A Common Stock and (b) 12,623,125 shares of Class A Common Stock that underly the 12,623,125 Private Warrants that are exercisable within 60 days from the date hereof. Manpreet Singh has voting and dispositive power over the securities held by Sponsor and therefore may be deemed to be a beneficial owner thereof. The business address of Mr. Singh and Sponsor is 11752 Lake Potomac Drive, Potomac, MD 20854.
(6)	Represents (a) 10,513,712 shares of Class V Common Stock and equivalent number of Class B Units and (b) 740,000 shares of Class A Common Stock. Jose Miguel Enrich is the general partner of MBI Holdings LP (“MBI”), and therefore, Mr. Enrich has voting and dispositive control over the securities of and may be deemed to beneficially own the securities held by MBI. Mr. Enrich disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The business address of each of MBI and Mr. Enrich is 781 Crandon Blvd 902, Key Biscayne, FL 33149.
(7)	Represents (a) 55,897,164 shares of Class V Common Stock and equivalent number of Class B Units held by RUBCN Holdings LP (“RUBCN Holdings”), (b) 4,055,591 shares of Class V Common Stock and equivalent number of Class B Units held by RUBCN IV LP (“RUBCN IV”), and (c) 7,131,512 shares of Class V Common Stock and equivalent number of Class B Units held by RUBCN Holdings V LP (“RUBCN Holdings V”). GFAPCH FO, S.C, a Mexican corporation (“Ontario GP”), is the general partner of each of RUBCN Holdings, RUBCN IV, and RUBCN Holdings V. Mr. Enrich is the sole director of Ontario GP, and therefore, Mr. Enrich has voting and dispositive control over the securities of and may be deemed to beneficially own the securities held by RUBCN Holdings, RUBCN IV, and RUBCN Holdings V. Mr. Enrich disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The business address of each of RUBCN Holdings, RUBCN IV, RUBCN Holdings V, Ontario GP and Mr. Enrich is 781 Crandon Blvd 902, Key Biscayne, FL 33149.
(8)	Mr. Enrich, as referenced in notes 6 and 7 above, has voting and dispositive control over the securities of and may be deemed to beneficially own the securities held directly and indirectly by MBI and Ontario GP. In addition to such interests described in notes 6 and 7, Mr. Enrich may be deemed to beneficially own the following securities: (a) 140,000 shares of Class A Common Stock held by Bolis Holdings LP (“Bolis LP”), (b) 150,000 shares of Class A Common Stock held by DGR Holdings LP (“DGR LP”), and (c) 150,000 shares of Class A Common Stock held by Pequeno Holdings LP (“Pequeno LP”). Bolis Holdings LLC (“Bolis LLC”) is the general partner of Bolis LP. Pequeno Holdings LLC (“Pequeno LLC”) is the general partner of Pequeno LP. DGR Holdings LLC (“DGR LLC”) is the general partner of DGR LP. Mr. Enrich is the sole director of each of Bolis LLC, Pequeno LLC and DGR LLC, and has voting and dispositive control over such securities and may be deemed to beneficially own such securities held by Bolis LP, Pequeno LP, and DGR LP. Mr. Enrich disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The business address of each of Mr. Enrich, MBI, Ontario GP, Bolis LP, Pequeno LP, DGR LP, Bolis LLC, Pequeno LLC, and DGR LLC is 781 Crandon Blvd 902, Key Biscayne, FL 33149.
(9)	Guardians of New Zealand Superannuation is a New Zealand autonomous crown entity (“Guardians”). Matthew Whineray is the chief executive officer of Guardians and has voting and dispositive control over the securities held by Guardians. Therefore, Mr. Whineray may be deemed to beneficially own such securities held by Guardians. The business address of Mr. Whineray and Guardians is Level 12, 21 Queen Street, Auckland 1010, New Zealand.
(10)	Nate Morris is a director and the chief executive officer of RGH, Inc. and has investment control of the securities held by RGH, Inc. Accordingly, Mr. Morris may be deemed to have beneficial ownership of such securities. Mr. Morris disclaims all beneficial ownership of these securities except to the extent of his pecuniary interest therein. The business address of each of Mr. Morris and RGH, Inc. is 191 Peachtree St., N.E., 34th Floor, Atlanta, GA 20202, Attn: Scott A. Augustine.

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SELLING SECURITYHOLDERS

The following table sets forth information known to Rubicon regarding the beneficial ownership of shares of Class A Common Stock (including shares of Class A Common Stock issuable upon exercise of Warrants and exchange of Class B Units) and Warrants as of August 15, 2022 that may be offered from time to time by the Selling Securityholders. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Class A Common Stock or the Warrants after the date of this prospectus.

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Class A Common Stock and Warrants set forth below pursuant to this prospectus. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Class A Common Stock or Warrants. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Our registration for resale of the shares of Class A Common Stock (including shares of Class A Common Stock issuable (a) upon exercise of Warrants, (b) upon exchange Class B Units, (c) as Earn-Out Class A Shares and (d) upon exchange of Earn-Out Units) and Warrants does not necessarily mean that the Selling Securityholders will sell all or any of such Class A Common Stock or Warrants. The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the beneficial ownership of Class A Common Stock and Warrants that may be offered from time to time by each Selling Securityholder with this prospectus and the beneficial ownership of the Selling Securityholders both before and after the offering of the securities covered by this prospectus. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that the persons and entities identified in the table below possess sole voting and investment power over all securities shown as beneficially owned by them. Shares of Class A Common Stock subject to options, Warrants and other convertible or exchangeable securities (including Class B Units) that are exercisable or may be converted or will be exercisable or convertible within 60 days of August 15, 2022 are considered outstanding and beneficially owned by the person holding those options, Warrants or other securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The beneficial ownership percentages set forth in the table below are based on 46,300,005 shares of Class A Common Stock and 114,411,906 shares of Class V Common Stock issued and outstanding as of August 15, 2022.

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		Class A Common Stock				Warrants
		Beneficial Ownership Before the Offering	Shares to be Sold in the Offering	Beneficial Ownership After the Offering		Beneficial Ownership Before the Offering	Warrants to be Sold in the Offering	Beneficial Ownership After the Offering
Name of Selling Securityholder		Number of Shares	Number of Shares	Number of Shares	% (1)	Number of Warrants	Number of Warrants	Number of Warrants	%
Nate Morris	(2)	24,636,501	24,636,501	-	-	-	-	-	-
Phil Rodoni	(3)	1,437,027	1,437,027	-	-	-	-	-	-
Jevan Anderson	(4)	106,293	106,293	-	-	-	-	-	-
William Meyer	(5)	173,596	173,596	-	-	-	-	-	-
Tom Owston	(6)	26,330	26,330	-	-			-	-
Ambassador Paula J. Dobriansky	(7)	26,330	26,330	-	-	-	-	-	-
Jefferies LLC	(8)	1,581,250	1,581,250	-	-	1,581,250	1,581,250	-	-
Founder SPAC Sponsor LLC	(9)	19,369,375	19,369,375	-	-	12,623,125	12,623,125	-	-
RUBCN Holdings LP	(10)	6,339,451	6,339,451	-	-	-	-	-	-
RUBCN IV LP	(11)	4,359,760	4,359,760	-	-	-	-	-	-
RUBCN Holdings V LP	(12)	7,666,375	7,666,375	-	-	-	-	-	-
Jose Miguel Enrich	(10), (11), (12), (19), (27), (28), (29)	30,847,245	30,847,245	-	-	-	-	-	-
RGH, Inc.	(2)	24,636,501	24,636,501	-	-	-	-	-	-
Caroc Corporation	(13)	120,000	120,000	-	-	-	-	-	-
David Manuel Gutierrez Muguerza	(14)	1,542,400	1,164,000	378,400	*	-	-	-	-
Felipe Esteve Recolons	(15)	60,000	60,000	-	-	-	-	-	-
Guardians of New Zealand Superannuation	(16)	24,383,871	24,383,871	-	-	-	-	-	-
Ignatius Limited Partnership	(17)	200,000	200,000	-	-	-	-	-	-
Jorge Esteve Recolons	(18)	20,000	20,000	-	-	-	-	-	-
MBI Holdings LP	(19)	12,041,659	12,041,659	-	-	-	-	-	-
Palantir Technologies Inc.	(20)	3,500,000	3,500,000	-	-	-	-	-	-
Raul Manuel Gutierrez Muguerza	(21)	255,300	208,000	47,300	*	-	-	-	-
Sabius Limited Partnership	(22)	800,000	800,000	-	-	-	-	-	-
SCP Opportunity XXXVIII LP	(23)	1,000,000	1,000,000	-	-	-	-	-	-
Sergio Manuel Gutierrez Muguerza	(24)	255,300	208,000	47,300	*	-	-	-	-
Tierra Norte L.P.	(25)	100,000	100,000	-	-	-	-	-	-
Wickford Investments LP	(26)	400,000	400,000	-	-	-	-	-	-
Bolis Holdings LP	(27)	140,000	140,000	-	-	-	-	-	-
DGR Holdings LP	(28)	150,000	150,000	-	-	-	-	-	-
Pequeno Holdings LP	(29)	150,000	150,000	-	-	-	-	-	-
Brent Callinicos	(30)	338,192	338,192	-	-	-	-	-	-

*	Less than 1%.

(1)	Based on 160,711,911 shares of Common Stock issued and outstanding as of August 15, 2022. Class B Units are exchangeable for an equal number of shares of Class A Common Stock (with a concurrent cancellation of an equal number of shares of Class V Common Stock) and are presented in this table on an as-exchanged basis for shares of Class A Common Stock.

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(2)	Represents (a) 22,917,675 Class B Units (and an equivalent number of Class V Common Stock) held by RGH, Inc. and (b) 1,718,826 Class B Units (and an equivalent number of Class V Common Stock) issuable to RGH, Inc. as Earn-Out Interests pursuant to the Merger Agreement. Nate Morris is the CEO of RGH, Inc. and has voting and dispositive control over the securities held by RGH, Inc. Accordingly, Mr. Morris may be deemed to beneficially own the securities held by RGH, Inc. Each of RGH, Inc. and Mr. Morris disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein. The business address of each of RGH, Inc. and Mr. Morris is 100 West Main Street, Suite 601, Lexington, KY 40507.
(3)	Represents (a) 1,336,769 Class B Units (and an equivalent number of Class V Common Stock) and (b) 100,258 Class B Units (and an equivalent number of Class V Common Stock) issuable as Earn-Out Interests pursuant to the Merger Agreement. The business address of the selling securityholder is 100 West Main Street, Suite 601, Lexington, KY 40507.
(4)	Represents (a) 98,877 Class B Units (and an equivalent number of Class V Common Stock) and (b) 7,416 Class B Units (and an equivalent number of Class V Common Stock) issuable as Earn-Out Interests pursuant to the Merger Agreement. The business address of the selling securityholder is 100 West Main Street, Suite 601, Lexington, KY 40507.
(5)	Represents (a) 161,485 Class B Units (and an equivalent number of Class V Common Stock) and (b) 12,111 Class B Units (and an equivalent number of Class V Common Stock) issuable as Earn-Out Interests pursuant to the Merger Agreement. The business address of the selling securityholder is 100 West Main Street, Suite 601, Lexington, KY 40507.
(6)	Represents (a) 24,493 Class B Units (and an equivalent number of Class V Common Stock) and (b) 1,837 Class B Units (and an equivalent number of Class V Common Stock) issuable as Earn-Out Interests pursuant to the Merger Agreement. The business address of the selling securityholder is 100 West Main Street, Suite 601, Lexington, KY 40507.
(7)	Represents (a) 24,493 Class B Units (and an equivalent number of Class V Common Stock) and (b) 1,837 Class B Units (and an equivalent number of Class V Common Stock) issuable as Earn-Out Interests pursuant to the Merger Agreement. The business address of the selling securityholder is 100 West Main Street, Suite 601, Lexington, KY 40507.
(8)	Represents 1,581,250 Private Warrants and the underlying 1,581,250 shares of Class A Common Stock. The business address of Jefferies LLC is 520 Madison Avenue, 10th Floor, New York, NY 10022.
(9)	Represents (a) 7,746,250 shares of Class A Common Stock, (b) 12,623,125 Private Warrants, and (c) 12,623,125 shares of Class A Common Stock underlying the Private Warrants. Manpreet Singh has voting and dispositive power over the securities held by Sponsor and therefore may be deemed to be a beneficial owner thereof. The business address of each of Mr. Singh and Sponsor is 11752 Lake Potomac Drive, Potomac, MD 20854.
(10)	Represents (a) 5,897,164 Class B Units (and an equivalent number of Class V Common Stock) and (b) 442,287 Class B Units (and an equivalent number of Class V Common Stock) issuable as Earn-Out Interests to RUBCN Holdings LP (“RUBCN Holdings”) pursuant to the Merger Agreement. GFAPCH FO, S.C, a Mexican corporation (“Ontario GP”), is the general partner of RUBCN Holdings. Jose Miguel Enrich is the sole director of Ontario GP and has voting and dispositive control over the securities held by RUBCN Holdings. Accordingly, Mr. Enrich may be deemed to beneficially own the securities held by RUBCN Holdings. Each of Ontario GP, RUBCN Holdings and Mr. Enrich disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein. The business address of each of RUBCN Holdings, Ontario GP and Mr. Enrich is 781 Crandon Blvd 902, Key Biscayne, FL 33149.
(11)	Represents (a) 4,055,591 Class B Units (and an equivalent number of Class V Common Stock) and (b) 304,169 Class B Units (and an equivalent number of Class V Common Stock) issuable as Earn-Out Interests to RUBCN IV LP (“RUBCN IV”) pursuant to the Merger Agreement. Ontario GP is the general partner of RUBCN IV. Mr. Enrich is the sole director of Ontario GP and has voting and dispositive control over the securities held by RUBCN IV. Accordingly, Mr. Enrich may be deemed to beneficially own the securities held by RUBCN IV. Each of Ontario GP, RUBCN IV and Mr. Enrich disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein. The business address of each of RUBCN IV, Ontario GP and Mr. Enrich is 781 Crandon Blvd 902, Key Biscayne, FL 33149.
(12)	Represents (a) 7,131,512 Class B Units (and an equivalent number of Class V Common Stock) and (b) 534,863 Class B Units (and an equivalent number of Class V Common Stock) issuable as Earn-Out Interests to RUBCN Holdings V LP (“RUBCN Holdings V”) pursuant to the Merger Agreement. Ontario GP is the general partner of RUBCN Holdings V. Mr. Enrich is the sole director of Ontario GP and has voting and dispositive control over the securities held by RUBCN Holdings V. Accordingly, Mr. Enrich may be deemed to beneficially own the securities held by RUBCN Holdings V. Each of Ontario GP, RUBCN Holdings V and Mr. Enrich disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein. The business address of each of RUBCN Holdings V, Ontario GP and Mr. Enrich is 781 Crandon Blvd 902, Key Biscayne, FL 33149.
(13)	Represents 120,000 shares of Class A Common Stock issued pursuant to the PIPE Investment. Nicolas Carrancedo Carredano has voting and dispositive control over the securities held by Caroc Corporation. Accordingly, Mr. Carredano may be deemed to beneficially own the securities held by Caroc Corporation. The business address of each of Mr. Carredano and Caroc Corporation is Juan Salvador Agraz 65, Piso 6, Col. Santa Fe, Cuajimalpa, Mexico City, Mexico.

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(14)	Represents (a) 64,000 shares of Class A Common Stock issued pursuant to the Rubicon Equity Investment, (b) 1,100,000 shares of Class A Common Stock issued pursuant to the PIPE Investment, (c) 352,000 Class B Units (and an equivalent number of Class V Common Stock), and (d) 26,400 Class B Units (and an equivalent number of Class V Common Stock) issuable as Earn-Out Interests pursuant to the Merger Agreement. The business address of the selling securityholder is 2333 Lazaro Cardenas, San Pedro Garza Garcia, Nuevo Leon, Mexico 66266.
(15)	Represents 60,000 shares of Class A Common Stock issued pursuant to the PIPE Investment. The business address of the selling securityholder is 13760 Noel Road, Suite 400, Dallas, Texas 75240.
(16)	Represents (a) 3,300,000 shares of Class A Common Stock issued pursuant to the PIPE Investment, (b) 19,612,903 shares of Class A Common Stock, and (c) 1,470,968 shares of Class A Common Stock issuable as Earn-Out Interests pursuant to the Merger Agreement. Guardians of New Zealand Superannuation is a New Zealand autonomous crown entity (“Guardians”). Matthew Whineray is the chief executive officer of Guardians and has voting and dispositive control over the securities held by Guardians. Therefore, Mr. Whineray may be deemed to beneficially own such securities held by Guardians. The business address of Mr. Whineray and Guardians is Level 12, 21 Queen Street, Auckland 1010, New Zealand.
(17)	Represents 200,000 shares of Class A Common Stock issued pursuant to the PIPE Investment. Jose Luis Llamas is the director of Ignatius Limited Partnership (“Ignatius”) and has voting and dispositive control over the securities held by Ignatius. Accordingly, Mr. Llamas may be deemed to beneficially own the securities held by Ignatius. The business address of each of Mr. Llamas and Ignatius is 1725 Hughes Landing Blvd., Suite 845, The Woodlands, TX 77380.
(18)	Represents 20,000 shares of Class A Common Stock issued pursuant to the PIPE Investment. The business address of the selling securityholder is 13760 Noel Road, Suite 400, Dallas, Texas 75240.
(19)	Represents (a) 80,000 shares of Class A Common Stock issued pursuant to the Rubicon Equity Investment Agreement, (b) 660,000 shares of Class A Common Stock issued pursuant to the PIPE Investment, (c) 10,513,172 Class B Units (and an equivalent number of Class V Common Stock), and (d) 788,488 Class B Units (and an equivalent number of Class V Common Stock) issuable as Earn-Out Interests to MBI Holdings LP (“MBI”) pursuant to the Merger Agreement. Mr. Enrich is the general partner of MBI, and therefore, Mr. Enrich has voting and dispositive control over the securities of and may be deemed to beneficially own the securities held by MBI. Mr. Enrich disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The business address of each of MBI and Mr. Enrich is 781 Crandon Blvd 902, Key Biscayne, FL 33149.
(20)	Represents 3,500,000 shares of Class A Common Stock issued pursuant to the PIPE Investment. The business address of the selling securityholder is 1555 Blake Street, Suite 250, Denver, CO 80202.
(21)	Represents (a) 8,000 shares of Class A Common Stock issued pursuant to the Rubicon Equity Investment, (b) 200,000 shares of Class A Common Stock issued pursuant to the PIPE Investment, (c) 44,000 Class B Units (and an equivalent number of Class V Common Stock), and (d) 3,300 Class B Units (and an equivalent number of Class V Common Stock) issuable as Earn-Out Interests pursuant to the Merger Agreement. The business address of the selling securityholder is 2333 Lazaro Cardenas, San Pedro Garza Garcia, Nuevo Leon, Mexico 66266.
(22)	Represents 800,000 shares of Class A Common Stock issued pursuant to the PIPE Investment. Mr. Llamas is the director of Sabius Limited Partnership (“Sabius”) and has voting and dispositive control over the securities held by Sabius. Accordingly, Mr. Llamas may be deemed to beneficially own the securities held by Sabius. The business address of each of Mr. Llamas and Sabius is 1725 Hughes Landing Blvd., Suite 845, The Woodlands, TX 77380.
(23)	Represents 1,000,000 shares of Class A Common Stock issued pursuant to the PIPE Investment. Manpreet Singh is the managing member of SCP Opportunity XXXVIII LP (“SCP”) and has voting and dispositive control over the securities held by SCP. Accordingly, Mr. Singh may be deemed to beneficially own the securities held by SCP. The business address of each of Mr. Singh and SCP is 11752 Lake Potomac Dr., Potomac, MD 20854.
(24)	Represents (a) 8,000 shares of Class A Common Stock issued pursuant to the Rubicon Equity Investment, (b) 200,000 shares of Class A Common Stock issued pursuant to the PIPE Investment, (c) 44,000 Class B Units (and an equivalent number of Class V Common Stock), and (d) 3,300 Class B Units (and an equivalent number of Class V Common Stock) issuable as Earn-Out Interests pursuant to the Merger Agreement. The business address of the selling securityholder is 2333 Lazaro Cardenas, San Pedro Garza Garcia, Nuevo Leon, Mexico 66266.
(25)	Represents 100,000 shares of Class A Common Stock issued pursuant to the PIPE Investment. The general partner of Tierra Norte L.P. (“Tierra”) is Glico PTC, L.L.C. (“Glico”). Felipe Esteve, Jorge Esteve, Patricia Esteve, and Marta Esteve have shared control over Glico and therefore have shared voting and dispositive control over the securities held by Tierra. Accordingly, each of Felipe Esteve, Jorge Esteve, Patricia Esteve, and Marta Esteve may be deemed to beneficially own the securities held by Tierra. The business address of each of Felipe Esteve, Jorge Esteve, Patricia Esteve, Marta Esteve, Tierra and Glico is 13760 Noel Road, Suite 400, Dallas, Texas 75240.

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(26)	Represents 400,000 shares of Class A Common Stock issued pursuant to the PIPE Investment. Wickford Investments LP (“Wickford LP”) is administered by Citi trust (Switzerland) Limited under Trust DT-6420 (“Swiss Trust”), which in turn is fully owned and controlled by Mr. Agustin Maria Franco Macias. Therefore Mr. Agustin Maria Franco Macias has voting and dispositive control over the securities of and may be deemed to beneficially own the securities held by Wickford. The business address of Wickford LP, Swiss Trust and Mr. Agustin Maria Franco Macias is Sierra Tarahumara Poniente num 610, Col. Lomas De Chapultepec 11000, Miguel Hidalgo, Ciudad de Mexico, Mexico.
(27)	Represents 140,000 shares of Class A Common Stock issued pursuant to the PIPE Investment. Bolis Holdings LLC (“Bolis LLC”) is the general partner of Bolis Holdings LP (“Bolis LP”). Mr. Enrich is the sole director of Bolis LLC and therefore has voting and dispositive control of the securities held by Bolis LP. Accordingly, Mr. Enrich may be deemed to beneficially own the securities held by Bolis LP. The business address of each of Bolis LP, Bolis LLC and Mr. Enrich is 781 Crandon Blvd 902, Key Biscayne FL 33149.
(28)	Represents 150,000 shares of Class A Common Stock issued pursuant to the PIPE Investment. DGR Holdings LLC (“DGR LLC”) is the general partner of DGR Holdings LP (“DGR LP”). Mr. Enrich is the sole director of DGR LLC and therefore has voting and dispositive control of the securities held by DGR LP. Accordingly, Mr. Enrich may be deemed to beneficially own the securities held by DGR LP. The business address of each of DGR LP, DGR LLC and Mr. Enrich is 781 Crandon Blvd 902, Key Biscayne FL 33149.
(29)	Represents 150,000 shares of Class A Common Stock issued pursuant to the PIPE Investment. Pequeno Holdings LLC (“Pequeno LLC”) is the general partner of Pequeno Holdings LP (“Pequeno LP”). Mr. Enrich is the sole director of Pequeno LLC and therefore has voting and dispositive control of the securities held by Pequeno LP. Accordingly, Mr. Enrich may be deemed to beneficially own the securities held by Pequeno LP. The business address of each of Pequeno LP, Pequeno LLC and Mr. Enrich is 781 Crandon Blvd 902, Key Biscayne FL 33149.
(30)	Represents (a) 314,597 Class B Units (and an equivalent number of Class V Common Stock) and (b) 23,595 Class B Units (and an equivalent number of Class V Common Stock) issuable as Earn-Out Interests pursuant to the Merger Agreement. The business address of the selling securityholder is 100 West Main Street, Suite 601, Lexington, KY 40507.

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CERTAIN FINANCING TRANSACTIONS

Forward Purchase Agreement

On August 4, 2022, Founder, Holdings LLC and ACM Seller (together with the FPA Sellers to which obligations of ACM Seller were novated), entered into the Forward Purchase Agreement, whereby, prior to the Closing, the FPA Sellers purchased an aggregate of 6,082,616 Founder Class A Shares from Redeeming Holders (the “Recycled Shares”) and an additional 1,000,000 Founder Class A Shares constituting Share Consideration, each at a an average price per share of $10.15. In addition, the FPA Sellers purchased an aggregate of 1,000,000 Separate Shares from Redeeming Holders at an average price per share of $10.15. Pursuant to the Forward Purchase Agreement, each of the FPA Sellers waived its redemption rights under the governing documents of Founder in connection with the Closing.

At the Closing, we paid to the FPA Sellers, out of funds held in our trust account, aggregate amounts of (a) approximately $57.8 million (the “Prepayment Amount”), an amount equal to (x) the Per-Share Redemption Price (as defined in the Forward Purchase Agreement, the “Initial Price”) multiplied by the number of Subject Shares on the date of such prepayment, less (y) 50% of the product of the Subject Shares on the date of such prepayment multiplied by $1.33 (the “Prepayment Shortfall”), (b) approximately $10.2 million, an amount equal to the product of the Separate Shares multiplied by the Per-Share Redemption Price, and (c) approximately $0.7 million in fees and expenses.

From time to time following the Closing, the FPA Sellers, in their discretion, may sell the Subject Shares in up to an aggregate amount of net proceeds (including commissions) equaling the Prepayment Shortfall (the “Shortfall Sales”) without payment to us of a Forward Price (as defined below); however, we shall be entitled to 50% of such net proceeds (including commissions) from such Shortfall Sales, which shall be paid in cash to us following the sale of the Shortfall Sales. In connection with all Shortfall Sales, we will be obligated to issue additional shares of Class A Common Stock for no additional consideration to the applicable FPA Seller equal to the number of shares of Class A Common Stock sold pursuant to such Shortfall Sale (the “Reissued Shares”). The Reissued Shares will be registered under the Securities Act pursuant to terms to be mutually agreed to between us and the applicable FPA Seller.

Each of the FPA Sellers may, in its discretion, sell Subject Shares, the effect of which is to terminate the Forward Purchase Agreement in respect of such Subject Shares sold (the “Terminated Shares”). We are entitled to proceeds from such sales of Terminated Shares (other than any Subject Shares sold in Shortfall Shares) equal to the product of (x) the number of Terminated Shares multiplied by (y) the Forward Price. The “Forward Price” is initially the Per-Share Redemption Price, but will be adjusted on a monthly basis to the lower of (a) the then-current Forward Price, (b) the Per-Share Redemption Price, and (c) the volume weighted average price (“VWAP”) price of the last trading day of the prior month, but not lower than $6.00; provided, however, that if we offer and sell Class A Common Stock, or currently outstanding or future issued securities are exercised or converted, at a price lower than then then-current Forward Price (the “Offering Price”), but excluding certain issuances, then the Forward Price shall be adjusted to the Offering Price.

In the event that the VWAP price of Class A Common Stock (a) within the first 90 days following Closing, is less than $3.00 per Share for 20 trading days during any 30 trading day period or (b) from the 91st day following the Closing, is less than $5.00 per Share for 20 trading days during any 30 trading day period, then ACM Seller may accelerate the maturity date (the “Maturity Date”), which otherwise will be the third anniversary of the Closing. Upon the occurrence of the Maturity Date, we are obligated to pay to the FPA Sellers an aggregate amount equal to the product of (a) (x) the 15,000,000 shares of Class A Common Stock, less (y) the number of Terminated Shares, plus (z) Shortfall Shares that constitute Terminated Shares, multiplied by (b) $2.00 (the “Maturity Consideration”). The Maturity Consideration shall be payable by us as equity, issued in Class A Common Stock, with a per share issue price based on the average daily VWAP Price over 30 scheduled trading days commencing on (i) the Maturity Date to the extent the shares used to pay the Maturity Consideration are freely tradeable by the FPA Sellers, or (ii) if not freely tradeable by the FPA Sellers, the date on which the shares used to pay the Maturity Consideration are registered under the Securities Act and delivered to the FPA Sellers, which will be payable on a net basis with shares the FPA Sellers continue to hold at the Maturity Date.

Each FPA Seller’s obligations to us under the Forward Purchase Agreement are secured by perfected liens on (i) the proceeds of any sale or other disposition of the Subject Shares and (ii) the deposit accounts (the “Deposit Accounts”) into which such proceeds are required to be deposited. The Deposit Accounts are subject to a customary deposit account control agreement in our favor.

The description of the Forward Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Forward Purchase Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and are incorporated herein by reference.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of certain relationships and transactions since January 1, 2019, involving our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them (each a “Related Party”).

The descriptions of the various agreements and arrangements are not complete and are qualified in their entirety by reference to the complete text of the agreements, copies of which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Certain Relationships and Related Transactions—Founder

Founder Shares

On April 27, 2021, the Sponsor made a capital contribution of $25,000, or approximately $0.003 per share, to cover certain of Founder’s expenses, for which Founder issued 7,906,250 Founder Class B Shares to the Sponsor. On August 15, 2022, (a) pursuant to the Sponsor Agreement, the Founder Class B Shares converted on a one-to-one basis into Class A Common Stock in connection with the Domestication, (b) pursuant to the Rubicon Equity Investment Agreement, Founder forfeited for no consideration 160,000 Founder Class B Shares, and (c) pursuant to the Sponsor Forfeiture Agreement, Sponsor forfeited for no consideration 1,000,000 Founder Class B Shares immediately prior to the Closing. Class A Common Stock held by the Sponsor is subject to certain transfer restrictions set forth in the Sponsor Agreement described below.

Promissory Note

On April 27, 2021, the Sponsor agreed to loan Founder an aggregate of up to $300,000 to cover expenses related to Founder’s initial public offering (the “IPO”) pursuant to a promissory note. This note was non-interest bearing and any amounts drawn on the note were payable on the earlier of (i) December 31, 2022 or (ii) the consummation of the IPO. Founder had not drawn on this note and it was terminated in connection with the consummation of the Business Combination.

Private Placement Warrants

Simultaneously with the closing of the IPO, in a private placement, Founder sold 12,623,125 Founder Private Placement Warrants to the Sponsor, and 1,581,250 Founder Private Placement Warrants to Jefferies LLC, in each case at a purchase price of $1.00 per Founder Private Placement Warrant, generating gross proceeds to the Company of $14,204,375. In connection with the Domestication, each Founder Private Placement Warrant converted into a Private Warrant, representing a right to purchase one share of Class A Common Stock at $11.50 per share. See “Description of Securities—Warrants.”

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A&R Registration Rights Agreement

In connection with the Closing, the RRA Holders entered into the A&R Registration Rights Agreement with Rubicon. Pursuant to the A&R Registration Rights Agreement, within 30 days of the Closing Date, Rubicon is required to file a registration statement registering for resale (i) all outstanding shares of Class A Common Stock held by the RRA Holders immediately following the Closing, (ii) all shares of Class A Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security held directly or indirectly by a RRA Holder immediately following the Closing, (iii) any Warrants or shares of Class A Common Stock that may be acquired by the RRA Holders upon the exercise of a Warrant or other right to acquire Class A Common Stock held by a RRA Holder immediately following the Closing, (iv) any shares of Class A Common Stock or Warrants otherwise acquired or owned by a RRA Holder following the date of the A&R Registration Rights Agreement to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of Rubicon, and (v) any other equity security of Rubicon or its subsidiaries issued or issuable with respect to any of the foregoing pursuant to a reorganization, stock split, stock dividend, or like transaction. Rubicon thereafter is required to maintain a registration statement that is continuously effective and to cause the registration statement to regain effectiveness in the event that it ceases to be effective. The parties to the A&R Registration Rights Agreement have certain “demand” and “piggyback” registration rights under the agreement. Rubicon will bear the expenses incurred in connection with the filing of any registration statements pursuant to the A&R Registration Rights Agreement, including the registration statement of which this prospectus forms a part, which registers all shares of Class A Common Stock and Warrants held by or otherwise issuable to the RRA Holders as of the date hereof. The registration statement of which this prospectus forms a part registers all shares of Class A Common Stock and Warrants held by or otherwise issuable to the RRA Holders as of the date hereof. See “Securities Eligible for Future Sale—Registration Rights.” Related Parties to the A&R Registration Rights Agreement include Sponsor (greater than 5% beneficial owner), RGH, Inc. (greater than 5% beneficial owner), MBI Holdings LP (greater than 5% beneficial owner), RUBCN Holdings LP (controlled by Jose Miguel Enrich, a greater than 5% beneficial owner), RUBCN IV LP (controlled by Jose Miguel Enrich, a greater than 5% beneficial owner), RUBCN Holdings V LP (controlled by a greater than 5% beneficial owner), GFAPCH FO, S.C. (controlled by Jose Miguel Enrich, a greater than 5% beneficial owner), Jose Miguel Enrich (a greater than 5% beneficial owner), Guardians of New Zealand Superannuation (a greater than 5% beneficial owner), and Messrs. Morris (Chairman and Chief Executive Officer), Rodoni (Chief Technology Officer), Heller (Chief Administrative Officer), Anderson (Chief Financial Officer), de Viel Castel (Chief Operations Officer), Allegretti (Chief Strategy Officer), Meyer (General Counsel), Rachelson (Chief Sustainability Officer), Sampson (Chief Marketing & Communications Officer), Owston (Interim Chief Commercial Officer), and Chico (Director).

Sponsor Agreement

Concurrent with the execution of the Merger Agreement, the Sponsor and the Insiders entered into the Sponsor Agreement, pursuant to which the Sponsor and the Insiders agreed, among other things, not to transfer any Class A Common Stock or Private Warrants (or any shares of Class A Common Stock issuable upon conversion or exercise thereof) until the earlier of (i) February 11, 2023 (180 days after the Closing Date) and (ii) the date after the Closing Date on which Rubicon completes a liquidation, merger, or similar transaction that results in all of Rubicon’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. In the event that Rubicon waives, releases, or terminates a Lock-Up Agreement (discussed below) with respect to any shares or holders, then the Sponsor and the Insiders will be granted a similar waiver, release, or termination with respect to a pro rata portion of the securities held thereby and subject to the foregoing restrictions.

Tax Receivable Agreement

Concurrent with the Closing, Rubicon and Holdings LLC entered into the Tax Receivable Agreement with the TRA Holders and a designated TRA representative. Pursuant to the Tax Receivable Agreement, among other things, Rubicon is required to pay to the TRA Holders 85% of the amount of the net cash tax savings, if any, that Rubicon realizes (or, under certain circumstances, is deemed to realize) as a result of (i) increases in tax basis (and utilization of certain other tax benefits) resulting from Class B Unit future exchanges, (ii) certain favorable tax attributes (such as net operating losses attributable to pre-merger tax periods) Rubicon acquired in the Blocker Mergers and (iii) any payments Rubicon makes to the TRA Holders under the Tax Receivable Agreement (including tax benefits related to imputed interest).

Rubicon will retain the benefit of the remaining 15% of these net cash tax savings. The obligations under the Tax Receivable Agreement are Rubicon’s obligations and not obligations of Holdings LLC. For purposes of the Tax Receivable Agreement, the benefit deemed realized by Rubicon generally will be computed by comparing Rubicon’s U.S. federal, state and local income tax liability to the amount of such U.S. federal, state and local taxes that Rubicon would have been required to pay had it not been able to utilize any of the benefits subject to the Tax Receivable Agreement. The actual tax benefits realized by Rubicon may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits.

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The term of the Tax Receivable Agreement will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or have expired, unless Rubicon exercises its right to terminate the Tax Receivable Agreement (or the Tax Receivable Agreement is terminated due to a change in control or our breach of a material obligation thereunder), in which case Rubicon will be required to make the termination payment specified in the Tax Receivable Agreement, as described below. We expect that all of the intangible assets, including goodwill, of Holdings LLC allocable to Holdings LLC units acquired or deemed acquired by Rubicon from a holder of exchangeable units and in taxable exchanges following transactions contemplated by the Business Combination will be amortizable for tax purposes.

Estimating the amount and timing of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events. The actual increase in tax basis and utilization of tax attributes, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including:

●	the timing of purchases or future exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of Holdings LLC at the time of each redemption or exchange of Class B Units;

●	the price of shares of Class A Common Stock at the time of the purchase or exchange—the tax basis increase in the assets of Holdings LLC is directly related to the price of shares of Class A Common Stock at the time of the purchase or exchange;

●	the extent to which such purchases or exchanges are taxable—if the redemption or exchange of Class B Units is not taxable for any reason, increased tax deductions will not be available;

●	the holders tax basis—the amount of the exchanging unitholder’s tax basis in its Class B Units at the time of the relevant exchange;

●	the amount, timing and character of Rubicon’s income—we expect that the Tax Receivable Agreement will require Rubicon to pay 85% of the tax savings as and when realized or deemed realized. If Rubicon does not have taxable income during a taxable year, Rubicon generally will not be required (absent a change in control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in tax savings in a given tax year may generate tax attributes that may be used to generate tax savings in previous or future taxable years. The use of any such tax attributes will generate tax savings that will result in payments under the Tax Receivable Agreement; and

●	the applicable tax rates—U.S. federal, state and local tax rates in effect at the time that we realize the relevant tax benefits.

In addition, the amount of certain favorable tax attributes we acquired in the Blocker Mergers (such as net operating losses and tax refunds), the amount of each continuing member’s tax basis in its Holdings LLC units at the time of the exchange, the depreciation and amortization periods that apply to the increases in tax basis, the timing and amount of any earlier payments that Rubicon may have made under the Tax Receivable Agreement, and the portion of Rubicon’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis are also relevant factors.

Rubicon has the right to terminate the Tax Receivable Agreement, in whole or in part, at any time. The Tax Receivable Agreement provides that if (i) Rubicon exercises its right to early termination of the Tax Receivable Agreement in whole (that is, with respect to all benefits due to all beneficiaries under the Tax Receivable Agreement) or in part (that is, with respect to some benefits due to all beneficiaries under the Tax Receivable Agreement), (ii) Rubicon experiences certain changes in control, (iii) the Tax Receivable Agreement is rejected in certain bankruptcy proceedings (and Rubicon does not cure the rejection in 90 days), (iv) Rubicon fails (subject to certain exceptions) to make a payment under the Tax Receivable Agreement within 180 days after the due date, or (v) Rubicon materially breaches its obligations under the Tax Receivable Agreement (and does not cure such breach in 90 days), Rubicon will be obligated to make an early termination payment to the beneficiaries under the Tax Receivable Agreement equal to the present value of all payments that would be required to be paid by Rubicon under the Tax Receivable Agreement. The amount of such payments will be determined on the basis of certain assumptions in the Tax Receivable Agreement, including (i) the assumption that Rubicon would have enough taxable income to fully utilize the tax benefit resulting from the tax assets that are the subject of the Tax Receivable Agreement, (ii) the assumption that any item of loss, deduction or credit generated by a basis adjustment or imputed interest arising in a taxable year preceding the taxable year that includes an early termination will be used by Rubicon ratably from such taxable year through the earlier of (x) the scheduled expiration of such tax item or (y) 15 years; (iii) the assumption that any non-amortizable assets are deemed to be disposed of in a fully taxable transaction on the fifteenth anniversary of the earlier of the basis adjustment and the early termination date; (iv) the assumption that U.S. federal, state and local tax rates will be the same as in effect on the early termination date, unless scheduled to change; and (v) the assumption that any exchangeable units (other than those held by Rubicon) outstanding on the termination date are deemed to be exchanged for an amount equal to the market value of the corresponding number of shares of Class A Common Stock on the termination date. The amount of the early termination payment is determined by discounting the present value of all payments that would be required to be paid by Rubicon under the Tax Receivable Agreement at a rate equal to the lesser of (a) 6.5% and (b) LIBOR (or a replacement rate) plus 400 basis points.

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The payments that we will be required to make under the Tax Receivable Agreement are expected to be substantial. If all of the continuing members of Holdings LLC were to exchange their Class B Units, the estimated tax benefits to Rubicon subject to the Tax Receivable Agreement would be approximately $394.6 million and the related undiscounted payment to the TRA Holders equal to 85% of the benefit would be approximately $335.5 million, assuming (i) exchanges occurred on the same day, (ii) a share price of $10.00 per share of Class A Common Stock, (iii) no material changes in relevant tax law, (iv) a constant combined effective income tax rate of 24.017% and (v) that we have sufficient taxable income in each year to realize on a current basis the increased depreciation, amortization and other tax benefits that are the subject of each Tax Receivable Agreement.

The actual future payments to the TRA Holders will vary based on the factors discussed above, and estimating the amount of payments that may be made under each Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events. See “Risk Factors—Other Risks Related to Operating as a Public Company—In certain circumstances, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual tax benefits, if any, that Rubicon actually realizes.”

Decisions made in the course of running our business, such as with respect to mergers and other forms of business combinations that constitute changes in control, may influence the timing and amount of payments we make under the Tax Receivable Agreement in a manner that does not correspond to our use of the corresponding tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

Payments are generally due under the Tax Receivable Agreement within a specified period of time following the filing of Rubicon’s tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR (or a replacement rate) plus 300 basis points from the due date (without extensions) of such tax return. Late payments generally accrue interest at a rate of LIBOR (or a replacement rate) plus 500 basis points commencing from the date on which such payment was due and payable. Because of our structure, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of Holdings LLC to make pro rata distributions to us. The ability of Holdings LLC to make such distributions will be subject to, among other things, restrictions of law or in the agreements governing our debt. If we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Additionally, Rubicon is required to indemnify and reimburse the “TRA Representative” who represents the TRA Holders under the Tax Receivable Agreement, for all costs and expenses, including legal and accounting fees and any other costs arising from claims in connection with the TRA Representative’s duties under the Tax Receivable Agreement, provided, the TRA Representative has acted reasonably and in good faith in incurring such expenses and costs. Michael Heller, in his capacity as Chief Administrative Officer of Rubicon, serves as the TRA Representative.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine. Although we are not aware of any material issue that would cause the IRS to challenge a tax basis increase, Rubicon will not, in the event of a successful challenge, be reimbursed for any payments previously made under the Tax Receivable Agreement (although Rubicon would reduce future amounts otherwise payable to a holder of rights under the Tax Receivable Agreement to the extent such holder has received excess payments). No assurance can be given that the IRS will agree with our tax reporting positions, including the allocation of value among our assets. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement significantly in excess of the benefit that Rubicon actually realizes. Rubicon may not be able to recoup those payments, which could adversely affect Rubicon’s financial condition and liquidity.

Generally, holders of rights under the Tax Receivable Agreement (including the right to receive payments) may not transfer their rights to another person without the written consent of Rubicon, except that all such rights may be transferred to another person to the extent that the corresponding Class B Units are transferred in accordance with the A&R LLCA.

Related Parties to the TRA include Messrs. Rodoni (Chief Technology Officer), Anderson (Chief Financial Officer), Meyer (General Counsel), Callinicos (Director) and Owston (Interim Chief Commercial Officer), Amb. Dobriansky (Director), RGH, Inc. (greater than 5% beneficial owner), MBI Holdings LP (greater than 5% beneficial owner), RUBCN Holdings LP (controlled by Jose Miguel Enrich, a greater than 5% beneficial owner), RUBCN IV LP (controlled by Jose Miguel Enrich, a greater than 5% beneficial owner), and RUBCN Holdings V LP (controlled by Jose Miguel Enrich, a greater than 5% beneficial owner).

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Subscription Agreements

Certain Related Parties entered into Subscription Agreements upon the signing of the Merger Agreement, whereby at Closing, Guardians of New Zealand Superannuation (a greater than 5% beneficial owner of Common Stock) was issued 3,300,000 shares of Class A Common Stock at a per share purchase price of $10.00 per share, and MBI Holdings LP, an entity beneficially owned by Jose Miguel Enrich (a greater than 5% beneficial owner of Common Stock), was issued 660,000 shares of Class A Common Stock at a per share purchase price of $10.00 per share. On August 12, 2022, Bolis Holdings LP, DRG Holdings LP, and Pequeno Holdings LP, entities controlled by Jose Miguel Enrich, entered into Subscription Agreements for $1.4 million, $1.5 million and $1.5 million, respectively, for the purchase of Class A Common Stock at a per share price of $10.00 on substantially similar terms as the other PIPE Investors. At the Closing, Bolis Holdings LP, DRG Holdings LP, and Pequeno Holdings LP were issued 140,000, 150,000, and 150,000 shares of Class A Common Stock, respectively.

A&R LLCA

In connection with the Closing, Rubicon and the Rubicon Continuing Unitholders entered into the A&R LLCA. See “Summary—Organizational Structure” for more detailed information regarding our corporate structure.

Equity. Rubicon holds a number of Class A Units equal to the number of shares of Class A Common Stock issued and outstanding. Rubicon Continuing Unitholders hold all of the Class B Units and an equal number of shares of Class V Common Stock.

Redemption Right. Beginning on the date on which the aggregate interest of holders of Class B Units (other than the Class A Units and Class B Units held directly or indirectly by Rubicon) is less than 15%, Holdings LLC shall have the right, but not the obligation, to redeem all (but not less than all) outstanding Class B Units. Class B Units may be redeemed, at Holdings LLC’s election, for either shares of Class A Common Stock, cash of an equivalent value, or a combination thereof, in each case subject to certain adjustments made pursuant to and in accordance with the terms of the A&R LLCA.

Exchange Right. Class B Unit holders will have the right, from time to time, to elect to surrender Class B Units (an “Elective Exchange”) in exchange for (a) shares of Class A Common Stock, (b) cash, or (c) a combination of cash and Class A Common Stock, on the terms and subject to the conditions set forth in the A&R LLCA and the Policy Regarding Exchanges set forth as Annex E thereto. Upon the exchange of a Class B Unit, one share of Class V Common Stock held by such holder of Class B Units will be automatically cancelled. Holders may make an Elective Exchange on a quarterly exchange date set by Holdings LLC, or prior to (i) certain extraordinary transactions (e.g., merger, consolidation) involving Rubicon or Holdings LLC or (ii) an Applicable Sale or Termination Transaction (each as defined in the A&R LLCA). At least two business days before an exchange date, Rubicon will give written notice of its intended form of exchange consideration; if it does not timely deliver such notice, Rubicon will be deemed to have elected to settle the exchange with shares of Class A Common Stock.

Adjustments. Holdings LLC shall have the authority, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding Class A Units pursuant to the A&R LLCA, to maintain one-for-one parity between Class A Units held by Rubicon and issued and outstanding shares of Class A Common Stock.

Management. Rubicon is the managing member of Holdings LLC. As the sole manager, Rubicon generally controls the day-to-day business affairs and decision-making of Holdings LLC, without the approval of any other member. As such, Rubicon, through its officers and directors, is responsible for all operational and administrative decisions of Holdings LLC and daily management of Holdings LLC’s business. Pursuant to the terms of the A&R LLCA, Rubicon cannot be removed or replaced as the sole manager of Holdings LLC except by its resignation, which may be given at any time by written notice to the other members. Holders of Class B Units will have no participation rights other than as set forth in the A&R LLCA.

Compensation, Expenses. Rubicon is not be entitled to compensation for its services as the manager of Holdings LLC except as expressly provided for in the A&R LLCA. Rubicon is entitled to reimbursement by Holdings LLC for reasonable out-of-pocket expenses incurred on behalf of Holdings LLC, including all expenses associated with being a public company and maintaining its corporate existence.

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Distributions. The A&R LLCA requires Tax Distributions to be made by Holdings LLC to its members on a pro rata basis, except to the extent such distributions would render Holdings LLC insolvent or are otherwise prohibited by law. Tax Distributions will be made on a quarterly basis, to each member of Holdings LLC, including Rubicon, based on such member’s allocable share of the taxable income of Holdings LLC and an assumed tax rate that will be determined by Rubicon, as described below. For this purpose, each member’s allocable share of Holdings LLC’s taxable income shall be net of its share of taxable losses of Holdings LLC. The assumed tax rate for purposes of determining tax distributions from Holdings LLC to its members will be the highest combined federal, state, and local tax rate that may potentially apply to an individual resident in the U.S. (as reasonably determined by Holdings LLC). The A&R LLCA will also allow for cash distributions to be made by Holdings LLC (subject to Rubicon’s sole discretion as the sole manager of Holdings LLC) to its members on a pro rata basis out of Available Cash (as defined in the A&R LLCA). We expect Holdings LLC may make distributions out of Available Cash periodically and as necessary to enable us to cover Rubicon’s operating expenses and other obligations, including tax liabilities and other obligations under the Tax Receivable Agreement, except to the extent such distributions would render Holdings LLC insolvent or are otherwise prohibited by law.

Transfer Restrictions. The A&R LLCA generally does not permit transfers of Class A Units or Class B Units, except for transfers to permitted transferees, transfers pursuant to the participation right described below and other limited exceptions. The A&R LLCA also imposes additional restrictions on transfers (including redemptions described below with respect to each Class B Unit) so that the transfers would not cause a material risk of Holdings LLC being treated as a “publicly traded partnership” for U.S. federal income tax purposes. In the event of a permitted transfer under the A&R LLCA, such transferring member will be required to simultaneously transfer shares of Class V Common Stock held by such transferring member to such transferee equal to the number of Class B Units that were transferred to such transferee in such permitted transfer. Except for certain exceptions, any transferee of Class A Units or Class B Units must assume, by executing a joinder to the A&R LLCA, all of the obligations of a transferring member with respect to the transferred Class A Units or Class B Units, and such transferee shall be bound by any limitations and obligations under the A&R LLCA (without relieving the transferring member from any applicable limitations and obligations). A member shall retain all duties, liabilities and obligations of a member until the transferee is accepted as a substitute member in accordance with the A&R LLCA and Rubicon, as manager, may, in its sole discretion, reinstate all or any portion of the rights and privileges of such member with respect to such transferred Class A Units or Class B Units for any period of time prior to the admission date of the substitute member.

Dissolution. The A&R LLCA requires the consent of Rubicon, as the managing member of Holdings LLC, and members holding a majority of the Class B Units then outstanding (excluding Class A Units and Class B Units held directly or indirectly by Rubicon) to voluntarily dissolve Holdings LLC. In addition to a voluntary dissolution, Holdings LLC will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay debts, liabilities and obligations owed to creditors of Holdings LLC; (2) second, to pay debts, liabilities and obligations owed to the members; and (3) third, to the members pro-rata in accordance with their respective percentage ownership interests in Holdings LLC (as determined based on the number of Class A Units and/or Class B Units held by a member relative to the aggregate number of all outstanding Class A Units and Class B Units).

Indemnification. The A&R LLCA provides for indemnification of the manager, members and officers of Holdings LLC and their respective subsidiaries or affiliates, as well as the Tax Representative and Designated Person (each as defined in the A&R LLCA).

Amendments. In addition to certain other requirements, Rubicon’s prior written consent, as manager, and the prior written consent of members holding a majority of the Class B Units then outstanding and entitled to vote (excluding Class A Units and Class B Units held directly or indirectly by Rubicon) is generally be required to amend or modify the A&R LLCA.

Related Parties to the A&R LLCA and TRA include Messrs. Rodoni (Chief Technology Officer), Anderson (Chief Financial Officer), Meyer (General Counsel), Callinicos (Director) and Owston (Interim Chief Commercial Officer), Amb. Dobriansky (Director), RGH, Inc. (greater than 5% beneficial owner), MBI Holdings LP (greater than 5% beneficial owner), RUBCN Holdings LP (controlled by Jose Miguel Enrich, a greater than 5% beneficial owner), RUBCN IV LP (controlled by Jose Miguel Enrich, a greater than 5% beneficial owner), and RUBCN Holdings V LP (controlled by Jose Miguel Enrich, a greater than 5% beneficial owner).

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Certain Relationships and Related Transactions—Rubicon

Rubicon Equity Investment Agreement

On May 25, 2022, Holdings LLC and Sponsor entered into the Rubicon Equity Investment Agreement with the New Equity Holders who are affiliated with Andres Chico (a member of the Board) and Jose Miguel Enrich (greater than 5% beneficial owner). Pursuant to the Rubicon Equity Investment Agreement, the New Equity Holders advanced to Holdings LLC an aggregate of $8,000,000 and, on the Closing Date, and in full satisfaction of the advancements, (a) Rubicon caused to be issued to the New Equity Holders 880,000 Class B Units pursuant to the Merger Agreement and 160,000 shares of Class A Common Stock and (b) Sponsor forfeited 160,000 Founder Class B Shares. No interest accrued on any amounts advanced by the New Equity Holders.

Insider Loans

On July 19, 2022, the board of directors of Holdings LLC unanimously approved term loans from certain of its members, affiliates and officers in the aggregate of $4,650,000 (each an “Insider Loan”). The Insider Loans had a maturity date of the earlier of the Closing Date or August 15, 2022. In addition to a 10% interest rate, each Insider Loan had a loan fee (the “Loan Fee”) equal to 15% of the principal amount of the loan, less all accrued interest thereunder. Phil Rodoni, the Chief Technology Officer of Rubicon, entered into an Insider Loan with Holdings LLC for $1,100,000, which, inclusive of all interest and the Loan Fee, was repaid at Closing by Rubicon for $1,265,000. Michael Heller, the Chief Administrative Officer of Rubicon, entered into an Insider Loan with Holdings LLC for $400,000, which, inclusive of all interest and the Loan Fee, was repaid at Closing by Rubicon for $460,000. David Rachelson, the Chief Sustainability Officer of Rubicon, entered into an Insider Loan with Holdings LLC for $150,000, which, inclusive of all interest and the Loan Fee, was repaid at Closing by Rubicon for $172,500. DGR Compound Inc., an entity controlled by Andres Chico, a director of Rubicon, entered into an Insider Loan with Holdings LLC for $1,000,000, which, inclusive of all interest and the Loan Fee, was repaid at Closing by Rubicon for $1,150,000. Bolis Holdings LP and Pequeno Compound Inc., entities controlled by Jose Miguel Enrich (a beneficial owner of greater than 10% of the issued and outstanding Class A Common Stock and Class V Common Stock of Rubicon), entered into Insider Loans with Holdings LLC for an aggregate amount of $2,000,000, which, inclusive of all interest and the Loan Fee, were repaid at Closing by Rubicon for $2,300,000.

Related Person Transaction Policy

Rubicon has adopted a related person transaction policy that sets forth its procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy became effective at the Closing.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, Rubicon’s management must present information regarding the related person transaction to the Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of the Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to Rubicon of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, Rubicon will collect information that Rubicon deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable Rubicon to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under Rubicon’s Code of Business Conduct and Ethics, Rubicon’s employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, the Audit Committee, or other independent body of the Board, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to Rubicon;

●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

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●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Audit Committee, or other independent body of the Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, Rubicon’s best interests and those of Rubicon’s stockholders, as the Audit Committee, or other independent body of the Board, determines in the good faith exercise of its discretion. Each of the transactions summarized above was effected prior to the adoption of this policy.

For additional information regarding related party transactions not otherwise reportable pursuant to Item 404 of Regulation S-K, see Note 15 to Rubicon’s audited consolidated financial statements and Note 14 to Rubicon’s unaudited condensed consolidated financial statements, each as included elsewhere in this prospectus.

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DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. Your rights as Rubicon stockholders are governed by Delaware law and the Charter and our Bylaws (the “Bylaws”). Your rights as a Rubicon warrantholder are governed by the Warrant Agreement, as amended by the Warrant Agreement Amendment. We urge you to read the applicable provisions of Delaware law, the Charter and Bylaws, and the Warrant Agreement and the Warrant Agreement Amendment carefully and in their entirety because they describe your rights as a holder of shares of Common Stock. The descriptions of the Charter, Bylaws and Warrant Agreement are not complete and are subject to and qualified in their entirety by reference to the full text of the Charter, Bylaws and Warrant Agreement, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part and are incorporated herein by reference.

Capital Stock

Authorized and Outstanding Stock

The Charter authorizes the issuance of 975,000,000 shares of capital stock, consisting of (i) 690,000,000 shares of Class A common stock, par value $0.0001 per share, (ii) 275,000,000 shares of Class V common stock, par value $0.0001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

The Charter authorizes two classes of common stock, Class A Common Stock and Class V Common Stock, each with a par value of $0.0001. As of August 15, 2022, there were 46,300,005 shares of Class A Common Stock issued and outstanding and 114,411,906 shares of Class V Common Stock issued and outstanding.

Pursuant to the A&R LLCA, Class B Units are exchangeable into an equivalent number of Class A Common Stock, subject to certain limitations and adjustments, at the election of the holder thereof or pursuant to a mandatory redemption at the election of Rubicon (as managing member of Holdings LLC). Upon the exchange of any Class B Units, Rubicon will retire an equivalent number of shares of Class V Common Stock held by such holder of exchanged Class B Units.

Preferred Stock

The Charter provides that up to 10,000,000 shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Class A Common Stock and Class V Common Stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Dividends and Other Distributions

Under the Charter, holders of Class A Common Stock are entitled to receive ratable dividends, if any, as may be declared from time-to-time by our Board out of legally available assets or funds. There are no current plans to pay cash dividends on Class A Common Stock for the foreseeable future. See the section entitled “Dividend Policy.” In the event of our liquidation, dissolution or winding-up, the holders of our Class A Common stock will be entitled to share ratably in all assets remaining after payment of or provision for any liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Class V Common Stock has no economic rights and shares of Class V Common Stock are not entitled to receive any assets upon dissolution, liquidation or winding up of Rubicon, nor can such shares participate in any dividends or distributions of Rubicon.

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We are a holding company with no material assets other than our interest in Holdings LLC. We intend to cause Holdings LLC to make distributions to holders of Class A Units and Class B Units in amounts such that the total cash distribution from Holdings LLC to the holders are sufficient to enable each holder to pay all applicable taxes on taxable income allocable to such holder and other obligations under the Tax Receivable Agreement as well as any cash dividends declared by us.

The A&R LLCA generally provides that pro rata cash Tax Distributions will be made to holders of Class A Units and Class B Units (including Rubicon) at certain assumed tax rates. We anticipate that the distributions we will receive from Holdings LLC may, in certain periods, exceed our actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on the Class A Common Stock. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to stockholders. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding Class A Units pursuant to the A&R LLCA, to maintain one-for-one parity between Class A Units held by us and shares of Class A Common Stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Charter, the holders of Class A Common Stock and Class V Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled to one vote per share on matters to be voted on by stockholders. Holders of Class A Common Stock and Class V Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Class A Common Stock and Class V Common Stock under the Charter. Under the Charter, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights.

Preemptive or Other Rights

The Charter does not provide for any preemptive or other similar rights.

Limitations on Liability and Indemnification of Officers and Directors

The Charter and Bylaws limit the liability of our directors, and provide for the indemnification of our current and former officers and directors, in each case, to the fullest extent permitted by Delaware law.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Charter and Bylaws. The Charter and Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions.

In connection with the Closing, Founder purchased a tail policy with respect to liability coverage for the benefit of former Founder officers and directors. We will maintain such tail policy for a period of no less than six (6) years following the Closing.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

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Exclusive Forum

The Charter provides that, unless Rubicon selects or consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of the foregoing, “internal corporate claims” means claims, including claims in the right of Rubicon that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring any interest in any shares of Class A Common Stock or Class V Common Stock will be deemed to have notice of and consented to the provisions of this provision.

Certain Anti-Takeover Provisions of Delaware Law; Rubicon’s Certificate of Incorporation and Bylaws

The Charter and Bylaws contain, and the DGCL contains, provisions, as summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the Board’s ability to maximize stockholder value in connection with any unsolicited offer to acquire Rubicon. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Rubicon by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock held by stockholders.

Delaware Law

Rubicon is governed by the provisions of Section 203 of the DGCL. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of Rubicon not approved in advance by the Board.

Special Meetings

The Charter provides that special meetings of the stockholders may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer. The Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Advance Notice of Director Nominations and New Business

The Bylaws state that in order for a stockholder to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the secretary at the principal executive offices of Rubicon within the time periods set forth in the Bylaws. Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business. Stockholder proposals of business other than director nominations cannot be submitted in connection with special meetings of stockholders.

The Bylaws allow the presiding officer at a meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

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Supermajority Voting for Amendments to Our Governing Documents

Certain amendments to the Charter require the affirmative vote of at least 66⅔% of the voting power of all shares of our Common Stock then outstanding. The Charter provides that the Board is expressly authorized to adopt, amend or repeal the Bylaws and that our stockholders may amend certain provision of the Bylaws only with the approval of at least 66⅔% of the voting power of all shares of our Common Stock then outstanding. These provisions make it more difficult for stockholders to change the Charter or Bylaws and may, therefore, defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to amend the Charter or Bylaws or otherwise attempting to influence or obtain control of our company.

No Cumulative Voting

The DGCL provides that a stockholder’s right to vote cumulatively in the election of directors does not exist unless the certificate of incorporation specifically provides otherwise. The Charter does not provide for cumulative voting. The prohibition on cumulative voting has the effect of making it more difficult for stockholders to change the composition of the Board.

Classified Board of Directors

The Charter provides that the Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, designated Class I, Class II and Class III. The terms of Class I, Class II and Class III directors end at our 2023, 2024 and 2025 annual meetings of stockholders, respectively. Directors of each class the term of which shall then expire shall be elected to hold office for a three-year term. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board and require a longer time period to do so. The Charter provides that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board. As a result, in most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at two or more meetings of stockholders at which directors are elected.

Removal of Directors; Vacancies

The Charter and Bylaws provide that, so long as the Board is classified, directors may be removed only for cause and only upon the affirmative vote of holders of at least 66⅔% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. Therefore, because stockholders cannot call a special meeting of stockholders, as discussed above, stockholders may only submit a stockholder proposal for the purpose of removing a director at an annual meeting. The Charter and Bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office or by a sole remaining director. Therefore, while stockholders may remove a director, stockholders are not able to elect new directors to fill any resulting vacancies that may be created as a result of such removal.

Stockholder Action by Written Consent

The DGCL permits any action required to be taken at any annual or special meeting of the stockholders to be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. The Charter and Bylaws preclude stockholder action by written consent. This prohibition, combined with the fact stockholders cannot call a special meeting, as discussed above, means that stockholders are limited in the manner in which they can bring proposals and nominations for stockholder consideration, making it more difficult to effect change in our governing documents and the Board.

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Warrants

As of August 15, 2022, there were 30,016,851 Warrants outstanding, consisting of 15,812,476 Public Warrants and 14,204,375 Private Warrants. Each whole Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as set forth in the Warrant Agreement.

A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of Rubicon, including, without limitation, the right to receive dividends or any voting rights, until such Warrant is exercised for shares of Class A Common Stock. Rubicon will at all times reserve and keep available a sufficient number of authorized but unissued shares of Class A Common Stock to permit the exercise in full of all outstanding Warrants.

Warrant Exercise

The Warrants will become exercisable on September 14, 2022 (30 days after the consummation of the Business Combination) and will expire at 5:00 p.m., New York City time on August 15, 2027 (the fifth anniversary of the completion of the Business Combination) or earlier upon redemption or liquidation.

The Warrants may be exercised on or before the expiration date upon surrender of the warrant certificate at the office of the warrant agent, with the subscription form duly executed, and by paying in full the exercise price and all applicable taxes due for the number of Warrants being exercised. No fractional shares will be issued upon exercise of the Warrants. If, by reason of any adjustment made pursuant to the Warrant Agreement, a holder would be entitled, upon the exercise of a Warrant, to receive a fractional interest in a share, we will, upon such exercise, round up to the nearest whole number of shares of Class A Common Stock to be issued to the Warrant holder.

No Warrant will be exercisable for cash, and we will not be obligated to issue Class A Common Stock upon exercise of a Warrant unless the shares of Class A Common Stock issuable upon exercise of such Warrant have been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrant. In the event that the foregoing condition is not met, the holder of such Warrant will not be entitled to exercise such Warrant for cash and such Warrant may have no value and expire worthless. Notwithstanding the foregoing, in no event will we be required to net cash settle any Warrant.

We have agreed that as soon as practicable, but in no event later than September 6, 2022 (15 business days after the Closing), we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants, and to use our best efforts to take such action as is necessary to register or qualify such shares for sale under applicable blue sky laws to the extent an exemption is not available. We have agreed to use best efforts to cause such registration statement to become effective and to maintain the effectiveness of such registration statement until the expiration of the Warrants. If such registration statement has not been declared effective by November 9, 2022 (the 60th business day following the Closing), Warrant holders will have the right, until such time as such registration statement is declared effective by the SEC, and during any other period when we fail to maintain an effective registration statement covering the Class A Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis” pursuant to an available exemption from registration under the Securities Act. The registration statement of which this prospectus forms a part registers all shares of Class A Common Stock that may be issued upon exercise of the Warrants.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (the “maximum percentage”) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise. The holder of a Warrant may by written notice increase or decrease the maximum percentage applicable to such holder, on the terms and subject to the conditions set forth in the Warrant Agreement.

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Redemption

Rubicon may, at its option, redeem not less than all of the outstanding Warrants at any time during the exercise period, at a price of $0.01 per Warrant:

●	upon not less than 30 days’ prior written notice of redemption to each Warrant holder,

●	provided that the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share on each of 20 trading days within a 30 trading day period commencing after the Warrants become exercisable and ending on the third trading day prior to the notice of redemption to Warrant holders, and

●	provided that there is an effective registration statement with respect to the Class A Common Stock underlying such Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption or Rubicon has elected to require the exercise of the Warrants on a “cashless basis.”

In accordance with the Warrant Agreement, in the event that we elect to redeem the outstanding Warrants as set forth above, we will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, not less than 30 days prior to the Redemption Date to the registered holders of the Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided above will be conclusively presumed to have been duly given whether or not the registered holder received such notice.

The Warrants may be exercised for cash at any time after notice of redemption is given by Rubicon and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Warrants will have no further rights, except to receive the redemption price for such holder’s Warrants upon surrender thereof.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the volume-weighted average trading price of the Class A Common Stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the Warrant holders.

Private Warrants

The Private Warrants are identical to the Public Warrants in all material respects, except that (i) the Private Warrants issued to Jefferies will not be exercisable more than five years after October 19, 2021 in accordance with FINRA Rule 5110(g)(8), and (ii) the Private Warrants held by Sponsor and certain insiders of Founder are subject to certain additional transfer restrictions set forth in the Sponsor Agreement. See the section entitled “Certain Relationships and Related Party Transactions.”

Our Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004.

Listing of Securities

Our Class A Common Stock and Public Warrants are listed on NYSE under the symbols “RBT” and “RBT WS”.

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SECURITIES ELIGIBLE FOR FUTURE SALE

As of August 15, 2022, we had 46,300,005 outstanding shares of Class A Common Stock (excluding shares of Class A Common Stock issuable upon exchange of Class B Units) and 30,016,851 Warrants, all of which are freely tradable without restriction or further registration under the Securities Act, subject to the expiration or, if earlier, the waiver of the lock-up periods and transfer restrictions provided for in the agreements described below in respect of resales by the parties thereto. Any shares of Class A Common Stock issued upon exercise of outstanding Warrants or exchange of Class B Units have also been registered and are or will be, as applicable, freely tradeable without restriction or further registration under the Securities Act. Certain of our stockholders may be considered affiliates (as defined in Rule 144), which can impose some limitations on their resale of our securities. Any resales of restricted securities (as defined in Rule 144) will be subject to the registration requirements of the Securities Act, including the provisions of Rule 144 discussed below.

We cannot predict what effect, if any, sales of shares of our Class A Common Stock or Warrants from time to time or the availability of shares of our Class A Common Stock and Warrants for future sale may have on the market price of our securities. Sales of substantial amounts of Class A Common Stock or Warrants, including pursuant to the offering covered by this prospectus, or the perception that such sales could occur, could adversely affect prevailing market prices for our securities and could impair our future ability to raise capital through an offering of equity securities or otherwise. See the section entitled “Risk Factors.”

Rule 144; Restrictions on Former Shell Companies

Subject to the limitations discussed below with respect to securities initially issued by shell companies, pursuant to Rule 144, a person who has beneficially owned restricted shares of our Class A Common Stock or our Warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. A non-affiliate can also include the holding period of any prior owner who was not an affiliate of ours.

Subject to the limitations discussed below with respect to securities initially issued by shell companies, persons who have beneficially owned restricted shares of our Class A Common Stock or our Warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of our Class A Common Stock or Warrants then outstanding; or

●	the average weekly reported trading volume of our Class A Common Stock or Warrants during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

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Following the Closing on August 15, 2022, we were no longer a shell company. As a result, with respect to any securities they may hold which are restricted, (i) Sponsor and any other holder of Class A Common Stock issued upon conversion of Founder Class B Shares, or Private Warrants, as applicable, (ii) affiliates of the Company, (iii) holders of shares of Class A Common Stock received pursuant to the Rubicon Equity Investment Agreement, and (iv) PIPE Investors would be able to sell their private placement securities, in each case pursuant to Rule 144 without registration on August 19, 2023 (one year after the date on which we filed current Form 10 information with the SEC reflecting our status as an entity that is not a shell company), assuming we otherwise comply with the conditions set forth above. In addition to Rule 144 restrictions, certain holders of Class A Common Stock and/or Warrants and their permitted transferees are subject to certain transfer restrictions described below.

Lock-Up Agreements

Sponsor Agreement

Concurrent with the execution of the Merger Agreement, the Sponsor and the Insiders entered into the Sponsor Agreement, pursuant to which the Sponsor and the Insiders agreed, among other things, not to transfer any Class A Common Stock or Private Warrants (or any shares of Class A Common Stock issuable upon conversion or exercise thereof) until the earlier of (i) February 11, 2023 (180 days after the Closing Date) and (ii) the date after the Closing Date on which Rubicon completes a liquidation, merger, or similar transaction that results in all of Rubicon’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. In the event that Rubicon waives, releases, or terminates a Lock-Up Agreement (discussed below) with respect to any shares or holders, then the Sponsor and the Insiders will be granted a similar waiver, release, or termination with respect to a pro rata portion of the securities held by them and subject to the foregoing restrictions.

Warrant Agreement

Pursuant to the Warrant Agreement, the Warrants will not become exercisable until September 14, 2022 (30 days after the Closing Date).

Lock-Up Agreements

Concurrent with the execution of the Merger Agreement, certain holders of Rubicon Interests entered into the Lock-Up Agreements. Pursuant to the Lock-Up Agreements, each holder agreed to certain transfer restrictions with respect to the securities such holder received as transaction consideration pursuant to the Merger Agreement, until the earlier of (i) February 11, 2023 (180 days after the Closing Date) and (ii) the date after the Closing on which Rubicon completes a liquidation, merger, or similar transaction that results in all of Rubicon’s stockholders having the right to exchange their equity holdings for cash, securities or other property. Holders further agreed not to exchange Class B Units for Class A Common Stock during this period. In the event that Rubicon waives, releases, or terminates the lock-up provision in another Lock-Up Agreement, then the other holders subject to the Lock-Up Agreements will be granted a similar waiver, release or termination with respect to a pro rata portion of the securities held by them and subject to the foregoing restrictions.. Following the entry into the Merger Agreement, additional holders of Rubicon Interests and entered into Lock-Up Agreements on the same terms.

Registration Rights

Warrant Agreement

Concurrent with the consummation of the IPO, Founder and Continental Stock Transfer & Trust Company entered into the Warrant Agreement. Pursuant to the Warrant Agreement, Rubicon is required to, among other things, as soon as practicable after Closing, but in no event later than September 6, 2022 (15 business days after Closing), use its best efforts to file a registration statement for (i) the resale of the Private Warrants and (ii) the shares of Class A Common Stock underlying the Warrants, and to use its best efforts to have such registration statement declared effective no later than November 9, 2022 (60 business days after Closing). Rubicon has agreed to keep such registration statement effective until the expiration of the Warrants. The registration statement of which this prospectus forms a part was filed pursuant to these registration rights. The registration statement of which this prospectus forms a part registers all shares of Class A Common Stock that may be issued upon exercise of the Warrants.

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Subscription Agreement

Concurrent with the signing of the Merger Agreement, Founder entered into Subscription Agreements with the PIPE Investors. The PIPE Investors have certain customary registration rights pursuant to the Subscription Agreements, whereby Rubicon is required to, among other things, file a registration statement for the resale of the shares of Class A Common Stock issued pursuant to the Subscription Agreements as promptly as practicable after Closing and in any event by August 25, 2022 (the first business day to occur 10 calendar days after Closing) and to use commercially reasonable efforts to have such registration statement declared effective no later than October 14, 2022 (60 days after such filing) unless the SEC reviews and has written comments to such registration statement, in which case the deadline is November 13, 2022 (90 days after such filing). Rubicon has agreed to keep such registration statement effective until the earliest of (i) the second anniversary of the effectiveness date, (ii) the date on which all PIPE Investors cease to hold any Class A Common Stock issued pursuant to the Subscription Agreements, or (iii) the first date on which the PIPE Investors can sell all of their Class A Common Stock issued pursuant to the Subscription Agreements (or shares received in exchange therefor) under Rule 144 of the Securities Act. The registration statement of which this prospectus forms a part registers all shares of Class A Common Stock issued pursuant to the Subscription Agreements.

The foregoing descriptions of the Subscription Agreements and the PIPE Financing are not complete and are subject to and qualified in its entirety by reference to the full text of the form of Subscription Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

A&R Registration Rights Agreement

In connection with the Closing, the RRA Holders entered into the A&R Registration Rights Agreement with us. Pursuant to the A&R Registration Rights Agreement, no later than September 14, 2022 (30 days of the Closing Date), we are required to file a registration statement registering for resale (i) all outstanding shares of Class A Common Stock held by the RRA Holders immediately following the Closing, (ii) all shares of Class A Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security held directly or indirectly by a RRA Holder immediately following the Closing, (iii) any Warrants or shares of Class A Common Stock that may be acquired by the RRA Holders upon the exercise of a Warrant or other right to acquire Class A Common Stock held by a RRA Holder immediately following the Closing, (iv) any shares of Class A Common Stock or Warrants otherwise acquired or owned by a RRA Holder following the date of the A&R Registration Rights Agreement to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of Rubicon, and (v) any other equity security of Rubicon or its subsidiaries issued or issuable with respect to any of the foregoing pursuant to a reorganization, stock split, stock dividend, or like transaction. We are thereafter required to maintain a registration statement that is continuously effective, subject to limited exceptions, and to cause the registration statement to regain effectiveness in the event that it ceases to be effective. At any time that the registration statement is effective, any one or more RRA Holders may request to sell all or a portion of its registrable securities in an underwritten offering pursuant to the registration statement; provided in each case that we are only be obligated to effect an underwritten offering if such offering will include registrable securities proposed to be sold by the demanding holders with a total offering price reasonably expected to exceed, in the aggregate, $35 million. In addition, the RRA Holders have certain “demand” and “piggyback” registration rights under the agreement. Rubicon will bear the expenses incurred in connection with the filing of any registration statements pursuant to the A&R Registration Rights Agreement, including the registration statement of which this prospectus forms a part, which registers all shares of Class A Common Stock and Warrants held by or otherwise issuable to the RRA Holders as of the date hereof.

The foregoing description of the A&R Registration Rights Agreement is not complete and is subject to and qualified in its entirety by reference to the full text of the form of A&R Registration Rights Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Other Financing Transactions

Pursuant to the Forward Purchase Agreement, we will be obligated to issue Reissued Shares to the applicable FPA Seller equal to the number of shares of Class A Common Stock sold pursuant to a Shortfall Sale, with such Reissued Shares to be registered under the Securities Act pursuant to terms to be mutually agreed to between us and the applicable FPA Seller. We have not yet issued any Reissued Shares or agreed upon such terms.

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For more information regarding the Forward Purchase Agreement, including the securities to be registered thereunder, see the section entitled “Certain Financing Transactions.”

Additional Registration Statements

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A Common Stock issued or issuable under our 2022 Plan. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover approximately 29,000,000 shares of Class A Common Stock. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

We intend to file one or more registration statements on Form S-1 under the Securities Act to register the shares of Class A Common Stock issued or issuable under the Forward Purchase Agreement. We expect that the initial registration statement on Form S-1 will cover approximately $19.95 million of shares of Class A Common Stock. Once these shares are registered for resale, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

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PLAN OF DISTRIBUTION

We are registering (i) up to 110,706,010 shares of Class A Common Stock for possible sale by the Selling Securityholders from time to time (inclusive of up to 14,204,375 shares of Class A Common Stock that are issuable by us upon the exercise of the Private Warrants by the holders thereof), (ii) up to 14,204,375 Private Warrants for possible sale by the Selling Securityholders from time to time. We are required to pay all fees and expenses incident to the registration of the shares of our Class A Common Stock and Warrants to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Class A Common Stock or Private Warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The shares of Class A Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes any donee, pledgee, transferee or other successor in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. Each Selling Securityholder will act independently of us in making decisions with respect to the timing, manner and size of any sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell or otherwise dispose of their shares of Class A Common Stock or Warrants by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of NYSE;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

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●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares of Class A Common Stock or Warrants or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock or Warrants in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A Common Stock or Warrants short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares of Class A Common Stock or Warrants offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares of Class A Common Stock or Warrants to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of shares of Class A Common Stock or Warrants, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

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In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares of Class A Common Stock or Warrants is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Class A Common Stock or Warrants offered by this prospectus.

Restrictions to Sell

Certain holders of Class A Common Stock, Warrants and securities and/or rights to acquire Class A Common Stock agreed to certain restrictions on transfer with respect to their securities pursuant to the agreements described in the section entitled “Securities Eligible for Future Sale — Lock-Up Agreements.”

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our Class A Common Stock or Private Warrants. This discussion is a summary only and does not address all aspects of U.S. federal income taxation that may be relevant to particular holder in light of their special circumstances or to holders subject to special tax rules (including a “controlled foreign corporation,” “passive foreign investment company,” company that accumulates earnings to avoid U.S. federal income tax, tax-exempt organization, financial institution, broker or dealer in securities or former U.S. citizen or resident). Except as specifically provided herein, this discussion does not address any aspect of U.S. federal taxation other than U.S. federal income taxation and does not address any aspect of state, local or non-U.S. taxation. In addition, this discussion deals only with U.S. federal income tax consequences to a holder that acquires our Class A Common Stock or Private Warrants in this offering and holds our Class A Common Stock or Private Warrants as a capital asset.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary, and proposed Treasury regulations as of the date hereof, all of which are subject to change, possibly with retroactive effect, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its position may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. Each prospective purchaser of our Class A Common Stock or Private Warrants is urged to consult its tax advisor with respect to U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of our Class A Common Stock or Private Warrants applicable to its particular situation.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our Class A Common Stock or Private Warrants, the U.S. federal income tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Entities or arrangements classified as partnerships for U.S. federal income tax purposes and their partners holding our Class A Common Stock or Private Warrants are urged to consult their tax advisors with respect to U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of our Class A Common Stock or Private Warrants.

This summary is included herein as general information only. Accordingly, each prospective purchaser of our Class A Common Stock or Private Warrants is urged to consult its tax advisor with respect to U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of our Class A Common Stock or Private Warrants.

U.S. Holders

This section applies to you if you are a “U.S. Holder.” A U.S. Holder is a beneficial owner of shares of our Class A Common Stock or Private Warrants who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock or Private Warrants” below.

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Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a U.S. Holder that is not a taxable corporation may constitute “qualified dividends” that would be subject to tax at the maximum tax rate applicable to long-term capital gains. If the applicable holding period requirements are not satisfied, then a U.S. Holder that is a taxable corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a U.S. Holder that is not a taxable corporation may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock or Private Warrant. Upon a sale, taxable exchange or other taxable disposition of our Class A Common Stock or Private Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Class A Common Stock or Private Warrants. A U.S. Holder’s adjusted tax basis in its Class A Common Stock or Private Warrants generally will equal the U.S. Holder’s acquisition cost for the Class A Common Stock or Private Warrants less, in the case of a share of Class A Common Stock, any prior distributions treated as a return of capital.

Any capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock or Private Warrants so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the Class A Common Stock or Private Warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by U.S. holders that are not taxable as a corporation will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Exercise, Redemption or Lapse of a Private Warrant. Except as discussed below with respect to the cashless exercise of a Private Warrant, a U.S. Holder generally will not recognize taxable gain or loss on the acquisition of our Class A Common Stock upon exercise of a Private Warrant for cash. The U.S. Holder’s tax basis in the share of our Class A Common Stock received upon exercise of the Private Warrant generally will be an amount equal to the sum of the purchase price of the Private Warrant by the U.S. Holder and the exercise price. It is unclear whether the U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the Private Warrants will begin on the day the Private Warrants are exercised or the day immediately after such day; in either case, the holding period for the Class A Common Stock will not include the period during which the U.S. Holder held the Private Warrants. If a Private Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Private Warrant.

The tax consequences of a cashless exercise of a Private Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either case, a U.S. Holder’s basis in the Class A Common Stock received would equal the holder’s basis in the Private Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the Class A Common Stock received upon exercise of the Private Warrants will begin on the day the Private Warrants are exercised or the day immediately after such day; in either case, the holding period for the Class A Common Stock will not include the period during which the U.S. Holder held the Private Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock would include the holding period of the Private Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered Private Warrants equal to the number of shares of Class A Common Stock having a value equal to the exercise price for the total number of Private Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A Common Stock received in respect of the Private Warrants deemed surrendered and the U.S. Holder’s tax basis in the Private Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Class A Common Stock received would equal the sum of the fair market value of the Class A Common Stock received in respect of the Private Warrants deemed surrendered and the U.S. Holder’s tax basis in the Private Warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the Private Warrants will begin on the day the Private Warrants are exercised or the day immediately after such day; in either case, the holding period for the Class A Common Stock will not include the period during which the U.S. Holder held the Private Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors with respect to U.S. federal, state, local and non-U.S. income and other tax consequences of a cashless exercise.

If we redeem Private Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Securities—Warrants—Private Warrants” or if we purchase Private Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to a U.S. Holder, taxed as described above under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock or Private Warrants.”

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Possible Constructive Distributions. The exercise price and number of shares of Class A Common Stock issuable upon exercise of the Private Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Adjustments that have the effect of preventing dilution generally are not taxable, but may cause holders of Private Warrants to be treated as receiving a constructive distribution. Such constructive distribution would be subject to tax as described under “U.S. Holders—Taxation of Distributions” in the same manner as if the U.S. Holders of the Private Warrants received a cash distribution from us equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale, taxable exchange or other taxable disposition of our shares of Class A Common Stock and Private Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” A “Non-U.S. Holder” is a beneficial owner of shares of our Class A Common Stock or Private Warrants who or that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. Holder.

Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to Non-U.S. Holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “Non-U.S. Holders—Sale, Exchange, or Other Taxable Disposition of Class A Common Stock and Private Warrants” below.

Dividends paid to a Non-U.S. Holder of our Class A Common Stock that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a duly completed and properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder that does not timely furnish the required documentation, but is eligible for a reduced rate of withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States and, if such Non-U.S. Holder is entitled to claim treaty benefits (and the Non-U.S. Holder complies with applicable certification and other requirements), that are attributable to a permanent establishment (or, for an individual, a fixed base) maintained by such Non-U.S. Holder within the United States are not subject to the withholding tax described above but instead are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates. In order for its effectively connected dividends to be exempt from the withholding tax described above, a Non-U.S. Holder will be required to provide a duly completed and properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Dividends received by a Non-U.S. Holder that is a corporation that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Exercise, Redemption or Lapse of a Private Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise, redemption, or lapse of a Private Warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Private Warrant by a U.S. Holder, as described under “U.S. Holders—Exercise, Redemption or Lapse of a Private Warrant” above, except to the extent a cashless exercise or a redemption results in a taxable exchange, in which case the consequences would be similar to those described below in “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Warrants.”

Sale, Exchange, or Other Taxable Disposition of Class A Common Stock and Private Warrants. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized upon the sale, exchange, or other taxable disposition of shares of our Class A Common Stock or Private Warrants, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if the Non-U.S. Holder is entitled to claim treaty benefits (and the Non-U.S. Holder complies with applicable certification and other requirements), is attributable to a permanent establishment (or, for an individual, a fixed based) maintained by the Non-U.S. Holder within the United States; (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of disposition or the period that such Non-U.S. Holder held shares of our Class A Common Stock or Private Warrants.

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If the gain recognized on the disposition of our Class A Common Stock is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if the Non-U.S. Holder is entitled to claim treaty benefits (and the Non-U.S. Holder complies with applicable certification and other requirements), is attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder within the United States generally will be taxed on any such gain on a net income basis at applicable graduated U.S. federal income tax rates and, in the case of a Non-U.S. Holder that is a non-U.S. corporation, an additional branch profits tax may apply at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

An individual Non-U.S. Holder who is subject to U.S. federal income tax because the Non-U.S. Holder was present in the United States for 183 days or more during the year of disposition and meets certain other conditions is taxed on its gains (including gains from the disposition of our Class A Common Stock and net of applicable U.S. source losses from dispositions of other capital assets recognized during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

We do not believe that we have been, currently are, or will become, a United States real property holding corporation. If we were or were to become a United States real property holding corporation at any time during the applicable period, however, any gain recognized on a disposition of our Class A Common Stock or Private Warrants by a Non-U.S. Holder that did not own (directly, indirectly, or constructively) more than 5% of our Class A Common Stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).

Possible Constructive Distributions. The exercise price and number of shares of Class A Common Stock issuable upon exercise of the Private Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Adjustments that have the effect of preventing dilution generally are not taxable, but may cause holders of Private Warrants to be treated as receiving a constructive distribution. Such constructive distribution would be subject to tax as described under “U.S. Holders—Taxation of Distributions” in the same manner as if the U.S. Holders of the Private Warrants received a cash distribution from us equal to the fair market value of such increased interest.

Information Reporting Requirements and Backup Withholding. The amount of dividends or proceeds paid to a Non-U.S. Holder, the name and address of the Non-U.S. Holder and the amount of tax, if any, withheld generally will be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. A Non-U.S. Holder generally will be required to provide proper certification (usually on a Form W-8BEN or Form W-8BEN-E, as applicable) to establish that the Non-U.S. Holder is not a U.S. person or otherwise qualifies for an exemption in order to avoid backup withholding tax with respect to our payment of dividends on, or the proceeds from the disposition of, our Class A Common Stock or Private Warrants. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Each Non-U.S. Holder is urged to consult its tax advisor regarding the application of the information reporting rules and backup withholding to it.

Additional Withholding Tax on Payments Made to Foreign Accounts. Under Sections 1471 through 1474 of the Code (“FATCA”), payments of dividends on and the gross proceeds of dispositions of our Class A Common Stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) or (ii) a “non-financial foreign entity” (as specifically defined in the Code) will be subject to a withholding tax at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. Under proposed U.S. Treasury regulations, the preamble to which states that taxpayers may rely on the proposed U.S. Treasury regulations until final U.S. Treasury regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of our Class A Common Stock or Private Warrants. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements.

As discussed above under “Non-U.S. Holders —Distributions,” a dividend payment may be subject to a 30% withholding tax. While a payment with respect to our Class A Common Stock could be subject to both FATCA withholding and the withholding tax discussed above under “Non-U.S. Holders —Distributions,” the maximum rate of U.S. withholding on such payment would not exceed 30%. Non-U.S. Holders are urged to consult their tax advisors regarding the possible implications of FATCA withholding tax on their investment in our Class A Common Stock (including the possibility of FATCA withholding on payments made to financial intermediaries through which the Non-U.S. Holders hold their Class A Common Stock).

137

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters in connection with the securities offered hereby may be passed upon for any underwriters, dealers or agents by counsel that will be named in the applicable prospectus supplement.

EXPERTS

The audited financial statements of Founder SPAC as of December 31, 2021 and for the period from April 26, 2021 (inception) to December 31, 2021, included in this prospectus and elsewhere in this registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Rubicon Technologies Holdings, LLC (formerly, Rubicon Technologies, LLC) as of December 31, 2021 and 2020 and for the years then ended included in this prospectus have been so included in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, including exhibits, with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement and the exhibits thereto. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are summaries and are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits thereto, are available to the public over the internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.rubicon.com, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

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Index to Financial Statements

FOUNDER SPAC

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Founder SPAC

Opinion on the financial statements

We have audited the accompanying balance sheet of Founder SPAC (a Cayman Islands corporation) (the “Company”) as of December 31, 2021, the related statements of operations, changes in shareholders’ deficit, and cash flows for the period from April 26, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from April 26, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.

Dallas, Texas

March 28, 2022

F-2

FOUNDER SPAC

BALANCE SHEET

DECEMBER 31, 2021

ASSETS
Current Assets
Cash	$761,605
Prepaid insurance	511,509
Total current assets	1,273,114
Long-term prepaid insurance	401,507
Investments held in Trust Account	321,015,932
Total Assets	$322,690,553

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accrued offering expenses	$96,000
Due to Sponsor	102,667
Total current liabilities	198,667
Deferred underwriting fee payable	11,068,750
Total Liabilities	11,267,417

Commitments and Contingencies (Note 6)
Class A ordinary shares; 31,625,000 shares subject to possible redemption at $10.15 per share	320,993,750

Stockholders’ Deficit
Preferred Stock - $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A Ordinary Shares - $0.0001 par value; 479,000,000 shares authorized; none issued and outstanding (excluding 31,625,000 shares subject to possible redemption)	—
Class B Ordinary Shares - $0.0001 par value; 20,000,000 shares authorized; 7,906,250 shares issued and outstanding	791
Additional paid-in capital	-
Accumulated deficit	(9,571,405)
Total Stockholders’ Deficit	(9,570,614)
Total Liabilities, Class A Ordinary Shares subject to Possible Redemption and Stockholders’ Deficit	$322,690,553

The accompanying notes are an integral part of the financial statements.

F-3

FOUNDER SPAC

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM APRIL 26, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Formation costs and other operating expenses	$937,887
Loss from operations	(937,887)

Other Income:
Income earned on investments in Trust Account	22,182
Net loss	$(915,705)
Weighted average Class A ordinary shares outstanding, basic and diluted	9,271,586
Basic and diluted net loss per share, Class A	$0.02
Weighted average Class B ordinary shares outstanding, basic and diluted	7,906,250
Basic and diluted net loss per share, Class B	$(0.14)

The accompanying notes are an integral part of the financial statements.

F-4

FOUNDER SPAC

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE PERIOD FROM APRIL 26, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balances at April 26, 2021 (inception)	–	$–	$–	$–	$–
Issuance of Class B ordinary shares to Sponsor	7,906,250	791	24,209	–	25,000
Underwriter’s fees			(6,325,000)		(6,325,000)
Deferred underwriter fees			(11,068,750)		(11,068,750)
Offering costs			(746,784)		(746,784)
Sale of private placement warrants to Sponsor			14,204,375		14,204,375
Deemed dividend to Class A Shareholders’ to state the Trust Account at Redemption value			3,911,950	(8,655,700)	(4,743,750)
Net loss				(915,705)	(915,705)
Balances at December 31, 2021	7,906,250	$791	$–	$(9,571,405)	$(9,570,614)

The accompanying notes are an integral part of the financial statements.

F-5

FOUNDER SPAC

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM APRIL 26, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Cash Flow from Operating Activities:
Net loss	$(915,705)
Adjustments to reconcile net loss to net cash used in operating activities:
Income earned on investments in Trust Account	(22,182)
Changes in operating assets and liabilities
Prepaid insurance	(913,017)
Accrued expenses	(290,616)
Accrued offering costs	(250,000)
Net Cash used in Operating Activities	(2,391,520)

Cash Flow from Investing Activities:
Investments held in Trust Account	(320,993,750)
Net Cash used in Investing Activities	(320,993,750)

Cash Flow from Financing Activities:
Proceeds received from initial public offering, gross	$316,250,000
Proceeds from private warrants	14,204,375
Payment of offering costs	(6,307,500)
Net Cash provided by Financing Activities	324,146,875

Net change in cash	761,605
Cash at the beginning of the period	—
Cash at the end of the period	$761,605

Supplement Disclosure of Cash Flow Information:
Non-Cash Investing and Financing Activities:
Offering costs paid by Sponsor	$352,667
Deferred underwriting commissions	$11,068,750
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Offering costs included in accrued offering costs	$286,145

The accompanying notes are an integral part of the financial statements.

F-6

FOUNDER SPAC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 26, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Founder SPAC (the “Company”) is a blank check company incorporated in the Cayman Islands on April 26, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not yet commenced any operations. All activity for the period April 26, 2021 (inception) through December 31, 2021, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Founder SPAC Sponsor, LLC (the “Sponsor”) and Jefferies LLC simultaneously with the closing of the Initial Public Offering. The registration statement for the Company’s Initial Public Offering was declared effective by the Securities and Exchange Commission (the “SEC”) on October 14, 2021. On October 19, 2021, the Company consummated the Initial Public Offering of 31,625,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $316,250,000. The total Units offered on IPO date consisted of 27,500,000 Class A shares and exercise of over-allotment option by the underwriters of 4,125,000 additional Class A ordinary shares (Note 3).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 14,204,375 units (the “Private Placement Units”) at a price of $1.00 per Private Placement Unit in a private placement to Sponsor and the underwriters of the Initial Public Offering, generating gross proceeds of $14,204,375, which is described in Note 4.

Transaction costs amounted to $18,158,033, consisting of $6,325,000 of underwriting fees, $11,068,750 of deferred underwriting fees and $764,283 of other offering costs. In addition, at October 19, 2021, cash of $2,603,980 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on October 19, 2021, an amount of $320,993,750 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”) located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

F-7

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholder may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated memorandum and articles of association (the “Articles”) provide that, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The Public Shareholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If the Company is not required to conduct redemptions pursuant to the proxy solicitation rules as described above, the Company will, pursuant to its Articles, offer such redemption pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor, officers, directors and advisors have agreed (a) to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to redeem any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination or a vote to amend the provisions of the Articles relating to shareholder’s rights of pre-Business Combination activity and (c) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor and the Company’s officers, directors and advisors will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

F-8

If the Company is unable to complete a Business Combination within 15 months (or up to 18 months if we extend the period of time to consummate a business combination) from the closing of the Initial Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholder’s rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit $10.15.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its shareholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Management’s Plan

As of December 31, 2021, the Company had $761,605 in its operating bank account, and working capital of $1,074,447.

The Company’s liquidity needs up to December 31, 2021 had been satisfied through a payment from the Sponsor of $25,000 (Note 5) for the Founder Shares to cover certain offering costs. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (Note 5). As of December 31, 2021, there were no amounts outstanding under any Working Capital Loans.

Prior to the completion of the Initial Public Offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The Company has since competed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes totaling $2,603,980. As of December 31, 2021, approximately $761,605 remains available to use for general working capital purposes. Management has since reevaluated the Company’s liquidity and financial condition and determined that it may not be sufficient to meet the Company’s obligation over the period of twelve months from the issuance date of the financial statements. The Company’s sponsor has agreed to provide support to enable the Company to continue its operations and meet its potential obligations over a period of one year from the issuance date of these financial statements. Management believes current working capital, and the support from its Sponsor, provides sufficient capital to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements and therefore substantial doubt has been alleviated.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

F-9

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As of December 31, 2021, the Company has sufficient cash to meet its obligations as they become due within one year after the date that the financial statement is issued.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

F-10

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $761,605 of cash and no cash equivalents as of December 31, 2021.

Cash Held in Trust Account

At December 31, 2021, the Company has $321,015,932 in cash held in the trust account.

Net (Loss)/income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net (loss)/income per ordinary share is calculated by dividing the net (loss)/income by the weighted average of ordinary shares outstanding for the respective period. The Company did not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement in the calculation of diluted (loss)/income per share because their exercise is contingent upon future events and since their inclusion would be antidilutive under the treasury stock method.

The following table reflects presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss)/income per share for each class of ordinary shares:

For the Period from April 26, 2021 (inception) to December 31, 2021
Class B shares outstanding	7,906,250
Class A shares Issued upon IPO	31,625,000
Proceeds allocated to Class A	$316,250,000
Class A redemption amount	$320,993,750

EPS
Net (loss)/income	$(915,705)
Class A accretion to redemption amount	$(4,743,750)
Net (loss)/ income available to shareholders	$(5,659,455)

Two Class Method
	Class A	Class B
Allocation of Net (loss)/income available to shareholders	$(4,527,564)	$(1,131,891)
Accretion of Class A to redemption value	$4,743,750
Net (loss)/income	$216,186	$(1,131,891)

Weighted Average Shares outstanding	9,271,586	7,906,250

EPS	$0.02	$(0.14)

F-11

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

F-12

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution, which at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Class A Ordinary Shares Subject to Possible Redemption

All of the 31,625,000 shares of Class A ordinary shares sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such shares of Class A ordinary shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with our business combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Class A ordinary shares have been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, Fair Value Measurement, (“ASC 820”) approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Level 1 – Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 – Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

The investment in Trust account is measured at Level 1 because the amount is invested in US Treasury securities.

F-13

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO and were charged to shareholders’ equity upon the completion of the IPO. Offering costs that were charged to stockholders’ equity upon the completion of the IPO amounted to $18,158,033, of which $17,393,750 related to underwriting costs and $764,283 of other offering costs.

Recently Issued Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On August 17, 2021, the Company sold 31,625,000 Units at $10.00 per Unit, generating gross proceeds of $316,250,000. Each Unit consists of one of the Company’s Class A ordinary shares, par value $0.0001 per share, and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary shares at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Jefferies have purchased an aggregate of 14,204,375 Private Placement Warrants at a price of $1.00 per warrant, generating total proceeds of $14,204,375 to the Company.

Each Private Placement Warrant is identical to the warrants offered in the Initial Public Offering, except there will be no redemption rights or liquidating distributions from the trust account with respect to Private Placement Warrants, which will expire worthless if the Company does not consummate a Business Combination within the Combination Period.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On April 27, 2021, the Sponsor made a capital contribution of $25,000, or approximately $0.003 per share, to cover certain of the Company’s expenses, for which the Company issued founder shares to the Sponsor such that they currently hold an aggregate of 7,906,250 founder shares.

F-14

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

Promissory Note – Related Party

On April 27, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing and is payable on the earlier of (i) December 31, 2022 or (ii) the consummation of the Initial Public Offering. As of December 31, 2021, the Company had not drawn on the Note.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors have agreed to loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2021, the Company had no such related party loans outstanding.

There are expenses that are paid by the Sponsor on behalf of the Company. As of December 31, 2021, the Sponsor spent $102,667, which are presented on the balance sheet as a Due to Sponsor.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A ordinary shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter’s Agreement

The Company granted the underwriter a 45-day option to purchase up to 4,125,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. Concurrently with the consummation of the IPO, the underwriters exercised the over-allotment option to purchase an additional 4,125,000 units.

F-15

The underwriter was paid a cash underwriting discount of 2.00% of the gross proceeds of the Initial Public Offering, or $6,325,000, in connection with the Initial Public Offering. In addition, the underwriter is entitled to a deferred fee of three and half percent (3.50%) of the gross proceeds of the Initial Public Offering, or $11,068,750. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Agreement and Plan of Merger

On December 15, 2021, Founder SPAC, a Cayman Islands exempted company (together with its successors, the “Acquiror”), Ravenclaw Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Acquiror (“Merger Sub”), Ravenclaw Merger Sub Corporation 1, a Delaware corporation and wholly owned subsidiary of the Acquiror (“Merger Sub Inc. 1”), Ravenclaw Merger Sub Corporation 2, a Delaware corporation and wholly owned subsidiary of the Acquiror (“Merger Sub Inc. 2”), Ravenclaw Merger Sub Corporation 3, a Delaware corporation and wholly owned subsidiary of the Acquiror (“Merger Sub Inc. 3” and, together with Merger Sub Inc. 1 and Merger Sub Inc. 2, each a “Blocker Merger Sub”), Boom Clover Business Limited, a British Virgin Islands corporation (“Blocker Company 1”), NZSF Frontier Investments Inc., a Delaware corporation (“Blocker Company 2”), PLC Blocker A LLC, a Delaware limited liability company (“Blocker Company 3” and, together with Blocker Company 1 and Blocker Company 2, each a “Blocker Company” and collectively, the “Blocker Companies”), entered into an agreement and plan of merger (“Merger Agreement”) with Rubicon Technologies, LLC, a Delaware limited liability company.

The Merger agreement contains customary representations, warranties, and covenants by the parties thereto and is subject to certain conditions as further described in the Merger Agreement.

NOTE 7. WARRANTS

The Company has accounted for the 30,016,875 warrants in connection with the Initial Public Offering (15,812,500 Public Warrants and 14,204,375 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the consummation of a Business Combination. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

F-16

The Company has registered our Class A ordinary shares issuable upon exercise of the warrants because the warrants will become exercisable 30 days after the completion of our initial business combination, which may be within one year of this offering. However, because the warrants will be exercisable until their expiration date of up to five years after the completion of our initial business combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of our initial business combination, the Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial business combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Company’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number or Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average trading price of the Class A ordinary shares for the 10 trading days immediately following the date on which the notice of exercise is received by the warrant agent.

Redemption of public warrants when the price per Class A ordinary shares equals or exceeds $18.00. Once the public warrants become exercisable, the Company may redeem the Public Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder and

●	if, and only if, the last reported sale price (the “closing price”) of our Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of New Rubicon’s Securities—Warrants—Public Warrants”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

F-17

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The exercise price and number of shares of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8 – Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

At December 31, 2021, the Class A ordinary shares subject to possible redemption reflected in the balance sheet is reconciled in the following table:

Gross Proceeds	$316,250,000
Less:
Class A ordinary shares issuance costs	(18,057,563)
Add:
Remeasurement of carrying value to redemption value	22,801,313
Class A ordinary shares subject to possible redemption	$320,993,750

F-18

NOTE 9. STOCKHOLDERS’ DEFICIT

Preferred stock –The Company is authorized to issue 1,000,000 shares of $0.0001 par value preference shares. At December 31, 2021, there were no preferred shares issued or outstanding.

Class A ordinary shares – The Company is authorized to issue up to 479,000,000 shares of Class A, $0.0001 par value ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. At December 31, 2021, there were no shares of Class A ordinary shares issued or outstanding (excluding 31,625,000 shares subject to possible redemption).

Class B ordinary shares – The Company is authorized to issue up to 20,000,000 shares of Class B, $0.0001 par value ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. At December 31, 2021, there were 7,906,250 Class B ordinary shares issued and outstanding.

The shares of Class B ordinary shares will automatically convert into shares of Class A ordinary shares at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A ordinary shares, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B ordinary shares shall convert into shares of Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding shares of Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A ordinary shares issuable upon conversion of all shares of Class B ordinary shares will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of ordinary shares outstanding upon the completion of the Initial Public Offering plus all shares of Class A ordinary shares and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B ordinary shares into an equal number of shares of Class A ordinary shares, subject to adjustment as provided above, at any time.

The Company may issue additional ordinary shares or preference shares to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

NOTE 10. SUBSEQUENT EVENTS

Management of the Company evaluated events that have occurred after the balance sheet date through the date the financial statements were issued. Based upon the review, management did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

F-19

FOUNDER SPAC

UNAUDITED CONDENSED BALANCE SHEET

	June 30, 2022	December 31, 2021
ASSETS
Current Assets
Cash	$8,999	$761,605
Prepaid insurance	511,509	511,509
Total current assets	520,508	1,273,114
Long-term prepaid insurance	145,753	401,507
Investment held in Trust Account	321,264,378	321,015,932
Total Assets	$321,930,639	$322,690,553

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accrued ordinary expenses	$146,508	$96,000
Due to Sponsor	102,667	102,667
Total current liabilities	249,175	198,667
Deferred underwriting fee payable	11,068,750	11,068,750
Total Liabilities	11,317,925	11,267,417

Commitments and Contingencies (Note 6)
Class A common stock; 31,625,000 shares subject to possible redemption at $10.15 per share	320,993,750	320,993,750

Stockholders’ Deficit
Preferred Stock - $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Class A Ordinary Shares - $0.0001 par value; 479,000,000 shares authorized; none issued and outstanding (excluding 31,625,000 shares subject to possible redemption)	-	-
Class B Ordinary Shares - $0.0001 par value; 20,000,000 shares authorized; 7,906,250 shares issued and outstanding at June 30, 2022 and December 31, 2021	791	791
Additional paid-in capital	-	-
Accumulated deficit	(10,381,827)	(9,571,405)
Total Stockholders’ Deficit	(10,381,036)	(9,570,614)
Total Liabilities, Class A Ordinary Shares subject to Possible Redemption and Stockholders’ Deficit	$321,930,639	322,690,553

The accompanying notes are an integral part of the financial statements.

F-20

FOUNDER SPAC

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022	For the Period from April 26, 2021 (inception) through June 30, 2021
Operating expenses:
Formation costs and other operating expenses	$427,311	$1,058,869	$8,529
Loss from operations	(427,311)	(1,058,869)	(8,529)

Other Income:
Income earned on investments in Trust Account	187,240	248,447	-
Net loss	$(240,071)	$(810,422)	$(8,529)

Weighted average Class A ordinary shares outstanding, basic and diluted	31,625,000	31,625,000	-
Basic and diluted net loss per share, Class A	$(0.01)	$(0.02)	$-
Weighted average Class B ordinary shares outstanding, basic and diluted	7,906,250	7,906,250	6,875,000
Basic and diluted net loss per share, Class B	$(0.01)	$(0.02)	$-

The accompanying notes are an integral part of these financial statements.

F-21

FOUNDER SPAC

UNAUDITED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Class B Ordinary Shares		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2021	7,906,250	$791	$-	$(9,571,405)	$(9,570,614)
Net loss – March 31, 2022	-	-	-	(570,351)	(570,351)
Balance – March 31, 2022	7,906,250	$791	$-	$(10,141,756)	$(10,140,965)
Net loss – June 30, 2022	-	-	-	$(240,071)	$(240,071)
Balance – June 30, 2022	7,906,250	$791	$-	$(10,381,827)	$(10,381,036)

FOR THE PERIOD FROM APRIL 26, 2021 (INCEPTION) THROUGH JUNE 30, 2021

	Class B Ordinary Shares		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance – April 26, 2021 (inception)	-	$-	$-	$-	$-
Issuance of Class B ordinary shares to sponsor	7,906,250	791	24,209	-	25,000
Net loss	-	-	-	(8,529)	(8,529)
Balance – June 30, 2021	7,906,250	$791	$24,209	$(8,529)	$16,471

The accompanying notes are an integral part of these financial statements.

F-22

FOUNDER SPAC

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

	Six Months Ended June 30, 2022	For the Period from April 26, 2021 (inception) through June 30, 2021
Cash Flow from Operating Activities:
Net loss	$(810,422)	$(8,529)
Adjustments to reconcile net loss to net cash used in operating activities:
Income earned on investments in Trust Account	(248,446)	-
Changes in operating assets and liabilities
Prepaid insurance	255,754	-
Accrued expenses	50,508	8,529
Net Cash used in Operating Activities	(752,606)	-

Net change in cash	(752,606)	-
Cash at the beginning of the period	761,605	-
Cash at the end of the period	$8,999	$-

Non-Cash Investing and financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	-	25,000
Offering costs included in Due to Sponsor	-	246,993
Offering costs included in accrued offering costs	-	45,000

The accompanying notes are an integral part of these financial statements.

F-23

FOUNDER SPAC

NOTES TO UNUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Founder SPAC (the “Company”) is a blank check company incorporated in the Cayman Islands on April 26, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2022, the Company had not yet commenced any operations. All activity for the period April 26, 2021 (inception) through June 30, 2022, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Founder SPAC Sponsor, LLC (the “Sponsor”) and Jefferies LLC simultaneously with the closing of the Initial Public Offering. The registration statement for the Company’s Initial Public Offering was declared effective by the Securities and Exchange Commission (the “SEC”) on October 14, 2021. On October 19, 2021, the Company consummated the Initial Public Offering of 31,625,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $316,250,000. The total Units offered on IPO date consisted of 27,500,000 Class A shares and exercise of over-allotment option by the underwriters of 4,125,000 additional Class A ordinary shares (Note 3).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 14,204,375 units (the “Private Placement Units”) at a price of $1.00 per Private Placement Unit in a private placement to Sponsor and the underwriters of the Initial Public Offering, generating gross proceeds of $14,204,375, which is described in Note 4.

Transaction costs amounted to $18,158,033, consisting of $6,325,000 of underwriting fees, $11,068,750 of deferred underwriting fees and $764,283 of other offering costs. In addition, at October 19, 2021, cash of $2,603,980 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on October 19, 2021, an amount of $320,993,750 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”) located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

F-24

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholder may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated memorandum and articles of association (the “Articles”) provide that, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The Public Shareholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If the Company is not required to conduct redemptions pursuant to the proxy solicitation rules as described above, the Company will, pursuant to its Articles, offer such redemption pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor, officers, directors and advisors have agreed (a) to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to redeem any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination or a vote to amend the provisions of the Articles relating to shareholder’s rights of pre-Business Combination activity and (c) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor and the Company’s officers, directors and advisors will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

If the Company is unable to complete a Business Combination within 15 months (or up to 18 months if we extend the period of time to consummate a business combination) from the closing of the Initial Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholder’s rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit $10.15.

F-25

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its shareholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Management’s Plan

As of June 30, 2022, the Company had $8,999 in its operating bank account and working capital of $271,333.

The Company’s liquidity needs up to June 30, 2022 had been satisfied through a payment from the Sponsor of $25,000 (Note 5) for the Founder Shares to cover certain offering costs. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (Note 5). As of June 30, 2022, there were no amounts outstanding under any Working Capital Loans.

Prior to the completion of the Initial Public Offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The Company has since competed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes totaling $ 2,603,980. As of June 30, 2022, approximately $8,999 remains available to use for general working capital purposes. Management has since reevaluated the Company’s liquidity and financial condition and determined that it may not be sufficient to meet the Company’s obligation over the period of twelve months from the issuance date of the financial statements. The Company’s sponsor has agreed to provide support to enable the Company to continue its operations and meet its potential obligations over a period of one year from the issuance date of these financial statements. Management believes current working capital, and the support from its Sponsor, provides sufficient capital to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements and therefore substantial doubt has been alleviated.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As of June 30, 2022, the Company has sufficient cash in hand and the ability to obtain a working capital loan, to meet its obligations as they become due within one year after the date that the financial statement is issued.

F-26

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $8,999 and $761,605 of cash and no cash equivalents as of June 30, 2022, and December 31, 2021, respectively.

Cash Held in Trust Account

On June 30, 2022, and December 31, 2021, the Company has $321,264,378 and $321,015,932 in cash held in the trust account, respectively.

F-27

Net (Loss)/income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net (loss)/income per ordinary share is calculated by dividing the net (loss)/income by the weighted average of ordinary shares outstanding for the respective period. The Company did not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement in the calculation of diluted (loss)/income per share because their exercise is contingent upon future events and since their inclusion would be antidilutive under the treasury stock method.

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss)/income per share for each class of ordinary shares:

	For the three months ended June 30, 2022	For the six months ended June 30, 2022	For the Period from April 26, 2021 (inception) through June 30, 2021
Class B shares outstanding	7,906,250	7,906,250	7,906,250
Class A shares Issued upon IPO	31,625,000	31,625,000	-

Net loss available to shareholders	$240,071	$810,422	$8,529

Two Class Method

	For the three months ended June 30, 2022		For the six months ended June 30, 2022		For the Period from April 26, 2021 (inception) through June 30, 2021
	Class A	Class B	Class A	Class B	Class B
Basic and Diluted net loss per share of common stock:
Numerator:
Allocation of Net loss	$192,057	$48,014	$648,338	$162,084	$8,529
Denominator:
Weighted Average Shares outstanding	31,625,000	7,906,250	31,625,000	7,906,250	7,906,250

Basic and diluted net loss per common stock	$(0.01)	$(0.01)	$(0.02)	$(0.02)	$(0.00)

F-28

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

The equity-linked warrants, both Public and Private warrants, and rights are considered freestanding and outside the scope of ASC 480 as they are not mandatorily redeemable, are exchanged on a fixed 1:1 ratio and do not obligate the Company to repurchase equity shares. The Company concluded that the warrants are equity classified under ASC 815 as the warrants and rights are indexed in the Company’s Class A common stock.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution, which at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

F-29

Class A Ordinary Shares Subject to Possible Redemption

All of the 31,625,000 shares of Class A ordinary shares sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such shares of Class A ordinary shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with our business combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Class A ordinary shares have been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, Fair Value Measurement, (“ASC 820”) approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Level 1 - Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 - Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

The investment in Trust account is measured at Level 1 because the amount is invested in US Treasury securities.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO and were charged to shareholders’ equity upon the completion of the IPO. Offering costs that were charged to stockholders’ equity upon the completion of the IPO amounted to $18,158,033, of which $17,393,750 related to underwriting costs and $764,283 of other offering costs.

F-30

NOTE 3. INITIAL PUBLIC OFFERING

On August 17, 2021, the Company sold 31,625,000 Units at $10.00 per Unit, generating gross proceeds of $316,250,000. Each Unit consists of one of the Company’s Class A ordinary shares, par value $0.0001 per share, and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary shares at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Jefferies have purchased an aggregate of 14,204,375 Private Placement Warrants at a price of $1.00 per warrant, generating total proceeds of $14,204,375 to the Company.

Each Private Placement Warrant is identical to the warrants offered in the Initial Public Offering, except there will be no redemption rights or liquidating distributions from the trust account with respect to Private Placement Warrants, which will expire worthless if the Company does not consummate a Business Combination within the Combination Period.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On April 27, 2021, the Sponsor made a capital contribution of $25,000, or approximately $0.003 per share, to cover certain of the Company’s expenses, for which the Company issued founder shares to the Sponsor such that they currently hold an aggregate of 7,906,250 founder shares.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

Promissory Note - Related Party

On April 27, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing and is payable on the earlier of (i) December 31, 2022, or (ii) the consummation of the Initial Public Offering. As of June 30, 2022, and December 31, 2021, the Company had not drawn on the Note.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors have agreed to loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2022, and December 31, 2021, the Company had no such related party loans outstanding.

There are expenses that are paid by the Sponsor on behalf of the Company. As of June 30, 2022, and December 31, 2021, the Sponsor spent $102,667, which are presented on the balance sheet as a Due to Sponsor.

F-31

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A ordinary shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter’s Agreement

The Company granted the underwriter a 45-day option to purchase up to 4,125,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. Concurrently with the consummation of the IPO, the underwriters exercised the over-allotment option to purchase an additional 4,125,000 units.

The underwriter was paid a cash underwriting discount of 2.00% of the gross proceeds of the Initial Public Offering, or $6,325,000, in connection with the Initial Public Offering. In addition, the underwriter is entitled to a deferred fee of three and half percent (3.50%) of the gross proceeds of the Initial Public Offering, or $11,068,750. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Agreement and Plan of Merger

On December 15, 2021, Founder SPAC, a Cayman Islands exempted company (together with its successors, the “Acquiror”), Ravenclaw Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Acquiror (“Merger Sub”), Ravenclaw Merger Sub Corporation 1, a Delaware corporation and wholly owned subsidiary of the Acquiror (“Merger Sub Inc. 1”), Ravenclaw Merger Sub Corporation 2, a Delaware corporation and wholly owned subsidiary of the Acquiror (“Merger Sub Inc. 2”), Ravenclaw Merger Sub Corporation 3, a Delaware corporation and wholly owned subsidiary of the Acquiror (“Merger Sub Inc. 3” and, together with Merger Sub Inc. 1 and Merger Sub Inc. 2, each a “Blocker Merger Sub”), Boom Clover Business Limited, a British Virgin Islands corporation (“Blocker Company 1”), NZSF Frontier Investments Inc., a Delaware corporation (“Blocker Company 2”), PLC Blocker A LLC, a Delaware limited liability company (“Blocker Company 3” and, together with Blocker Company 1 and Blocker Company 2, each a “Blocker Company” and collectively, the “Blocker Companies”), entered into an agreement and plan of merger (“Merger Agreement”) with Rubicon Technologies, LLC, a Delaware limited liability company.

The Merger agreement contains customary representations, warranties, and covenants by the parties thereto and is subject to certain conditions as further described in the Merger Agreement. In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, Rubicon Technologies and Founder SPAC entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Founder SPAC agreed to issue and sell to such PIPE Investors. As of the date of this subscription agreement, the authorized share capital of the Company consists of (i) 479,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 1,000,000 preference shares, par value $0.0001 per share. As of the date of this Subscription Agreement, (A) 31,625,000 Class A ordinary shares of the Company are issued and outstanding, (B) 7,906,250 Class B ordinary shares of the Company are issued and outstanding, (C) 15,812,500 redeemable public warrants to purchase Class A ordinary shares are issued and outstanding, (D) 14,204,375 private placement warrants to purchase Class A ordinary shares of the Company are issued and outstanding and (E) no preference shares are issued and outstanding. The Founder SPAC Ordinary Shares to be issued under the Subscription Agreements are being issued in private placement transactions pursuant to an exemption from registration requirements of the Securities Act and have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended. Founder SPAC will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the closing of the Business Combination.

NOTE 7. WARRANTS

The Company has accounted for the 30,016,875 warrants in connection with the Initial Public Offering (15,812,500 Public Warrants and 14,204,375 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the consummation of a Business Combination. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

F-32

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has registered our Class A ordinary shares issuable upon exercise of the warrants because the warrants will become exercisable 30 days after the completion of our initial business combination, which may be within one year of this offering. However, because the warrants will be exercisable until their expiration date of up to five years after the completion of our initial business combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of our initial business combination, the Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial business combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Company’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number or Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average trading price of the Class A ordinary shares for the 10 trading days immediately following the date on which the notice of exercise is received by the warrant agent.

Redemption of public warrants when the price per Class A ordinary shares equals or exceeds $18.00. Once the public warrants become exercisable, the Company may redeem the Public Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder and

●	if, and only if, the last reported sale price (the “closing price”) of our Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities-Warrants-Public Warrants”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

F-33

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The exercise price and number of shares of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8 - CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

At June 30, 2022, and December 31, 2021 the Class A ordinary shares subject to possible redemption reflected in the balance sheet is reconciled in the following table:

Gross Proceeds	$316,250,000
Less:
Class A ordinary shares issuance costs	(18,057,563)
Add:
Remeasurement of carrying value to redemption value	22,801,313
Class A ordinary shares subject to possible redemption	$320,993,750

F-34

NOTE 9. STOCKHOLDERS’ DEFICIT

Preferred stock - The Company is authorized to issue 1,000,000 shares of $0.0001 par value preference shares. At June 30, 2022, and December 31, 2021, there were no preferred shares issued or outstanding.

Class A ordinary shares - The Company is authorized to issue up to 479,000,000 shares of Class A, $0.0001 par value ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. At June 30, 2022, and December 31, 2021, there were no shares of Class A ordinary shares issued or outstanding (excluding 31,625,000 shares subject to possible redemption).

Class B ordinary shares - The Company is authorized to issue up to 20,000,000 shares of Class B, $0.0001 par value ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. At June 30, 2022, and December 31, 2021, there were 7,906,250 Class B ordinary shares issued and outstanding.

The shares of Class B ordinary shares will automatically convert into shares of Class A ordinary shares at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A ordinary shares, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B ordinary shares shall convert into shares of Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding shares of Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A ordinary shares issuable upon conversion of all shares of Class B ordinary shares will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of ordinary shares outstanding upon the completion of the Initial Public Offering plus all shares of Class A ordinary shares and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B ordinary shares into an equal number of shares of Class A ordinary shares, subject to adjustment as provided above, at any time.

The Company may issue additional ordinary shares or preference shares to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

NOTE 10. SUBSEQUENT EVENTS

Management of the Company evaluated events that have occurred after the balance sheet date through the date the financial statements were issued. Based upon the review, management did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

On August 2, 2022, the Company held an extraordinary general meeting of shareholders (the “Meeting”). At the Meeting, the Company’s shareholders approved the proposals (collectively, the “Proposals”) including a proposal to approve by ordinary resolution the business combination between Founder and Rubicon (the “Business Combination” and such proposal, the “Business Combination Proposal”).

On August 4, 2022, Founder SPAC (the “FOUN”) and ACM ARRT F LLC, a Delaware limited liability company (“Seller”), entered into an agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”). Pursuant to the terms of the Forward Purchase Agreement, Seller intends, but is not obligated, to purchase (a) Class A ordinary shares, par value $0.0001 per share, of FOUN (the “Shares”) after the date of the Forward Purchase Agreement from holders of Shares (other than FOUN or affiliates of FOUN) who have elected to redeem Shares (such purchased Shares, the “Recycled Shares”) pursuant to the redemption rights set forth in FOUN’s amended and restated memorandum and articles of association (the “Governing Documents”) in connection with the Business Combination (such holders, “Redeeming Holders”) and (b) Shares in an issuance from FOUN at a price per Share equal to the Per-Share Redemption Price (as set forth in Section 1.1 of the Governing Documents) (such Shares, the “Additional Shares” and, together with the Recycled Shares, the “Subject Shares”). In addition, Seller has agreed to purchase 1,000,000 Shares from Redeeming Holders (the “Separate Shares”). The aggregate total Subject Shares will be 15,000,000 (the “Maximum Number of Shares”). Seller also may not beneficially own greater than 9.9% of the Shares on a post-combination pro forma basis. Seller has agreed to waive any redemption rights with respect to any Subject Shares and Separate Shares in connection with the Business Combination. Such waiver may reduce the number of Shares redeemed in connection with the Business Combination, which reduction could alter the perception of the potential strength of the Business Combination.

F-35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members

Rubicon Technologies, LLC

Atlanta, Georgia

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Rubicon Technologies, LLC and subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, members’ (deficit) equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of a Matter

As discussed in Note 17 to the consolidated financial statements, the Company has incurred recurring losses from operations and negative cash flows from operating activities and has a negative working capital and is in member’s deficit. Management’s plans in regard to these matters are also described in Note 17. Our opinion is not modified with respect to this matter.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2013.

Atlanta, Georgia

April 8, 2022

F-36

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2021 AND 2020

(in thousands)

	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$10,617	$6,021
Accounts receivable, net	42,660	45,019
Contract assets	56,984	43,357
Prepaid expenses	6,227	4,290
Other current assets	1,769	2,224
Total Current Assets	118,257	100,911

Property and equipment, net	2,611	2,289
Operating right-of-use assets	3,920	3,884
Other noncurrent assets	4,558	5,535
Goodwill	32,132	32,132
Intangible assets, net	14,163	15,148
Total Assets	$175,641	$159,899

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$47,531	$41,915
Line of credit	29,916	29,373
Accrued expenses	65,538	48,990
Deferred compensation	8,321	1,079
Contract liabilities	4,603	3,993
Operating lease liabilities, current	1,675	1,412
Warrant liabilities	1,380	-
Current portion of long-term debt, net of debt issuance costs	22,666	680
Total Current Liabilities	181,630	127,442

Long-Term Liabilities:
Deferred income taxes	178	1,897
Operating lease liabilities, noncurrent	3,770	4,555
Long-term debt, net of debt issuance costs	51,000	47,024
Other long-term liabilities	367	167
Total Long-Term Liabilities	55,315	53,643
Total Liabilities	236,945	181,085

Commitments and Contingencies (Note 14)

Members’ Equity (Deficit)	(61,304)	(21,186)
Total Liabilities and Members’ Equity (Deficit)	$175,641	$159,899

The accompanying notes to the consolidated financial statements are an integral part of these statements.

F-37

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2021 AND 2020

(in thousands, except unit data)

	2021	2020
Revenue:
Service	$500,911	$490,122
Recyclable commodity	82,139	49,251
Total revenue	583,050	539,373
Costs and Expenses:
Cost of revenue (exclusive of amortization and depreciation):
Service	481,642	471,039
Recyclable commodity	77,030	45,892
Total cost of revenue (exclusive of amortization and depreciation)	558,672	516,931
Sales and marketing	14,457	14,782
Product development	22,485	14,857
General and administrative	52,915	37,754
Amortization and depreciation	7,128	6,450
Total Costs and Expenses	655,657	590,774
Loss from Operations	(72,607)	(51,401)

Other Income (Expense):
Interest earned	2	8
Gain on forgiveness of debt	10,900	-
Loss on change in fair value of warrants	(606)	-
Other expense	(1,055)	(427)
Interest expense	(11,455)	(8,217)
Total Other Expense	(2,214)	(8,636)
Loss Before Income Taxes	(74,821)	(60,037)

Income Tax Benefit	(1,670)	(1,454)
Net Loss	$(73,151)	$(58,583)
Net loss per unit, basic and diluted	$(2.21)	$(1.81)
Weighted-average units used in computing net loss per unit, basic and diluted	33,048,809	32,426,264

The accompanying notes to the consolidated financial statements are an integral part of these statements.

F-38

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 2021 AND 2020

(in thousands)

	Common	Preferred
	Unit Holders	Unit Holders	Total
Balance, January 1, 2020	(116,033)	152,962	36,929
Compensation costs related to incentive units	-	468	468
Net loss	(17,388)	(41,195)	(58,583)
Balance, December 31, 2020	(133,421)	112,235	(21,186)
Compensation costs related to incentive units	-	543	543
Warrants exercised	-	32,490	32,490
Net loss	(20,895)	(52,256)	(73,151)
Balance, December 31, 2021	$(154,316)	$93,012	$(61,304)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

F-39

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2021 AND 2020

(in thousands)

	2021	2020
Cash flows from operating activities:
Net loss	$(73,151)	$(58,583)
Adjustments to reconcile net loss to net cash flows from operating activities:
Amortization and depreciation	7,128	6,450
Amortization of debt issuance costs	1,563	1,319
Bad debt reserve	4,926	4,783
Loss on change in fair value of warrants	606	-
Equity-based compensation	543	468
Phantom unit expense	7,242	271
Gain on forgiveness of debt	(10,900)	-
Deferred income tax benefit	(1,720)	(1,144)
Change in operating assets and liabilities (net of effects of acquisitions):
Accounts receivable	(2,567)	(10,235)
Contract assets	(13,627)	11,731
Other current assets	117	(1,557)
Prepaid expenses	(2,470)	695
Operating lease assets	(36)	716
Accounts payable	5,616	15,099
Accrued expenses	16,670	(863)
Other noncurrent assets	(89)	(601)
Contract liabilities	610	1,114
Operating lease liabilities	(522)	(1,176)
Other liabilities	200	31
Net cash flows from operating activities	(59,861)	(31,482)

Cash flows from investing activities:
Property and equipment purchases	(1,971)	(1,288)
Intangible asset purchases	(2,031)	(218)
Net cash flows from investing activities	(4,002)	(1,506)

Cash flows from financing activities:
Net borrowings (payments) on line of credit	543	(6,578)
Proceeds from long-term debt	42,254	30,778
Repayments of long-term debt	(3,000)	(2,254)
Financing costs paid	(2,771)	(603)
Proceeds from warrant exercise	32,490	-
Payments of deferred offering costs	(1,057)	-
Net cash flows from financing activities	68,459	21,343

Net change in cash and cash equivalents	4,596	(11,645)
Cash, beginning of year	6,021	17,666
Cash, end of year	$10,617	$6,021

Supplemental disclosure of cash flow information:
Cash paid for interest	$8,366	$6,413
Fair value of warrants issued as debt discount	773	-

The accompanying notes to the consolidated financial statements are an integral part of these statements.

F-40

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 1—Nature of operations and summary of significant accounting policies

Description of Business – Rubicon Technologies, LLC is a digital marketplace for waste and recycling services and provides cloud-based waste and recycling solutions to businesses and governments. Rubicon’s sustainable waste and recycling solutions provide comprehensive management of customers’ waste streams through a platform that powers a modern, digital experience and delivers data-driven insights and transparency for the customers and hauling and recycling partners.

Rubicon provides consultation and management services to customers for waste removal, waste management, logistics, and recycling solutions. Consultation and management services include planning, consolidation of billing and administration, cost savings analyses, and vendor performance monitoring and management. The combination of Rubicon’s technology and services provides a holistic audit of customer waste streams. Rubicon also provides logistics services and markets and resells recyclable commodities.

The operations presented in these consolidated financial statements include the operations of Rubicon Technologies, LLC and subsidiaries for the years ended December 31, 2021 and 2020. Operations for the years ended December 31, 2021 and 2020 were primarily through Rubicon Global, LLC.

Rubicon Technologies, LLC and all subsidiaries are hereafter referred to as “Rubicon” or the “Company.”

Principles of Consolidation – The consolidated financial statements include the accounts of Rubicon Technologies, LLC; Rubicon Global, LLC; Charter Waste Management, Inc.; RiverRoad Waste Solutions, Inc.; Rubicon Technologies International, Inc. and Rubicon Technologies Germany UG; and one inactive subsidiary. All significant intercompany and related accounts and transactions have been eliminated.

Segments – The Company operates in one operating segment. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and assessing performance. The Company’s CODM role is fulfilled by the Executive Leadership Team (“ELT”), who allocates resources and assesses performance based upon consolidated financial information.

Basis of Accounting – The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Financial Accounting Standards Board (“FASB”) has established the FASB Accounting Standards Codification (“ASC”) as the single source of authoritative U.S. GAAP.

Use of Estimates – The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of any contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition – In accordance with the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), the Company recognizes revenue when it transfers control of the promised goods or services to customers, in an amount that reflects the consideration it expects to receive in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, estimates may be required, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, and allocating the transaction price to each separate performance obligation.

Pursuant to ASC 606, the Company applies the following five-step model:

1.	Identify the contract(s) with a customer.

2.	Identify the performance obligation(s) in the contract.

F-41

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

3.	Determine the transaction price.

4.	Allocate the transaction price to the performance obligations in the contract.

5.	Recognize revenue when (or as) the Company satisfies a performance obligation.

The Company recognizes service revenue over time, consistent with efforts performed and when the customer simultaneously receives and consumes the benefits provided by the Company’s services. The Company recognizes recyclable commodity revenue point in time when the ownership, risks and rewards transfer. The Company derives its revenue from waste removal, waste management and consultation services, software subscriptions, and the purchase and sale of recyclable commodities.

Service Revenue:

Service revenues are primarily derived from long-term contracts with waste generator customers including multiple promises delivered through the Company’s digital marketplace platform. The promises include waste removal, consultation services, billing administration and consolidation, cost savings analyses, and vendor procurement and performance management, each of which constitutes an input to the combined service managed through the digital platform. The digital platform and services are highly interdependent, and accordingly, each contractual promise is not considered a distinct performance obligation in the context of the contract and is combined into a single performance obligation. In general, fees are invoiced, and revenue is recognized over time as control is transferred. Revenue is measured as the amount of consideration the Company expects to receive in exchange for providing the service. The Company invoices for certain services prior to performance. These advance invoices are included in contract liabilities and recognized as revenue in the period service is provided.

Service revenues also include software-as-a service subscription, maintenance, equipment and other professional services, which represent separate performance obligations. Once the performance obligations and the transaction price are determined, including an estimate of any variable consideration, the Company then allocates the transaction price to each performance obligation in the contract using a relative standalone selling price method. The Company determines standalone selling price based on the price at which the good or service is sold separately.

Recyclable Commodity Revenue:

The Company recognizes recyclable commodity revenue through the purchase and sale of old corrugated cardboard (OCC), old newsprint (ONP), aluminum, glass, pallets, and other recyclable materials at market prices. The Company purchases recyclable commodities from certain waste generator customers and sells the recyclable materials to recycling and processing facilities. Revenue recognized under these agreements is variable in nature based on the market, type and volume or weight of the materials sold. The amount of revenue recognized is based on commodity prices at the time of sale, which are unknown at contract inception. Fees are billed, and revenue is recognized at a point in time when control is transferred to the recycling and processing facilities.

Management reviews contracts and agreements the Company has with its waste generator customers and hauling and recycling partners and performs an evaluation to consider the most appropriate manner in accordance with ASC 606-10, Revenue Recognition: Principal Agent Considerations, by which revenue is presented within the consolidated statements of operations.

Judgment is required in evaluating the presentation of revenue on a gross versus net basis based on whether the Company controls the service provided to the end-user and are the principal in the transaction (gross), or the Company arranges for other parties to provide the service to the end-user and are the agent in the transaction (net). Management concluded that Rubicon is the principal in most arrangements as the Company controls the waste removal service and are the primary obligor in the transactions.

F-42

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Cost of Revenue, exclusive of amortization and depreciation – Cost of service revenues primarily consists of expenses related to delivering the Company’s service and providing support, including third-party hauler costs, costs of data center capacity, certain fees paid to various third parties for the use of their technology, services and data, and employee-related costs such as salaries and benefits.

Cost of recyclable commodity revenues primarily consists of expenses related to purchase of old corrugated cardboard (OCC), old newsprint (ONP), aluminum, glass, pallets and other recyclable materials, and any associated transportation fees.

The Company recognizes the cost of revenue exclusive of any amortization or depreciation expenses, which are recognized in operating expense on the consolidated statements of operations.

Cash and Cash Equivalents – The Company considers all highly liquid investments purchased with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash in bank deposit accounts, which at times exceed the Federal Deposit Insurance Corporation insurance limits. The Company has not experienced losses in such accounts and does not believe it is exposed to any significant credit risk.

Accounts Receivable – Accounts receivable consists of trade accounts receivable for services provided to customers. Accounts receivable is stated at the amount the Company expects to collect. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. Past-due balances and other higher-risk amounts are reviewed individually for collectability. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to operations and a credit to an allowance for doubtful accounts. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the allowance and a credit to accounts receivable. As of December 31, 2021 and 2020, the allowance for doubtful accounts was $8.6 million and $7.1 million, respectively.

Contract Balances – The Company recognizes revenue when services are performed, and corresponding performance obligations are satisfied. Timing of invoicing to customers may differ from the timing of revenue recognition and these timing differences result in contract assets (unbilled accounts receivables) or contract liabilities (deferred revenue) on the Company’s consolidated balance sheets.

Contract assets represent the Company’s right to consideration based on satisfied performance obligations from contracts with customers but have not yet been billed to the customer. Accounting for contract assets requires estimates and assumptions regarding the quantity of waste collected by their vendors. The Company estimates quantities using historical transaction and market data based on the waste stream composition, equipment type, and equipment size.

The changes in contract assets during 2021 and 2020 were follows (in thousands):

Balance, January 1, 2020	$55,088
Invoiced to customers in the current period	(56,892)
Changes in estimate related to prior period	1,804
Estimated accrual related to current period	43,357
Balance, December 31, 2020	43,357
Invoiced to customers in the current period	(43,513)
Changes in estimate related to prior period	156
Estimated accrual related to current period	56,984
Balance, December 31, 2021	$56,984

F-43

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Contract liabilities consists of amounts collected prior to having satisfied the performance obligation. The Company periodically invoices customers for recurring front load services in advance on a monthly basis. During the year ended December 31, 2021, the Company recognized $4.0 million of revenue that was included in the contract liabilities balance as of December 31, 2020. During the year ended December 31, 2020, the Company recognized $2.9 million of revenue that was included in the contract liabilities balance as of December 31, 2019.

Accrued Hauler Expenses – The Company recognizes hauler costs and the cost of recyclable products when services are performed. Accounting for accrued hauler costs and the cost of recyclable products requires estimates and assumptions regarding the quantity of waste collected by their vendors. The Company estimates quantities using historical transaction and market data based on the waste stream composition, equipment type, and equipment size. Accrued hauler expenses are presented within accrued expenses on the consolidated balance sheets.

The changes in accrued hauler expenses during 2021 and 2020 were follows (in thousands):

Balance, January 1, 2020	$41,339
Invoiced by vendors in the current period	(43,288)
Changes in estimate related to prior period	1,949
Estimated accrual related to current period	37,429
Balance, December 31, 2020	37,429
Invoiced by vendors in the current period	(37,726)
Changes in estimate related to prior period	297
Estimated accrual related to current period	49,607
Balance, December 31, 2021	$49,607

Fair Value Measurements – In accordance with U.S. GAAP, the Company groups its financial assets and financial liabilities at fair value in three levels, based on the markets in which the financial assets and financial liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 – Valuations for financial assets and financial liabilities traded in active exchange markets, such as the New York Stock Exchange.

Level 2 – Valuations are obtained from readily available pricing sources via independent providers for market transactions involving similar financial assets and financial liabilities.

Level 3 – Valuations for financial assets and financial liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models, and similar techniques and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such financial assets or financial liabilities.

The compensation costs recorded in conjunction with phantom units issued under the terms of the Company’s Unit Appreciation Rights Plan are recorded at fair value and remeasured periodically based on the then assessed fair value and adjusted if necessary. The increases or decreases in the fair value of phantom units are based on the number of units granted, forfeited, and vested during the period along with changes in the Company’s fair market value. As the fair value measure is based on significant inputs that are not observable in the market, it is categorized as Level 3.

The contingent consideration and earnout liabilities related to business combinations are recorded at fair value and remeasured periodically based on the then assessed fair value and adjusted if necessary. The increases or decreases in the fair value are based on significant inputs that are not observable in the market and are categorized as Level 3.

F-44

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Property and Equipment – Property and equipment are stated at cost; additions and major improvements are capitalized, while regular maintenance and repairs are expensed as incurred. Depreciation is calculated using the straight-line method based on the estimated useful lives of the related assets.

Lives used for depreciation calculations are as follows:

Computers, equipment and software	3-5 years
Furniture and fixtures	3-5 years
Customer equipment	3-10 years
Leasehold improvements	Lesser of useful life or remaining lease term

Leases – The Company determines if an arrangement is a lease at inception and classifies its leases at commencement. Operating leases are included in operating lease right-of-use (“ROU”) assets and current and noncurrent operating lease liabilities on the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term. The corresponding lease liabilities represent its obligation to make lease payments arising from the lease. The Company does not recognize ROU assets or lease liabilities for leases with a term of 12 months or less for any asset classes.

Lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement, net of any future tenant incentives. The Company’s lease terms may include options to extend or terminate the lease. Periods beyond the noncancelable term of the lease are included in the measurement of the lease liability when it is reasonably certain that the Company will exercise the associated extension option or waive the termination option. The Company reassesses the lease term if and when a significant event or change in circumstances occurs within the control of the Company. As most of the Company’s leases do not provide an implicit rate, the net present value of future minimum lease payments is determined using the Company’s incremental borrowing rate. The Company’s incremental borrowing rate is an estimate of the interest rate the Company would have to pay to borrow on a collateralized basis with similar terms and payments.

The lease ROU asset is recognized based on the lease liability, adjusted for any rent payments or initial direct costs incurred or tenant incentives received prior to commencement. Lease expenses for minimum lease payments for operating leases are recognized on a straight-line basis over the lease term.

The Company has entered into subleases or has made decisions and taken actions to exit and sublease certain unoccupied leased office space. Similar to the Company’s other long-lived assets, management tests ROU assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. For leased assets, such circumstances would include the decision to leave a leased facility prior to the end of the minimum lease term or subleases for which estimated cash flow do not fully cover the costs of the associated lease.

Deferred Offering Costs – Offering costs, consisting of legal, accounting, printer and filing fees related to the Mergers (as defined in Note 17), are deferred and will be offset against proceeds from the Mergers upon consummation of the transactions. In the event the transactions are terminated, all deferred offering costs would be expensed at that time. Deferred offering costs capitalized as of December 31, 2021 and 2020 were $1.1 million and $-0-, respectively, and included in other noncurrent assets on the consolidated balance sheets.

Advertising – Advertising expenses are charged to income as incurred. The total advertising costs were $1.5 million and $2.1 million for the years ended December 31, 2021 and 2020, respectively. Advertising costs are included in selling, general, and administrative expenses on the consolidated statements of operations.

F-45

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Goodwill and Intangible Assets – Goodwill represents the excess of the purchase price over fair value of net assets acquired. Goodwill and intangible assets determined to have an indefinite useful life at acquisition are not amortized, but instead tested for impairment at least annually. Any intangible assets with estimated useful lives are amortized over their respective estimated useful lives to their residual values and reviewed for impairment in accordance with accounting standards. The customer and hauler relationship assets are being amortized on a straight-line basis over a period ranging from two to eight years.

The Company evaluates and tests the recoverability of its goodwill for impairment at least annually during its fourth quarter of each fiscal year or more often if and when circumstances indicate that goodwill may not be recoverable.

During the years ended December 31, 2021 and 2020, the Company considered the impacts of the COVID-19 pandemic as qualitative factors in the annual goodwill impairment test. Based on the cumulative evidence, management concluded the qualitative indicators did not meet the more likely than not threshold; thus, no impairment losses were recorded for the years ended December 31, 2021 and 2020.

Impairment of Long-Lived Assets – In accordance with U.S. GAAP, long-lived assets such as property and equipment, including intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company determined there were no impairment charges during 2021 or 2020.

Debt Issuance Costs – Debt issuance costs related to term loans are capitalized and reported net of the current and long-term debt. The Company amortizes debt issuance costs to interest expense on the term loan using the effective interest method over the life of the debt agreement. Debt issuance costs related to lines of credit are capitalized and reported as a prepaid asset and are amortized to interest expense on a straight-line basis over the life of the debt agreement.

Customer Acquisition Costs – The Company makes certain expenditures related to acquiring contracts for future services. These expenditures are capitalized and amortized in proportion to the expected future revenue from the customer, which in most cases results in straight-line amortization over the life of the customer. Amortization of these customer incentive costs is presented within amortization and depreciation on the consolidated statements of operations. Total customer acquisition costs capitalized for the years ended December 31, 2021 and 2020 totaled $-0- and $0.5 million, respectively, and are included in other current assets and other noncurrent assets on the consolidated balance sheets. Total amortization of these capitalized costs was $2.5 million and $1.5 million for the years ended December 31, 2021 and 2020, respectively.

Net loss per common unit – The Company calculates its basic and diluted net loss per common unit in conformity with the two-class method required for companies with participating securities. All series of convertible preferred units are considered to be participating securities as the holders of the preferred units are entitled to receive distributions on a pro rata pari passu basis. Under the two-class method, in periods when the Company has net income, net income attributable to common unit holders is determined by allocating undistributed earnings, calculated as net income less current period convertible preferred unit non-cumulative dividends, between common units and the preferred units. In computing diluted net income attributable to common unit holders, undistributed earnings are re-allocated to reflect the potential impact of dilutive securities. The Company’s basic net loss per unit attributable to common unit holders is calculated by dividing the net loss attributable to common unit holders by the weighted-average number of common units outstanding for the period.

The diluted net loss per unit attributable to common unit holders is computed by giving effect to all potential dilutive common unit equivalents outstanding for the period. The dilutive effect of these potential common units is reflected in diluted earnings per unit by application of the treasury stock method. The dilutive effect of outstanding warrants is reflected in diluted earnings per unit by application of the if-converted method. For purposes of this calculation, unvested incentive units and any outstanding warrants have been excluded from the calculation of diluted net loss per common unit as their effect is anti-dilutive.

F-46

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Income Taxes – As a limited liability company, Rubicon Technologies, LLC is a non-taxpaying entity for federal income tax purposes. Accordingly, its taxable income or losses are allocated to members based on the provisions of the operating agreement and are included in the members’ income tax returns. Similar provisions apply for state income tax purposes.

The consolidated financial statements include a provision for income taxes related to the RiverRoad Waste Solutions, Inc. (“RiverRoad”), one of Rubicon Technologies, LLC’s subsidiaries which is organized as a C-Corporation. RiverRoad is subject to both state and federal income tax, and both the state and federal tax obligations associated with RiverRoad are reflected in the accompanying consolidated balance sheets as a component of accrued liabilities.

The Company accounts for income taxes using the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. The Company has adopted guidance issued by the FASB that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by taxing authorities. The Company recognizes interest and penalties related to income tax matters, including those related to uncertain tax positions, in income tax expense.

Under the guidance, the Company first determines whether it would more likely than not sustain its position if it were analyzed with full knowledge of all the relevant facts and other information. For those tax positions that meet this threshold, the Company measures the amount of tax benefit based on the largest amount of tax benefit that the Company has a greater than 50% chance of realizing in a final settlement with the relevant authority. Those tax positions failing to qualify for initial recognition are recognized in the first interim period in which they meet the more likely than not standard, or are resolved through negotiation or litigation with the taxing authority, or upon expiration of the statute of limitations. At December 31, 2021 or 2020, the Company has no tax positions that meet this threshold and, therefore, has not recognized any adjustments.

Note 2—Recent accounting pronouncements

Accounting pronouncements adopted during 2021

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017- 04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, simplifying the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test. Under current guidance, Step 2 of the goodwill impairment test requires entities to calculate the implied fair value of goodwill in the same manner as the amount of goodwill recognized in a business combination by assigning the fair value of a reporting unit to all of the assets and liabilities of the reporting unit. The carrying value in excess of the implied fair value is recognized as goodwill impairment. Under the new standard, goodwill impairment is recognized based on Step 1 of the current guidance, which calculates the carrying value in excess of the reporting unit’s fair value. The Company adopted this ASU as of January 1, 2021. The adoption did not have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplified the accounting for income taxes. The new accounting guidance removes (i) the exception to the incremental approach for intra-period tax allocations when there is a loss from continuing operations and income or gain from other items such as discontinued operation or other comprehensive income, (ii) the exception to the requirement to recognize a deferred tax liability for equity method investments when a foreign subsidiary becomes an equity method investment, (iii) the exception to the ability not to recognize a deferred tax liability for a foreign subsidiary when a foreign equity method investment becomes a subsidiary, and (iv) the exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year.

F-47

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

The new accounting guidance also simplifies the accounting for income taxes by (i) requiring an entity to recognize franchise tax that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, (ii) requiring that an entity evaluate when a step up in the tax basis of goodwill should be considered part of the business combination in which the book goodwill was originally recognized and when it should be considered a separate transaction, (iii) specifying that an entity is not required to allocate the consolidated amount of current and deferred tax expense to a legal entity that is not subject to tax in its separate financial statements, (iv) requiring that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date, and (v) making minor Codification improvements for income taxes related to employee stock ownership plans and investments in qualified affordable housing projects accounted for using the equity method. The Company adopted this ASU as of January 1, 2021. The adoption did not have a material impact on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 addresses the risks from the discontinuation of the London Interbank Offered Rate (LIBOR) and provides optional expedients and exceptions to contracts, hedging relationships and other transactions that reference LIBOR if certain criteria are met. This ASU is effective and may be applied beginning March 12, 2020 through December 31, 2022. The Company adopted this ASU as of October 15, 2021, in connection with the amendments of the Revolving Credit Facility and the Term Loan agreement (see Note 4). The adoption did not have a material impact on the Company’s consolidated financial statements.

Accounting pronouncements issued, but not adopted as of December 31, 2021

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans, and available-for-sale debt securities. ASU 2016-13 is effective for the Company at the beginning of 2023, with early adoption permitted. The Company is currently evaluating the impact this ASU will have on the Company’s consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combination (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, Revenue from Contracts with Customers. ASU 2021-08 will be effective for the Company at the beginning of 2024 on a prospective basis, with early adoption permitted. The Company is currently evaluating the impact of this ASU will have on the Company’s consolidated financial statements.

Note 3—Property and equipment

Property and equipment, net is comprised of the following at December 31 (in thousands):

	2021	2020
Computers, equipment and software	$2,968	$2,431
Customer equipment	1,122	913
Furniture and fixtures	1,570	1,130
Leasehold improvements	3,769	3,020
	9,429	7,494
Less accumulated amortization and depreciation	(6,818)	(5,205)
Property and equipment, net	$2,611	$2,289

Property and equipment amortization and depreciation expenses for the years ended December 31, 2021 and 2020 totaled $1.6 million and $1.6 million, respectively.

F-48

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 4—Debt

Revolving Credit Facility – On December 14, 2018, the Company entered into a $60.0 million “Revolving Credit Facility” secured by all assets of the Company including accounts receivable, intellectual property, and general intangibles. The loan’s original maturity was December 31, 2021 and bears an interest rate of LIBOR plus 4.50% (6.00% and 6.00% at December 31, 2021 and 2020, respectively). On February 27, 2020, the Company amended the Revolving Credit Facility extending the maturity date to December 31, 2022. On March 24, 2021, the Company amended the Revolving Credit Facility which modified the calculation of qualified billed and unbilled receivables. The amendment incrementally increased the qualified unbilled receivables resulting in additional availability on the Revolving Credit Facility. On October 15, 2021, the Company amended the Revolving Credit Facility, adding terms permitting the Company to enter into additional subordinated loan agreements. The borrowing capacity is calculated based on qualified billed and unbilled receivables. The fee on the average daily balance of unused loan commitments is 0.70%. Interest and fees are payable monthly with principal due upon maturity. In accordance with ASC 470-50, Debt – Modifications and Extinguishments, it was determined that the Revolving Credit Facility amendments were considered a debt modification.

The Revolving Credit Facility requires a lockbox arrangement, which provides for receipts to be swept daily to reduce borrowings outstanding at the discretion of the lender. This arrangement, combined with the existence of the subjective acceleration clause in the “Line of Credit” agreement, necessitates the Line of Credit be classified as a current liability on the consolidated balance sheets. The acceleration clause allows for amounts due under the facility to become immediately due in the event of a material adverse change in the Company’s business condition (financial or otherwise), operations, properties or prospects, change of management, or change in control. As of December 31, 2021, the Company’s total outstanding borrowings under the Line of Credit were $29.9 million and $23.0 million remained available to draw. As of December 31, 2020, the Company’s total outstanding borrowings under the Line of Credit were $29.4 million and $21.3 million remained available to draw. The Revolving Credit Facility is subject to certain financial covenants. As of December 31, 2021, the Company was in compliance with these financial covenants.

The Company capitalized a total of $1.9 million in deferred debt charges related to the Revolving Credit Facility for its origination and subsequent amendments, which have been recorded to prepaid expenses in the consolidated balance sheet and are expensed over the term of the Revolving Credit Facility. Amortization of deferred debt charges were $0.5 million and $0.6 million for the years ended December 31, 2021 and 2020, respectively.

Term Loan Facilities – On March 29, 2019, the Company entered into a $20.0 million “Term Loan” agreement secured by a second lien on all assets of the Company including accounts receivable, intellectual property and general intangibles. The Term Loan bore an interest rate of LIBOR plus 9.00% with the maturity date of the earlier of March 29, 2024 or the maturity date of the Revolving Credit Facility. The Company capitalized $1.2 million in deferred debt charges related to the Term Loan agreement.

On February 27, 2020, the Company amended the Term Loan agreement, increasing the principal amount of the facility to $40.0 million. The amended term loan bears an interest rate of LIBOR plus 9.50% and includes covenants for minimum qualified billed and unbilled receivables. In accordance with ASC 470-50, Debt – Modifications and Extinguishments, it was determined that this Term Loan amendment was considered a debt modification. The Company capitalized an additional $0.6 million in deferred debt charges related to the amendment.

On March 24, 2021, the Company amended the Term Loan agreement, increasing the principal amount of the facility to $60.0 million and deferring principal payments to July 2021. The Company committed to minimum equity raise of $100.0 million, which if not completed by July 31, 2021, could require the use of available funds under the Line of Credit as term loan collateral by an amount up to $20.0 million. In accordance with ASC 470-50, Debt – Modifications and Extinguishments, it was determined that this Term Loan amendment was considered a debt modification. The Company capitalized an additional $0.8 million in deferred debt charges related to the amendment.

F-49

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

On October 15, 2021, the Company amended the Term Loan agreement, adding terms permitting the Company to enter into additional subordinated loan agreements. The amendment also modified the qualified equity contributions requirement of $100.0 million by July 31, 2021 to $50.0 million during the period after October 15, 2021 and on or prior to February 28, 2022. Since the Mergers (see Note 17) had not consummated on or prior to February 28, 2022, the Company did not meet the amended qualified equity contributions requirement. The lender has temporarily waived the requirement to use the available funds under the Line of Credit as term loan collateral through June 30, 2022 while the Company and the lender negotiate a term loan amendment. The Company does not believe that any term loan collateral reduction corresponding to the qualified equity contribution would impact the Company’s ability to meet its liquidity requirements over the next twelve months. Pursuant to the amended Term Loan agreement, on October 15, 2021, the Company entered into warrant agreements and issued common unit purchase warrants (see Note 9). In accordance with ASC 470-50, Debt – Modifications and Extinguishments, it was determined that this Term Loan amendment was considered a debt modification. The Company capitalized an additional $1.3 million in deferred debt charges related to the amendment.

Amortization of deferred debt charges related to the Term Loan agreement was $1.0 million and $0.7 million for the years ended December 31, 2021 and 2020, respectively.

On December 22, 2021, the Company entered into a $20.0 million “Subordinated Term Loan” agreement secured by a third lien on all assets of the Company including accounts receivable, intellectual property and general intangibles. The Subordinated Term Loan matures on December 22, 2022 and bears an interest rate of 15.00%. Pursuant to the Subordinated Term Loan agreement, the Company entered into warrant agreements and issued common unit purchase warrants (see Note 9). The Company capitalized $1.5 million in deferred debt charges that are expensed over the term of the Subordinated Term Loan agreement. Amortization of deferred debt charges related to the Subordinated Term Loan agreement was insignificant for the year ended December 31, 2021 and $-0- for the years ended December 31, 2020.

Components of long-term debt were as follows (in thousands):

	As of December 31,
	2021	2020
Term loan balance	$77,000	$48,524
Less unamortized loan origination costs	(3,334)	(820)
Total borrowed	73,666	47,704
Less short-term loan balance	(22,666)	(680)
Long-term loan balance	$51,000	$47,024

At December 31, 2021, the future aggregate maturities of long-term debt are as follows (in thousands):

Schedule of Maturities of Long-term Debt
Fiscal Years Ending December 31,
2022	$26,000
2023	6,000
2024	45,000
Total	$77,000

F-50

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

PPP Loans – In 2020, the Company received loans under the Paycheck Protection Program for an amount totaling $10.8 million, which was established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the Small Business Administration (“SBA”). The PPP Loans had a maturity date of 2 years from the initial disbursement and carry an interest rate of 1% per year. The application for the PPP Loan required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operation of the Company. This certification further required the Company to consider current business activity and ability to access other sources of liquidity sufficient to support the ongoing operations in a manner that was not significantly detrimental to the business. The receipt of the funds from the PPP Loans and the forgiveness of the PPP Loans were dependent on the Company having initially qualified for the PPP Loans and qualifying for the forgiveness of such PPP Loans based on funds being used for certain expenditures such as payroll costs and rent, as required by the terms of the PPP Loans.

The Company elected to repay $2.3 million of the PPP Loans during the year ended December 31, 2020. The SBA forgave the PPP loans in the full amount of $10.8 million along with associated accumulated interest during the year ended December 31, 2021, which resulted in a refund of $2.3 million the Company had repaid in 2020. The Company recognized $10.9 million to gain on forgiveness of debt on the consolidated statements of operations for the year ended December 31, 2021. The PPP Loan balances totaled $-0- and $8.5 million as of December 31, 2021 and 2020, respectively, and are presented in long-term debt on the consolidated balance sheets. Presently, the SBA and other government communications have indicated that all loans in excess of $2.0 million will be subject to audit and that those audits could take up to seven years to complete. If the SBA determines that the PPP Loans were not properly obtained and/or expenditures supporting forgiveness were not appropriate, the Company would be required to repay some or all of the PPP Loans and record additional expense which could have a material adverse effect on the Company business, financial condition and results of operations in a future period.

Interest expense related to the Revolving Credit Facility, Term Loan Facilities, and PPP Loans was $11.5 million and $8.2 million for the years ended December 31, 2021 and 2020, respectively.

Note 5—Accrued expenses

Accrued expenses consist of the following at December 31 (in thousands):

	2021	2020
Accrued hauler expenses	$49,607	$37,429
Accrued compensation	9,656	8,783
Accrued income taxes	3	61
Other accrued expenses	6,272	2,717
	$65,538	$48,990

F-51

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 6—Goodwill and other intangibles

The Company holds certain intangible assets recorded in accordance with the accounting policies disclosed in Note 1. Intangible assets consisted of the following (in thousands):

	December 31, 2021
	Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade Name	5	$728	$(728)	$-
Customer and hauler relationships	2 to 8	20,976	(9,582)	11,394
Non-competition agreements	3 to 4	550	(487)	63
Technology	3	3,178	(1,307)	1,871
		25,432	(12,104)	13,328
Domain Name	Indefinite	835	-	835
		$26,267	$(12,104)	$14,163

	December 31, 2020
	Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade Name	5	$728	$(719)	$9
Customer and hauler relationships	2 to 8	20,976	(7,023)	13,953
Non-competition agreements	3 to 4	550	(349)	201
Technology	3	1,197	(997)	200
		23,451	(9,088)	14,363
Domain Name	Indefinite	785	-	785
		$24,236	$(9,088)	$15,148

Amortization of these intangible assets for the years ended December 31, 2021 and 2020 was $3.0 million and $3.3 million, respectively, and future amortization expense is as follows (in thousands):

Fiscal Years Ending December 31,
2022	$3,282
2023	3,220
2024	3,110
2025	2,559
2026	1,157
Future amortization of intangible assets	$13,328

Goodwill represents the excess of the purchase price in a business combination over the fair value of net assets acquired. Goodwill amounts are not amortized but are tested for impairment at least annually during the fourth quarter. The carrying amounts of goodwill were as follows (in thousands):

Balance at January 1, 2020	$32,132
Balance at December 31, 2020	$32,132
Balance at December 31, 2021	$32,132

F-52

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 7—Leases

The Company leases its office facilities under operating lease agreements expiring through 2031. While each of the leases includes renewal options, the Company has only included the base lease term in its calculation of lease assets and liabilities as it is not reasonably certain to utilize the renewal options. The Company does not have any finance leases.

Balance sheet information related to operating leases is as follows (in thousands):

	As of December 31,
	2021	2020
Assets
Right-of-use assets	$3,920	$3,884

Liabilities
Current lease liabilities	1,675	1,412
Non-current lease liabilities	3,770	4,555
Total liabilities	$5,445	$5,967

Lease expense information related to operating leases is as follows (in thousands):

	2021	2020
Lease expense
Operating lease expense	$1,507	$1,479
Short-term lease expense	601	586
Less: Sublease income	(802)	(605)
Total lease expense	$1,306	$1,460

Lease expenses are included in “General and administrative” expenses on the Company’s consolidated statements of operations. The impact of the Company’s leases on the consolidated statement of cash flows is presented in the operating activities section, which mainly consisted of cash paid for operating lease liabilities of approximately $2.0 million and $1.9 million during the years ended December 31, 2021 and 2020, respectively.

As of December 31, 2021 and 2020, operating leases had weighted-average remaining lease terms of approximately 4.6 years and 3.5 years, respectively, and a weighted-average discount rate of 11.43% and 11.50%, respectively, to measure operating lease liabilities.

The following table presents information regarding the maturities of the undiscounted remaining operating lease payments, with a reconciliation to the amount of the liabilities representing such payments as presented on the December 31, 2021 consolidated balance sheet (in thousands).

Years Ending December 31,
2022	$2,224
2023	2,276
2024	1,228
2025	151
2026	152
Thereafter	732
Total minimum lease payments	6,763
Less: Imputed interest	(1,318)
Total operating lease liabilities	$5,445

Operating lease amounts above do not include sublease income. The Company has entered into a sublease agreement with a third party. Under the agreement, the Company expects to receive sublease income of approximately $1.9 million over the next three years.

F-53

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 8—Members’ equity (deficit)

	Authorized		Held by Members
	as of December 31,		as of December 31,
	2021	2020	2021	2020
Common units	34,438,298	34,438,298	9,440,108	9,440,108
Series A Preferred	4,834,906	4,834,906	4,834,906	4,834,906
Series B Preferred	6,820,450	6,820,450	6,774,923	6,774,923
Series C Preferred	3,142,815	3,142,815	3,141,500	3,141,500
Series D Preferred	2,816,403	2,816,403	2,787,707	2,787,707
Series E Preferred	7,451,981	7,451,981	6,530,128	5,447,120
	59,504,853	59,504,853	33,509,272	32,426,264

The founding member holds 8,278,000 common units.

During 2021, the Company received $32.5 million from warrant holders in exchange for 1,083,008 Series E preferred units.

Under the terms of the LLC Operating Agreement (“Agreement”), allocations of profits, losses, capital gains, and distributions are in the following priorities:

Profits and Losses – After giving effect to any required regulatory allocations, net profits and net losses (and to the extent necessary, individual items of income, gain, loss, deduction, or credit) of the Company shall be allocated to and among the members in a manner such that, as of the end of each allocation period, the sum of (i) the capital account of each member, (ii) each member’s share of partnership minimum gain (as determined in accordance with Treasury Regulations Section 1.704-2(g)), and (iii) each member’s partner nonrecourse debt minimum gain, shall be equal, as nearly as possible, to the respective net amounts that would be distributed to such member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their book value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the book value of the assets securing such liability), and the net assets of the Company were distributed in accordance with the Agreement to the members immediately after making such allocations.

Distributions – Distributable cash from operations shall be distributed to the members as follows:

First, to members for tax distributions based on the highest applicable individual income tax rate applied to the allocation of net taxable income.

Second, to preferred unit holders on a pro rata basis until each preferred unit holder has received aggregate distributions in full repayment of their capital contributions.

Last, to preferred and common unit holders pro rata according to the number of units held by each member.

The Agreement also contains provisions governing the sale of the founding member’s interest in certain circumstances. The Agreement also provides for certain limitations of liability of operating managers upon good faith distributions of funds in accordance with the Agreement and limits each member’s liability to their respective capital contribution.

F-54

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 9—Warrants

Series E Warrants – As part of the pre-funding Series E raise during 2018, the Company issued to the Series E unit holders a total of 844,000 Series E warrants, providing a right to purchase one unit each of Series E units at a price of $30.00 per unit any time prior to the third anniversary of the grant date. Grant dates ranged from April 30, 2018 to October 29, 2018. The Series E warrants were evaluated at issuance and were determined to be equity classified.

During 2019, the Company issued to the Series E unit holders a total of 240,725 Series E warrants, providing a right to purchase one unit each of Series E units at a price of $30.00 per unit any time prior to the second anniversary of the grant date. Grant dates ranged from July 9, 2019 to August 30, 2019. The Series E warrants were evaluated at issuance and were determined to be equity classified.

During 2021, the Company received $32.5 million from warrant holders in exchange for 1,083,008 Series E preferred units.

The following table summarizes equity-classified warrant activity as of and for the years ended December 31, 2021 and 2020:

	Number	Weighted Average Exercise Price Per Warrant
Outstanding – January 1, 2020	1,084,725	30.00
Granted	-	-
Exercised	-	-
Expired	-	-
Outstanding - December 31, 2020	1,084,725	30.00
Granted	-	-
Exercised	(1,083,008)	30.00
Expired	(1,717)	30.00
Outstanding - December 31, 2021	-	$-

Warrant Liabilities – Pursuant to the amended Term Loan agreement entered on October 15, 2021 (see Note 4), the Company concurrently entered into warrant agreements and issued common unit purchase warrants, which granted the lender the right to purchase up to 62,003 units of the Company’s common units at the exercise price of $0.01 any time prior to the earlier of the tenth anniversary of the issuance date of October 15, 2021, or certain triggering events, including a sale of the Company, the Company’s initial public offering and a merger between the Company and a special purpose acquisition company (“SPAC”), where the warrants are fully redeemed or exchanged. The Company determined that the warrants required liability classification pursuant to ASC 480 Distinguishing Liabilities from Equity. As such, the outstanding warrants are recognized as warrant liabilities on the consolidated balance sheets and were measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income (expense) on the consolidated statements of operations. The Company measured the fair value of the warrants at issuance and December 31, 2021, and recognized $0.7 million and $1.3 million of warrant liabilities on the consolidated balance sheets, respectively, with the difference of $0.6 million recorded as other expense on the consolidated statement of operations for the year ended December 31, 2021. During the year ended December 31, 2021, none of the warrants issued to the lender of the Term Loan were exercised.

F-55

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Pursuant to the Subordinated Term Loan agreement entered on December 22, 2021 (see Note 4), the Company concurrently entered into warrant agreements and issued common unit purchase warrants under the condition that if the Company does not repay the term loans on or prior to the maturity date, the lender receives right to purchase up to (i) the number of the Company’s common units worth $2.0 million if the Company consummates a SPAC transaction on or before the maturity date or (ii) 54,600 units of the Company’s common units in case the SPAC transaction is not consummated on or before the maturity date, at the exercise price of $0.01 any time after the maturity date prior to the earlier of the date principal and interest on all outstanding term loans under this Subordinated Term Loan agreement are repaid or the tenth anniversary of the issuance date. If the Company repays the Subordinated Term Loan on or prior to the maturity date, the warrants will automatically terminate and be voided and no warrant will be exercisable. The Company determined that the warrants required liability classification pursuant to ASC 480 Distinguishing Liabilities from Equity. The Company measured the fair value of the warrants at issuance and December 31, 2021, and recognized $0.1 million and $0.1 million of warrant liabilities on the consolidated balance sheets, respectively. The impact to the consolidated statement of operations from the changes in the fair value of the warrants was insignificant for the year ended December 31, 2021. During the year ended December 31, 2021, none of the warrants issued to the lender of the Subordinated Term Loan were exercisable.

Note 10—Equity incentive plan

The 2014 Profits Participation Plan and Unit Appreciation Rights Plan (“2014 Plan”) is a board-approved plan. Under the 2014 Plan, the Company has the authority to grant incentive and phantom units to acquire common units. Unit awards generally vest at 25% of the units on the one year anniversary of continued employment, with the remaining 75% vesting in equal monthly installments over the next three years, unless otherwise specified.

Incentive Units – Calculating incentive unit compensation expense requires the input of highly subjective assumptions pertaining to the fair value of its units. The Company utilized an independent valuation specialist to assist with the Company’s determination of the fair value per unit. The methods used to determine the fair value per unit included discounted cash flow analysis, comparable public company analysis, and comparable acquisition analysis. Starting in the beginning of 2021, the probability-weighted expected return method was used and considered multiple exit scenarios. The assumptions used in calculating the fair value of incentive unit awards represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment. The Company estimates volatility based on a comparable market index and has calculated the historical volatility for the index for a period of time that corresponds to the expected term of the option. The expected term is calculated based on the estimated time for which the option will be held by the awardee. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

Management used the Black-Scholes-Merton option pricing model to determine the fair value of units issued during the years ended December 31, 2021 and 2020. Incentive units granted in 2021 had a weighted average value of $13.40 per unit, resulting in an aggregate fair value of $2.9 million. Incentive units granted in 2020 had a weighted average value of $4.08 per unit, resulting in an aggregate fair value of $0.7 million. Compensation expense for all options awarded to date is recognized over the vesting term of the underlying options. The Company recognized $0.5 million and $0.5 million in equity compensation costs for the years ended December 31, 2021 and 2020.

The assumptions used to calculate fair value of incentive units granted for the years ended December 31, 2021 and 2020 are as follows:

	As of December 31,
	2021	2020
Expected dividend yield	0.00%	0.00%
Risk-free interest rate	1.40%	2.20%
Expected life in years	3.00	3.00
Expected volatility	48.20%	28.70%

F-56

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

The following represents a summary of the Company’s incentive unit activity and related information for the years ended December 31, 2021 and 2020:

Units
Outstanding - January 1, 2020	2,848,050
Granted	176,117
Forfeited/redeemed	(6,976)
Outstanding - December 31, 2020	3,017,191
Granted	214,642
Forfeited/redeemed	(147,183)
Outstanding - December 31, 2021	3,084,650

Vested - December 31, 2021	2,886,439

A summary of nonvested incentive units and changes for the years ended December 31, 2021 and 2020 is as follows:

	Units	Weighted Average Grant Date Fair Value
Nonvested - January 1, 2020	244,964	3.49
Granted	176,117	4.08
Vested	(138,659)	3.37
Forfeited/redeemed	(6,976)	4.08
Nonvested - December 31, 2020	275,446	3.91
Granted	214,642	13.40
Vested	(144,695)	3.75
Forfeited/redeemed	(147,183)	9.36
Nonvested - December 31, 2021	198,210	$10.25

As of December 31, 2021, there was $2.0 million of total unrecognized compensation cost related to incentive unit arrangements granted under the plan. That cost is expected to be recognized over a weighted-average period of 2.84 years.

Additionally, the Company is authorized to issue phantom units to eligible employees under the terms of the Company’s Unit Appreciation Rights Plan. The Company estimates the fair value of the phantom units as of the end of each reporting period and expenses the vested fair market value of each award. During the years ended December 31, 2021 and 2020, the Company awarded -0- and 203,750 units, respectively. Compensation cost recognized during the years ended December 31, 2021 and 2020 was $7.2 million and $0.3 million, respectively.

Note 11—Employee benefits plan

Employees are offered the opportunity to participate in the Company’s 401(k) Plan, which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. Eligible employees may contribute up to $19,500 of their salary to the 401(k) Plan annually during the years ended December 31, 2021 and 2020. The Company’s contributions to the 401(k) Plan were $0.5 million and $0.4 million for the years ended December 31, 2021 and 2020, respectively.

F-57

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 12—Net loss per common unit

The following table sets forth the calculation of basic and diluted net loss per common unit during the periods presented:

Schedule of Earnings Per Share, Basic and Diluted
	Year ended December 31,
	2021	2020
Net loss attributable to unitholders (in thousands)	$(73,151)	$(58,583)
Weighted-average units used in computing net loss per unit, basic and diluted	33,048,809	32,426,264
Net loss per common and preferred unit, basic and diluted	$(2.21)	$(1.81)

Incentive units described in Note 10 do not participate in losses and have been excluded from the net loss per common unit.

Due to their anti-dilutive effect, the warrants described in Note 9 have been excluded from diluted net loss per common unit.

Note 13—Income taxes

Deferred tax attributes resulting from differences between financial accounting amounts and tax basis of assets and liabilities follow (in thousands):

	December 31,
Deferred tax assets (liabilities):	2021	2020
Allowance for doubtful accounts	$55	$161
Accrued vacation	21	21
Accrued bonuses	137	134
Deferred rent liability	21	-
Interest expense limitation	1	1
Lease liability	221	224
Intangible assets	(1,831)	(2,835)
Net operating losses	2,366	1,523
Capitalized transaction costs	53	59
Right of use asset	(206)	(209)
Depreciation	11	(54)
Goodwill	(1,027)	(922)
Deferred tax liability, net	$(178)	$(1,897)

The provision for income taxes consists of the following (in thousands):

	December 31,
	2021	2020
Current:
Federal	$-	$(437)
State	50	127
Total current	50	(310)
Deferred:
Federal	(1,197)	(1,100)
State	(523)	(44)
Total deferred	(1,720)	(1,144)
Total income tax expense (benefit)	$(1,670)	$(1,454)

F-58

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

The reconciliation between the federal statutory rate and the effective income tax rate is as follows:

	December 31,
	2021	2020
Statutory U.S. federal tax rate	21.00%	21.00%
State income taxes (net of federal benefit)	0.50%	-0.11%
Income passed through to Members	-19.27%	-18.47%
Permanent differences	0.00%	0.00%
Other	0.00%	0.00%
Effective income tax rate	2.23%	2.42%

On March 27, 2020, the CARES Act was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits NOL carryovers and carrybacks to offset taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company has evaluated the new tax provisions of the CARES Act and is planning to utilize the reinstated NOL carryback provisions for its subsidiary, RiverRoad. All other CARES Act provisions are determined to have an immaterial impact to the Company.

Pursuant to the provisions of the CARES Act above, the RiverRoad subsidiary carried back its Federal 2020 tax loss to tax year 2018. The estimated tax benefit for this carryback claim is approximately $0.4 million and is recorded as a current tax benefit for the year ended December 31, 2020. The corresponding $0.4 million tax receivable is presented within other current assets on the consolidated balance sheets as of December 31, 2021 and 2020.

The provision for income taxes differs from the amount that would result from applying statutory rates because of differences in the deductibility of certain book and tax expenses. Significant book to tax temporary differences that result in taxable income to the Company for the year ended December 31, 2021 include accrued bonuses and accounts receivable allowances not deductible for tax purposes and variations between both amortization and depreciation methods.

Goodwill related to the Company’s business combinations in prior years is tax deductible and amortized over 15 years for tax purposes, but generally not amortized for book purposes. As such, a deferred tax liability is created from this indefinite-lived asset. As of December 31, 2021 and 2020, the net deferred tax liability on such indefinite-lived assets was $1.0 million and $0.9 million, respectively.

As of December 31, 2021, the Company has a federal net operating loss carryforward of $9.7 million, and a state net operating loss carryforward of $7.4 million, fully attributable to its RiverRoad corporate subsidiary purchased in 2018. The federal operating loss carryforward will begin to expire in 2032. Pursuant to Section 382, RiverRoad, prior to acquisition, underwent a substantial ownership change during 2017, which triggered a limitation to the Company’s future net operating loss deductions. The annual limitation of the deduction will be approximately $0.2 million, computed as the approximate fair value of the Company (at the time of ownership change in 2017) multiplied by the long-term tax-exempt rate. Any amount of the NOL deduction limitation not used in any given year carries over to the following year. Depending on a variety of factors, this limitation, if applicable, could cause a portion or all the NOLs to expire before utilization occurs. No Section 382 limitation, if any, has been determined in connection with Rubicon’s purchase of RiverRoad in 2018; however, a second change in ownership can only potentially further limit annual limitations on utilization, and any such reduction would be immaterial to the consolidated financial statements.

F-59

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 14 – Commitments and contingencies

In the ordinary course of business, the Company is or may be involved in various legal or regulatory proceedings, claims or purported class actions related to alleged infringement of third-party patents and other intellectual property rights, commercial, corporate and securities, labor and employment, wage and hour and other claims.

The Company makes a provision for a liability relating to legal matters when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. The outcomes of legal proceedings and other contingencies are, however, inherently unpredictable and subject to significant uncertainties. At this time, the Company is not able to reasonably estimate the amount or range of possible losses in excess of any amounts accrued, including losses that could arise as a result of application of non-monetary remedies, with respect to the contingencies it faces, and the Company’s estimates may not prove to be accurate.

In management’s opinion, resolution of all current matters is not expected to have a material adverse impact on the Company’s consolidated results of operations, cash flows or financial position. However, depending on the nature and timing of any such dispute or other contingency, an unfavorable resolution of a matter could materially affect the Company’s current or future results of operations or cash flows, or both.

Software subscription

The Company entered into a certain software subscription agreement with Palantir Technologies, Inc., including related support and update services on September 22, 2021. The Company subsequently amended the agreement on December 15, 2021. The term of the amended agreement is through December 31, 2024. Pursuant to the agreement, as of December 31, 2021, $17.0 million will become due in the next 12 months and $30.0 million thereafter through October 2024, unless the Company exercises its right to terminate the agreement prior to the closing of the Mergers (as defined in Note 17).

Note 15—Related party transactions

Sales to related party investors in the amount of $1.6 million and $1.9 million were included in revenues on the consolidated statements of operations for the years ended December 31, 2021 and 2020, respectively. The corresponding billed and unbilled accounts receivable balance was $0.3 million and $0.2 million as of December 31, 2021 and 2020, respectively. All outstanding balances with the related party were priced on an arms-length basis and are to be settled in cash. None of the balances is secured. No expense has been recognized in the current year or prior year for bad or doubtful debts in respect of amounts owed by related parties.

Note 16—Concentrations

During the years ended December 31, 2021 and 2020, the Company had two significant customers that accounted for approximately 30% and 28% of total revenues, respectively. As of December 31, 2021 and 2020, approximately 23% and 23%, respectively, of the Company’s accounts receivable and contract assets were due from these two customers.

F-60

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 17—Liquidity and pending mergers

During 2021, and in each fiscal year since the Company’s inception, it has incurred losses from operations and generated negative cash flows from operating activities. The Company also has negative working capital and member’s deficit as of December 31, 2021 and 2020 and debt that is maturing in 2022. Management believes that additional capital will be needed to support the Company’s debt and growth. Management plans to refinance its existing debt obligations and fund its future operations, product development, and acquisitions by raising additional capital through debt and equity financing.

On December 15, 2021, the Company entered into a Merger Agreement with Founder SPAC (“FOUN”), a Special Purpose Acquisition Company (the “Mergers”). The Mergers are subject to approval by stockholders of the Company and FOUN. Pursuant to the Merger Agreement, the newly-formed Ravenclaw Merger Sub LLC (“Merger Sub”), as a wholly-owned subsidiary of FOUN, will merge with and into Rubicon, with Rubicon surviving as a wholly-owned subsidiary of FOUN. As a result of the Mergers, the Company may receive up to $352.7 million of additional cash on its balance sheet assuming no redemptions and $36.7 million in a maximum redemption scenario.

In management’s opinion, additional debt or equity financing, combined with extending the Company’s line of credit, will provide liquidity for the Company for at least one year. However, it is possible additional funding, if needed, may have terms that are less favorable to the Company than its existing terms.

Note 18—Subsequent events

Subsequent events have been evaluated through April 8, 2022, the date these financial statements were available to be issued.

F-61

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	June 30,	December 31,
	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$6,882	$10,617
Accounts receivable, net	47,598	42,660
Contract assets	62,143	56,984
Prepaid expenses	5,923	6,227
Other current assets	1,909	1,769
Total Current Assets	124,455	118,257

Property and equipment, net	2,600	2,611
Operating right-of-use assets	3,398	3,920
Other noncurrent assets	7,151	4,558
Goodwill	32,132	32,132
Intangible assets, net	12,490	14,163
Total Assets	$182,226	$175,641

LIABILITIES AND MEMBERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$70,844	$47,531
Line of credit	41,426	29,916
Accrued expenses	80,048	65,538
Deferred compensation	12,892	8,321
Contract liabilities	4,690	4,603
Operating lease liabilities, current	1,596	1,675
Warrant liabilities	1,890	1,380
Simple agreement for future equity (SAFE)	8,800	-
Current portion of long-term debt, net of debt issuance costs	23,540	22,666
Total Current Liabilities	245,726	181,630

Long-Term Liabilities:
Deferred income taxes	218	178
Operating lease liabilities, noncurrent	2,838	3,770
Long-term debt, net of debt issuance costs	46,710	51,000
Other long-term liabilities	467	367
Total Long-Term Liabilities	50,233	55,315
Total Liabilities	295,959	236,945

Commitments and Contingencies (Note 13)

Members’ (Deficit) Equity	(113,733)	(61,304)
Total Liabilities and Members’ (Deficit) Equity	$182,226	$175,641

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

F-62

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except unit data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue:
Service	$140,268	$118,680	$274,966	$238,255
Recyclable commodity	24,338	18,904	49,446	32,299
Total revenue	164,606	137,584	324,412	270,554
Costs and Expenses:
Cost of revenue (exclusive of amortization and depreciation):
Service	136,185	114,323	265,878	228,516
Recyclable commodity	22,386	17,924	45,622	30,758
Total cost of revenue (exclusive of amortization and depreciation)	158,571	132,247	311,500	259,274
Sales and marketing	4,546	3,720	8,496	6,796
Product development	9,315	4,364	18,533	8,523
General and administrative	13,253	13,684	25,880	23,407
Amortization and depreciation	1,402	1,989	2,892	3,614
Total Costs and Expenses	187,087	156,004	367,301	301,614
Loss from Operations	(22,481)	(18,420)	(42,889)	(31,060)

Other Income (Expense):
Interest earned	-	-	-	2
Gain on forgiveness of debt	-	9,892	-	10,900
Loss on change in fair value of warrants	(232)	-	(510)	-
Excess fair value over the consideration received for SAFE	(800)	-	(800)	-
Other income(expense)	(357)	(220)	(687)	(404)
Interest expense	(3,911)	(2,654)	(7,686)	(4,850)
Total Other Income (Expense)	(5,300)	7,018	(9,683)	5,648
Loss Before Income Taxes	(27,781)	(11,402)	(52,572)	(25,412)

Income tax expense (benefit)	13	(560)	41	(709)
Net Loss	$(27,794)	$(10,842)	$(52,613)	$(24,703)
Net loss per unit, basic and diluted	$(0.83)	$(0.33)	$(1.57)	$(0.76)
Weighted-average units used in computing net loss per unit, basic and diluted	33,509,272	32,772,909	33,509,272	32,600,544

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

F-63

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS’ (DEFICIT) EQUITY (UNAUDITED)

(in thousands)

	Common	Preferred
	Unit Holders	Unit Holders	Total
Balance, March 31, 2021	$(137,435)	$102,508	$(34,927)
Compensation costs related to incentive units	-	244	244
Warrants exercised	-	30,496	30,496
Net loss	(3,139)	(7,703)	(10,842)
Balance, June 30, 2021	$(140,574)	$125,545	$(15,029)

Balance, March 31, 2022	$(161,308)	$75,243	$(86,065)
Compensation costs related to incentive units	-	126	126
Net loss	(7,830)	(19,964)	(27,794)
Balance, June 30, 2022	$(169,138)	$55,405	$(113,733)

	Common	Preferred
	Unit Holders	Unit Holders	Total
Balance, December 31, 2020	$(133,421)	$112,235	$(21,186)
Compensation costs related to incentive units	-	364	364
Warrants exercised	-	30,496	30,496
Net loss	(7,153)	(17,550)	(24,703)
Balance, June 30, 2021	$(140,574)	$125,545	$(15,029)

Balance, December 31, 2021	$(154,316)	$93,012	$(61,304)
Compensation costs related to incentive units	-	184	184
Net loss	(14,822)	(37,791)	(52,613)
Balance, June 30, 2022	$(169,138)	$55,405	$(113,733)

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

F-64

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended
	June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(52,613)	$(24,703)
Adjustments to reconcile net loss to net cash flows from operating activities:
Loss on disposal of property and equipment	21	27
Amortization and depreciation	2,899	3,654
Amortization of debt issuance costs	1,663	679
Bad debt reserve	(2,467)	2,567
Loss on change in fair value of warrants	510	-
Excess fair value over the consideration received for SAFE	800	-
Equity-based compensation	184	364
Phantom unit expense	4,570	2,266
Gain on forgiveness of debt	-	(10,900)
Deferred income taxes	40	(727)
Change in operating assets and liabilities:
Accounts receivable	(2,471)	(6,374)
Contract assets	(5,159)	(3,207)
Prepaid expenses	225	(1,323)
Other current assets	(204)	(226)
Operating right-of-use assets	522	412
Other noncurrent assets	46	17
Accounts payable	21,476	659
Accrued expenses	14,510	(1,886)
Contract liabilities	87	(934)
Operating lease liabilities	(1,011)	(666)
Other liabilities	100	101
Net cash flows from operating activities	(16,272)	(40,200)

Cash flows from investing activities:
Property and equipment purchases	(685)	(491)
Intangible asset purchases	-	(50)
Net cash flows from investing activities	(685)	(541)

Cash flows from financing activities:
Net (payments) borrowings on line of credit	11,510	(4,331)
Proceeds from long-term debt	-	22,254
Repayments of long-term debt	(3,000)	-
Financing costs paid	(2,000)	(800)
Warrants exercised	-	30,496
Proceeds from SAFE	8,000
Payments of deferred offering costs	(1,288)	-
Net cash flows from financing activities	13,222	47,619

Net change in cash and cash equivalents	(3,735)	6,878
Cash, beginning of period	10,617	6,021
Cash, end of period	$6,882	$12,899

Supplemental disclosure of cash flow information:
Cash paid for interest	$5,940	$3,908
Deferred offering costs recognized in accounts payable	1,837	-

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

F-65

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1—Nature of operations and summary of significant accounting policies

Description of Business – Rubicon Technologies, LLC is a digital marketplace for waste and recycling services and provides cloud-based waste and recycling solutions to businesses and governments. Rubicon’s sustainable waste and recycling solutions provide comprehensive management of customers’ waste streams through a platform that powers a modern, digital experience and delivers data-driven insights and transparency for the customers and hauling and recycling partners.

Rubicon provides consultation and management services to customers for waste removal, waste management, logistics, and recycling solutions. Consultation and management services include planning, consolidation of billing and administration, cost savings analyses, and vendor performance monitoring and management. The combination of Rubicon’s technology and services provides a holistic audit of customer waste streams. Rubicon also provides logistics services and markets and resells recyclable commodities.

Rubicon Technologies, LLC and all subsidiaries are hereafter referred to as “Rubicon” or the “Company.”

Basis of Presentation and Consolidation – The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to generally accepted accounting principles in the United States of America (“U.S. GAAP”) and reflect all adjustments which are, in the opinion of management, necessary to a fair presentation of the results of the interim periods presented, under the rules and regulations of the United States Securities and Exchange Commission (“SEC”).

In the opinion of management, the Company has prepared the accompanying unaudited condensed consolidated financial statements on a basis substantially consistent with the audited consolidated financial statements of the Company as of and for the year ended December 31, 2021. These condensed consolidated financial statements include all adjustments consisting of only normal recurring adjustments, necessary for a fair statement of the results of the interim periods presented. The Company’s condensed consolidated financial statements include the accounts of Rubicon Technologies, LLC, and subsidiaries. The Company’s condensed consolidated financial statements reflect the elimination of all significant inter-company accounts and transactions. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire year ending December 31, 2022. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes to the consolidated financial statements for the fiscal year ended December 31, 2021.

Segments – The Company operates in one operating segment. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and assessing performance. The Company’s CODM role is fulfilled by the Executive Leadership Team (“ELT”), who allocates resources and assesses performance based upon consolidated financial information.

Use of Estimates – The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of any contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition – The Company recognizes service revenue over time, consistent with efforts performed and when the customer simultaneously receives and consumes the benefits provided by the Company’s services. The Company recognizes recyclable commodity revenue point in time when the ownership, risks, and rewards transfer. The Company derives its revenue from waste removal, waste management and consultation services, software subscriptions, and the purchase and sale of recyclable commodities.

F-66

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Service Revenue:

Service revenues are primarily derived from long-term contracts with waste generator customers including multiple promises delivered through the Company’s digital marketplace platform. The promises include waste removal, consultation services, billing administration and consolidation, cost savings analyses, and vendor procurement and performance management, each of which constitutes an input to the combined service managed through the digital platform. The digital platform and services are highly interdependent, and accordingly, each contractual promise is not considered a distinct performance obligation in the context of the contract and is combined into a single performance obligation. In general, fees are invoiced, and revenue is recognized over time as control is transferred. Revenue is measured as the amount of consideration the Company expects to receive in exchange for providing the service. The Company invoices for certain services prior to performance. These advance invoices are included in contract liabilities and recognized as revenue in the period service is provided.

Service revenues also include software-as-a service subscription, maintenance, equipment and other professional services, which represent separate performance obligations. Once the performance obligations and the transaction price are determined, including an estimate of any variable consideration, the Company then allocates the transaction price to each performance obligation in the contract using a relative standalone selling price method. The Company determines standalone selling price based on the price at which the good or service is sold separately.

Recyclable Commodity Revenue:

The Company recognizes recyclable commodity revenue through the purchase and sale of old corrugated cardboard (OCC), old newsprint (ONP), aluminum, glass, pallets, and other recyclable materials at market prices. The Company purchases recyclable commodities from certain waste generator customers and sells the recyclable materials to recycling and processing facilities. Revenue recognized under these agreements is variable in nature based on the market, type and volume or weight of the materials sold. The amount of revenue recognized is based on commodity prices at the time of sale, which are unknown at contract inception. Fees are billed, and revenue is recognized at a point in time when control is transferred to the recycling and processing facilities.

Management reviews contracts and agreements the Company has with its waste generator customers and hauling and recycling partners, and performs an evaluation to consider the most appropriate manner in accordance with ASC 606-10, Revenue Recognition: Principal Agent Considerations, by which revenue is presented within the condensed consolidated statements of operations.

Judgment is required in evaluating the presentation of revenue on a gross versus net basis based on whether the Company controls the service provided to the end-user and are the principal in the transaction (gross), or the Company arranges for other parties to provide the service to the end-user and are the agent in the transaction (net). Management has concluded that the Company is the principal in most arrangements as it controls the waste removal service and is the primary obligor in the transactions.

Cost of Revenue, exclusive of amortization and depreciation – Cost of service revenues primarily consists of expenses related to delivering the Company’s service and providing support, including third-party hauler costs, costs of data center capacity, certain fees paid to various third parties for the use of their technology, services and data, and employee-related costs such as salaries and benefits.

Cost of recyclable commodity revenues primarily consists of expenses related to purchase of old corrugated cardboard (OCC), old newsprint (ONP), aluminum, glass, pallets and other recyclable materials, and any associated transportation fees.

The Company recognizes the cost of revenue exclusive of any amortization or depreciation expenses, which are recognized in operating expense on the condensed consolidated statements of operations.

F-67

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Cash and Cash Equivalents – The Company considers all highly liquid investments purchased with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash in bank deposit accounts, which at times exceed the Federal Deposit Insurance Corporation insurance limits. The Company has not experienced losses in such accounts and does not believe it is exposed to any significant credit risk.

Accounts Receivable – Accounts receivable consists of trade accounts receivable for services provided to customers. Accounts receivable are stated at the amount the Company expects to collect. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. Past-due balances and other higher-risk amounts are reviewed individually for collectability. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

Contract Balances – In cases where our customers pay for services in arrears, the Company accrues for revenue in advance of billings as long as the criteria for revenue recognition are met, thus creating a contract asset (unbilled receivable). As of June 30, 2022 and December 31, 2021, the Company had unbilled receivables of $62.1 million and $57.0 million, respectively. These unbilled balances were the result of services provided in period, but not yet billed to the customer. During the six months ended June 30, 2022, the Company invoiced its customers $49.6 million pertaining to contract assets for services delivered prior to December 31, 2021.

Contract liabilities (deferred revenue) consists of amounts collected prior to having satisfied the performance obligation. The Company periodically invoices customers for recurring front load services in advance on a monthly basis. As of June 30, 2022 and December 31, 2021, the Company had deferred revenue balances of $4.7 million and $4.6 million, respectively. During the six months ended June 30, 2022, the Company recognized $3.7 million of revenue that was included in the contract liabilities balance as of December 31, 2021.

Accrued Hauler Expenses – The Company recognizes hauler costs and the cost of recyclable products when services are performed. Accounting for accrued hauler costs and the cost of recyclable products requires estimates and assumptions regarding the quantity of waste collected by their vendors. The Company estimates quantities using historical transaction and market data based on the waste stream composition, equipment type, and equipment size. Accrued hauler expenses are presented within accrued expenses on the condensed consolidated balance sheets.

Fair Value Measurements – U.S. GAAP establishes a fair value hierarchy which has three levels based on the reliability of the inputs to determine the fair value. These levels include: Level 1, defined as inputs such as unadjusted quoted prices in active markets for identical assets or liabilities; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for use when little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, and accounts payable. The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term nature of these items.

Deferred Offering Costs – Offering costs, consisting of legal, accounting, printer and filing fees related to the Mergers (as defined in Note 17), are deferred and will be offset against proceeds from the Mergers upon consummation of the transactions. In the event the transactions are terminated, all deferred offering costs would be expensed at that time. Deferred offering costs capitalized as of June 30, 2022 and December 31, 2021 were $4.2 million and $1.1 million, respectively, and included in other noncurrent assets on the condensed consolidated balance sheets.

Customer Acquisition Costs – The Company makes certain expenditures related to acquiring contracts for future services. These expenditures are capitalized and amortized in proportion to the expected future revenue from the customer, which in most cases results in straight-line amortization over the life of the customer. Amortization of these customer incentive costs is presented within amortization and depreciation on the condensed consolidated statements of operations.

F-68

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2—Recent accounting pronouncements

Accounting pronouncements adopted during 2022

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and contracts in an Entity’s Own Equity, which reduced the number of models used to account for convertible instruments, amends the accounting for certain contracts in an entity’s own equity that would have been previously been accounted for as derivatives and modifies the diluted per share calculations for convertible instruments. The Company adopted this ASU as of January 1, 2022 using the modified retrospective method. The adoption did not have a material impact on the Company’s consolidated financial statements.

Accounting pronouncements issued, but not adopted as of June 30, 2022

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans, and available-for-sale debt securities. ASU 2016-13 is effective for the Company at the beginning of 2023, with early adoption permitted. The Company is currently evaluating the impact this ASU will have on the Company’s consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combination (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, Revenue from Contracts with Customers. ASU 2021-08 will be effective for the Company at the beginning of 2024 on a prospective basis, with early adoption permitted. The Company is currently evaluating the impact of this ASU will have on the Company’s consolidated financial statements.

Note 3—Property and equipment

Property and equipment, net is comprised of the following as of June 30, 2022 and December 31, 2021 (in thousands):

	June 30, 2022	December 31, 2021
Computers, equipment and software	$3,378	$2,968
Customer equipment	1,230	1,122
Furniture and fixtures	1,689	1,570
Leasehold improvements	3,771	3,769
	10,068	9,429
Less accumulated depreciation and amortization	(7,468)	(6,818)
Property and equipment, net	$2,600	$2,611

Depreciation and amortization expense reflected in operating expense for the three months ended June 30, 2022 and 2021 was $0.3 million and $0.4 million, respectively. Depreciation expense for the six months ended June 30, 2022 and 2021 was $0.7 million and $0.8 million, respectively

F-69

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 4—Debt

Revolving Credit Facility – On December 14, 2018, the Company entered into a $60.0 million “Revolving Credit Facility” secured by all assets of the Company including accounts receivable, intellectual property, and general intangibles. The loan’s original maturity was December 31, 2021 and bore an interest rate of LIBOR plus 4.5% (6.0% at December 31, 2021).

On February 27, 2020, the Company amended the Revolving Credit Facility extending the maturity date to December 31, 2022.

On March 24, 2021, the Company amended the Revolving Credit Facility which modified the calculation of qualified billed and unbilled receivables. The amendment incrementally increased the qualified unbilled receivables resulting in additional availability on the Revolving Credit Facility. On October 15, 2021, the Company amended the Revolving Credit Facility, adding terms permitting the Company to enter into additional subordinated loan agreements.

On April 26, 2022, the Company amended the Revolving Credit Facility. The amendment replaced the benchmark interest of LIBOR with SOFR, and as a result, the Revolving Credit Facility bears SOFR plus 4.6% (6.1% at June 30, 2022). The fee on the average daily balance of unused loan commitments is 0.7%.

The borrowing capacity of the Revolving Credit Facility is calculated based on qualified billed and unbilled receivables. Interest and fees are payable monthly with principal due upon maturity. In accordance with ASC 470-50, Debt – Modifications and Extinguishments, it was determined that the Revolving Credit Facility amendments were considered a debt modification.

The Revolving Credit Facility requires a lockbox arrangement, which provides for receipts to be swept daily to reduce borrowings outstanding at the discretion of the lender. This arrangement, combined with the existence of the subjective acceleration clause in the “Line of Credit” agreement, necessitates the Line of Credit be classified as a current liability on the consolidated balance sheets. The acceleration clause allows for amounts due under the facility to become immediately due in the event of a material adverse change in the Company’s business condition (financial or otherwise), operations, properties or prospects, change of management, or change in control. As of June 30, 2022, the Company’s total outstanding borrowings under the Line of Credit were $41.4 million and $18.6 million remained available to draw. As of December 31, 2021, the Company’s total outstanding borrowings under the Line of Credit were $29.9 million and $23.0 million remained available to draw. The Revolving Credit Facility is subject to certain financial covenants. As of June 30, 2022, the Company was in compliance with these financial covenants.

Term Loan Facilities – On March 29, 2019, the Company entered into a $20.0 million “Term Loan” agreement secured by a second lien on all assets of the Company including accounts receivable, intellectual property and general intangibles. The Term Loan bore an interest rate of LIBOR plus 9.0% with the maturity date of the earlier of March 29, 2024 or the maturity date of the Revolving Credit Facility.

On February 27, 2020, the Company amended the Term Loan agreement, increasing the principal amount of the facility to $40.0 million. The amended term loan bears an interest rate of LIBOR plus 9.5% and includes covenants for minimum qualified billed and unbilled receivables. In accordance with ASC 470-50, Debt – Modifications and Extinguishments, it was determined that this Term Loan amendment was considered a debt modification.

On March 24, 2021, the Company amended the Term Loan agreement, increasing the principal amount of the facility to $60.0 million and deferring principal payments to July 2021. The Company committed to minimum equity raise of $100.0 million, which if not completed by July 31, 2021, could require the use of available funds under the Line of Credit as term loan collateral by an amount up to $20.0 million. In accordance with ASC 470-50, Debt – Modifications and Extinguishments, it was determined that this Term Loan amendment was considered a debt modification.

F-70

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

On October 15, 2021, the Company amended the Term Loan agreement, adding terms permitting the Company to enter into additional subordinated loan agreements. The amendment also modified the qualified equity contributions requirement of $100.0 million by July 31, 2021 to $50.0 million during the period after October 15, 2021 and on or prior to February 28, 2022. The lender has waived the requirement to use the available funds under the Line of Credit as term loan collateral through June 30, 2022 with the term loan amendment executed on April 26, 2022. Since the Mergers (see Note 17) had not consummated on or prior to June 30, 2022, the Company did not meet the amended qualified equity contributions requirement. The Company does not believe that any term loan collateral reduction corresponding to the qualified equity contribution would impact the Company’s ability to meet its liquidity requirements over the next twelve months. Pursuant to the amended Term Loan agreement, on October 15, 2021, the Company entered into warrant agreements and issued common unit purchase warrants (see Note 8). In accordance with ASC 470-50, Debt – Modifications and Extinguishments, it was determined that this Term Loan amendment was considered a debt modification.

On December 22, 2021, the Company entered into a $20.0 million “Subordinated Term Loan” agreement secured by a third lien on all assets of the Company including accounts receivable, intellectual property and general intangibles. The Subordinated Term Loan matures on December 22, 2022 and bears an interest rate of 15.0%. Pursuant to the Subordinated Term Loan agreement, the Company entered into warrant agreements and issued common unit purchase warrants (see Note 8).

Amortization of deferred debt charges were $0.8 million and $0.2 million for the three months ended June 30, 2022 and 2021, respectively. Amortization of deferred debt charges were $1.6 million and $0.4 million for the six months ended June 30, 2022 and 2021, respectively.

Components of long-term debt were as follows (in thousands):

	June 30, 2022	December 31, 2021
Term loan balance	$74,000	$77,000
Less unamortized loan origination costs	(3,750)	(3,334)
Total borrowed	70,250	76,666
Less short-term loan balance	(23,540)	(22,666)
Long-term loan balance	$46,710	$51,000

At June 30,2022, the aggregate maturities of long-term debt for the remainder of 2022 and subsequent years are as follows (in thousands):

Fiscal Years Ending December 31,
2022	$23,000
2023	6,000
2024	45,000
Long-Term Debt	$74,000

F-71

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

PPP Loans – In 2020, the Company received loans under the Paycheck Protection Program (“PPP”) for an amount totaling $10.8 million, which was established under the Coronavirus Aid, Relief, and Economic Security Act approved by the U.S. Congress on March 27, 2020 (the “CARES Act”) and administered by the Small Business Administration (“SBA”). The PPP Loans had a maturity date of 2 years from the initial disbursement and carried an interest rate of 1% per year. The application for the PPP Loan required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operation of the Company. This certification further required the Company to consider current business activity and ability to access other sources of liquidity sufficient to support the ongoing operations in a manner that was not significantly detrimental to the business. The receipt of the funds from the PPP Loans and the forgiveness of the PPP Loans were dependent on the Company having initially qualified for the PPP Loans and qualifying for the forgiveness of such PPP Loans based on funds being used for certain expenditures such as payroll costs and rent, as required by the terms of the PPP Loans.

The PPP Loans were eligible for forgiveness as part of the CARES Act, if certain requirements were met. The Company applied for forgiveness with the SBA in December 2020, and on March 30, 2021, the SBA forgave the principal balance and associated accumulated interest of one of the two PPP Loans in full. As a result, the Company recognized $1.0 million to gain on forgiveness of debt in the condensed consolidated statements of operations in the three months ended March 31, 2021. On June 10, 2021, the SBA forgave the principal balance and associated accumulated interest of the second PPP Loans in full. As a result, the Company recognized $9.9 million to gain on forgiveness of debt in the condensed consolidated statements of operations in the three months ended March 31, 2021. Presently, the SBA and other government communications have indicated that all loans in excess of $2.0 million will be subject to audit and that those audits could take up to seven years to complete. If the SBA determines that the PPP Loan was not properly obtained and/or expenditures supporting forgiveness were not appropriate, the Company would be required to repay some or all of the PPP Loan and record additional expense which could have a material adverse effect on the Company business, financial condition and results of operations in a future period.

The Company elected to repay $2.3 million of the PPP Loans during 2020, which the SBA paid back to the Company upon forgiveness of the PPP loan on June 10, 2021. The PPP Loan balances were $-0- as of June 30, 2022 and December 31, 2021.

Interest expense related to the Revolving Credit Facility, Term Loan Facility, and PPP Loan was $3.9 million and $2.7 million for the three months ended June 30, 2022 and 2021, respectively. Interest expense was $7.7 million and $4.9 million for the six months ended June 30, 2022 and 2021, respectively.

Note 5—Accrued expenses

Accrued expenses consist of the following as of June 30, 2022 and December 31, 2021 (in thousands):

	June 30, 2022	December 31, 2021
Accrued hauler expenses	$57,019	$49,607
Accrued compensation	13,636	9,656
Accrued income taxes	-	3
Other accrued expenses	9,393	6,272
Total accrued expenses	$80,048	$65,538

F-72

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 6—Goodwill and other intangibles

There were no additions to goodwill for the year ended December 31, 2021 or the six months ended June 30, 2022. No impairment of goodwill was identified for the year ended December 31, 2021 or the six months ended June 30, 2022.

Intangible assets consisted of the following (in thousands, except years):

	June 30, 2022
	Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade Name	5	$728	$(728)	$-
Customer and hauler relationships	2 to 8	20,976	(10,862)	10,114
Non-competition agreements	3 to 4	550	(550)	-
Technology	3	3,178	(1,637)	1,541
		25,432	(13,777)	11,655
Domain Name	Indefinite	835	-	835
		$26,267	$(13,777)	$12,490

	December 31, 2021
	Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade Name	5	$728	$(728)	$-
Customer and hauler relationships	2 to 8	20,976	(9,582)	11,394
Non-competition agreements	3 to 4	550	(487)	63
Technology	3	3,178	(1,307)	1,871
		25,432	(12,104)	13,328
Domain Name	Indefinite	835	-	835
		$26,267	$(12,104)	$14,163

Amortization expense for intangible assets was $0.8 million and $0.8 million for the three months ended June 30, 2022 and 2021, respectively. Amortization expense for intangible assets was $1.7 million and $1.6 million for the six months ended June 30, 2022 and 2021, respectively. Future amortization expense for the remainder of fiscal year 2021 and subsequent years is as follows (in thousands):

Fiscal Years Ending December 31,
2022	$1,609
2023	3,220
2024	3,110
2025	2,559
2026	1,157
Finite-Lived Intangible Assets, Net	$11,655

F-73

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 7—Members’ (deficit) equity

	Authorized as of		Held by Members as of
	June 30, 2022	December 31, 2021	June 30, 2022	December 31, 2021
Common units	34,438,298	34,438,298	9,440,108	9,440,108
Series A Preferred	4,834,906	4,834,906	4,834,906	4,834,906
Series B Preferred	6,820,450	6,820,450	6,774,923	6,774,923
Series C Preferred	3,142,815	3,142,815	3,141,500	3,141,500
Series D Preferred	2,816,403	2,816,403	2,787,707	2,787,707
Series E Preferred	7,451,981	7,451,981	6,530,128	6,530,128
	59,504,853	59,504,853	33,509,272	33,509,272

The founding member holds 8,278,000 common units.

Under the terms of the LLC Operating Agreement (“Agreement”), allocations of profits, losses, capital gains, and distributions are in the following priorities:

Profits and Losses – After giving effect to any required regulatory allocations, net profits and net losses (and to the extent necessary, individual items of income, gain, loss, deduction, or credit) of the Company shall be allocated to and among the members in a manner such that, as of the end of each allocation period, the sum of (i) the capital account of each member, (ii) each member’s share of partnership minimum gain (as determined in accordance with Treasury Regulations Section 1.704-2(g)), and (iii) each member’s partner nonrecourse debt minimum gain, shall be equal, as nearly as possible, to the respective net amounts that would be distributed to such member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their book value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the book value of the assets securing such liability), and the net assets of the Company were distributed in accordance with the Agreement to the members immediately after making such allocations.

Distributions – Distributable cash from operations shall be distributed to the members as follows:

First, to members for tax distributions based on the highest applicable individual income tax rate applied to the allocation of net taxable income.

Second, to preferred unit holders on a pro rata basis until each preferred unit holder has received aggregate distributions in full repayment of their capital contributions.

Last, to preferred and common unit holders pro rata according to the number of units held by each member.

The Agreement also contains provisions governing the sale of the founding member’s interest in certain circumstances. The Agreement also provides for certain limitations of liability of operating managers upon good faith distributions of funds in accordance with the Agreement and limits each member’s liability to their respective capital contribution.

F-74

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 8—Warrant Liabilities

Pursuant to the amended Term Loan agreement entered on October 15, 2021 (see Note 4), the Company concurrently entered into warrant agreements and issued common unit purchase warrants, which granted the lender the right to purchase up to 62,003 units of the Company’s common units at the exercise price of $0.01 any time prior to the earlier of the tenth anniversary of the issuance date of October 15, 2021, or certain triggering events, including a sale of the Company, the Company’s initial public offering and a merger between the Company and a special purpose acquisition company (“SPAC”), where the warrants are fully redeemed or exchanged. The Company determined that the warrants required liability classification pursuant to ASC 480 Distinguishing Liabilities from Equity. As such, the outstanding warrants are recognized as warrant liabilities on the consolidated balance sheets and were measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income (expense) on the consolidated statements of operations. The Company measured the fair value of the warrants as of June 30, 2022 and December 31, 2021, and recognized $1.8 million and $1.3 million of warrant liabilities in the condensed consolidated balance sheets, respectively, with the difference of $0.5 million recorded as other expense on the condensed consolidated statement of operations for the six months ended June 30, 2022. For the three months ended June 30, 2022, $0.2 million was recorded as other expense on the condensed consolidated statement of operations as a result of the change in the fair value of the warrants during the period. During the six months ended June 30, 2022 and the year ended December 31, 2021, none of the warrants issued to the lender of the Term Loan were exercised.

Pursuant to the Subordinated Term Loan agreement entered on December 22, 2021 (see Note 4), the Company concurrently entered into warrant agreements and issued common unit purchase warrants under the condition that if the Company does not repay the term loans on or prior to the maturity date, the lender receives right to purchase up to (i) the number of the Company’s common units worth $2.0 million if the Company consummates a SPAC transaction on or before the maturity date or (ii) 54,600 units of the Company’s common units in case the SPAC transaction is not consummated on or before the maturity date, at the exercise price of $0.01 any time after the maturity date prior to the earlier of the date principal and interest on all outstanding term loans under this Subordinated Term Loan agreement are repaid or the tenth anniversary of the issuance date. If the Company repays the Subordinated Term Loan on or prior to the maturity date, the warrants will automatically terminate and be voided and no warrant will be exercisable. The Company determined that the warrants required liability classification pursuant to ASC 480 Distinguishing Liabilities from Equity. The Company measured the fair value of the warrants as of June 30, 2022 and December 31, 2021, and recognized $0.1 million and $0.1 million of warrant liabilities in the condensed consolidated balance sheets, respectively. The impact to the condensed consolidated statements of operations from the changes in the fair value of the warrants was insignificant for the three months and the six months ended June 30, 2022. During the six months ended June 30, 2022 and the year ended December 31, 2021, none of the warrants issued to the lender of the Subordinated Term Loan were exercisable.

Note 9—Equity investment agreement

On May 25, 2022, the Company and FOUN (as defined in Note 17) entered into the Rubicon Equity Investment Agreement with certain investors, whereby, the investors have agreed to advance to the Company up to $8,000,000 and, upon consummation of the Mergers (as defined in Note 17), and in exchange for the advancements, (a) New Rubicon (as defined in Note 17) will cause to be issued up to 880,000 Class B Units of the Company and 160,000 shares of Domestication Class A Common Stock to the investors and (b) Founder SPAC Sponsor LLC (“Sponsor”) will forfeit up to 160,000 shares of Domestication Class A Common Stock, in each case subject to actual amounts advanced by the investors. In accordance with the Rubicon Equity Investment Agreement, on May 25, 2022, the Company received $8,000,000 of cash from the investors. The Company determined that the Rubicon Equity Investment Agreement required liability classification pursuant to ASC 480 Distinguishing Liabilities from Equity. As such, the Rubicon Equity Investment Agreement was recognized as simple agreement for future equity (SAFE) under current liabilities on the consolidated balance sheets, measured at the agreement execution date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income (expense) on the consolidated statements of operations. The Company measured its fair value as of the agreement execution and recognized $8.8 million of simple agreement for future equity on the consolidated balance sheets, with the $0.8 million difference between the fair value and the amount of cash received recorded as other expense on the consolidated statements of operations. Between the agreement execution date and June 30, 2022, there was no change in the fair value of the Rubicon Equity Investment Agreement. On August 15, 2022, the Mergers closed (see Note 17), and New Rubicon issued 880,000 Class B Units of the Company and 160,000 shares of Domestication Class A Common Stock to the investors and FOUN forfeited 160,000 shares of Domestication Class A Common Stock.

F-75

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 10—Equity incentive plan

The 2014 Profits Participation Plan and Unit Appreciation Rights Plan (“2014 Plan”) is a Board-approved plan. Under the 2014 Plan, the Company has the authority to grant incentive and phantom units to acquire common units. Unit awards generally vest at 25% of the units on the one year anniversary of continued employment, with the remaining 75% vesting in equal monthly installments over the next three years, unless otherwise specified.

Incentive Units – Calculating incentive unit compensation expense requires the input of highly subjective assumptions pertaining to the fair value of its units. The Company utilized an independent valuation specialist to assist with the Company’s determination of the fair value per unit. The methods used to determine the fair value per unit included discounted cash flow analysis, comparable public company analysis, and comparable acquisition analysis. Starting in the first quarter of 2021, the probability-weighted expected return method was used and considered multiple exit scenarios. The assumptions used in calculating the fair value of incentive unit awards represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment. The Company estimates volatility based on a comparable market index and has calculated the historical volatility for the index for a period of time that corresponds to the expected term of the option. The expected term is calculated based on the estimated time for which the option will be held by the awardee. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

Management uses the Black-Scholes-Merton option pricing model to determine the fair value of units issued. There were no incentive units granted during the six months ended June 30, 2022. Compensation expense for all incentive units awarded to date is recognized over the vesting term of the underlying incentive units. The Company recognized $0.1 million and $0.2 million in equity compensation costs during the three months ended June 30, 2022 and 2021, respectively. The Company recognized $0.2 million and $0.4 million in equity compensation costs during the six months ended June 30, 2022 and 2021, respectively.

The following represents a summary of the Company’s incentive unit activity and related information for the six months ended June 30, 2022:

Units
Outstanding - December 31, 2021	3,084,650
Granted	-
Forfeited/redeemed	-
Outstanding – June 30, 2022	3,084,650
Vested – June 30, 2022	2,921,918

A summary of nonvested incentive units and changes for the six months ended June 30, 2022 follows:

	Units	Weighted Average Grant Date Fair Value
Nonvested - December 31, 2021	198,210	$10.25
Granted	-	-
Vested	(35,479)	5.19
Forfeited/redeemed	-	-
Nonvested - June 30, 2022	162,731	$11.36

As of June 30, 2022, there was $1.9 million of total unrecognized compensation cost related to incentive unit arrangements granted under the plan. That cost is expected to be recognized over a weighted-average period of 2.5 years.

F-76

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Additionally, the Company is authorized to issue phantom units to eligible employees under the terms of the Company’s Unit Appreciation Rights Plan. The Company estimates the fair value of the phantom units as of the end of each reporting period and expenses the vested fair market value of each award. The fair value of the phantom units is measured using the same independent valuation assessment as the incentive units.

The Company did not award any phantom units during the three and six months ended June 30, 2022. Compensation cost recognized during the three months ended June 30, 2022 and 2021 was $2.0 million and $1.4 million, respectively. Compensation cost recognized during the six months ended June 30, 2022 and 2021 was $4.6 million and $2.3 million, respectively.

Note 11—Net loss per preferred and common unit

Basic net loss per share is computed by dividing net loss by the weighted average number of units outstanding for the period. Diluted net loss per unit is computed by giving effect to all potential dilutive common unit equivalents for the period. Basic and diluted net loss per share were the same for each period presented as the inclusion of all potential units outstanding would have been anti-dilutive.

The following table sets forth the calculation of basic and diluted net loss per preferred and common unit during the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss attributable to unitholders (in thousands)	$(27,794)	$(10,842)	$(52,613)	$(24,703)
Weighted-average units used in computing net loss per unit, basic and diluted	33,509,272	32,772,909	33,509,272	32,600,544
Net loss per preferred unit, basic and diluted	$(0.83)	$(0.33)	$(1.57)	$(0.76)
Net loss per common unit, basic and diluted	$(0.83)	$(0.33)	$(1.57)	$(0.76)

Due to their antidilutive effect, the warrants described in Note 8 and the Rubicon Equity Investment Agreement described in Note 9 have been excluded from the calculation of diluted net loss per common unit.

Note 12—Income taxes

The Company’s quarterly tax provision is based upon an estimated annual effective tax rate. The Company’s provision for income taxes has not been historically significant to the business as the Company has incurred operating losses to date. The provision for income taxes consists primarily of state taxes in jurisdictions in which the Company conducts business.

The Company’s income tax expense (benefit) was $-0- million and $(0.6) million for the three months ended June 30, 2022 and 2021, respectively, with an effective tax rate of (0.1)% and 4.9%, respectively. The Company’s income tax expense (benefit) was $-0- million and $(0.7) million for the six months ended June 30, 2022 and 2021, respectively, with an effective tax rate of (0.1)% and 2.8%, respectively. The provision for income taxes differs from the amount that would result from applying statutory rates because of differences in the deductibility of certain book and tax expenses. Significant book to tax temporary differences that result in taxable income to the Company for the six months ended June 30, 2022 include accrued bonuses and accounts receivable allowances not deductible for tax purposes and variations between both amortization and depreciation methods.

During the six months ended June 30, 2022, the Company recorded a full valuation allowance against its deferred tax assets. The Company intends to maintain this position until there is sufficient evidence to support the reversal of all or some portion of the allowance. The Company also has certain assets with indefinite lives for which the basis is different for book and tax. In accordance with ASC 740-10-30-18, the deferred tax liability related to these intangible assets cannot be used to offset deferred tax assets when determining the amount of the valuation allowance for deferred tax assets which are not more-likely-than-not to be realized. As a result, the Company is in a net deferred tax liability position of $0.2 million as of June 30, 2022.

F-77

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 13 – Commitments and contingencies

Legal Matters

In the ordinary course of business, the Company is or may be involved in various legal or regulatory proceedings, claims or purported class actions related to alleged infringement of third-party patents and other intellectual property rights, commercial, corporate and securities, labor and employment, wage and hour and other claims.

The Company makes a provision for a liability relating to legal matters when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. The outcomes of legal proceedings and other contingencies are, however, inherently unpredictable and subject to significant uncertainties. At this time, the Company is not able to reasonably estimate the amount or range of possible losses in excess of any amounts accrued, including losses that could arise as a result of application of non-monetary remedies, with respect to the contingencies it faces, and the Company’s estimates may not prove to be accurate.

In management’s opinion, resolution of all current matters, including all those described below, is not expected to have a material adverse impact on the Company’s condensed consolidated results of operations, cash flows or financial position. However, depending on the nature and timing of any such dispute or other contingency, an unfavorable resolution of a matter could materially affect the Company’s current or future results of operations or cash flows, or both.

Leases

The Company leases its office facilities under operating lease agreements expiring through 2031. While each of the leases includes renewal options, the Company has only included the base lease term in its calculation of lease assets and liabilities as it is not reasonably certain to utilize the renewal options. The Company does not have any finance leases.

The following table presents information regarding the maturities of the undiscounted remaining operating lease payments, with a reconciliation to the amount of the liabilities representing such payments as presented on the June 30, 2022 condensed consolidated balance sheet (in thousands).

Years Ending December 31,
2022	$1,124
2023	2,276
2024	1,228
2025	151
2026	152
Thereafter	732
Total minimum lease payments	$5,663
Less: Imputed interest	(1,229)
Total operating lease liabilities	$4,434

Software subscription

The Company entered into a certain software subscription agreement with Palantir Technologies, Inc., including related support and update services on September 22, 2021. The Company subsequently amended the agreement on December 15, 2021. The term of the agreement is through December 31, 2024. Pursuant to the agreement, as of June 30, 2022, the Company is committed to pay $20.3 million in the next 12 months and $22.5 million thereafter through October 2024.

F-78

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 14—Related party transactions

Sales to related party investors in the amount of $0.4 million and $0.4 million were included in revenues in the condensed consolidated statements of operations for the three months ended June 30, 2022 and 2021, respectively. Sales to related party investors in the amount of $0.8 million and $0.8 million were included in revenues in the condensed consolidated statements of operations for the six months ended June 30, 2022 and 2021, respectively. The billed and unbilled accounts receivable balance as of June 30, 2022 and December 31, 2021 was $0.3 million and $0.3 million, respectively. All outstanding balances with the related party were priced on an arms-length basis and are to be settled in cash. None of the balances is secured. No expense has been recognized in the current year or prior year for bad or doubtful debts in respect of amounts owed by related parties.

Note 15—Concentrations

During the three months ended June 30, 2022 and 2021, the Company had two significant customers that accounted for approximately 26% and 28% of total revenues, respectively. During the six months ended June 30, 2022 and 2021, the Company had two significant customers that accounted for approximately 29% and 28% of total revenues, respectively. As of June 30, 2022 and December 31, 2021, approximately 21% and 23%, respectively, of the Company’s accounts receivable and contract assets were due from these two customers.

Note 16—Liquidity and mergers

During the six months ended June 30, 2022, and in each fiscal year since the Company’s inception, it has incurred losses from operations and generated negative cash flows from operating activities. The Company also has negative working capital and is in member’s deficit as of June 30, 2022 and December 31, 2021 and debt that is maturing in 2022.

On August 15, 2022, the Company consummated the transaction pursuant to the Merger Agreement dated December 15, 2021 with Founder SPAC (“FOUN”), a Special Purpose Acquisition Company (the “Mergers”) (See Note 17). As a result of the Mergers, the Company received $73.8 million of additional cash on its consolidated balance sheet, after accounting for the related transaction costs and payments for the Forward Purchase Agreement (See Note 17).

Management believes that additional capital will be needed to support the Company’s debt and growth. Management plans to refinance its existing debt obligations and fund its future operations, product development, and acquisitions by raising additional capital through debt, equity and other financing arrangements. In management’s opinion, additional debt, equity and other financing arrangements, combined with extending the Company’s line of credit, will provide liquidity for the Company for at least one year. However, it is possible additional funding, if needed, may have terms that are less favorable to the Company than its existing terms.

F-79

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 17—Subsequent events

Subsequent events have been evaluated through August 19, 2022.

On August 4, 2022, FOUN and ACM ARRT F LLC (“ACM Seller”, together with such other parties to which obligations of ACM Seller were novated, the “FPA Sellers”) entered into an agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”). Pursuant to the terms of the Forward Purchase Agreement, FPA Sellers intended, but were not obligated, to purchase Class A ordinary shares, par value $0.0001 per share, of FOUN (the “Shares”) after the date of the Forward Purchase Agreement from holders of Shares (other than FOUN or affiliates of FOUN) who have elected to redeem Shares (such purchased Shares, the “Recycled Shares”) pursuant to redemption rights set forth in FOUN’s amended and restated memorandum and articles of association (the “Governing Documents”) in connection with the Mergers (such holders, “Redeeming Holders”). The aggregate total Subject Shares (as defined in the Forward Purchase Agreement) will be 15 million shares (the “Maximum Number of Shares”). In addition, FPA Sellers have agreed to purchase one million shares from Redeeming Holders (the “Separate Shares”). FPA Sellers may not beneficially own greater than 9.9% of the Shares on a post-Mergers pro forma basis. Pursuant to the terms of the Forward Purchase Agreement, FPA Sellers purchased approximately 7.1 million Shares, including the Subject Shares and the Separate Shares, prior to the closing of the Mergers.

On August 15, 2022, the Company consummated the transaction pursuant to the Merger Agreement dated December 15, 2021 with Founder SPAC (“FOUN”), a Special Purpose Acquisition Company (the “Mergers”). Pursuant to the Merger Agreement, the newly-formed Ravenclaw Merger Sub LLC (“Merger Sub”), as a wholly-owned subsidiary of FOUN, merged with and into Rubicon, with Rubicon surviving as a wholly-owned subsidiary of FOUN (“New Rubicon”). Upon closing, FOUN changed its name to Rubicon Technologies, Inc. (“RBT”), and listed its Domestication Class A Common Stock on the New York Stock Exchange with trading symbol “RBT”.

The Mergers will be accounted for as a reverse recapitalization. The Company was deemed the accounting acquirer with Rubicon Technologies, Inc. as the successor registrant. As such, FOUN will be treated as the acquired company for financial reporting purposes, and financial statements for periods prior to the Mergers will be those of the Company.

F-80

Up to 110,706,010 Shares of Class A Common Stock

Up to 14,204,375 Warrants

PROSPECTUS

          , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable by us in connection with the sale and distribution of the securities being registered hereby.

SEC registration fee	$52,748.98
Legal fees and expenses	200,000
Printing fees and expenses	—
Accounting fees and expenses	30,000
FINRA fee		*
Registrar and transfer agent fees		*
Total	$282,748.98

*	Estimates not presently known.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.

Item 14. Indemnification of Directors and Officers.

The Charter and Bylaws provide for the indemnification of current and former officers and directors of the Company to the fullest extent permitted by Delaware law. We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Charter. In connection with the consummation of the Business Combination, Founder purchased a tail policy with respect to liability coverage for the benefit of former Founder officers and directors. Rubicon will maintain such tail policy for a period of no less than six (6) years following the Closing.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

The Class A Common Stock and Warrants issued in connection with the sales below were not registered under the Securities Act, and were issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act.

On April 27, 2021, the Sponsor purchased 7,906,250 Founder Class B Shares for $25,000 in the aggregate. Immediately prior to the Closing, Sponsor forfeited (a) 160,000 Founder Class B Shares pursuant to the Rubicon Equity Investment Agreement and (b) 1,000,000 Founder Class B Shares pursuant to the Sponsor Forfeiture Agreement. In connection with the Domestication on the Closing Date, the 6,746,250 Founder Class B Shares converted into 6,746,250 shares of Class A Common Stock.

On October 19, 2021, Sponsor and Jefferies LLC purchased an aggregate of 14,204,375 Founder Private Placement Warrants for an aggregate purchase price of $14,204,375. On August 15, 2022, the 14,204,375 Founder Private Placement Warrants converted into 14,204,375 Private Warrants exercisable on the same terms to acquire Class A Common Stock.

II-1

On the Closing Date, pursuant to the Rubicon Equity Investment Agreement, Rubicon issued 160,000 shares of Class A Common Stock in partial satisfaction of a $8,000,000 advance by the New Equity Holders.

On the Closing Date, pursuant to the Subscription Agreements, the PIPE Investors purchased 12,100,000 shares of Class A Common Stock at a price of $10.00 per share, or $121,000,000 in the aggregate.

II-2

Item 16. Exhibits.

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
2.1#	Merger Agreement, dated as of December 15, 2021, by and among Founder, Merger Sub, the Blocker Companies, the Blocker Merger Subs and Holdings LLC.	Form 8-K	001-40910	2.1	December 17, 2021
3.1	Second Amended and Restated Memorandum and Articles of Association of Founder.	Form 8-K	001-40910	3.1	October 20, 2021
3.2	Certificate of Incorporation of Rubicon Technologies, Inc.	Form 8-K	001-40910	3.2	August 19, 2022
3.3	Bylaws of Rubicon Technologies, Inc.	Form 8-K	001-40910	3.3	August 19, 2022
4.3	Specimen Warrant Certificate of Founder.	Form S-1/A	333-258158	4.3	October 12, 2021
4.4	Warrant Agreement, dated October 14, 2021, by and between Founder and Continental Stock Transfer & Trust Company, as warrant agent.	Form 8-K	001-40910	4.1	October 20, 2021
4.5	Amendment of Warrant Agreement, dated August 15, 2022, by and between Rubicon Technologies, Inc. and Continental Stock Transfer & Trust Company, as warrant agent.	Form 8-K	001-40910	4.5	August 19, 2022
4.6	Specimen Class A Common Stock Certificate of Rubicon Technologies, Inc.	Form S-4/A	333-262465	4.5	June 24, 2022
5.1	Opinion of Gibson, Dunn & Crutcher LLP
10.1	Letter Agreement, dated October 14, 2021, by and among Founder, its executive officers, its directors and Sponsor.	Form 8-K	001-40910	10.1	October 20, 2021
10.2*	Indemnity Agreements, dated October 14, 2021, by and among Founder and its directors and officers.	Form S-1/A	333-258158	10.4	October 12, 2021
10.3*	Form of Indemnification Agreement of Rubicon Technologies, Inc.	Form 8-K	001-40910	10.3	August 19, 2022
10.4*	Rubicon Technologies, Inc. 2022 Equity Incentive Plan	Form 8-K	001-40910	10.4	August 19, 2022
10.5#	Amended and Restated Registration Rights Agreement, dated as of August 15, 2022, by and among Founder, Sponsor, Holdings LLC, and certain equityholders of Holdings LLC.	Form 8-K	001-40910	10.5	August 19, 2022
10.6	Form of Lock-Up Agreement, by and among Founder, Holdings LLC and certain equityholders of Holdings LLC.	Form 8-K	001-40910	10.4	December 17, 2021
10.7	Form of Subscription Agreement by and among Founder and the subscriber parties thereto.	Form 8-K	001-40910	10.3	December 17, 2021
10.8	Sponsor Agreement by and among Founder, Holdings LLC, Sponsor, and certain insiders of Founder.	Form 8-K	001-40910	10.1	December 17, 2021
10.9#	Eighth Amended and Restated Limited Liability Company Agreement of Rubicon Technologies Holdings, LLC	Form 8-K	001-40910	10.9	August 19, 2022
10.10#	Tax Receivable Agreement, dated August 15, 2022, by and among Holdings LLC, Rubicon, the TRA Representative, and the TRA Holders.	Form 8-K	001-40910	10.10	August 19, 2022
10.11*	Amended and Restated Employment Agreement, by and between Nate Morris and Rubicon Global Holdings, LLC, effective as of February 9, 2021, as amended on April 26, 2022 and August 10, 2022.	Form 8-K	001-40910	10.11	August 19, 2022
10.12*	Employment Agreement, by and between Phil Rodoni and Rubicon Global Holdings, LLC, dated as of November 17, 2016, as amended on April 20, 2019, April 16, 2020, August 4, 2020, January 3, 2021, February 3, 2021, and November 30, 2021.	Form S-4/A	333-262465	10.19	May 12, 2022

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10.13*	Employment Agreement, by and between Michael Heller and Rubicon Global Holdings, LLC, dated as of November 17, 2016, as amended on July 11, 2018, January 5, 2019, April 16, 2020, September 17, 2020, January 3, 2021, and February 3, 2021.	Form S-4/A	333-262465	10.20	June 10, 2022
10.14	Rubicon Equity Investment Agreement, dated May 25, 2022 by and among Holdings LLC, Founder, Sponsor, MBI Holdings LP, David Manuel Gutiérrez Muguerza, Raul Manuel Gutiérrez Muguerza, and Sergio Manuel Gutiérrez Muguerza.	Form S-4/A	333-262465	10.21	June 24, 2022
10.15	Form of Insider Loan, dated July 19, 2022, by and between Holdings LLC and each of those certain members, affiliates, directors and officers of Holdings LLC.	Form 8-K	001-40910	10.15	August 19, 2022
10.16	Sponsor Forfeiture Agreement, dated August 15, 2022, by and among Founder, Sponsor and Holdings LLC.	Form 8-K	001-40910	10.16	August 19, 2022
10.17	Underwriting Agreement, dated October 14, 2021, by and between Founder and Jefferies LLC, as representative of the underwriters.	Form 8-K	001-40910	1.1	October 19, 2021
10.18	Forward Purchase Agreement, dated August 4, 2022, by and among ACM ARRT F LLC, Holdings LLC and Founder SPAC.	Form 8-K	001-40910	10.1	August 5, 2022
10.19#	Fourth Amendment to Loan and Security Agreement, dated April 26, 2022, by and among Rubicon Global, LLC, RiverRoad Waste Solutions, Inc., Holdings LLC, Cleanco LLC, Charter Waste management, Inc. and Pathlight Capital LP.	Form 8-K	001-40910	10.19	August 19, 2022
10.20#	Loan and Security Agreement, dated December 21, 2022, by and among Rubicon Global, LLC, RiverRoad Waste Solutions, Inc., Holdings LLC, Cleanco LLC, Charter Waste Management, Inc., Rubicon Technologies International, Inc., the lenders thereto, and Mizzen Capital, LP.	Form 8-K	001-40910	10.20	August 19, 2022
10.21#	Fifth Amendment to Loan and Security Agreement, dated April 26, 2022, by and among the lenders thereto, Eclipse Business Capital LLC, Rubicon Global, LLC, RiverRoad Waste Solutions, Inc., Holdings LLC, Cleanco LLC, and Charter Waste Management, Inc.	Form 8-K	001-40910	10.21	August 19, 2022
14.1	Code of Business Conduct and Ethics of Rubicon Technologies, Inc.	Form 8-K	001-40910	14.1	August 19, 2022
21.1	List of Subsidiaries of Rubicon.	Form S-4/A	333-262465	21.1	May 12, 2022
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Cherry Bekaert LLP.
23.3	Consent of Gibson, Dunn & Crutcher LLP (Included as Exhibit 5.1).
24.1	Power of Attorney (included in the signature page hereof).
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL).
107	Filing Fee Table

#	Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

*	Indicates management contract or compensatory plan or arrangement.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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E.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Kentucky, on August 22, 2022.

RUBICON TECHNOLOGIES, INC.

By:	/s/ Nathaniel R. Morris
Nate R. Morris
Chief Executive Officer

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POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nate Morris and Jevan Anderson and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Nathaniel R. Morris	Chairman and Chief Executive Officer	August 22, 2022
Nate Morris	(principal executive officer)

/s/ Jevan Anderson	Chief Financial Officer	August 22, 2022
Jevan Anderson	(principal financial officer and principal accounting officer)

/s/ Osman Ahmed	Director	August 22, 2022
Osman Ahmed

/s/ Jack Selby	Director	August 22, 2022
Jack Selby

/s/ Paula Dobriansky	Director	August 22, 2022
Paula J. Dobriansky

/s/ Brent Callinicos	Director	August 22, 2022
Brent Callinicos

/s/ Barry Caldwell	Director	August 22, 2022
Barry Caldwell

/s/ Coddy Johnson	Director	August 22, 2022
Coddy Johnson

/s/ Andres Chico	Director	August 22, 2022
Andres Chico

/s/ Paula Henderson	Director	August 22, 2022
Paula Henderson

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